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As filed with the Securities and Exchange Commission on July 20, 2017

Registration No. 333-218808

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1
to

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Ensco plc
(Exact name of registrant as specified in its charter)

England and Wales (State or Other Jurisdiction of Incorporation)	1381 (Primary Standard Industrial Classification Code Number)	98-0635229 (I.R.S. Employer Identification Number)

6 Chesterfield Gardens
London W1J 5BQ
United Kingdom
44 (0) 207 659 4660
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant's Principal Executive Offices)

Michael T. McGuinty
Senior Vice President, General Counsel and Secretary
Ensco plc
6 Chesterfield Gardens
London W1J 5BQ
United Kingdom
44 (0) 207 659 4660
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

With copies to:
Sean T. Wheeler Debbie P. Yee Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, TX 77002 (713) 546-5400	Walter A. Baker Senior Vice President, General Counsel and Corporate Secretary Atwood Oceanics, Inc. 15011 Katy Freeway, Suite 800 Houston, TX 77094 (281) 749-7800	Tull R. Florey Gibson, Dunn & Crutcher LLP 1221 McKinney Street Houston, TX 77010 (346) 718-6600

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this registration statement is declared effective and upon completion of the merger described in the enclosed document.

          If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.    ☐

          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐ Emerging growth company ☐

          If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

          If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

          Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

          Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such dates as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. Ensco may not issue the securities offered by this joint proxy statement/prospectus until the registration statement containing this joint proxy statement/prospectus has been declared effective by the Securities and Exchange Commission. This joint proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where an offer or solicitation is not permitted.

SUBJECT TO COMPLETION, DATED JULY 20, 2017

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

        On May 29, 2017, Echo Merger Sub LLC ("Merger Sub"), a wholly owned subsidiary of Ensco plc ("Ensco"), agreed to merge with and into Atwood Oceanics, Inc. ("Atwood"), with Atwood surviving the merger as a wholly owned subsidiary of Ensco. We are sending you this joint proxy statement/prospectus to ask you to vote in favor of this merger and other matters.

        If the merger is completed, each Atwood shareholder will be entitled to receive 1.60 Class A ordinary shares, nominal value $0.10 per share, of Ensco (the "Ensco Class A ordinary shares") for each share of common stock, par value $1.00 per share, of Atwood (the "Atwood common stock") owned by such Atwood shareholder. Following the completion of the merger, it is anticipated that persons who were shareholders of Ensco and Atwood immediately prior to the merger will own approximately 69% and 31% of the combined company, respectively.

        Ensco Class A ordinary shares are quoted on the New York Stock Exchange ("NYSE") under the symbol "ESV," and Atwood common stock is quoted on the NYSE under the symbol "ATW." The market prices of both Ensco Class A ordinary shares and Atwood common stock will fluctuate before the merger, and you should obtain current stock price quotations for the Ensco Class A ordinary shares and the Atwood common stock.

        Your vote is very important.    We cannot complete the merger unless the Ensco shareholders vote to approve the issuance of Ensco Class A ordinary shares pursuant to the merger agreement and the Atwood shareholders vote to approve the merger agreement and the transactions contemplated thereby, including the merger.

        This document is a prospectus relating to the Ensco Class A ordinary shares to be issued to Atwood shareholders pursuant to the merger and a joint proxy statement for Ensco and Atwood to solicit proxies for their respective meetings of shareholders. It contains answers to frequently asked questions and a summary of the important terms of the merger, the merger agreement and related transactions, followed by a more detailed discussion.

        Please carefully read this entire document, including "Risk Factors" beginning on page 20, for a discussion of the risks relating to the merger and the combined company following the merger.

        None of the Securities and Exchange Commission, any state securities regulatory authority or the U.K. Financial Conduct Authority (the "FCA") has approved or disapproved of the merger or the securities to be issued under this joint proxy statement/prospectus or has passed upon the adequacy or accuracy of the disclosure in this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

        For the avoidance of doubt, this joint proxy statement/prospectus is not intended to be, and is not, a prospectus for the purposes of the Prospectus Rules made under Part 6 of the U.K. Financial Services and Markets Act 2000 (as set out in the U.K. FCA's Handbook).

        The date of this joint proxy statement/prospectus is                        , 2017, and it is first being mailed or otherwise delivered to Ensco shareholders and Atwood shareholders on or about                         , 2017.

Ensco plc
6 Chesterfield Gardens
London, W1J 5BQ, United Kingdom
44 (0) 20 7659 4660

NOTICE OF GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON                    , 2017

To the Shareholders of Ensco plc:

        A general meeting of the shareholders of Ensco plc ("Ensco") will be held at                    , at            (London time) on                    , 2017 (the "Ensco general meeting").

        You will be asked to consider and pass the resolutions below. The full text of each resolution is set out in the joint proxy statement/prospectus accompanying this notice.

ORDINARY RESOLUTIONS

1.
Ensco Merger Consideration Proposal: To authorize, in addition to all subsisting authorities, the allotment and issuance of Ensco Class A ordinary shares, nominal value $0.10 per share (the "Ensco Class A ordinary shares"), to shareholders of Atwood Oceanics, Inc. ("Atwood"), pursuant to the Agreement and Plan of Merger, dated as of May 29, 2017, by and among Ensco, Echo Merger Sub LLC, a wholly owned subsidiary of Ensco ("Merger Sub"), and Atwood, as such agreement may be amended from time to time (the "merger agreement"), which provides for, among other things, the merger of Merger Sub with and into Atwood (the "merger"), with Atwood surviving the merger as a wholly owned subsidiary of Ensco.

2.
Ensco General Allotment Authority Increase Proposal: To authorize, in addition to all subsisting authorities, the allotment and issuance up to a nominal amount of Ensco Class A ordinary shares, which, together with the nominal amount of shares of Ensco authorized to be allotted and issued pursuant to paragraph (A) of resolution 11 passed at the annual general meeting of Ensco shareholders held on May 22, 2017 (the "Ensco 2017 Annual General Meeting"), represents approximately 33% of the expected enlarged share capital of Ensco immediately following the completion of the merger, and up to a further same nominal amount of Ensco Class A ordinary shares in connection with a pre-emptive offering of shares.

SPECIAL RESOLUTIONS

3.
Ensco General Disapplication of Pre-emptive Rights Proposal: To authorize, in addition to all subsisting authorities, the allotment and issuance up to a nominal amount of Ensco Class A ordinary shares for cash on a non-pre-emptive basis, which, together with the nominal amount of shares in Ensco authorized to be allotted and issued for cash on a non-pre-emptive basis pursuant to resolution 12 passed at the Ensco 2017 Annual General Meeting, represents approximately 5% of the expected enlarged share capital of Ensco immediately following the completion of the merger.

4.
Ensco Specified Disapplication of Pre-emptive Rights Proposal: To authorize, in addition to all subsisting authorities, the allotment and issuance up to a nominal amount of Ensco Class A ordinary shares for cash on a non-pre-emptive basis, which, together with the nominal amount of shares in Ensco authorized to be allotted and issued for cash on a non-pre-emptive basis pursuant to resolution 13 passed at the Ensco 2017 Annual General Meeting, represents approximately 5% of the expected enlarged share capital of Ensco immediately following the completion of the merger, such authority to be used only for the purposes of financing (or refinancing, if the power is to be used within six months after the merger) a transaction which the board of directors of Ensco deems to be an acquisition or other capital investment.

        As a U.K. company publicly traded on the New York Stock Exchange (the "NYSE"), Ensco shareholder approval of the Ensco Merger Consideration Proposal is subject to both the shareholder approval requirements under the U.K. Companies Act 2006 (the "Companies Act 2006") and NYSE rules. The Ensco Merger Consideration Proposal is being proposed as an ordinary resolution. Assuming a quorum is present, such proposal will be approved for the purposes of the Companies Act 2006 and NYSE rules if a majority of the votes cast are cast in favor thereof. In addition, the Ensco General Allotment Authority Increase Proposal will be proposed as an ordinary resolution and, assuming a quorum is present, will be approved if a majority of the votes cast are cast in favor thereof. Each of the Ensco General Disapplication of Pre-emptive Rights Proposal and the Ensco Specified Disapplication of Pre-emptive Rights Proposal will be proposed as a special resolution, which means, assuming a quorum is present, each such proposal will be approved if at least 75% of the votes cast are cast in favor thereof.

        Approval of the Ensco Merger Consideration Proposal is required for completion of the merger. Approval of the other Ensco proposals set forth above is not required in order to complete the merger.

        The board of directors of Ensco recommends that the Ensco shareholders vote:

  •
  "FOR" the Ensco Merger Consideration Proposal;

  •
  "FOR" the Ensco General Allotment Authority Increase Proposal;

  •
  "FOR" the Ensco General Disapplication of Pre-emptive Rights Proposal; and

  •
  "FOR" the Ensco Specified Disapplication of Pre-emptive Rights Proposal.

        Only Ensco shareholders of record at the close of business in London on                    , 2017, the record date for the Ensco general meeting, are entitled to receive notice of, attend and vote at the Ensco general meeting or, subject to the Ensco Articles of Association, any adjournments or postponements of the Ensco general meeting.

        Please review the joint proxy statement/prospectus accompanying this notice for more complete information regarding the merger and the Ensco general meeting, as well as the full text of all of the resolutions to be proposed at the Ensco general meeting.

        In accordance with provisions in the Companies Act 2006 and the Ensco Articles of Association, a shareholder of record is entitled to appoint another person as his or her proxy to exercise all or any of his or her rights to attend, speak and vote at the Ensco general meeting and to appoint more than one proxy in relation to the Ensco general meeting (provided that each proxy is appointed to exercise the rights attached to a different share or shares held by him or her). Such proxy need not be a shareholder of record.

        If you received a proxy card by mail, you may submit your proxy by completing, signing, dating and returning your proxy card in the envelope provided. Submitting a proxy will assure that your vote is counted at the meeting if you do not attend in person. If your Ensco Class A ordinary shares are held in "street name" by your broker, bank, trust or other nominee, only that holder can vote your Ensco Class A ordinary shares and the vote cannot be cast unless you provide instructions to your broker, bank, trust or other nominee or obtain a legal proxy from your broker, bank, trust or other nominee. You should follow the directions provided by your broker, bank, trust or other nominee regarding how to instruct such person to vote your Ensco Class A ordinary shares. If you have returned a proxy card or otherwise voted, you may revoke prior instructions and cast your vote by following the procedures described in the joint proxy statement/prospectus.

YOUR VOTE IS IMPORTANT

        Whether or not you plan to attend the general meeting, please submit a proxy or voting instruction card as soon as possible. For specific instructions on voting, please refer to the joint proxy statement/prospectus accompanying this notice of meeting or the proxy card included with the proxy voting materials.

BY ORDER OF THE BOARD OF DIRECTORS,
Michael T. McGuinty
Senior Vice President, General Counsel and Secretary
, 2017

Atwood Oceanics, Inc.
15011 Katy Freeway, Suite 800
Houston, Texas 77094
(281) 749-7800

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON                    , 2017

To the Shareholders of Atwood Oceanics, Inc.:

        A special meeting of the shareholders of Atwood Oceanics, Inc. ("Atwood") will be held at 15011 Katy Freeway, First Floor, Houston, Texas 77094, at                    (Houston time) on                    , 2017 (the "Atwood special meeting") to consider and vote upon the following proposals:

1.
Atwood Merger Proposal: To approve the Agreement and Plan of Merger, dated as of May 29, 2017, by and among Ensco plc ("Ensco"), Echo Merger Sub LLC, a wholly owned subsidiary of Ensco ("Merger Sub"), and Atwood, as such agreement may be amended from time to time (the "merger agreement"), and the transactions contemplated thereby, including the merger of Merger Sub with and into Atwood (the "merger"), with Atwood surviving the merger as a wholly owned subsidiary of Ensco;

2.
Atwood Compensatory Proposal: To approve an advisory (non-binding) vote on the specified compensation that may be received by Atwood's named executive officers in connection with the transactions contemplated by the merger agreement, including the merger; and

3.
Atwood Adjournment Proposal: To approve the adjournment of the Atwood special meeting, if necessary or advisable, to solicit additional proxies in favor of the Atwood Merger Proposal or take any other action in connection with the merger agreement.

        The Atwood Merger Proposal requires the approval of Atwood shareholders holding at least two-thirds of the Atwood common stock entitled to vote thereon pursuant to the requirements of the Texas Business Organizations Code. Assuming a quorum is present, the Atwood Compensatory Proposal requires the approval of a majority of votes cast by the Atwood shareholders present, in person or by proxy, at the Atwood special meeting. The vote to approve the Atwood Compensatory Proposal is not a condition to the completion of the merger, and the vote of Atwood's shareholders on such proposal is advisory in nature and will not be binding on Ensco or Atwood. Accordingly, regardless of the outcome of the Atwood Compensatory Proposal, if the Atwood Merger Proposal is approved and the merger is completed, specified compensation may be paid to Atwood's named executive officers. Whether or not a quorum is present, the Atwood Adjournment Proposal requires the approval of a majority of votes cast by the Atwood shareholders present, in person or by proxy, at the Atwood special meeting.

        Approval of the Atwood Merger Proposal is required for completion of the merger. Approval of the other Atwood proposals set forth above is not required in order to complete the merger.

        The board of directors of Atwood recommends that the Atwood shareholders vote:

  •
  "FOR" the Atwood Merger Proposal;

  •
  "FOR" the Atwood Compensatory Proposal; and

  •
  "FOR" the Atwood Adjournment Proposal.

        Only Atwood shareholders of record at the close of business on                    , 2017, the record date for the Atwood special meeting, are entitled to notice of, and to vote at, the Atwood special meeting and any adjournments or postponements of the Atwood special meeting.

        Please review the joint proxy statement/prospectus accompanying this notice for more complete information regarding the merger and the Atwood special meeting.

        If you received a proxy card by mail, you may submit your proxy by completing, signing, dating and returning your proxy card in the envelope provided. Submitting a proxy will assure that your vote is counted at the meeting if you do not attend in person. If your shares of Atwood common stock are held in "street name" by your broker or other nominee, only that holder can vote your shares of Atwood common stock and the vote cannot be cast unless you provide instructions to your broker or obtain a legal proxy from your broker. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares of Atwood common stock. If you have returned a proxy card or otherwise voted, you may revoke prior instructions and cast your vote by following the procedures described in the joint proxy statement/prospectus.

YOUR VOTE IS IMPORTANT

        Whether or not you plan to attend the Atwood special meeting, please submit a proxy or vote instruction card as soon as possible. For specific instructions on voting, please refer to the joint proxy statement/prospectus accompanying this notice of meeting or the proxy card included with the proxy voting materials.

BY ORDER OF THE BOARD OF DIRECTORS,
Walter A. Baker Senior Vice President, General Counsel and Corporate Secretary
, 2017

 REFERENCES TO ADDITIONAL INFORMATION

        This joint proxy statement/prospectus incorporates by reference important business and financial information about Ensco plc ("Ensco") and Atwood Oceanics, Inc. ("Atwood") from documents that are not included in or delivered with this joint proxy statement/prospectus. See "Where You Can Find More Information."

        You can obtain documents incorporated by reference in this joint proxy statement/prospectus, other than certain exhibits to those documents, by requesting them in writing or by telephone from the appropriate company at the following addresses:

Ensco plc Attn: Investor Relations 5847 San Felipe, Suite 3300 Houston, Texas 77057 (713) 789-1400	Atwood Oceanics, Inc. Attn: Investor Relations 15011 Katy Freeway, Suite 800 Houston, Texas 77094 (281) 749-7800

        You will not be charged for any of these documents that you request. To receive timely delivery of the requested documents in advance of the general meeting of Ensco shareholders (the "Ensco general meeting") or the special meeting of Atwood shareholders (the "Atwood special meeting"), you should make your request no later than                    , 2017.

 ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

        This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the Securities and Exchange Commission (the "SEC") by Ensco (File No. 333-218808), constitutes a prospectus of Ensco under Section 5 of the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Ensco Class A ordinary shares, nominal value $0.10 per share (the "Ensco Class A ordinary shares"), to be issued to holders of Atwood common stock, par value $1.00 per share (the "Atwood common stock"), pursuant to the merger agreement.

        This joint proxy statement/prospectus also constitutes a joint proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). It also includes a notice of meeting with respect to the Ensco general meeting, at which Ensco shareholders will be asked to consider and vote upon, among other matters, a proposal to approve the allotment and issuance of Ensco Class A ordinary shares to Atwood shareholders pursuant to the merger agreement, and a notice of the Atwood special meeting, at which Atwood shareholders will be asked to consider and vote upon, among other matters, a proposal to approve the merger agreement and the transactions contemplated thereby, including the merger.

        You should rely only on the information contained in or incorporated by reference into this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated                    , 2017. The information contained in this joint proxy statement/prospectus is accurate only as of that date or, in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies. Neither the mailing of this joint proxy statement/prospectus to Ensco shareholders or Atwood shareholders nor the issuance of Ensco Class A ordinary shares to Atwood shareholders pursuant to the merger agreement will create any implication to the contrary.

        This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

        The information concerning Ensco contained or incorporated by reference in this joint proxy statement/prospectus has been provided by Ensco, and the information concerning Atwood contained or incorporated by reference in this joint proxy statement/prospectus has been provided by Atwood.

        This joint proxy statement/prospectus contains a description of the representations and warranties that each of Ensco and Atwood made to the other in the merger agreement. Representations and warranties made by Ensco, Atwood and other applicable parties are also set forth in contracts and other documents (including the merger agreement) that are attached or filed as exhibits to this joint proxy statement/prospectus or are incorporated by reference into this joint proxy statement/prospectus. These representations and warranties were made as of specific dates, may be subject to important qualifications and limitations agreed to between the parties in connection with negotiating the terms of the agreement, and may have been included in the agreement for the purpose of allocating risk between the parties rather than to establish matters as facts. These materials are included or incorporated by reference only to provide you with information regarding the terms and conditions of the agreements, and not to provide any other factual information regarding Ensco, Atwood or their respective businesses. Accordingly, the representations and warranties and other provisions of the merger agreement and the other agreements incorporated by reference herein should not be read alone, but instead should be read only in conjunction with the other information provided elsewhere in this joint proxy statement/prospectus or incorporated by reference herein, as applicable.

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QUESTIONS AND ANSWERS ABOUT THE MEETINGS

        The following are some questions that Ensco shareholders and Atwood shareholders may have regarding the proposals being considered at the Ensco general meeting and the Atwood special meeting and brief answers to those questions. Ensco and Atwood urge you to read carefully this entire joint proxy statement/prospectus, including the annexes, and the other documents to which this joint proxy statement/prospectus refers or incorporates by reference because the information in this section does not provide all the information that might be important to you.

Q:
What is the merger for which I am being asked to vote?

A:
Ensco, Echo Merger Sub LLC, a wholly owned subsidiary of Ensco ("Merger Sub"), and Atwood have entered into an Agreement and Plan of Merger, dated as of May 29, 2017 (the "merger agreement"), pursuant to which Merger Sub will merge with and into Atwood (the "merger"), with Atwood surviving the merger as a wholly owned subsidiary of Ensco. Each issued and outstanding share of Atwood common stock, par value $1.00 per share (the "Atwood common stock"), will be converted into the right to receive 1.60 (the "exchange ratio") Ensco Class A ordinary shares, nominal value $0.10 per share (the "Ensco Class A ordinary shares"), as described under "The Merger Agreement—Consideration To Be Received in the Merger." A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus.

Q:
Why are Ensco and Atwood proposing the merger?

A:
The board of directors of Ensco (the "Ensco Board") and the board of directors of Atwood (the "Atwood Board") believe that the merger will benefit Ensco shareholders and Atwood shareholders, respectively, by creating a leading global offshore drilling company given the complementary fleet composition, geographic scope and customer bases of the two companies. To review the reasons for the merger in greater detail, see "The Merger—Ensco's Reasons for the Merger; Recommendation of the Ensco Board of Directors" beginning on page 57 and "The Merger—Atwood's Reasons for the Merger; Recommendation of the Atwood Board of Directors" beginning on page 59.

Q:
What are the Ensco shareholders being asked to approve?

A:
Ensco shareholders are being asked to approve the authorization of, in addition to all subsisting authorities:

1.
Ensco Merger Consideration Proposal: The allotment and issuance of Ensco Class A ordinary shares to Atwood shareholders pursuant to the merger agreement;

2.
Ensco General Allotment Authority Increase Proposal: The allotment and issuance up to a nominal amount of Ensco Class A ordinary shares, which, together with the nominal amount of shares in Ensco authorized to be allotted and issued pursuant to paragraph (A) of resolution 11 passed at the annual general meeting of Ensco shareholders held on May 22, 2017 (the "Ensco 2017 Annual General Meeting"), represents approximately 33% of the expected enlarged share capital of Ensco immediately following the completion of the merger, and up to a further same nominal amount of Ensco Class A ordinary shares in connection with a pre-emptive offering of shares;

3.
Ensco General Disapplication of Pre-emptive Rights Proposal: The allotment and issuance up to a nominal amount of Ensco Class A ordinary shares for cash on a non-pre-emptive basis, which, together with the nominal amount of shares in Ensco authorized to be allotted and issued for cash on a non-pre-emptive basis pursuant to resolution 12 passed at the Ensco 2017 Annual

    General Meeting, represents approximately 5% of the expected enlarged share capital of Ensco immediately following the completion of the merger; and

  4.
  Ensco Specified Disapplication of Pre-emptive Rights Proposal: The allotment and issuance up to a nominal amount of Ensco Class A ordinary shares for cash on a non-pre-emptive basis, which, together with the nominal amount of shares in Ensco authorized to be allotted and issued for cash on a non-pre-emptive basis pursuant to resolution 13 passed at the Ensco 2017 Annual General Meeting, represents approximately 5% of the enlarged share capital of Ensco immediately following the completion of the merger, such authority to be used only for the purposes of financing (or refinancing, if the power is to be used within six months after the merger) a transaction which the Ensco Board deems to be an acquisition or other capital investment.

  As a U.K. company publicly traded on the New York Stock Exchange (the "NYSE"), Ensco shareholder approval of the Ensco Merger Consideration is subject to both the shareholder approval requirements under both the U.K. Companies Act 2006 (the "Companies Act 2006") and NYSE rules. The Ensco Merger Consideration Proposal is being proposed as an ordinary resolution. Assuming a quorum is present, such proposal will be approved for the purposes of the Companies Act 2006 and NYSE rules if a majority of the votes cast are cast in favor thereof. The Ensco General Allotment Authority Increase Proposal will be proposed as an ordinary resolution and, assuming a quorum is present, will be approved if a majority of the votes cast are cast in favor thereof. Each of the Ensco General Disapplication of Pre-emptive Rights Proposal and the Ensco Specified Disapplication of Pre-emptive Rights Proposal will be proposed as a special resolution, which means, assuming a quorum is present, each such proposal will be approved if at least 75% of the votes cast are cast in favor thereof.

  Approval of the Ensco Merger Consideration Proposal is required for completion of the merger. Approval of the other Ensco proposals set forth above is not required in order to complete the merger.

  Your vote is very important. You are encouraged to submit a proxy or voting instruction card as soon as possible.

Q:
How does the Ensco Board recommend that Ensco shareholders vote?

A:
The Ensco Board has unanimously determined that the form, terms and provisions of the merger agreement and the transactions contemplated thereby, including the merger and the allotment and issuance of the Ensco Class A ordinary shares, are advisable, fair and reasonable to and in the best interests of Ensco and its shareholders and unanimously recommends that Ensco shareholders vote:

•
"FOR" the Ensco Merger Consideration Proposal;

•
"FOR" the Ensco General Allotment Authority Increase Proposal;

•
"FOR" the Ensco General Disapplication of Pre-Emptive Rights Proposal; and

•
"FOR" the Ensco Specified Disapplication of Pre-Emptive Rights Proposal.

  For a more complete description of the recommendation of the Ensco Board with respect to the Ensco Merger Consideration Proposal, see "The Merger—Ensco's Reasons for the Merger; Recommendation of the Ensco Board of Directors" beginning on page 57.

Q:
What are Atwood shareholders being asked to consider and approve?

A:
Atwood shareholders are being asked to consider and approve:

1.
Atwood Merger Proposal: The merger agreement and the transactions contemplated thereby, including the merger;

2.
Atwood Compensatory Proposal: An advisory (non-binding) vote on the specified compensation that may be received by Atwood's named executive officers in connection with the transactions contemplated by the merger agreement, including the merger; and

3.
Atwood Adjournment Proposal: The adjournment of the Atwood special meeting, if necessary or advisable, to solicit additional proxies in favor of the Atwood Merger Proposal or take any other action in connection with the merger agreement.

  The Atwood Merger Proposal requires the approval of Atwood shareholders holding at least two-thirds of the Atwood common stock entitled to vote thereon pursuant to the requirements of the Texas Business Organizations Code (the "TBOC"). Assuming a quorum is present, the Atwood Compensatory Proposal requires the approval of a majority of votes cast by the Atwood shareholders present, in person or by proxy, at the Atwood special meeting. The vote to approve the Atwood Compensatory Proposal is not a condition to the completion of the merger, and the vote of Atwood's shareholders on such proposal is advisory in nature and will not be binding on Ensco or Atwood. Accordingly, regardless of the outcome of the Atwood Compensatory Proposal, if the Atwood Merger Proposal is approved and the merger is completed, specified compensation may be paid to Atwood's named executive officers. Whether or not a quorum is present, the Atwood Adjournment Proposal requires the approval of a majority of votes cast by the Atwood shareholders present, in person or by proxy, at the Atwood special meeting.

  Approval of the Atwood Merger Proposal is required for completion of the merger. Approval of the other Atwood proposals set forth above is not required in order to complete the merger.

  Your vote is very important. You are encouraged to submit a proxy or voting instruction card as soon as possible.

Q:
How does the Atwood Board recommend that Atwood shareholders vote?

A:
The Atwood Board has unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of Atwood and its shareholders and unanimously recommends that Atwood shareholders vote:

•
"FOR" the Atwood Merger Proposal;

•
"FOR" the Atwood Compensatory Proposal; and

•
"FOR" the Atwood Adjournment Proposal.

  For a more complete description of the recommendation of the Atwood Board with respect to the Atwood Merger Proposal, see "The Merger—Atwood's Reasons for the Merger; Recommendation of the Atwood Board of Directors" beginning on page 59.

Q:
When and where is the Ensco general meeting?

A:
The Ensco general meeting will be held at                , at            (London time) on                , 2017.

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Q:
When and where is the Atwood special meeting?

A:
The Atwood special meeting will be held at 15011 Katy Freeway, First Floor, Houston, Texas 77094, at            (Houston time) on                , 2017.

Q:
Who can attend and vote at the Ensco general meeting?

A:
All Ensco shareholders of record as of the close of business on                , 2017 (the "Ensco record date") are entitled to receive notice of, attend and vote at the Ensco general meeting. If you are an Ensco shareholder of record as of the close of business on the Ensco record date for the Ensco general meeting and plan to attend the Ensco general meeting, please bring the notice of meeting as your proof of ownership of Ensco Class A ordinary shares. If you are a "street name" holder of Ensco Class A ordinary shares and wish to attend the Ensco general meeting, you will need to bring evidence of your share ownership in the form of a recently dated letter from your broker, bank, trust or other nominee as of the Ensco record date and proof of your identity. On verification of such evidence, you will be admitted to the Ensco general meeting, but may not vote at the Ensco general meeting unless you hold a proxy from the shareholder of record. Each share is entitled to one vote at the Ensco general meeting, and there is no cumulative voting. In accordance with the Ensco Articles of Association, voting on all resolutions will be conducted on a poll and not on a show of hands.

  Please note that no cameras, recording equipment, laptops, tablets, cellular telephones, smartphones or other similar equipment, electronic devices, large bags, briefcases or packages will be permitted in the Ensco general meeting, and security measures will be in effect to ensure the safety of all attendees. In all cases, you will need a photo ID to gain admission.

Q:
Who can attend and vote at the Atwood special meeting?

A:
All Atwood shareholders of record as of the close of business on                , 2017 (the "Atwood record date") are entitled to receive notice of, attend and vote at the Atwood special meeting. If you are a "street name" holder of shares of Atwood common stock and wish to attend the Atwood special meeting, you will need to bring evidence of your share ownership in the form of a currently dated letter from your broker, bank, trust or other nominee and proof of your identity. On verification of such evidence, you will be admitted to the Atwood special meeting, but may not vote at the Atwood special meeting unless you are a shareholder of record or hold a proxy from a shareholder of record.

Q:
If my Ensco Class A ordinary shares or Atwood common stock are held in "street name" by my broker, bank, trust or other nominee, will my broker, bank, trust or other nominee vote my Ensco Class A ordinary shares or Atwood common stock for me?

A:
If your shares are held in the name of a broker, bank, trust or other nominee as a custodian, you are a "street name" holder. Please follow the voting instructions provided by your broker, bank, trust or other nominee. Please note that you may not vote shares held in street name by returning a proxy card or voting instruction directly to Ensco or Atwood or by voting in person at the respective general or special meetings unless you provide a "legal proxy," which you must obtain from your broker, bank, trust or other nominee.

  Unless you instruct your broker, bank, trust or other nominee how to vote your Ensco Class A ordinary shares or Atwood common stock, as applicable, your shares will NOT be voted on any of the proposals presented at the Ensco general meeting or the Atwood special meeting, as applicable.

Q:
What are the effects of abstentions and broker non-votes at the meetings?

A:
An abstention occurs when a shareholder abstains from voting (either in person or by proxy) on one or more of the proposals. Broker non-votes occur when a broker, bank, trust or other nominee returns a proxy but does not have authority to vote on a particular proposal. You should therefore provide your broker, bank, trust or other nominee with instructions as to how to vote your Ensco Class A ordinary shares or Atwood common stock, as applicable.

  In connection with the Ensco general meeting, abstentions and broker non-votes will be considered in determining the presence of a quorum. While abstentions and broker non-votes are not considered votes cast under the Companies Act 2006, under NYSE rules abstentions, but not broker non-votes, will be considered as votes cast for determining whether a sufficient number of votes have been cast on a particular proposal. As a result, for purposes of determining whether the Ensco Merger Consideration Proposal has been approved in accordance with the Companies Act 2006, abstentions and broker non-votes will not have any effect on the outcome of the vote. With respect to NYSE rules, abstentions will have the same effect as votes cast "AGAINST" the Ensco Merger Consideration Proposal and broker non-votes will not have any effect on the outcome of the vote. Abstentions and broker non-votes will have no effect on the outcome of the Ensco General Allotment Authority Increase Proposal, the Ensco General Disapplication of Pre-emptive Rights Proposal or the Ensco Specified Disapplication of Pre-emptive Rights Proposal.

  In connection with the Atwood special meeting, abstentions and broker non-votes will be considered in determining the presence of a quorum. Abstentions and broker non-votes will have the same effect as votes cast "AGAINST" the Atwood Merger Proposal, but will have no effect on the outcome of the Atwood Compensatory Proposal or the Atwood Adjournment Proposal.

Q:
What happens if the merger is not completed?

A:
If the Ensco Merger Consideration Proposal is not approved by the Ensco shareholders, if the Atwood Merger Proposal is not approved by the Atwood shareholders or if the merger is not completed for any other reason, Atwood shareholders will not receive any Ensco Class A ordinary shares in consideration for their shares of Atwood common stock. Instead, Atwood will remain an independent public company and Atwood common stock will continue to be listed and traded on the NYSE. Under the merger agreement, Ensco may be required to pay Atwood a termination fee of $50 million (less any expenses previously reimbursed by Ensco) if the merger agreement is terminated under certain circumstances, and Atwood may be required to pay Ensco a termination fee of $30 million (less any expenses previously reimbursed by Atwood) if the merger agreement is terminated under certain circumstances. See "The Merger Agreement—Termination Fees and Expense Reimbursement" beginning on page 116.

Q:
Are there risks associated with the merger that I should consider in deciding how to vote?

A:
Yes. There are a number of risks related to the merger that are discussed in this joint proxy statement/prospectus and in other documents incorporated by reference. You should read carefully the detailed description of the risks associated with the merger and the operations of Ensco after the merger described in "Risk Factors" beginning on page 20.

Q:
Are Atwood shareholders entitled to appraisal or dissenters' rights?

A:
No. Atwood shareholders who dissent to the merger will not have rights to an appraisal of the fair value of their shares. Under the TBOC, shareholders generally have appraisal rights in the event of a merger or consolidation. However, these appraisal rights are not available if (i) the shares held by the shareholder are part of a class of shares listed on a national securities exchange or held of record by at least 2,000 holders, (ii) the shareholder is not required to accept for his or her shares any consideration that is different than the consideration to be provided to any other holder of shares of the same class held by the shareholder, and (iii) the shareholder is not required to accept any consideration other than shares of a corporation that satisfy the requirements in clause (i) above. Because Ensco Class A ordinary shares are listed on the NYSE, a national securities exchange, and are expected to continue to be so listed following the merger, and because the merger otherwise satisfies the foregoing requirements, Atwood shareholders will not be entitled to appraisal or dissenters' rights in the merger with respect to their shares of Atwood common stock.

Q:
What do I need to do now?

A:
After you have carefully read this joint proxy statement/prospectus, please respond by completing, signing and dating your proxy card or voting instruction card, as applicable, and returning it in the enclosed postage-paid envelope or, if available, by submitting your proxy or voting instructions by telephone or through the Internet as soon as possible so that your Ensco Class A ordinary shares or your shares of Atwood common stock, as applicable, will be represented and voted at the Ensco general meeting or Atwood special meeting, as applicable.

  If you are a shareholder of record, please sign the proxy card exactly as your name appears on the card. If shares are owned jointly, each joint owner should sign the proxy card. If a shareholder is a corporation, limited liability company or partnership, the proxy card should be signed in the full corporate, limited liability company or partnership name by a duly authorized person. If the proxy card is signed pursuant to a power of attorney or by an executor, administrator, trustee or guardian, please state the signatory's full title and provide a certificate or other proof of appointment.

  Please refer to your proxy card, voting instruction card or the information forwarded by your broker, bank, trust or other nominee to see which voting options are available to you.

  The Internet and telephone proxy submission procedures are designed to verify your holdings and to allow you to confirm that your instructions have been properly recorded.

  Neither the submission of a proxy or voting instructions, nor the method by which you submit a proxy or voting instructions will in any way limit your right to vote at the Ensco general meeting or the Atwood special meeting, as applicable, if you later decide to attend the meeting in person. If your Ensco Class A ordinary shares are held in the name of a broker, bank, trust or other nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to appear and vote at the Ensco general meeting, although "street name" holders of Ensco Class A ordinary shares are permitted to attend the Ensco general meeting at the invitation of the Chairman of the Ensco general meeting (the "Chairman"). If your shares of Atwood common stock are held in the name of a broker, bank, trust or other nominee, you must obtain a proxy, executed in your favor, from the holder of record, to be able to vote at the Atwood special meeting.

Q:
How will my Ensco Class A ordinary shares be voted?

A:
All Ensco Class A ordinary shares entitled to vote and represented by properly completed proxies received prior to the Ensco general meeting, and not revoked, will be voted at the Ensco general meeting as instructed on the proxies. If you properly complete, sign and return a proxy card, but do not indicate how your Ensco Class A ordinary shares should be voted on a matter, the Ensco Class A ordinary shares represented by your proxy will be voted as the Ensco Board recommends and, therefore:

•
"FOR" the Ensco Merger Consideration Proposal;

  •
  "FOR" the Ensco General Allotment Authority Increase Proposal;

  •
  "FOR" the Ensco General Disapplication of Pre-emptive Rights Proposal; and

  •
  "FOR" the Ensco Specified Disapplication of Pre-emptive Rights Proposal.

Q:
How will my shares of Atwood common stock be voted?

A:
All shares of Atwood common stock entitled to vote and represented by properly completed proxies received prior to the Atwood special meeting, and not revoked, will be voted at the Atwood special meeting as instructed on the proxies. If you properly complete, sign and return a proxy card, but do not indicate how your shares of Atwood common stock should be voted on a matter, the shares of Atwood common stock represented by your proxy will be voted as the Atwood Board recommends and, therefore,

•
"FOR" the Atwood Merger Proposal;

•
"FOR" the Atwood Compensatory Proposal; and

•
"FOR" the Atwood Adjournment Proposal.

Q:
Can I revoke my proxy or voting instructions or change my vote after I have delivered my proxy or voting instructions?

A:
Yes. If you are a shareholder of record of Ensco Class A ordinary shares or Atwood common stock, you can do this in any of the three following ways:

•
by sending a written notice to the Secretary of Ensco or the Corporate Secretary of Atwood, as applicable, at the address set forth in the Ensco notice of general meeting or Atwood notice of special meeting, as applicable, in time to be received before such meeting, stating that you would like to revoke your proxy;

•
by completing, signing and dating another proxy card and returning it by mail in time to be received before the Ensco general meeting or the Atwood special meeting, as applicable, or by submitting a later dated proxy via the Internet or telephone, in which case your later-submitted proxy will be recorded and your earlier proxy revoked; or

•
by attending the meeting and voting in person (simply attending the Ensco general meeting or Atwood special meeting, as applicable, without voting will not revoke your proxy or change your vote).

  If your Ensco Class A ordinary shares or shares of Atwood common stock are held in an account by a broker, bank, trust or other nominee and you desire to change your vote, you should contact your broker, bank, trust or other nominee for instructions on how to do so.

Q:
What happens if I hold both Ensco Class A ordinary shares and shares of Atwood common stock?

A:
You will receive separate proxy or voting instruction cards for each company and must complete, sign and date each proxy or voting instruction card and return each proxy or voting instruction card in the appropriate postage-paid envelope or, if available, by submitting a proxy or voting instructions by telephone or through the Internet for each company.

Q:
What are the U.S. federal income tax consequences of the merger to Atwood shareholders?

A:
In general, subject to the discussion below relating to the potential application of Section 304 of the U.S. Internal Revenue Code of 1986, as amended (the "Internal Revenue Code") under the section of this joint proxy statement/prospectus entitled "Material United States Federal Income

  Tax Consequences of the Merger—Tax Consequences of the Merger to Atwood Shareholders," the receipt by U.S. holders (as defined in the section of this joint proxy statement/prospectus entitled "Material United States Federal Income Tax Consequences of the Merger") of Ensco Class A ordinary shares pursuant to the merger should be a taxable exchange for U.S. federal income tax purposes. Assuming such treatment, a U.S. holder generally will recognize capital gain or loss equal to the difference between (i) the fair market value of the Ensco Class A ordinary shares received as consideration in the merger on the date of the exchange and (ii) such U.S. holder's adjusted tax basis in the shares of Atwood common stock surrendered in the exchange. A U.S. holder's adjusted basis in its shares of Atwood common stock will generally equal such U.S. holder's purchase price for such shares, as adjusted to take into account stock dividends, certain non-dividend distributions, stock splits and similar transactions. For further information, please refer to "Material United States Federal Income Tax Consequences of the Merger."

  A non-U.S. holder (as defined in the section of this joint proxy statement/prospectus entitled "Material United States Federal Income Tax Consequences of the Merger") generally should not be subject to U.S. federal income tax on any gain recognized in the merger other than in certain specific circumstances (including as a result of the potential application of Section 304 of the Internal Revenue Code), as further described under the section of this joint proxy statement/prospectus entitled "Material United States Federal Income Tax Consequences of the Merger—Tax Consequences of the Merger to Atwood Shareholders."

  The U.S. federal income tax consequences described above may not apply to all Atwood shareholders. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

Q:
Who can answer my questions?

A:
If you have any questions about the merger or how to submit your proxy or voting instructions, or if you need additional copies of this joint proxy statement/prospectus, the enclosed proxy or voting instructions card, you should contact:

If you are an Ensco shareholder:	If you are an Atwood shareholder:
Proxy Solicitor: D.F. King & Co., Inc.	Proxy Solicitor: Innisfree M&A Incorporated
Shareholders Call Toll-Free at: (888) 626-0988	Shareholders Call Toll-Free at: (888) 750-5834
Banks and Brokers Call Collect at: (212) 269-5550	Banks and Brokers Call Collect at: (212) 750-5833

  No other methods of communication will be accepted. You may not use any electronic address provided in this joint proxy statement/prospectus or any related documents to communicate with Ensco or Atwood for any purposes other than those expressly stated.

x

SUMMARY

        This summary highlights information contained elsewhere in this joint proxy statement/prospectus. Ensco and Atwood urge you to read carefully the remainder of this joint proxy statement/prospectus, including the attached annexes and the other documents to which we refer to herein and documents incorporated by reference into this joint proxy statement/prospectus, as this section does not provide all the information that might be important to you with respect to the merger and the other matters being considered at the Ensco general meeting or Atwood special meeting, as applicable. See also the section entitled "Where You Can Find More Information" beginning on page 179. We have included page references to direct you to a more complete description of the topics presented in this summary.

The Companies (See page 141)

Ensco plc

        Ensco is a global offshore contract drilling company and one of the leading providers of offshore contract drilling services to the international oil and gas industry. Ensco owns and operates an offshore drilling rig fleet of 53 rigs, with drilling operations in most of the strategic markets around the globe. Ensco also has two rigs under construction. For the three months ended March 31, 2017, Ensco's operating revenue totaled approximately $471.1 million. For the year ended December 31, 2016, Ensco had annual revenue of approximately $2.8 billion and employed approximately 4,900 personnel.

        The Ensco Class A ordinary shares are listed on the NYSE under the symbol "ESV." Ensco is a public limited company organized under the laws of England and Wales. Ensco's principal executive offices are located at 6 Chesterfield Gardens, London, W1J 5BQ, United Kingdom and its telephone number is 44 (0) 20 7659 4660.

        Additional information about Ensco and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See "Where You Can Find More Information" beginning on page 179.

Echo Merger Sub LLC

        Merger Sub, a wholly owned subsidiary of Ensco, is a Texas limited liability company formed on May 26, 2017 for the purpose of effecting the merger. Under the merger agreement, Merger Sub will merge with and into Atwood, with Atwood continuing as the surviving company and a wholly owned subsidiary of Ensco. Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement, including the preparation of applicable regulatory filings in connection with the merger.

Atwood Oceanics, Inc.

        Atwood is a global offshore drilling contractor engaged in the drilling and completion of exploratory and developmental oil and gas wells. Atwood currently owns a diversified fleet of 10 mobile offshore drilling units located in the U.S. Gulf of Mexico, the Mediterranean Sea, offshore West Africa, offshore Southeast Asia and offshore Australia. Atwood recently executed a sale and recycling agreement with respect to one of the drilling units. For the three and six months ended March 31, 2017, Atwood's operating revenue totaled $168 million and $325 million, respectively. For the year ended September 30, 2016, Atwood's operating revenues totaled $1.0 billion and Atwood employed 938 personnel.

        The Atwood common stock is listed on the NYSE under the symbol "ATW." Atwood's registered office and principal executive offices are located at 15011 Katy Freeway, Suite 800, Houston, Texas 77094 and its telephone number is (281) 749-7800.

        Additional information about Atwood and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See "Where You Can Find More Information" beginning on page 179.

The Merger (See page 49)

        The merger agreement provides that Merger Sub will merge with and into Atwood, with Atwood continuing as the surviving company and a wholly owned subsidiary of Ensco. The terms and conditions of the merger are contained in the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus. Please carefully read the merger agreement as it is the legal document that governs the merger.

Merger Consideration (See page 99)

        Subject to the terms and conditions set forth in the merger agreement, at the effective time of the merger (the "Effective Time"), each share of Atwood common stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive 1.60 Ensco Class A ordinary shares. The merger agreement does not contain any provision that would adjust the exchange ratio based on the fluctuations in the market value of either the Atwood common stock or Ensco Class A ordinary shares. Because of this, the implied value of the merger consideration to the Atwood shareholders will fluctuate between now and the completion of the merger.

Comparative Market Prices and Share Information (See page 19)

        The Ensco Class A ordinary shares are quoted on the NYSE under the symbol "ESV," and the Atwood common stock is quoted on the NYSE under the symbol "ATW." The following table shows the closing sale prices of Ensco Class A ordinary shares and Atwood common stock as reported on the NYSE on May 26, 2017, the last trading day prior to the announcement of the merger, and on                , 2017, the last practicable trading day prior to the date of this joint proxy statement/prospectus.

	Price per Ensco Class A Ordinary Shares		Price per Share of Atwood Common Stock		Equivalent per Share Value
May 26, 2017		$6.70		$8.08		$10.72
, 2017	$		$		$

        The market price of the Ensco Class A ordinary shares and the Atwood common stock will fluctuate prior to the completion of the merger. You should obtain current stock price quotations for Ensco Class A ordinary shares and Atwood common stock.

Treatment of Atwood Equity-Based Awards (See page 100)

        Pursuant to the terms of the merger agreement, each award of Atwood restricted stock units other than any Atwood restricted stock units that are required to be settled in cash ("Atwood RSUs") that is outstanding as of immediately prior to the Effective Time shall vest upon the Effective Time. As soon as practicable after the Effective Time, the Atwood RSUs will be settled through the issuance to the holders thereof of Ensco Class A ordinary shares in an amount equal to the number of shares of Atwood common stock originally subject to such award multiplied by the exchange ratio (rounded down to the nearest whole share). Each award of Atwood restricted stock units that is required to be settled in cash ("Atwood Cash Units") will be treated in accordance with the terms of such award.

        Each award of Atwood stock options that remains outstanding and unexercised immediately prior to the Effective Time (an "Existing Option"), will, as of the Effective Time, automatically and without any further action being required, be converted into a stock option relating to the Ensco Class A ordinary shares, on the same terms and conditions (including the same expiration restrictions) as were applicable to such Existing Option immediately prior to the Effective Time (a "Converted Option"), except that (i) the number of Ensco Class A ordinary shares subject to the Converted Option will be determined by multiplying the number of shares of Atwood common stock subject to the corresponding Existing Option immediately prior to the Effective Time by the exchange ratio, and then rounded down to the nearest whole share, and (ii) the exercise price per share of the Converted Option will equal the per share exercise or strike price of the Existing Option immediately prior to the Effective Time divided by the exchange ratio, rounded up to the nearest whole cent.

Material U.S. Federal Income Tax Consequences (See page 130)

        In general, subject to the discussion relating to the potential application of Section 304 of the Internal Revenue Code under the section entitled "Material United States Federal Income Tax Consequences of the Merger—Tax Consequences of the Merger to Atwood Shareholders," the receipt by U.S. holders (as defined in the section of this joint proxy statement/prospectus entitled "Material United States Federal Income Tax Consequences of the Merger") of Ensco Class A ordinary shares pursuant to the merger should be a taxable exchange for U.S. federal income tax purposes. Assuming such treatment, a U.S. holder generally will recognize capital gain or loss equal to the difference between (i) the fair market value of the Ensco Class A ordinary shares received as consideration in the merger on the date of the exchange and (ii) the holder's adjusted tax basis in the shares of Atwood common stock surrendered in the exchange. A U.S. holder's adjusted basis in its shares of Atwood common stock generally will equal such holder's purchase price for such shares, as adjusted to take into account stock dividends, certain non-dividend distributions, stock splits and similar transactions. For further information, please refer to "Material United States Federal Income Tax Consequences of the Merger."

        A non-U.S. holder (as defined in the section of this joint proxy statement/prospectus entitled "Material United States Federal Income Tax Consequences of the Merger") generally should not be subject to U.S. federal income tax on any gain recognized in the merger other than in certain specific circumstances (including as a result of the potential application of Section 304 of the Internal Revenue Code), as further described under the section of this joint proxy statement/prospectus entitled "Material United States Federal Income Tax Consequences of the Merger—Tax Consequences of the Merger to Atwood Shareholders."

        The United States federal income tax consequences described above may not apply to all Atwood shareholders. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

Ensco General Meeting (See page 34)

        The Ensco general meeting will be held at                , at                (London time) on                , 2017.

        Only Ensco shareholders of record at the close of business in London on                , 2017, the Ensco record date, are entitled to notice of, and to vote at, the Ensco general meeting or, subject to the Ensco Articles of Association, any adjournments or postponements of the Ensco general meeting.

        At the Ensco general meeting, Ensco shareholders will be asked to approve, in addition to all subsisting authorities:

  1.
  the Ensco Merger Consideration Proposal (see page 38);

  2.
  the Ensco General Allotment Authority Increase Proposal (see page 39);

  3.
  the Ensco General Disapplication of Pre-emptive Rights Proposal (see page 42); and

  4.
  the Ensco Specified Disapplication of Pre-Emptive Rights Proposal (see page 42).

        As a U.K. company publicly traded on the NYSE, Ensco shareholder approval of the Ensco Merger Consideration Proposal is subject to the shareholder approval requirements under both the Companies Act 2006 and NYSE rules. The Ensco Merger Consideration Proposal is being proposed as an ordinary resolution. Assuming a quorum is present, such proposal will be approved for purposes of the Companies Act 2006 and NYSE rules if a majority of the votes cast are cast in favor thereof. The Ensco General Allotment Authority Increase Proposal will be proposed as an ordinary resolution and, assuming a quorum is present, will be approved if a majority of the votes cast are cast in favor thereof. Each of the Ensco General Disapplication of Pre-emptive Rights Proposal and the Ensco Specified Disapplication of Pre-emptive Rights Proposal will be proposed as a special resolution, which means, assuming a quorum is present, each such proposal will be approved if at least 75% of the votes cast are cast in favor thereof.

        Approval of the Ensco Merger Consideration Proposal is required for completion of the merger. Approval of the other Ensco proposals set forth above is not required in order to complete the merger.

        In connection with the Ensco general meeting, abstentions and broker non-votes will be considered in determining the presence of a quorum. While abstentions and broker non-votes are not considered votes cast under the Companies Act 2006, under NYSE rules abstentions, but not broker non-votes, will be considered as votes cast for determining whether a sufficient number of votes have been cast on a particular proposal. As a result, for purposes of determining whether the Ensco Merger Consideration Proposal has been approved in accordance with the Companies Act 2006, abstentions and broker non-votes will not have any effect on the outcome of the vote. With respect to NYSE rules, abstentions will have the same effect as votes cast "AGAINST" the Ensco Merger Consideration Proposal and broker non-votes will not have any effect on the outcome of the vote. Abstentions and broker non-votes will have no effect on the outcome of the Ensco General Allotment Authority Increase Proposal, the Ensco General Disapplication of Pre-emptive Rights Proposal or the Ensco Specified Disapplication of Pre-emptive Rights Proposal.

        As of the Ensco record date, directors and executive officers of Ensco and its affiliates had the right to vote approximately                Ensco Class A ordinary shares, or approximately        % of the outstanding Ensco Class A ordinary shares on that date.

        After careful consideration, on May 29, 2017, the Ensco Board unanimously determined that the form, terms and provisions of the merger agreement and the transactions contemplated thereby, including the merger and the allotment and issuance of the Ensco Class A ordinary shares, are advisable, fair and reasonable to and in the best interests of Ensco and its shareholders. The Ensco Board unanimously recommends that Ensco shareholders vote "FOR" the Ensco Merger Consideration Proposal. For a more complete description of the recommendation of the Ensco Board with respect to the Ensco Merger Consideration Proposal, see "The Merger—Ensco's Reasons for the Merger; Recommendation of the Ensco Board of Directors" beginning on page 57.

        In addition, the Ensco Board recommends that Ensco shareholders vote "FOR" the Ensco General Allotment Authority Increase Proposal, "FOR" the Ensco General Disapplication of Pre-Emptive Rights Proposal and "FOR" the Ensco Specified Disapplication of Pre-Emptive Rights Proposal.

Atwood Special Meeting (See page 45)

        The Atwood special meeting will be held at 15011 Katy Freeway, First Floor, Houston, Texas 77094, at                (Houston time) on                 , 2017. Only Atwood shareholders of record at the

close of business on                , 2017, the Atwood record date, are entitled to notice of, and to vote at, the Atwood special meeting and any adjournments or postponements of the Atwood special meeting.

        At the Atwood special meeting, Atwood shareholders will be asked to consider and approve:

  1.
  the Atwood Merger Proposal (see page 45);

  2.
  the Atwood Compensatory Proposal (see page 139); and

  3.
  the Atwood Adjournment Proposal (see page 140).

        The Atwood Merger Proposal requires the approval of Atwood shareholders holding at least two-thirds of the Atwood common stock entitled to vote thereon pursuant to the requirements of the TBOC. Assuming a quorum is present, the Atwood Compensatory Proposal requires the approval of a majority of votes cast by the Atwood shareholders present, in person or by proxy, at the Atwood special meeting. Whether or not a quorum is present, the Atwood Adjournment Proposal requires the approval of a majority of votes cast by the Atwood shareholders present, in person or by proxy, at the Atwood special meeting.

        Approval of the Atwood Merger Proposal is required for completion of the merger. Approval of the other Atwood proposals set forth above is not required in order to complete the merger.

        In connection with the Atwood special meeting, abstentions and broker non-votes will be considered in determining the presence of a quorum. Abstentions and broker non-votes will have the same effect as votes cast "AGAINST" the Atwood Merger Proposal, but will have no effect on the outcome of the Atwood Compensatory Proposal or the Atwood Adjournment Proposal.

        As of the Atwood record date, directors and executive officers of Atwood and its affiliates, had the right to vote approximately                shares of Atwood common stock, or approximately            % of the outstanding shares of Atwood common stock on that date.

        After careful consideration, on May 29, 2017, the Atwood Board unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and in the best interests of Atwood and its shareholders. The Atwood Board unanimously recommends that Atwood shareholders vote "FOR" the Atwood Merger Proposal. For a more complete description of the recommendation of the Atwood Board with respect to the Atwood Merger Proposal, see "The Merger—Atwood's Reasons for the Merger; Recommendation of the Atwood Board of Directors" beginning on page 59.

        In addition, the Atwood Board recommends the Atwood shareholders vote "FOR" the Atwood Compensatory Proposal and "FOR" the Atwood Adjournment Proposal.

Opinion of Financial Advisor to Ensco (See page 63 and Annex B)

        On May 29, 2017, at a meeting of the Ensco Board, Morgan Stanley & Co. LLC ("Morgan Stanley") rendered its oral opinion to the Ensco Board, subsequently confirmed by delivery of a written opinion, dated May 29, 2017, that, as of that date, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken as set forth in the written opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to Ensco.

        The full text of the written opinion of Morgan Stanley to the Ensco Board, dated as of May 29, 2017, is attached as Annex B to this joint proxy statement/prospectus and is incorporated herein by reference in its entirety. The summary of the opinion of Morgan Stanley in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. You should read Morgan Stanley's opinion, this section and the summary of Morgan Stanley's opinion carefully and in their entirety for a discussion of the assumptions made, procedures followed, matters considered and qualifications and limitations upon the review undertaken by Morgan Stanley in rendering its opinion. Morgan Stanley's opinion was directed to the Ensco Board, in its capacity as such, and addressed only the fairness from a financial point of view to Ensco of the exchange ratio pursuant to the merger agreement as of the date of such opinion.

        Morgan Stanley's opinion did not address any other aspects or implications of the merger. Morgan Stanley's opinion did not in any manner address the price at which the Ensco Class A ordinary shares would trade following the merger or at any time, and Morgan Stanley expressed no opinion or recommendation to any holder of Ensco Class A ordinary shares or Atwood common stock as to how such holder should vote at the Ensco general meeting or the Atwood special meeting, respectively, or whether to take any other action with respect to the merger.

Opinion of Financial Advisor to Atwood (See page 75 and Annex C)

        Goldman Sachs & Co. LLC ("Goldman Sachs") delivered its opinion to the Atwood Board that, as of May 29, 2017 and based upon and subject to the factors and assumptions set forth therein, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders (other than Ensco and its affiliates) of shares of Atwood common stock.

        The full text of the written opinion of Goldman Sachs, dated May 29, 2017, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this joint proxy statement/prospectus. Goldman Sachs provided its opinion for the information and assistance of the Atwood Board in connection with its consideration of the transaction. The Goldman Sachs opinion is not a recommendation as to how any holder of shares of Atwood common stock should vote with respect to the transaction or any other matter. Pursuant to an engagement letter between Atwood and Goldman Sachs, Atwood has agreed to pay Goldman Sachs a transaction fee that is estimated, based on the information available as of the date of announcement of the transaction, at approximately $21 million, $3 million of which became payable upon execution of the merger agreement, and the remainder of which is contingent upon consummation of the merger.

Interests of Atwood Directors and Executive Officers in the Merger (See page 93)

        Atwood's directors and executive officers have financial interests in the merger that may be different from, or in addition to, those of Atwood shareholders generally. The Atwood Board was aware of these interests and considered them, among other matters, in approving the merger agreement and making its recommendation that Atwood shareholders approve the Atwood Merger Proposal. These interests include the following:

  •
  The merger agreement provides that Existing Options outstanding immediately prior to the Effective Time will be exchanged for Converted Options to acquire Ensco Class A ordinary shares. All of Atwood's Existing Options previously vested. The Converted Options will otherwise remain subject to the same terms and conditions as the corresponding Atwood options. The number of Ensco Class A ordinary shares subject to the Converted Options will be determined by multiplying the number of shares of Atwood common stock subject to the Existing Options immediately prior to the Effective Time by the exchange ratio, rounded down to the nearest whole share, and the exercise price per share of the Converted Options will equal the per share exercise price of the Existing Options immediately prior to the Effective Time divided by the exchange ratio, rounded up to the nearest whole cent.

  •
  Pursuant to the applicable Atwood incentive plans, all time-based Atwood RSUs ("Time-Based RSUs") and performance-based Atwood RSUs ("Performance-Based RSUs") held by Atwood's directors and employees shall vest upon the Effective Time. Time-Based RSUs that so vest will be settled through the issuance of Ensco Class A ordinary shares equal to the number of vested Time-Based RSUs multiplied by the exchange ratio. Performance-Based RSUs will vest at the Effective Time at the higher of target level of performance or the amount determined by the compensation committee of the Atwood Board (but not to exceed 200% of target level) and the number of Performance-Based RSUs that vest will be settled through the issuance of a number of Ensco Class A ordinary shares equal to the number of vested Performance-Based RSUs multiplied by the exchange ratio. Accrued cash dividend equivalents on Time-Based RSUs and Performance-Based RSUs will also vest and be cashed out at the same time. Atwood Cash Units will be treated as specified in the applicable award agreement. The Atwood Cash Units are performance vesting awards that will vest in full upon the Effective Time at the higher of target level of performance or the amount determined by the compensation committee of the Atwood Board (up to 200% of target level) and will be paid in cash based on the closing price of Atwood common stock on the last trading day prior to the closing date. Accrued cash dividend equivalents on the Atwood Cash Units will also vest and be cashed out at the same time.

  •
  Each of Atwood's executive officers is subject to a non-competition and non-solicitation agreement entered into in May 2016 pursuant to which specified time-vesting cash awards and Atwood RSUs were granted. The cash awards and the Atwood RSUs will fully vest and become payable upon the Effective Time, and the Atwood RSUs will be treated as specified above.

  •
  Executive officers are covered under Atwood's Salary Continuation Plan, formerly named the Executive Life Insurance Plan, which provides for salary continuation to the executive's beneficiary upon the executive's death while employed by Atwood. Payments equal to 2.5 times annual salary are payable in 30 installments or, in the event of death due to accidental causes, payments equal to five times annual salary are payable in 60 installments. If the executive officer terminates employment within 30 months following a change of control, the death benefit is payable if the executive dies during that 30-month period.

  •
  Each of Atwood's executive officers is subject to a change of control agreement that provides specified severance benefits if the executive officer experiences a qualifying termination of employment within 24 months following a change of control. The benefits include cash severance, 24 months of continued coverage under Atwood's welfare benefit plans and the right to exercise stock options for up to one year following termination.

        Atwood's directors and executive officers are also entitled to continued indemnification/expense advancement and directors' and officers' liability insurance coverage under the merger agreement.

Board of Directors and Executive Officers of Ensco Following the Merger (See page 91)

        The current directors of Ensco are: Paul E. Rowsey, III, Carl Trowell, J. Roderick Clark, Roxanne J. Decyk, Mary E. Francis CBE, C. Christopher Gaut, Gerald W. Haddock, Francis S. Kalman and Keith O. Rattie. At the Effective Time, Ensco will cause two directors currently serving on the Atwood Board, Jack E. Golden and Phil D. Wedemeyer, to be appointed to the Ensco Board and will expand the Ensco Board to the extent necessary in connection with appointing such additional directors. The two additional directors were proposed by Atwood following the execution of the merger agreement and have been mutually agreed upon by Ensco and Atwood. All Ensco directors are elected annually to serve until the next annual meeting and until their successors are elected.

        Ensco's executive officers will remain the same following the merger, and none of Atwood's executive officers are expected to have any executive officer positions with the combined company.

Public Trading Markets (See page 91)

        The Ensco Class A ordinary shares are quoted on the NYSE under the symbol "ESV," and the Atwood common stock is quoted on the NYSE under the symbol "ATW." Upon completion of the merger, the Atwood common stock will be delisted from the NYSE and deregistered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Ensco Class A ordinary shares issuable in the merger will be listed on the NYSE and will be freely transferable under the Securities Act of 1933, as amended (the "Securities Act").

Regulatory Approvals Required for the Merger (See page 92)

        To complete the merger, Ensco and Atwood must make filings with and obtain authorizations, approvals or consents from a number of regulatory authorities. The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). On June 9, 2017, Ensco and Atwood filed a Premerger Notification and Report Form pursuant to the HSR Act with the Antitrust Division of the Department of Justice (the "DOJ") and the Federal Trade Commission (the "FTC"). On June 27, 2017, the DOJ and the FTC granted early termination of the waiting period under the HSR Act. In addition, the new Ensco Class A ordinary shares to be issued to Atwood shareholders must be approved for listing on the NYSE, subject to official notice of issuance.

Expected Timing of the Merger (See page 99)

        Unless Ensco and Atwood agree otherwise, completion of the merger will occur as soon as practicable, but no later than within five business days after the satisfaction or waiver of the conditions set forth in the merger agreement, except for those conditions that are to be satisfied at the closing. The parties expect such conditions to be satisfied in the third calendar quarter of 2017. However, as the merger is subject to regulatory clearance and the satisfaction or waiver of other conditions described in the merger agreement, it is possible that factors outside the control of Ensco and Atwood could result in the merger being completed at a later time or not at all.

Adverse Recommendation Changes (See page 109)

        Subject to the conditions described in this joint proxy statement/prospectus, the merger agreement provides that neither the Ensco Board nor the Atwood Board will:

  •
  change, qualify, withhold, withdraw or modify, or authorize or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Atwood or Ensco its recommendation with respect to the Ensco Merger Consideration Proposal or the Atwood Merger Proposal, as applicable;

  •
  take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer;

  •
  adopt, approve or recommend, or publicly propose to adopt, approve, or recommend, to the Ensco shareholders or Atwood shareholders, as applicable, a takeover proposal; or

  •
  authorize, cause or permit Ensco or Atwood or any of its subsidiaries, as applicable, to enter into any letter of intent, agreement, commitment or agreement in principle with respect to any takeover proposal.

        The taking or failure to take, as applicable, of any of the actions described above is referred to as an "adverse recommendation change." Subject to the conditions described in this joint proxy statement/prospectus, prior to receiving shareholder approval of the Ensco Merger Consideration Proposal or the Atwood Merger Proposal, as applicable, either the Ensco Board or the Atwood Board may make an adverse recommendation change in response to an event (an "intervening event") that (i) was not known to such board of directors (or the material consequences of which, based on facts known to members of such board of directors as of the date of the merger agreement, were not reasonably foreseeable as of the date of the merger agreement); (ii) becomes known by such board of directors prior to the receipt of shareholder approval; and (iii) does not relate to the receipt, existence or terms of a takeover proposal involving Ensco or Atwood, as applicable. Either the Ensco Board or the Atwood Board may make an adverse recommendation change in response to an intervening event if such board of directors has determined in good faith after consultation with its outside financial advisors and outside legal counsel that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, subject to certain conditions described in this joint proxy statement/prospectus.

Agreement Not to Solicit Other Offers (See page 109)

        Except as expressly permitted by the merger agreement, each party will, and will cause its affiliates, and officers, directors and employees to, and will use reasonable best efforts to cause its agents, financial advisors, investment bankers, attorneys, accountants and other representatives to:

  •
  immediately cease any ongoing solicitation, discussions or negotiations with any person with respect to a takeover proposal;

  •
  promptly instruct (to the extent such party has the contractual authority to do so) any person that has executed a confidentiality or non-disclosure agreement within the 24-month period prior to the date of the merger agreement in connection with any takeover proposal to return or destroy all confidential information of such party in its possession; and

  •
  until the Effective Time or termination of the merger agreement, not:

  •
  solicit, initiate or knowingly facilitate or knowingly encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a takeover proposal;

  •
  engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnishing to any other person any non-public information in connection with or for the purpose of encouraging or facilitating, a takeover proposal; or

  •
  approve, recommend or enter into, or propose to approve, recommend or enter into, any letter of intent or similar document, agreement, commitment or agreement in principle (whether written or oral, binding or nonbinding) with respect to a takeover proposal, other than as expressly permitted by the merger agreement.

        In addition, neither party will release any third party from or waive or amend any standstill provision or confidentiality provision other than any confidentiality provision the waiver of which would not be reasonably likely to lead to a takeover proposal, and each party will enforce such confidentiality and standstill provisions of any such agreements and take all steps within its power to terminate any waivers previously granted under any such provisions.

Conditions to Completion of the Merger (See page 114)

        Each party's obligation to consummate the merger is conditioned upon the satisfaction (or waiver by such party) at or prior to the completion of the merger of each of the following:

  •
  the approval of the Atwood Merger Proposal by holders of at least two-thirds of the outstanding Atwood common stock;

  •
  the approval of the Ensco Merger Consideration Proposal by holders of at least a majority of Ensco Class A ordinary shares cast at the Ensco general meeting;

  •
  the approval for listing by the NYSE, subject to official notice of issuance, of the Ensco Class A ordinary shares issuable to Atwood shareholders in connection with the merger;

  •
  the effectiveness of the registration statement of which this joint proxy/prospectus is a part under the Securities Act and no stop order suspending the effectiveness of the registration statement having been issued and no proceedings for that purpose having been initiated or threatened by the SEC;

  •
  no injunction by any court or other tribunal of competent jurisdiction shall have been entered and shall continue to be in effect and no law shall have been adopted or be effective, in each case that prohibits the completion of the merger;

  •
  the termination or expiration of any waiting period (and any extension thereof) applicable to the merger under the HSR Act as well as any other approvals that may be required by a competition law authority in any foreign jurisdiction;

  •
  since the date of the merger agreement, there has not been any change in U.S. tax law that would cause Ensco to be treated as a domestic corporation for U.S. federal income tax purposes;

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  (i) the representations and warranties of the other party shall be true and correct both at and as of the date of the merger agreement and at and as of the completion of the merger as though made at and as of such date, except where such failures to be so true and correct (without regard to "materiality," "material adverse effect" and similar qualifiers contained in such representations and warranties) would not, individually or in the aggregate, have a material adverse effect on the other party, (ii) the representations and warranties of the other party with respect to capitalization shall be true and correct both as of the date of the merger agreement and as of the closing date, except for any de minimis inaccuracies, (iii) there have not been any changes with respect to Ensco that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Ensco and (iv) there have not been any changes with respect to Atwood that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Atwood;

  •
  the performance and compliance, in all material respects, with each and all of the covenants required to be performed with and complied with by the other party pursuant to the merger agreement; and

  •
  the receipt of a certificate by the chief executive officer, or other senior officer, of the other party, dated as of the closing date, certifying that the two preceding conditions have been satisfied.

Termination of the Merger Agreement (See page 114)

        Generally, the merger agreement may be terminated prior to the completion of the merger, whether before or after the Ensco Merger Consideration Proposal or the Atwood Merger Proposal is approved (as applicable and except as otherwise specified below), as follows:

  •
  by the mutual written consent of Ensco, Merger Sub and Atwood;

  •
  by either Ensco or Atwood, if:

  •
  the merger shall not have been consummated on or prior to February 28, 2018 (the "End Date"); provided, however, that if all conditions of the closing have been satisfied, except for the requirement to receive approval under the HSR Act or certain other governmental approvals, either Ensco or Atwood may extend the End Date up to, but not beyond, May 29, 2018;

    •
    an injunction has been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the merger and such injunction has become final and non-appealable; provided, however, that if such injunction was primarily due to the failure of a party to perform its obligations under the merger agreement, then such party may not terminate the merger agreement under this provision;

    •
    the Atwood shareholders have not approved the Atwood Merger Proposal;

    •
    the Ensco shareholders have not approved the Ensco Merger Consideration Proposal; or

    •
    the other party has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement, if such breach or failure of performance occurred and continued to occur on the closing date and would result in the breach or failure of certain conditions set forth in the merger agreement and, by its nature, such breach or failure cannot be cured prior to the End Date;

  •
  by Atwood, if:

  •
  the Ensco Board makes an adverse recommendation change or Ensco materially breaches its non-solicitation obligations; or

  •
  Atwood is terminating the merger agreement to enter into a definitive agreement relating to a superior proposal in accordance with the terms of the merger agreement and Atwood pays the Atwood Termination Fee (as defined below);

  •
  by Ensco, if:

  •
  the Atwood Board makes an adverse recommendation change or Atwood materially breaches its non-solicitation obligations; or

  •
  Ensco is terminating the merger agreement to enter into a definitive agreement relating to a superior proposal in accordance with the terms of the merger agreement and Ensco pays the Ensco Termination Fee (as defined below).

Termination Fees (See page 116)

        Atwood must pay Ensco a $30 million termination fee (the "Atwood Termination Fee") if:

  •
  (i) (A) Atwood or Ensco terminates the merger agreement because the End Date has passed or the Atwood shareholders have not approved the Atwood Merger Proposal or (B) Ensco terminates the merger agreement because Atwood has materially breached the non-solicitation restriction and (ii) (A) a takeover proposal has been made to Atwood or the Atwood shareholders or any person has publicly announced an intention to make a takeover proposal, (B) such takeover proposal or the intention to make a takeover proposal was publicly disclosed prior to the termination (and remained pending as of the termination) and (C) within twelve months after termination of the merger agreement Atwood has consummated, or entered into a definitive agreement to consummate, a takeover proposal;

  •
  Ensco terminates the merger agreement because the Atwood Board changes its recommendation in response to an intervening event; or

  •
  Atwood terminates the merger agreement to accept a superior proposal in accordance with the terms of the merger agreement.

        Ensco must pay Atwood a $50 million termination fee (the "Ensco Termination Fee") if:

  •
  (i) (A) Atwood or Ensco terminates the merger agreement because the End Date has passed or (B) Atwood terminates the merger agreement because Ensco has materially breached the non-solicitation restriction and (ii) (A) a takeover proposal has been made to Ensco or the Ensco shareholders or any person has publicly announced an intention to make a takeover proposal, (B) such takeover proposal or the intention to make a takeover proposal was publicly disclosed prior to the termination (and remained pending as of the termination) and (C) within twelve months after termination of the merger agreement Ensco has consummated, or entered into a definitive agreement to consummate, a takeover proposal;

  •
  Atwood or Ensco terminates the merger agreement because the Ensco shareholders do not approve the Ensco Merger Consideration Proposal or the Ensco Board changes its recommendation in response to an intervening event; or

  •
  Ensco terminates the merger agreement to accept a superior proposal in accordance with the terms of the merger agreement.

Expense Reimbursement (See page 116)

        If the merger agreement is terminated by either party due to the breach by the other party of its representations, warranties and covenants set forth in the merger agreement, then the breaching party will reimburse all reasonable out-of-pocket fees and expenses incurred by the other party in connection with the merger up to $10 million. In addition, Atwood will reimburse Ensco up to $10 million of all reasonable out-of-pocket fees and expenses incurred in connection with the merger in the event that Atwood does not obtain shareholder approval of the Atwood Merger Proposal.

Accounting Treatment of the Merger (See page 92)

        Ensco prepares its financial statements in accordance with generally accepted accounting principles in the United States ("GAAP"). The merger will be accounted for using the acquisition method of accounting with Ensco being considered the acquirer of Atwood for accounting purposes. This means that Ensco will allocate the purchase price to the fair value of Atwood's tangible and intangible assets and liabilities at the acquisition date, with the excess purchase price, if any, being recorded as goodwill, or the excess of the fair value of Atwood's tangible and intangible assets and liabilities at the acquisition date over the purchase price, if any, being recognized in Ensco's earnings. Under the acquisition method of accounting, goodwill is not amortized but is tested for impairment at least annually.

No Appraisal or Dissenters' Rights (See page 91)

        Atwood shareholders who dissent to the merger will not have rights to an appraisal of the fair value of their shares. Under the TBOC, shareholders generally have appraisal rights in the event of a merger or consolidation. However, these appraisal rights are not available if (i) the shares held by the shareholder are part of a class of shares listed on a national securities exchange or held of record by at least 2,000 holders, (ii) the shareholder is not required to accept for his or her shares any consideration that is different than the consideration to be provided to any other holder of shares of the same class held by the shareholder, and (iii) the shareholder is not required to accept any consideration other than shares of a corporation that satisfy the requirements in clause (i) above. Because Ensco Class A ordinary shares are listed on the NYSE, a national securities exchange, and are expected to continue to be so listed following the merger, and because the merger otherwise satisfies the foregoing requirements, Atwood shareholders will not be entitled to appraisal or dissenters' rights in the merger with respect to their shares of Atwood common stock.

Comparison of Shareholder Rights (See page 148)

        Upon completion of the merger, Atwood shareholders will become Ensco shareholders and will have different rights once they become Ensco shareholders due to differences between the governing corporate documents of each entity. These differences are described in detail in the section entitled "Comparison of Rights of Atwood Shareholders and Ensco Shareholders" beginning on page 148.

Litigation Relating to the Merger (See page 92)

        On June 23, 2017, a putative class action lawsuit was filed against Atwood, Atwood's directors, Ensco and Merger Sub. The complaint generally alleges that the directors and Atwood disseminated a false or misleading registration statement which omitted material information regarding the proposed transaction between Ensco and Atwood, in violation of Section 14(a) of the Exchange Act. Specifically, the complaint alleges that Atwood and the directors omitted material information regarding the parties' financial projections, the analysis performed by Goldman Sachs in support of its fairness opinion, the timing and nature of communications regarding post-transaction employment of Atwood's directors and officers, potential conflicts of interest of Goldman Sachs, and whether there were further discussions with another potential acquirer of Atwood following announcement of the merger. The complaint seeks injunctive relief, including to enjoin the merger, rescission or rescissory damages in the event the merger is consummated, and an award of attorneys' fees, in addition to other relief. On June 27, June 29 and June 30, 2017, three additional putative class action lawsuits were filed against Atwood and Atwood's directors. These actions allege violations of Sections 14(a) and 20(a) of the Exchange Act by Atwood and Atwood's directors similar to those alleged in the original complaint discussed above; however, neither Ensco nor Merger Sub is named as a defendant in these actions.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF ENSCO

        The following selected historical consolidated financial data for each of the years ended December 31, 2016, 2015, 2014, 2013 and 2012 are derived from Ensco's audited historical consolidated financial statements. Financial data for the three months ended March 31, 2017 and 2016 are derived from Ensco's unaudited consolidated financial statements. These historical results are not necessarily indicative of the future performance of Ensco following completion of the merger.

        You should read the following historical financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the related notes thereto set forth in Ensco's Annual Report on Form 10-K for the year ended December 31, 2016 and Form 10-Q for the quarterly period ended March 31, 2017, which are incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information."

	Year Ended December 31,					Three Months Ended March 31,
(in millions, except per share amounts)	2016	2015	2014	2013	2012	2017	2016
Consolidated Statement of Operations Data
Revenues	$2,776.4	$4,063.4	$4,564.5	$4,323.4	$3,638.8	$471.1	$814.0
Operating expenses
Contract drilling (exclusive of depreciation)	1,301.0	1,869.6	2,076.9	1,947.1	1,642.8	278.1	363.7
Loss on impairment	—	2,746.4	4,218.7	—	—	—	—
Depreciation	445.3	572.5	537.9	496.2	443.8	109.2	113.3
General and administrative	100.8	118.4	131.9	146.8	148.9	26.0	23.4
Operating income (loss)	929.3	(1,243.5)	(2,400.9)	1,733.3	1,403.3	57.8	313.6
Other income (expense), net	68.2	(227.7)	(147.9)	(100.1)	(98.6)	(57.7)	(64.6)
Income tax expense (benefit)	108.5	(13.9)	140.5	203.1	228.6	24.1	71.4
Income (loss) from continuing operations	889.0	(1,457.3)	(2,689.3)	1,430.1	1,076.1	(24.0)	177.6
Income (loss) from discontinued operations, net	8.1	(128.6)	(1,199.2)	(2.2)	100.6	(0.6)	(0.9)
Net income (loss)	897.1	(1,585.9)	(3,888.5)	1,427.9	1,176.7	(24.6)	176.7
Net income attributable to noncontrolling interests	(6.9)	(8.9)	(14.1)	(9.7)	(7.0)	(1.1)	(1.4)
Net income (loss) attributable to Ensco	$890.2	$(1,594.8)	$(3,902.6)	$1,418.2	$1,169.7	$(25.7)	$175.3
Earnings (loss) per share—basic
Continuing operations	$3.10	$(6.33)	$(11.70)	$6.09	$4.62	$(0.09)	$0.74
Discontinued operations	0.03	(0.55)	(5.18)	(0.01)	0.43	—	—
	$3.13	$(6.88)	$(16.88)	$6.08	$5.05	$(0.09)	$0.74
Earnings (loss) per share—diluted
Continuing operations	$3.10	$(6.33)	$(11.70)	$6.08	$4.61	$(0.09)	$0.74
Discontinued operations	0.03	(0.55)	(5.18)	(0.01)	0.43	—	—
	$3.13	$(6.88)	$(16.88)	$6.07	$5.04	$(0.09)	$0.74
Net income (loss) attributable to Ensco shares—Basic and Diluted	$873.6	$(1,596.8)	$(3,910.5)	$1,403.1	$1,157.4	$(25.8)	$172.8
Weighted-average shares outstanding
Basic	279.1	232.2	231.6	230.9	229.4	300.6	232.5
Diluted	279.1	232.2	231.6	231.1	229.7	300.6	232.5
Cash dividends per share	$0.04	$0.60	$3.00	$2.25	$1.50	$0.01	$0.01
Consolidated Balance Sheet and Cash Flow Statement Data
Working capital	$2,424.9	$1,509.6	$1,788.9	$466.9	$720.4	$2,167.5	$815.4
Total assets	14,374.5	13,610.5	16,023.3	19,446.8	18,554.7	13,972.3	13,610.0
Long-term debt, net of current portion	4,942.6	5,868.6	5,868.1	4,709.3	4,797.7	4,905.9	4,991.0
Ensco shareholders' equity	8,250.6	6,512.9	8,215.0	12,791.6	11,846.4	8,221.2	6,700.7
Cash flows from operating activities of continuing operations	1,077.4	1,697.9	2,057.9	1,811.2	1,954.6	104.6	233.1

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF ATWOOD

        The following selected historical consolidated financial data for each of the fiscal years ended September 30, 2016, 2015, 2014, 2013 and 2012 are derived from Atwood's historical consolidated financial statements. Financial data for the six months ended March 31, 2017 and 2016 are derived from Atwood's unaudited condensed consolidated financial statements also appearing herein and which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods. These historical results are not necessarily indicative of the future performance of Atwood.

        You should read the following historical financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the related notes thereto set forth in Atwood's Annual Report on Form 10-K for the fiscal year ended September 30, 2016 and Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2017 and 2016, respectively, which are incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information."

	At or For the Fiscal Years Ended September 30,					Six Months Ended March 31,
(In thousands, except per share amounts)	2016	2015	2014	2013	2012	2017	2016
Statement of Operations Data:
Total revenues	$1,020,644	$1,395,851	$1,173,953	$1,063,663	$787,421	$325,262	$604,170
Operating income (loss)	294,282	531,430	438,784	429,471	319,410	14,308	191,197
Net income (loss)	265,272	432,573	340,822	350,224	272,171	(19,191)	161,518
Per Share Data:
Earnings (loss) per common share(1)
Basic	4.09	6.70	5.31	5.38	4.17	(0.27)	2.49
Diluted	4.09	6.65	5.24	5.32	4.14	(0.27)	2.49
Average common shares outstanding(1)
Basic	64,789	64,581	64,240	65,073	65,267	71,504	64,739
Diluted	64,839	65,030	65,074	65,845	65,781	71,504	64,870
Balance Sheet Data (as of end of period):
Total assets	4,539,792	4,801,333	4,507,228	3,657,266	2,943,762	4,796,645	4,834,992
Total debt	1,227,919	1,678,268	1,742,122	1,263,232	830,000	1,298,067	1,595,018
Total shareholder's equity	3,230,386	2,947,170	2,555,524	2,207,371	1,939,422	3,401,022	3,105,107
Statements of Cash Flow Data:
Net cash provided by operating activities	625,008	604,287	442,620	432,110	255,603	193,263	380,153

(1)
Potential dilutive Atwood common stock outstanding stock-based awards totaling 911,370 and 505,372 shares were considered in the calculation of diluted weighted-average shares for the three months ended March 31, 2017; however, due to Atwood's net loss position, those shares have not been reflected above because they would be anti-dilutive.

UNAUDITED COMPARATIVE PER SHARE DATA

        The following table sets forth (i) selected per share information for Ensco on a historical basis for the year ended December 31, 2016 and the three months ended March 31, 2017, (ii) selected per share information for Atwood on a historical basis for the year ended September 30, 2016 and the three months ended March 31, 2017, (iii) unaudited selected per share information for Ensco on a pro forma basis after giving effect to the merger for the year ended December 31, 2016 and the three months ended March 31, 2017 and (iv) unaudited selected per share information for Atwood on an equivalent pro forma basis based on the exchange ratio of 1.60 Ensco Class A ordinary shares for each share of Atwood common stock for the year ended September 30, 2106 and the three months ended March 31, 2017.

        The pro forma information set forth below, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the possible impact on the combined company that may result as a consequence of the merger and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during 2016. Upon completion of the merger, the operating results of Atwood will be reflected in the consolidated financial statements of Ensco on a prospective basis. You should read the data with the historical consolidated financial statements and related notes of Ensco and Atwood contained in their Annual Reports on Form 10-K for the years ended December 31, 2016 and September 30, 2016, respectively, and their respective Quarterly Reports on Form 10-Q for the quarter ended March 31, 2017, all of which are incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information."

	Year Ended December 31, 2016	Three Months Ended March 31, 2017
Ensco—Historical
Book value per share	$27.20	$27.10
Cash dividends per share	0.04	0.01
Basic and diluted earnings per share	3.10	(0.09)

	Year Ended September 30, 2016	Three Months Ended March 31, 2017
Atwood—Historical
Book value per share	$49.85	$42.25
Cash dividends per share	0.075	—
Basic and diluted earnings per share	4.09	(0.37)

	Year Ended December 31, 2016	Three Months Ended March 31, 2017
Ensco—Pro Forma Combined
Book value per share	$21.43	$21.35
Cash dividends per share	0.115	0.01
Basic and diluted earnings per share	2.85	(0.04)

	Year Ended September 30, 2016	Three Months Ended March 31, 2017
Equivalent Atwood
Book value per share	$31.16	$26.41
Cash dividends per share	0.075	—
Basic and diluted earnings per share	2.55	(0.23)

COMPARATIVE MARKET PRICES AND DIVIDENDS

        Ensco Class A ordinary shares and Atwood common stock are listed on the NYSE. The following table sets forth the high and low sales prices of Ensco Class A ordinary shares and shares of Atwood common stock as reported on the NYSE, and the quarterly cash dividends declared per share for the periods indicated.

	Ensco Class A Ordinary Shares			Atwood Common Stock
	High	Low	Dividend	High	Low	Dividend(2)
Quarter Ended:
September 30, 2017 (through July 19, 2017)	$5.77	$4.71	(1)	$8.69	$7.36	N/A
June 30, 2017	9.34	4.89	(1)	10.23	7.18	—
March 31, 2017	12.04	8.15	$0.01	14.39	8.44	—
December 31, 2016	$12.03	$7.19	$0.01	$15.37	$6.86	$—
September 30, 2016	10.89	6.50	0.01	13.79	6.12	—
June 30, 2016	12.36	9.00	0.01	13.33	7.52	—
March 31, 2016	16.10	7.25	0.01	11.46	4.82	0.075
December 31, 2015	$18.93	$13.26	$0.15	$19.65	$9.98	$0.25
September 30, 2015	22.21	13.46	0.15	26.50	14.15	0.25
June 30, 2015	28.40	21.04	0.15	35.66	25.89	0.25
March 31, 2015	32.28	19.78	0.15	35.24	26.12	0.25

(1)
Dividends in respect of Ensco's quarters ended June 30, 2017 and September 30, 2017 have not been declared or paid.

(2)
In March 2016, Atwood entered into an amendment to its revolving credit facility that, among other things, prohibits Atwood from paying dividends during the remaining term of its revolving credit facility.

        On May 26, 2017, the last full trading day before the public announcement of the merger agreement, the high and low sales prices of Ensco Class A ordinary shares as reported on the NYSE were $6.84 and $6.68, respectively. On                    , 2017, the last full trading day before the date of this joint proxy statement/prospectus, the high and low sale prices of Ensco Class A ordinary shares as reported on the NYSE were $            and $            , respectively.

        On May 26, 2017, the last full trading day before the public announcement of the merger agreement, the high and low sales prices of shares of Atwood common stock as reported on NYSE were $8.23 and $7.92, respectively. On                    , 2017, the last full trading day before the date of this joint proxy statement/prospectus, the high and low sale prices of shares of Atwood common stock as reported on the NYSE were $            and $            , respectively.

        Ensco shareholders and Atwood shareholders are advised to obtain current market quotations for Ensco Class A ordinary shares and Atwood common stock. The market price of Ensco Class A ordinary shares and Atwood common stock will fluctuate between the date of this joint proxy statement/prospectus and the completion of the merger. No assurance can be given concerning the market price of Ensco Class A ordinary shares or Atwood common stock before or after the Effective Time.

RISK FACTORS

        In addition to the other information included or incorporated by reference in this joint proxy statement/prospectus, including the matters addressed in "Cautionary Statement Regarding Forward-Looking Statements" beginning on page 31, you should carefully consider the following risks before deciding how to vote. In addition, you should read and carefully consider the risks associated with each of Ensco and Atwood and their respective businesses. These risks can be found in Ensco's and Atwood's Annual Reports on Form 10-K for the year ended December 31, 2016 and September 30, 2016, respectively, and subsequent Quarterly Reports on Form 10-Q, each of which is filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. For further information regarding the documents incorporated into this joint proxy statement/prospectus by reference, please see the section titled "Where You Can Find More Information." Realization of any of the risks described below, any of the events described under "Cautionary Statement Regarding Forward-Looking Statements" or any of the risks or events described in the documents incorporated by reference could have a material adverse effect on Ensco's, Atwood's or the combined company's businesses, financial condition, cash flows and results of operations and could result in a decline in the trading prices of Ensco's or Atwood's stock.

Risks Relating to the Merger

Because the exchange ratio will not be adjusted for stock price changes and the market price of Ensco Class A ordinary shares will fluctuate, Atwood shareholders cannot be sure of the value of the merger consideration they will receive.

        Upon completion of the merger, each share of Atwood common stock will be converted into the right to receive 1.60 Ensco Class A ordinary shares. The exchange ratio will not change to reflect changes in the market prices of the Ensco Class A ordinary shares and Atwood common stock. The market price of Ensco Class A ordinary shares at the time of completion of the merger may vary significantly from the market price of Ensco Class A ordinary shares on the date the merger agreement was executed, the date of this joint proxy statement/prospectus and the date of the Atwood special meeting. Accordingly, Atwood shareholders will not know or be able to calculate at the time of the Atwood special meeting the market value of the merger consideration they will receive upon completion of the merger.

        In addition, the merger might not be completed until a significant period of time has passed after the Atwood special meeting. Because the exchange ratio will not be adjusted to reflect any changes in the market values of Ensco Class A ordinary shares and Atwood common stock, the market value of the Ensco Class A ordinary shares issued, and the Atwood common stock surrendered, may be higher or lower than the values of those shares on earlier dates. Stock price changes may result from, among other things, changes in the business, operations or prospects of Ensco or Atwood prior to or following the merger, litigation or regulatory considerations, general business, market, industry or economic conditions and other factors both within and beyond the control of Ensco and Atwood. Neither Ensco nor Atwood is permitted to terminate the merger agreement solely because of changes in the market price of either company's stock.

The fairness opinions rendered by Ensco's and Atwood's financial advisors were based on the financial advisors' financial analysis and considered factors such as market and other conditions then in effect, and financial forecasts and other information made available to the financial advisors, as of the date of the opinions.

        The fairness opinions rendered to the Ensco Board and the Atwood Board by Morgan Stanley and Goldman Sachs, respectively, were provided in connection with, and at the time of, the evaluation of the merger and the merger agreement by the Ensco Board and the Atwood Board. The opinions were based on the financial, economic, market and other conditions as in effect on, and the information made available to, the financial advisors as of the date of the opinions. Events occurring after the date of such opinions may affect such opinions and the assumptions used in preparing them. Neither the Ensco Board nor the Atwood Board have obtained an updated opinion as of the date of this joint proxy statement/prospectus from their respective financial advisors, and neither the Ensco Board nor the Atwood Board expects to obtain an updated opinion prior to completion of the merger. Neither Morgan Stanley nor Goldman Sachs assumed any obligation to update, revise or reaffirm their respective opinions. Changes in the operations and prospects of Ensco or Atwood, general market and economic conditions and other factors that may be beyond the control of Ensco and Atwood, and on which the fairness opinions were based, may have altered the value of Ensco or Atwood or the prices of Ensco Class A ordinary shares or Atwood common stock since the date of such opinion, or may alter such values and prices by the time the merger is completed. The opinions do not speak as of any date other than the date of such opinion. For a description of the opinion that Morgan Stanley rendered to the Ensco Board, please refer to "The Merger—Opinion of Financial Advisor to Ensco." For a description of the opinion that Goldman Sachs rendered to the Atwood Board, please refer to "The Merger—Opinion of Financial Advisor to Atwood."

Current Atwood shareholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

        Ensco will issue new Ensco Class A ordinary shares to Atwood shareholders in the merger (including Ensco Class A ordinary shares to be issued in connection with the vesting of certain outstanding Atwood equity awards). After giving effect to these issuances, current Ensco and Atwood shareholders are expected to hold approximately 69% and 31%, respectively, of the outstanding Ensco Class A ordinary shares immediately following completion of the merger.

        Atwood shareholders currently have the right to vote for their directors and on other matters affecting the company. When the merger occurs, the Ensco Class A ordinary shares that each Atwood shareholder receives in exchange for its Atwood common stock will represent a percentage ownership of Ensco that is significantly smaller than the Atwood shareholder's percentage ownership of Atwood. As a result of these reduced ownership percentages, former Atwood shareholders will have less influence on the management and policies of Ensco than they now have with respect to Atwood.

The merger agreement contains provisions that limit Ensco's and Atwood's ability to pursue alternatives to the merger, which could discourage a potential acquirer of Ensco or Atwood from making an alternative transaction proposal and, in certain circumstances, could require Ensco or Atwood to pay the other party a termination fee.

        Under the merger agreement, each of Ensco and Atwood is restricted from entering into alternative transactions. Unless and until the merger agreement is terminated, subject to specified exceptions (which are discussed in more detail in "The Merger Agreement"), each of Ensco, Atwood and their respective subsidiaries and representatives are prohibited from, directly or indirectly, initiating, soliciting, knowingly facilitating or knowingly encouraging (including by way of furnishing non-public information) any inquiry in respect of, or the making of any proposal or offer that constitutes or could reasonably be expected to lead to, a takeover proposal; engaging in, continuing or otherwise participating in any discussions or negotiations regarding, or furnishing to any other person any non-public information in connection with or for the purpose of encouraging or facilitating, a takeover proposal; or approving, recommending, or entering into any letter of intent or similar document, agreement, commitment or agreement in principle with respect to a takeover proposal. Under the merger agreement, in the event of a potential change by the Ensco Board of its recommendation with respect to the Ensco Merger Consideration Proposal or the Atwood Board of its recommendation with respect to the Atwood Merger Proposal, Ensco or Atwood, as the case may be, must provide the other party with at least four business days' prior written notice of its intention to take such action. In addition, each party is generally required to negotiate in good faith with the other party to modify the terms of the merger in response to any competing acquisition proposals before the party's board of directors, as the case may be, may change, qualify, withhold, withdraw or modify its recommendation with respect to the merger.

        If the merger agreement is terminated under specified circumstances, then Ensco or Atwood, as applicable, will be required to pay the other party's reasonable out-of-pocket fees and expenses up to a maximum amount of $10.0 million. In addition, if the merger agreement is terminated under specified circumstances, Ensco or Atwood will be required to pay the other party a termination fee of $50.0 million (in the case of a termination fee paid by Ensco) or $30.0 million (in the case of a termination fee paid by Atwood), in each case less any expense reimbursement previously paid by Ensco or Atwood. Following payment of a termination fee, neither party will be obligated to pay any additional expenses incurred by the other party or its affiliates. Please read "The Merger Agreement."

        These provisions could discourage a potential third-party acquirer that might have an interest in acquiring all or a significant portion of Ensco's or Atwood's stock or assets from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share cash or market value than the market value proposed to be received or realized in the merger. Similarly, these provisions might result in a potential third-party acquirer proposing to pay a lower price to Atwood shareholders than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances. If the merger agreement is terminated and Ensco or Atwood determines to seek another business combination, it may not be able to negotiate a transaction with another party on terms comparable to, or better than, the terms of the merger.

Ensco and Atwood will be subject to various uncertainties and contractual restrictions while the merger is pending that could adversely affect each party's business and operations.

        In connection with the merger, it is possible that some customers, suppliers and other persons with whom Ensco or Atwood has business relationships may delay or defer certain business decisions, or might decide to seek to terminate, change or renegotiate their relationship with Ensco or Atwood as a result of the merger, which could negatively affect Ensco's and Atwood's respective revenues, earnings and cash available for distribution, as well as the market price of Ensco Class A ordinary shares and Atwood common stock, regardless of whether the merger is completed.

        Under the terms of the merger agreement, each of Ensco and Atwood is subject to certain restrictions on the conduct of its business prior to completing the merger, which may adversely affect its ability to execute certain of its business strategies. Such limitations could negatively affect each party's businesses and operations prior to the completion of the merger. Furthermore, the process of planning to integrate two businesses and organizations for the post-merger period may divert management's attention and resources and could ultimately have an adverse effect on each party. These uncertainties could cause customers, suppliers and others that deal with Ensco or Atwood to seek to change existing business relationships with such party. For a discussion of these restrictions, see "The Merger Agreement—Covenants and Agreements."

Ensco or Atwood may have difficulty attracting, motivating and retaining executives and other employees in light of the merger.

        Uncertainty about the effect of the merger on Ensco or Atwood employees may impair these companies' ability to attract, retain and motivate personnel until the merger is completed. Employee retention may be particularly challenging during the pendency of the merger, as employees may feel uncertain about their future roles with the combined organization. In addition, Ensco or Atwood may have to provide additional compensation in order to retain employees. If employees of Ensco or

Atwood depart because of issues relating to the uncertainty and difficulty of integration or a desire not to become employees of the combined company, the combined company's ability to realize the anticipated benefits of the merger could be adversely affected.

The merger is subject to conditions, including certain conditions that may not be satisfied, and may not be completed on a timely basis, if at all. Failure to complete the merger, or significant delays in completing the merger, could negatively affect the trading prices of Ensco Class A ordinary shares and Atwood common stock and the future business and financial results of Ensco and Atwood.

        The completion of the merger is subject to a number of conditions beyond Ensco's and Atwood's control that may prevent, delay or otherwise materially adversely affect its completion, including the approval by Ensco's shareholders of the Ensco Merger Consideration Proposal and the approval by Atwood's shareholders of the Atwood Merger Proposal. Neither Ensco nor Atwood can predict whether and when these other conditions will be satisfied. Any delay in completing the merger could cause the combined company not to realize some or all of the synergies expected to be achieved if the merger is successfully completed within its expected time frame. See "The Merger Agreement—Conditions to Complete the Merger."

        If the merger is not completed, each of Ensco and Atwood will be subject to several risks and consequences, including the following:

  •
  certain damages for which the parties may be liable to one another under the terms and conditions of the merger agreement;

  •
  negative reactions from the financial markets, including declines in the price of Ensco Class A ordinary shares or Atwood common stock due to the fact that current prices may reflect a market assumption that the merger will be completed;

  •
  certain significant costs relating to the merger, including, in certain circumstances, the reimbursement by either Ensco or Atwood of up to $10.0 million of the other party's expenses and a termination fee payable by Ensco of $50.0 million and payable by Atwood of $30.0 million less any previous expense reimbursements by each party, as described in "The Merger Agreement—Termination Fees and Expense Reimbursement"; and

  •
  diverted attention of management of Ensco and Atwood to the merger rather than each organization's own operations and pursuit of other opportunities that could have been beneficial to that organization.

Ensco and Atwood will incur substantial transaction fees and costs in connection with the merger.

        Ensco and Atwood expect to incur a number of non-recurring transaction-related costs associated with completing the merger, combining the operations of the two organizations and achieving desired synergies. These fees and costs will be substantial. Non-recurring transaction costs include, but are not limited to, fees paid to legal, financial and accounting advisors, filing fees and printing costs. Additional unanticipated costs may be incurred in the integration of the businesses of Ensco and Atwood. There can be no assurance that the elimination of certain duplicative costs, as well as the realization of other efficiencies related to the integration of the two businesses, will offset the incremental transaction-related costs over time. Thus, any net benefit may not be achieved in the near term, the long term or at all.

Certain directors and executive officers of Atwood have interests in the merger that are different from, or in addition to, those of other Atwood shareholders, which could have influenced their decisions to support or approve the merger.

        In considering whether to approve the proposals at the Atwood special meeting, Atwood shareholders should recognize that certain directors and executive officers of Atwood have interests in the merger that differ from, or that are in addition to, their interests as shareholders of Atwood. These interests include, among others, ownership interests in the combined company and the accelerated vesting of certain equity awards and/or certain severance benefits, in connection with the merger. These interests, among others, may influence the directors and executive officers of Atwood to support or approve the Atwood Merger Proposal. Please read "The Atwood Special Meeting—Proposal 2—Compensatory Proposal" and "The Merger—Atwood's Directors and Officers Have Financial Interests in the Merger."

Completion of the merger will trigger change of control or other provisions in certain agreements to which Atwood is a party.

        The completion of the merger will trigger change of control or other provisions in certain agreements to which Atwood is a party. In particular, the indenture governing Atwood's 6.50% senior notes due 2020 requires Atwood to make an offer to purchase all of each holder's notes at an amount equal to 101% of the aggregate principal amount of such holder's notes, plus accrued and unpaid interest, if any, within 30 days following a change of control. As a result, Ensco could be required to repay up to an aggregate $449 million principal amount of senior notes plus approximately $4.5 million in associated premiums.

        In addition, the completion of the merger will constitute a change of control under Atwood's revolving credit facility. As a result, the outstanding balance under the revolving credit facility will be accelerated and become due and payable by Ensco in connection with the completion of the merger. As of March 31, 2017, Atwood had outstanding borrowings under its revolving credit facility of approximately $850 million.

If a governmental authority asserts objections to the merger, Ensco and Atwood may be unable to complete the merger or, in order to do so, Ensco and Atwood may be required to comply with material restrictions or satisfy material conditions.

        The completion of the merger is subject to the condition that there is no law, injunction, judgment or ruling by a governmental authority in effect enjoining, restraining, preventing or prohibiting the merger contemplated by the merger agreement. If a governmental authority asserts objections to the merger, Ensco or Atwood may be required to divest assets or accept other remedies in order to complete the merger. There can be no assurance as to the cost, scope or impact of the actions that may be required to address any governmental authority objections to the merger. If Ensco or Atwood takes such actions, it could be detrimental to it or to the combined company following the consummation of the merger. Furthermore, these actions could have the effect of delaying or preventing completion of the merger or imposing additional costs on or limiting the revenues or cash available for distribution of the combined company following the consummation of the merger.

        Additionally, state attorneys general could seek to block or challenge the merger as they deem necessary or desirable in the public interest at any time, including after completion of the transaction. In addition, in some circumstances, a third party could initiate a private action under antitrust laws challenging or seeking to enjoin the merger, before or after it is completed. Ensco or Atwood may not prevail and may incur significant costs in defending or settling any action under the antitrust laws.

Risks Relating to the Combined Company Following the Merger

If completed, the merger may not achieve its intended results, and Ensco and Atwood may be unable to successfully integrate their operations. Failure to successfully combine the businesses of Ensco and Atwood in the expected time frame may adversely affect the future results of the combined organization, and, consequently, the value of the Ensco Class A ordinary shares that Atwood shareholders receive as the merger consideration.

        Ensco and Atwood entered into the merger agreement with the expectation that the merger will result in various benefits, including, among other things, expanding Ensco's asset base and creating synergies. Achieving the anticipated benefits of the merger is subject to a number of uncertainties, including whether the businesses of Ensco and Atwood can be integrated in an efficient and effective manner.

        It is possible that the integration process could take longer than anticipated and could result in the loss of valuable employees, the disruption of each company's ongoing businesses, processes and systems or inconsistencies in standards, controls, procedures, practices, policies and compensation arrangements, any of which could adversely affect the combined company's ability to achieve the anticipated benefits of the merger. The combined company's results of operations could also be adversely affected by any issues attributable to either company's operations that arise or are based on events or actions that occur prior to the completion of the merger. The companies may have difficulty addressing possible differences in corporate cultures and management philosophies. The integration process is subject to a number of uncertainties, and no assurance can be given that the anticipated benefits will be realized or, if realized, the timing of their realization. Failure to achieve these anticipated benefits could result in increased costs or decreases in the amount of expected revenues and could adversely affect the combined company's future business, financial condition, operating results and prospects.

The pro forma financial statements included in this joint proxy statement/prospectus are based on various assumptions that may not prove to be correct, and they are presented for illustrative purposes only and may not be an indication of the combined company's financial condition or results of operations following the merger.

        The pro forma financial statements contained in this joint proxy statement/prospectus are based on various adjustments, assumptions and preliminary estimates and may not be an indication of the combined company's financial condition or results of operations following the merger for several reasons. See "Unaudited Pro Forma Condensed Combined Financial Statements of Ensco." The actual financial condition and results of operations of the combined company following the merger may not be consistent with, or evident from, these pro forma financial statements. In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect the combined company's financial condition or results of operations following the merger. Any potential decline in the combined company's financial condition or results of operations may cause significant variations in the price of Ensco Class A ordinary shares.

A downgrade in Ensco's or its subsidiaries' credit ratings following the merger could impact the combined entity's access to capital and costs of doing business, and maintaining credit ratings is under the control of independent third parties.

        Following the merger, rating agencies may reevaluate Ensco's and its subsidiaries' ratings, and any additional actual or anticipated downgrades in such credit ratings could limit their ability to access credit and capital markets, or to restructure or refinance their indebtedness. As a result of any such downgrades, future financings or refinancings may result in higher borrowing costs and require more restrictive terms and covenants, including obligations to post collateral with third parties, which may further restrict operations and negatively impact liquidity.

        Credit rating agencies perform independent analysis when assigning credit ratings. The analysis includes a number of criteria including, but not limited to, business composition, market and operational risks, as well as various financial tests. Credit rating agencies continue to review the criteria for industry sectors and various debt ratings and may make changes to those criteria from time to time. Credit ratings are not recommendations to buy, sell or hold investments in the rated entity. Ratings are subject to revision or withdrawal at any time by the rating agencies, and Ensco cannot assure you that it will maintain its current credit ratings.

Ensco Class A ordinary shares to be received by Atwood shareholders as a result of the merger have different rights from Atwood common stock.

        Following completion of the merger, Atwood shareholders will no longer hold Atwood common stock, but will instead be Class A ordinary shareholders of Ensco. There are important differences between the rights of Atwood shareholders and the rights of Ensco Class A ordinary shareholders. See "Comparison of Rights of Atwood Shareholders and Ensco Shareholders" for a discussion of the different rights associated with Ensco Class A ordinary shares and Atwood common stock.

The IRS may not agree with the conclusion that Ensco should be treated as a foreign corporation for U.S. federal tax purposes following the merger.

        Although Ensco is incorporated in the United Kingdom, the U.S. Internal Revenue Service ("IRS") may assert that Ensco should be treated as a U.S. corporation (and, therefore, a U.S. tax resident) for U.S. federal income tax purposes following the merger pursuant to Section 7874 of the Internal Revenue Code. For U.S. federal income tax purposes, a corporation is generally considered a U.S. "domestic" corporation (or U.S. tax resident) if it is organized in the United States, and a corporation is generally considered a "foreign" corporation (or non-U.S. tax resident) if it is not a U.S. domestic corporation. Because Ensco is an entity incorporated in England and Wales, it would generally be classified as a foreign corporation (or non-U.S. tax resident) under these rules. Section 7874 of the Internal Revenue Code provides an exception under which a foreign incorporated entity may, in certain circumstances, be treated as a U.S. domestic corporation for U.S. federal income tax purposes.

        Unless Ensco satisfies the substantial business activities exception, as defined in Section 7874 of the Internal Revenue Code and described in more detail below (the "Substantial Business Activities Exception"), Ensco would be treated as a U.S. domestic corporation (that is, as a U.S. tax resident) for U.S. federal income tax purposes following the merger pursuant to Section 7874 of the Internal Revenue Code if the percentage (by vote or value) of Ensco Class A ordinary shares considered to be held by former holders of shares of Atwood common stock after the merger by reason of holding shares of Atwood common stock for purposes of Section 7874 of the Internal Revenue Code (the "Section 7874 Percentage") is 80% or more. In order for Ensco to satisfy the Substantial Business Activities Exception, at least 25% of the employees (by headcount and compensation), real and tangible assets and gross income of the Ensco expanded affiliated group must be based, located and derived, respectively, in the country in which Ensco is a tax resident after the merger. The Substantial Business Activities Exception is not expected to be satisfied.

        The Section 7874 Percentage is currently expected to be less than 60%. The calculation of the Section 7874 Percentage, however, is complex, is calculated based on the facts as of the Effective Time, is subject to detailed regulations (the application of which is uncertain in various respects and would be impacted by changes in such regulations) and is subject to factual uncertainties (including fluctuations in the value of shares of Atwood common stock and Ensco Class A ordinary shares). As a result, the IRS could assert that the Section 7874 Percentage is greater than 80% and that Ensco therefore is treated for U.S. federal income tax purposes as a U.S. domestic corporation (that is, as a U.S. tax resident) following the merger. If the IRS successfully challenged Ensco's status as a foreign corporation, significant adverse tax consequences would result for Ensco and for certain of Ensco's shareholders.

        Please see the section of this joint proxy statement/prospectus entitled "Material United States Federal Income Tax Consequences of the Merger—Tax Consequences of the Merger to Atwood and Ensco" for a discussion of the application of Section 7874 of the Internal Revenue Code to the merger.

It is uncertain whether Section 7874 of the Internal Revenue Code will impose an excise tax on gain recognized by certain individuals

        If the Section 7874 Percentage is calculated to be at least 60%, Section 7874 of the Internal Revenue Code and the rules related thereto may impose an excise tax under Section 4985 of the Internal Revenue Code (the "Section 4985 Excise Tax") on the gain recognized by certain "disqualified individuals" (including officers and directors of a U.S. company) on certain stock-based compensation held by them at a rate equal to 15%.

        Based on the guidance available, after taking into account the adjustments described in the section of this joint proxy statement/prospectus entitled "Material United States Federal Income Tax Consequences of the Merger—Tax Consequences of the Merger to Atwood and Ensco," and based on the facts and circumstances as of the date hereof, the Section 7874 Percentage following the merger is expected to be less than 60% and, thus, the Section 4985 Excise Tax is not expected to apply to "disqualified individuals" of Atwood or Ensco.

Future changes to U.S. and foreign tax laws could adversely affect Ensco.

        The U.S. Congress, the Organisation for Economic Co-operation and Development, and other government agencies in jurisdictions where Ensco and its affiliates do business have had an extended focus on issues related to the taxation of multinational corporations. One example is in the area of "base erosion and profit shifting," where payments are made between affiliates from a jurisdiction with high tax rates to a jurisdiction with lower tax rates. Additionally, recent legislative proposals would treat Ensco as a U.S. corporation if the management and control of Ensco and its affiliates were determined to be located primarily in the United States and/or would reduce the Section 7874 Percentage threshold at or above which Ensco would be treated as a U.S. corporation. Thus, the tax laws in the United States, the United Kingdom and other countries in which Ensco and its affiliates do business could change on a prospective or retroactive basis, and any such changes could adversely affect Ensco. Furthermore, the interpretation and application of domestic or international tax laws made by Ensco and Ensco's subsidiaries could differ from that of the relevant governmental authority, which could result in administrative or judicial procedures, actions or sanctions, which could be material.

U.S. tax laws and IRS guidance could affect Ensco's ability to engage in certain acquisition strategies and certain internal restructurings.

        Even if Ensco is treated as a foreign corporation for U.S. federal income tax purposes, Section 7874 of the Internal Revenue Code and U.S. Treasury Regulations promulgated thereunder, including temporary Treasury Regulations, may adversely affect the ability of Ensco to engage in certain future acquisitions of U.S. businesses in exchange for Ensco equity, which may affect the tax efficiencies that otherwise might be achieved in such potential future transactions.

Risks Inherent in an Investment in Ensco

Transfers of Ensco Class A ordinary shares may be subject to stamp duty or stamp duty reserve tax ("SDRT") in the United Kingdom, which would increase the cost of dealing in Ensco Class A ordinary shares.

        Stamp duty and/or SDRT are imposed in the United Kingdom on certain transfers of chargeable securities (which include shares in companies incorporated in the United Kingdom) at a rate of 0.5% of the consideration paid for the transfer. Certain transfers of shares to depositary receipt facilities or clearance systems providers are charged at a higher rate of 1.5%.

        Pursuant to arrangements that Ensco entered into with the Depository Trust Company ("DTC"), the Ensco Class A ordinary shares are eligible to be held in book-entry form through the facilities of DTC. Transfers of shares held in book-entry form through DTC will not attract a charge to stamp duty or SDRT in the United Kingdom. A transfer of the shares from within the DTC system out of DTC and any subsequent transfers that occur entirely outside the DTC system will attract a charge to stamp duty at a rate of 0.5% of any consideration, which is payable by the transferee of the shares. Any such duty must be paid (and the relevant transfer document stamped by Her Majesty's Revenue & Customs ("HMRC")) before the transfer can be registered in the share register of Ensco. If a shareholder decides to redeposit shares into DTC, the redeposit will attract SDRT at a rate of 1.5% of the value of the shares.

        Ensco has put in place arrangements with its transfer agent to require that shares held in certificated form cannot be transferred into the DTC system until the transferor of the shares has first delivered the shares to a depository specified by Ensco so that SDRT may be collected in connection with the initial delivery to the depository. Any such shares will be evidenced by a receipt issued by the depository. Before the transfer can be registered in Ensco's share register, the transferor will also be required to provide the transfer agent sufficient funds to settle the resultant liability for SDRT, which will be charged at a rate of 1.5% of the value of the shares.

        Following decisions of the European Court of Justice and the U.K. First-tier Tax Tribunal, HMRC has announced that it will not seek to apply a charge to stamp duty or SDRT on the issuance of shares (or, where it is integral to the raising of new capital, the transfer of new shares) into a depositary receipt facility or clearance system provider, such as DTC. However, it is possible that the U.K. government may change or enact laws applicable to stamp duty or SDRT in response to this decision, which could have a material effect on the cost of trading in Ensco's shares.

If the Ensco Class A ordinary shares are not eligible for continued deposit and clearing within the facilities of DTC, then transactions in Ensco's shares may be disrupted.

        The facilities of DTC are widely-used for rapid electronic transfers of securities between participants within the DTC system, which include numerous major international financial institutions and brokerage firms. Currently, all trades of Ensco Class A ordinary shares on the NYSE are cleared and settled on the facilities of DTC. The Ensco Class A ordinary shares are, at present, eligible for deposit and clearing within the DTC system, pursuant to arrangements with DTC whereby DTC accepted the Ensco Class A ordinary shares for deposit, clearing and settlement services, and Ensco agreed to indemnify DTC for any stamp duty and/or SDRT that may be assessed upon it as a result of its service as a clearance system provider for the Ensco Class A ordinary shares. However, DTC retains sole discretion to cease to act as a clearance system provider for the Ensco Class A ordinary shares at any time.

        If DTC determines at any time that the Ensco Class A ordinary shares are no longer eligible for deposit, clearing and settlement services within its facilities, such shares may become ineligible for continued listing on a U.S. securities exchange, and trading in such shares would be disrupted. In this event, DTC has agreed it will provide Ensco advance notice and assist Ensco, to the extent possible, with efforts to mitigate adverse consequences. While Ensco would pursue alternative arrangements to preserve its listing and maintain trading, any such disruption could have a material adverse effect on the trading price of the Ensco Class A ordinary shares.

Investor enforcement of civil judgments against Ensco may be more difficult.

        Because Ensco is a public limited company incorporated under the Laws of England and Wales, investors could experience more difficulty enforcing judgments obtained against Ensco in U.S. courts. In addition, it may be more difficult (or impossible) to bring some types of claims against Ensco in courts in England than it would be to bring similar claims against a U.S. company in a U.S. court.

Ensco has less flexibility as a U.K. public limited company with respect to certain aspects of capital management than U.S. corporations due to increased shareholder approval requirements.

        Directors of Texas and other U.S. corporations may issue, without further shareholder approval, shares of common stock authorized in their certificates of incorporation that were not already issued or reserved. The business corporation laws of Texas and other U.S. states also provide substantial flexibility in establishing the terms of preferred stock. However, English law provides that a board of directors may only allot shares with the prior authorization of an ordinary resolution of the shareholders, which authorization must state the maximum amount of shares that may be allotted under it and specify the date on which it will expire, which must not be more than five years from the date on which the shareholder resolution is passed. An ordinary resolution was passed by shareholders at the Ensco 2017 Annual General Meeting to authorize the allotment of additional shares until the next annual general meeting of shareholders (or, if earlier, at the close of business on August 22, 2018). This authority will be increased if the Ensco General Allotment Authority Increase Proposal is passed at this meeting, but in any event, this authority will expire in 2018. As such, an ordinary resolution will be put to Ensco shareholders at Ensco's next annual general meeting seeking shareholder approval to renew the authority of the Ensco Board to allot shares for an additional one year term.

        English law also generally provides shareholders with pre-emption rights over new shares that are issued for cash. However, it is possible, where the board of directors is generally authorized to allot shares, to exclude pre-emption rights by a special resolution of the shareholders or by a provision in the articles of association. Such exclusion of pre-emption rights will commonly cease to have effect at the same time as the general allotment authority to which it relates is revoked or expires. If the general allotment authority is renewed, the authority excluding pre-emption rights may also be renewed by a special resolution of the shareholders. Special resolutions were passed, in conjunction with an allotment authority at the Ensco 2017 Annual General Meeting, to disapply pre-emption rights until the next annual general meeting of shareholders (or, if earlier, at the close of business on August 22, 2018). These authorities will be increased if the Ensco General Disapplication of Pre-emptive Rights Proposal and/or the Ensco Specified Disapplication of Pre-emptive Rights Proposal are passed at this meeting, but in any event, these authorities will expire in 2018. As such, special resolutions will be put to Ensco shareholders at Ensco's next annual general meeting seeking shareholder approval to renew the authority of the Ensco Board to disapply pre-emption rights for an additional one year term.

        English law prohibits Ensco from conducting "on-market purchases" as Ensco Class A ordinary shares will not be traded on a recognized investment exchange in the United Kingdom. English law also generally prohibits a company from repurchasing its own shares by way of "off-market purchases" without the approval by a special resolution of the shareholders of the terms of the contract by which the purchase(s) is affected. Such approval may only last for a maximum period of five years after the date on which the resolution is passed. A special resolution was passed at Ensco's annual shareholder meeting in May 2013 to permit Ensco to make "off-market" purchases of its own shares pursuant to certain purchase agreements for a five-year term.

        Ensco cannot provide any assurances that situations will not arise where such shareholder approval requirements for any of these actions would deprive its shareholders of substantial benefits.

The Ensco Articles of Association contain anti-takeover provisions.

        Certain provisions of the Ensco Articles of Association have anti-takeover effects, such as the ability to issue shares under the Rights Plan (as defined therein). These provisions are intended to ensure that any takeover or change of control of Ensco is conducted in an orderly manner, all shareholders of Ensco are treated equally and fairly and receive an optimum price for their shares and the long-term success of Ensco is safeguarded. Under English law, it may not be possible to implement these provisions in all circumstances.

Ensco is not subject to the United Kingdom's Code on Takeovers and Mergers (the "Takeover Code").

        The Takeover Code only applies to an offer for a public company that is registered in the United Kingdom (or the Channel Islands or the Isle of Man) and the securities of which are not admitted to trading on a regulated market in the United Kingdom (or the Channel Islands or the Isle of Man) if the company is considered by the takeover panel (the "Panel") to have its place of central management and control in the United Kingdom (or the Channel Islands or the Isle of Man). This is known as the "residency test." The test for central management and control under the Takeover Code is different from that used by the U.K. tax authorities. Under the Takeover Code, the Panel will look to where the majority of the directors of the company are residents for the purposes of determining where the company has its place of central management and control. Accordingly, the Panel has previously indicated that the Takeover Code does not apply to Ensco and Ensco shareholders therefore do not have the benefit of the protections the Takeover Code affords, including, but not limited to, the requirement that a person who acquires an interest in shares carrying 30% or more of the voting rights in Ensco must make a cash offer to all other shareholders at the highest price paid in the 12 months before the offer was announced.

English law requires that Ensco meet certain additional financial requirements before declaring dividends and returning funds to shareholders.

        Under English law, Ensco is only able to declare dividends and return funds to its shareholders out of the accumulated distributable reserves on its statutory balance sheet. Distributable reserves are a company's accumulated, realized profits, so far as not previously utilized by distribution or capitalization, less its accumulated, realized losses, so far as not previously written off in a reduction or reorganization of capital duly made. Realized profits are created through the remittance of profits of certain subsidiaries to Ensco in the form of dividends.

        English law also provides that a public company can only make a distribution if, among other things (a) the amount of its net assets (that is, the total excess of assets over liabilities) is not less than the total of its called up share capital and non-distributable reserves and (b) if, and to the extent that, the distribution does not reduce the amount of its net assets to less than that total.

        Ensco may be unable to remit the profits of Ensco's subsidiaries in a timely or tax efficient manner. If at any time Ensco does not have sufficient distributable reserves to declare and pay quarterly dividends, Ensco may undertake a reduction in the capital, in addition to the reduction in capital taken in 2014, to reduce the amount of share capital and non-distributable reserves and to create a corresponding increase in distributable reserves out of which future distributions to shareholders can be made. To comply with English law, a reduction of capital would be subject to (a) approval of shareholders at a general meeting by special resolution; (b) confirmation by an order of the English Courts and (c) the Court order being delivered to and registered by the Registrar of Companies in England. If Ensco were to pursue a reduction of capital of Ensco as a course of action, and failed to obtain the necessary approvals from shareholders and the English Courts, Ensco may undertake other efforts to allow Ensco to declare dividends and return funds to shareholders.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This joint proxy statement/prospectus and the documents incorporated herein by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. They use words such as "anticipate," "believe," "intend," "plan," "projection," "forecast," "strategy," "position," "continue," "estimate," "expect," "may," or the negative of those terms or other variations of them or comparable terminology. In particular, statements, express or implied, concerning expected financial performance; expected impact of the merger and any synergies or cost-savings associated therewith; dividends; expected utilization, day rates, revenues, revenue efficiency, operating expenses, contract terms, contract backlog, capital expenditures, insurance, financing and funding; the timing of availability, delivery, mobilization, contract commencement or relocation or other movement of rigs and the timing thereof; future rig construction (including construction in progress and completion thereof), enhancement, upgrade or repair and timing and cost thereof, including startup post-idle costs; the suitability of rigs for future contracts; remaining rig useful lives; the offshore drilling market, including supply and demand, customer drilling programs, stacking of rigs, effects of new rigs on the market and effects of declines in commodity prices; general market, business and industry conditions, trends and outlook; future operations; the impact of increasing regulatory complexity; our program to high-grade the rig fleet by investing in new equipment and divesting selected assets and underutilized rigs; expense management; and the likely outcome of litigation, legal proceedings, investigations or insurance or other claims or contract disputes and the timing thereof. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine actual results are beyond the ability of Ensco or Atwood to control or predict. Specific factors which could cause actual results to differ from those in the forward-looking statements include:

  •
  the ability to complete the merger;

  •
  failure, difficulties, and delays in meeting conditions required for closing set forth in the merger agreement;

  •
  the ability to obtain requisite regulatory and shareholder approval and the satisfaction of the other conditions to the consummation of the merger;

  •
  the potential impact of the announcement or consummation of the merger on relationships, including with employees, suppliers, customers, competitors, lenders and credit rating agencies;

  •
  Ensco's ability to successfully integrate Atwood's operations and employees and to realize synergies and cost savings;

  •
  Ensco's and Atwood's ability to attract and retain skilled personnel on commercially reasonable terms, whether due to labor regulations, unionization or otherwise;

  •
  Ensco's and Atwood's ability to obtain financing and pursue other business opportunities which may be limited by debt levels, debt agreement restrictions and the credit ratings assigned to the debt by independent credit rating agencies;

  •
  changes in worldwide rig supply and demand, competition or technology, including as a result of delivery of newbuild drilling rigs;

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  downtime and other risks associated with offshore rig operations, including rig or equipment failure, damage and other unplanned repairs, the limited availability of transport vessels, hazards, self-imposed drilling limitations and other delays due to severe storms and hurricanes and the limited availability or high cost of insurance coverage for certain offshore perils, such as hurricanes in the Gulf of Mexico or associated removal of wreckage or debris;

  •
  risks inherent to shipyard rig construction, repair, modification or upgrades, unexpected delays in equipment delivery, engineering, design or commissioning issues following delivery, or changes in the commencement, completion or service dates;

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  possible cancellation, suspension, renegotiation or termination (with or without cause) of drilling contracts as a result of general and industry-specific economic conditions, mechanical difficulties, performance or other reasons;

  •
  potential long-lived asset impairments;

  •
  changes in future levels of drilling activity and expenditures by Ensco's and Atwood's customers, whether as a result of global capital markets and liquidity, prices of oil and natural gas or otherwise, which may cause Ensco or Atwood to idle or stack additional rigs;

  •
  delays in contract commencement dates or the cancellation of drilling programs by operators;

  •
  Ensco's and Atwood's ability to enter into, and the terms of, future drilling contracts, including contracts for the newbuild units, for rigs currently idled and for rigs whose contracts are expiring;

  •
  the outcome of litigation, legal proceedings, investigations or other claims or contract disputes, including any inability to collect receivables or resolve significant contractual or day rate disputes, any renegotiation, nullification, cancellation or breach of contracts with customers or other parties and any failure to execute definitive contracts following announcements of letters of intent or award;

  •
  environmental or other liabilities, risks, damages or losses, whether related to storms or hurricanes (including wreckage or debris removal), collisions, groundings, blowouts, fires, explosions, other accidents, terrorism or otherwise, for which insurance coverage and contractual indemnities may be insufficient, unenforceable or otherwise unavailable;

  •
  governmental action, terrorism, piracy, military action and political and economic uncertainties, including uncertainty or instability resulting from civil unrest, political demonstrations, mass strikes, or an escalation or additional outbreak of armed hostilities or other crises in oil or natural gas producing areas of the Middle East, North Africa, West Africa or other geographic areas, which may result in expropriation, nationalization, confiscation or deprivation of Ensco's or Atwood's assets or suspension and/or termination of contracts based on force majeure events;

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  governmental regulatory, legislative and permitting requirements affecting drilling operations, including limitations on drilling locations (such as the Gulf of Mexico during hurricane season);

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  new and future regulatory, legislative or permitting requirements, future lease sales, changes in laws, rules and regulations that have or may impose increased financial responsibility, additional oil spill abatement contingency plan capability requirements and other governmental actions that may result in claims of force majeure or otherwise adversely affect existing drilling contracts, operations or financial results;

  •
  tax matters, including Ensco's and Atwood's effective tax rates, tax positions, results of audits, changes in tax laws, treaties and regulations, tax assessments and liabilities for taxes;

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  adverse changes in foreign currency exchange rates, including their effect on the fair value measurement of our derivative instruments; and

  •
  those set forth in or incorporated by reference into this joint proxy statement/prospectus in the section entitled "Risk Factors."

        Unless expressly stated otherwise, forward-looking statements are based on the expectations and beliefs of the respective managements of Ensco and Atwood, based on information currently available, concerning future events affecting Ensco and Atwood. Although Ensco and Atwood believe that these forward-looking statements are based on reasonable assumptions, they are subject to uncertainties and factors related to Ensco's and Atwood's operations and business environments, all of which are difficult to predict and many of which are beyond Ensco's and Atwood's control. Any or all of the forward-looking statements in this joint proxy statement/prospectus may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. The foregoing list of factors should not be construed to be exhaustive. Many factors mentioned in this joint proxy statement/prospectus, including the risks outlined under the caption "Risk Factors" contained in Ensco's and Atwood's Exchange Act reports incorporated herein by reference, will be important in determining future results, and actual future results may vary materially. There is no assurance that the actions, events or results of the forward-looking statements will occur, or, if any of them do, when they will occur or what effect they will have on Ensco's and Atwood's results of operations, financial condition, cash flows or distributions. In view of these uncertainties, Ensco and Atwood caution that investors should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Ensco and Atwood undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect new information or the occurrence of anticipated or unanticipated events or circumstances.

THE ENSCO GENERAL MEETING

Date, Time, Place and Purpose of the Ensco General Meeting

        A general meeting of the shareholders of Ensco will be held at                , at                (London time) on                , 2017.

        You will be asked to consider and pass the four proposals below.

ORDINARY RESOLUTIONS

  1.
  Ensco Merger Consideration Proposal: To authorize, in addition to all subsisting authorities, the allotment and issuance of Ensco Class A ordinary shares to Atwood shareholders pursuant to the merger agreement, which provides for, among other things, the merger of Merger Sub with and into Atwood, with Atwood surviving the merger as a wholly owned subsidiary of Ensco.

  2.
  Ensco General Allotment Authority Increase Proposal: To authorize, in addition to all subsisting authorities, the allotment and issuance up to a nominal amount of Ensco Class A ordinary shares, which, together with the nominal amount of shares of Ensco authorized to be allotted and issued pursuant to paragraph (A) of resolution 11 passed at the Ensco 2017 Annual General Meeting, represents approximately 33% of the expected enlarged share capital of Ensco immediately following the completion of the merger, and up to a further same nominal amount of Ensco Class A ordinary shares in connection with a pre-emptive offering of shares.

SPECIAL RESOLUTIONS

  3.
  Ensco General Disapplication of Pre-emptive Rights Proposal: To authorize, in addition to all subsisting authorities, the allotment and issuance up to a nominal amount of Ensco Class A ordinary shares for cash on a non-pre-emptive basis, which, together with the nominal amount of shares in Ensco authorized to be allotted and issued for cash on a non-pre-emptive basis pursuant to resolution 12 passed at the Ensco 2017 Annual General Meeting, represents approximately 5% of the expected enlarged share capital of Ensco immediately following the completion of the merger.

  4.
  Ensco Specified Disapplication of Pre-emptive Rights Proposal: To authorize, in addition to all subsisting authorities, the allotment and issuance up to a nominal amount of Ensco Class A ordinary shares for cash on a non-pre-emptive basis, which, together with the nominal amount of shares in Ensco authorized to be allotted and issued for cash on a non-pre-emptive basis pursuant to resolution 13 passed at the Ensco 2017 Annual General Meeting, represents approximately 5% of the expected enlarged share capital of Ensco immediately following the completion of the merger, such authority to be used only for the purposes of financing (or refinancing, if the power is to be used within six months after the merger) a transaction which the Ensco Board deems to be an acquisition or other capital investment.

Ensco Board Recommendation

        The Ensco Board has unanimously determined that the form, terms and provisions of the merger agreement and the transactions contemplated thereby, including the merger and the allotment and issuance of the Ensco Class A ordinary shares, are advisable, fair and reasonable to and in the best interests of Ensco and its shareholders. The Ensco Board recommends that the Ensco shareholders vote:

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  "FOR" the Ensco Merger Consideration Proposal;

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  "FOR" the Ensco General Allotment Authority Increase Proposal;

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  "FOR" the Ensco General Disapplication of Pre-emptive Rights Proposal; and

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  "FOR" the Ensco Specified Disapplication of Pre-emptive Rights Proposal.

Who Can Vote at the Ensco General Meeting

        Ensco shareholders who owned Class A ordinary shares at the close of business on                , 2017, the Ensco record date, are qualified to receive notice of, attend and vote at the Ensco general meeting or, subject to the Ensco Articles of Association, any adjournments or postponements thereof. For a period of 10 days prior to the Ensco general meeting, a list of all shareholders of record entitled to vote at the Ensco general meeting will be on file at Ensco's principal executive offices, 6 Chesterfield Gardens, London, W1J 5BQ, United Kingdom, and will be available for inspection at the Ensco general meeting for any purpose relevant to the Ensco general meeting. Changes to entries on the register after the record date will be disregarded in determining the rights of any person to attend or vote at the Ensco general meeting.

        On the Ensco record date, there were                Ensco Class A ordinary shares outstanding and entitled to vote at the Ensco general meeting. As of the Ensco record date, directors and executive officers of Ensco and its affiliates had the right to vote approximately                Ensco Class A common shares, or            % of the outstanding Ensco Class A common shares on that date.

        Each Ensco Class A ordinary share is entitled to one vote on each matter to be voted on at the Ensco general meeting.

Vote Required for Approval; Quorum

        As a U.K. company publicly traded on the NYSE, Ensco shareholder approval of the Ensco Merger Consideration Proposal is subject to the shareholder approval requirements under both the Companies Act 2006 and NYSE rules. The Ensco Merger Consideration Proposal is being proposed as an ordinary resolution. Assuming a quorum is present, such proposal will be approved for purposes of the Companies Act 2006 and NYSE rules if a majority of the votes cast are cast in favor thereof. The Ensco General Allotment Authority Increase Proposal will be proposed as an ordinary resolution and, assuming a quorum is present, will be approved if a majority of the votes cast are cast in favor thereof. Each of the Ensco General Disapplication of Pre-emptive Rights Proposal and the Ensco Specified Disapplication of Pre-emptive Rights Proposal will be proposed as a special resolution, which means, assuming a quorum is present, each such proposal will be approved if at least 75% of the votes cast are cast in favor thereof.

        Approval of the Ensco Merger Consideration Proposal is required for completion of the merger. Approval of the Ensco General Allotment Authority Increase Proposal, the Ensco General Disapplication of Pre-emptive Rights Proposal or the Ensco Specified Disapplication of Pre-emptive Rights Proposal is not required in order to complete the merger.

        The Chairman may adjourn or postpone the meeting without notice other than announcement at the meeting. At the Ensco general meeting, holders of a majority of the outstanding Ensco Class A ordinary shares entitled to vote must be present, either in person or represented by proxy, to constitute a quorum. Abstentions and broker non-votes will be considered in determining the presence of a quorum. While abstentions and broker non-votes are not considered votes cast under the Companies Act 2006, under NYSE rules abstentions, but not broker non-votes, will be considered as votes cast for determining whether a sufficient number of votes have been cast on a particular proposal. As a result, for purposes of determining whether the Ensco Merger Consideration Proposal has been approved in accordance with the Companies Act 2006, abstentions and broker non-votes will not have any effect on the outcome of the vote. With respect to NYSE rules, abstentions will have the same effect as votes cast "AGAINST" the Ensco Merger Consideration Proposal and broker non-votes will not have any effect on the outcome of the vote. Abstentions and broker non-votes will have no effect on the outcome of the Ensco General Allotment Authority Increase Proposal, the Ensco General Disapplication of Pre-emptive Rights Proposal or the Ensco Specified Disapplication of Pre-emptive Rights Proposal.

        Your vote is very important. You are encouraged to vote as soon as possible and in any event before the voting cutoff time.

Manner of Voting

        If you are a "shareholder of record" of Ensco Class A ordinary shares, you may vote your shares in person at the Ensco general meeting (any resolution put to vote at a general meeting shall be decided on a poll) or, in accordance with provisions in the Companies Act 2006 and in accordance with the Ensco Articles of Association, you are entitled to appoint another person as your proxy to exercise all or any of your rights to attend, speak and vote at the Ensco general meeting and to appoint more than one proxy in relation to the Ensco general meeting (provided that each proxy is appointed to exercise the rights attached to a different share or shares held by you). Such proxy need not be a shareholder of record.

        After you have carefully read this joint proxy statement/prospectus, please respond by completing, signing and dating your proxy card or voting instruction card, as applicable, and returning it in the enclosed postage-paid envelope or, if available, by submitting your proxy or voting instructions by telephone or through the Internet as soon as possible so that your Class A ordinary shares will be represented and voted at the Ensco general meeting.

        If you are a shareholder of record, please sign the proxy card exactly as your name appears on the card. If shares are owned jointly, each joint owner should sign the proxy card. If a shareholder is a corporation, limited liability company or partnership, the proxy card should be signed in the full corporate, limited liability company or partnership name by a duly authorized person. If the proxy card is signed pursuant to a power of attorney or by an executor, administrator, trustee or guardian, please state the signatory's full title and provide a certificate or other proof of appointment.

        Please refer to your proxy card, voting instruction card or the information forwarded by your broker, bank, trust or other nominee to see which voting options are available to you.

        The Internet and telephone proxy submission procedures are designed to verify your holdings and to allow you to confirm that your instructions have been properly recorded.

        Neither the submission of a proxy or voting instructions, nor the method by which you submit a proxy or voting instructions will in any way limit your right to vote at the Ensco general meeting if you later decide to attend the meeting in person. If your Ensco Class A ordinary shares are held in the name of a broker, bank, trust or other nominee, you must either cause your Ensco Class A ordinary shares to be withdrawn or obtain a proxy, executed in your favor, from the holder of record of your Ensco Class A ordinary shares and obtain a proxy, executed in your favor, to be able to attend, speak and vote at the Ensco general meeting, although "street name" holders of Ensco Class A ordinary shares are permitted to attend the Ensco general meeting at the invitation of the Chairman.

        Voting instructions for Ensco Class A ordinary shares must be received by                , 2017 by the voting cutoff time.

Revoking a Proxy

        You may revoke your proxy or voting instructions or change your vote at any time before the voting cutoff date in the case of holders of record and "street name" holders of Ensco Class A ordinary shares and before your proxy is voted at the Ensco general meeting in the case of shareholders of record. If your Ensco Class A ordinary shares are held in an account at a broker, bank, trust or other nominee and you desire to change your vote, you should contact your broker, bank, trust or other nominee for instructions on how to do so before the voting cutoff date.

        If you are a shareholder of record of Ensco Class A ordinary shares, you can revoke your proxy or voting instructions or change your vote after you have delivered your proxy or voting instructions in any of the three following ways:

  •
  by sending a written notice to the Secretary of Ensco at the address set forth in this joint proxy statement/prospectus, in time to be received before the Ensco general meeting, stating that you would like to revoke your proxy;

  •
  by completing, signing and dating another proxy card and returning it by mail in time to be received before the Ensco general meeting, or by submitting a later dated proxy by the Internet in which case your later-submitted proxy will be recorded and your earlier proxy revoked; or

  •
  by attending the Ensco general meeting and voting in person (simply attending the Ensco general meeting without voting will not revoke your proxy or change your vote).

        All Ensco Class A ordinary shares represented by valid proxies that Ensco receives through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card.

        If you fail to make a specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted "FOR" the Ensco Merger Consideration Proposal; "FOR" the Ensco General Allotment Authority Increase Proposal; "FOR" the Ensco General Disapplication of Pre-emptive Rights Proposal; and "FOR" the Ensco Specified Disapplication of Pre-emptive Rights Proposal.

Tabulation of the Votes

        Ensco will appoint an Inspector of Election for the Ensco general meeting to tabulate affirmative and negative votes and abstentions.

Solicitation of Proxies

        Ensco will bear its own costs and expenses incurred in connection with the filing, printing and mailing of this joint proxy statement/prospectus and the retention of any information agent or other service provider in connection with the merger. This proxy solicitation is being made by Ensco on behalf of the Ensco Board. Ensco has hired D.F. King & Co., Inc. to assist in the solicitation of proxies. Ensco has agreed to pay D.F. King & Co., Inc. a fee of $20,000 plus payment of certain fees and expenses for its services to solicit proxies and voting instructions. In addition to this mailing, proxies may be solicited by directors, officers or employees of Ensco or its affiliates in person or by telephone or electronic transmission. None of the directors, officers or employees will be directly compensated for such services.

        In accordance with the regulations of the SEC and the NYSE, Ensco also will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of Ensco Class A ordinary shares.

ENSCO PROPOSAL 1—MERGER CONSIDERATION PROPOSAL

        As discussed throughout this joint proxy statement/prospectus, Ensco is asking its shareholders to approve the allotment and issuance of Ensco Class A ordinary shares representing merger consideration. Holders of Ensco Class A ordinary shares should read carefully this joint proxy statement/prospectus in its entirety, including the annexes, for more detailed information concerning the merger agreement and the transactions contemplated thereby. In particular, holders of Ensco Class A ordinary shares are directed to the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus.

        Accordingly, Ensco is requesting its shareholders adopt the following resolution, which is an ordinary resolution:

        "THAT, subject to the rules and listing standards of the New York Stock Exchange and to applicable rules and regulations of the U.S. Securities and Exchange Commission, pursuant to section 551 of the Companies Act 2006, and in addition to any subsisting authority conferred upon the Board of Directors of Ensco under that section, the Board of Directors of Ensco be and are hereby authorised unconditionally to allot and issue shares in the company as contemplated by the merger agreement, and to grant rights to subscribe for or convert any security into shares in the company, up to an aggregate nominal amount of $            , and so that the board may impose any limits or restrictions and make any arrangements which it considers necessary or appropriate to deal with treasury shares, fractional entitlements, record dates, legal, regulatory or practical problems in, or under the laws of, any territory or any other matter, such authority to apply until the close of business on August 22, 2018, provided that, during this period, the company may make offers and enter into agreements which would, or might, require shares to be allotted or rights to subscribe for or convert securities into shares to be granted after the authority ends and the board may allot shares or grant rights to subscribe for or convert securities into shares under any such offer or agreement as if the authority had not ended."

Vote Required and Ensco Board Recommendation

        Assuming a quorum is present, the affirmative vote of holders of at least a majority of the votes cast, either in person or by proxy, at the Ensco general meeting is required to approve the Ensco Merger Consideration Proposal.

        Completion of the merger is conditioned on, among other things, approval of the Ensco Merger Consideration Proposal. The allotment and issuance of the Ensco Class A ordinary shares will become effective only if the merger is completed. If authorized by our shareholders, this resolution would give the Ensco Board the authority to allot shares or grant rights to subscribe for or convert any securities into shares up to an aggregate nominal amount equal to $            . This amount represents approximately        % of the issued share capital (excluding treasury shares) of Ensco as of                , 2017, the latest practicable date prior to publication of this joint proxy statement/prospectus. Allotments or issuances of ordinary shares for cash are subject to rights of pre-emption of the existing shareholders.

        See "Description of Ensco Class A Ordinary Shares."

        The Ensco Board has unanimously approved the merger agreement and the transactions contemplated thereby, including the merger, and unanimously recommends that you vote "FOR" the Ensco Merger Consideration Proposal. If no indication is given as to how you want your Ensco Class A ordinary shares to be voted, the persons designated as proxies will vote the proxies received "FOR" the Ensco Merger Consideration Proposal.

        See "The Merger—Ensco's Reasons for the Merger; Recommendation of the Ensco Board of Directors."

 ENSCO PROPOSAL 2—GENERAL ALLOTMENT AUTHORITY INCREASE PROPOSAL

        As a U.K. company governed in part by the Companies Act 2006, Ensco cannot issue new shares (other than in certain limited circumstances) without first obtaining approval from its shareholders. The Companies Act 2006 provides that this approval grants authority to the Ensco Board to allot shares in Ensco and to grant rights to subscribe for or convert any security of Ensco into shares in the capital of Ensco.

        At the annual general meeting of Ensco held on May 22, 2017, Ensco shareholders approved a resolution (based on the issued share capital of Ensco as at March 27, 2017, being the latest practicable date before the publication of the notice of Ensco's annual general meeting), to authorize the Ensco Board to allot shares and to grant rights to subscribe for or convert any security into shares:

  (A)
  up to a nominal amount of $10,109,804 (representing one third of the Company's issued share capital as at March 27, 2017) (the "AGM Allotment Authority"); and

  (B)
  comprising equity securities (as defined in the Companies Act 2006) up to a nominal amount of $20,219,607 (representing two-thirds of Ensco's issued share capital as at March 27, 2017) in connection with a pre-emptive issue (the "AGM Pre-Emptive Allotment Authority"), such authority to be effective until the conclusion of Ensco's next annual general meeting (or, if earlier, at the close of business on August 22, 2018).

        Ensco expects to have an aggregate issued share capital of up to                Ensco Class A ordinary shares immediately following completion of the merger. Subject to approval of the merger and the new Ensco Class A ordinary shares being allotted as merger consideration, Ensco is seeking to obtain additional authority for the Ensco Board to allot shares to reflect the expected enlarged share capital of Ensco immediately following completion of the merger.

        Without this additional grant of authority from shareholders, the Ensco Board will only have the authority to issue shares up to the limits specified in the AGM Allotment Authority and the AGM Pre-Emptive Allotment Authority. Approval of the Ensco General Allotment Authority Increase Proposal will not, however, implicate any shareholder approval requirements of the NYSE for share issuances, such as for executive compensation purposes, certain financing transactions or in connection with acquisitions, and Ensco would continue to be subject to the requirements to obtain shareholder approval in those instances.

        Allotments or issuances of ordinary shares for cash are subject to rights of pre-emption of the existing Ensco shareholders. If the Ensco shareholders approve the Ensco General Disapplication of Pre-emptive Rights Proposal and the Ensco Specified Disapplication of Pre-emptive Rights Proposal described elsewhere in this joint proxy statement/prospectus at the meeting, those pre-emption rights will be disapplied to a limited extent as set forth in the Ensco General Disapplication of Pre-emptive Rights Proposal and the Ensco Specified Disapplication of Pre-emptive Rights Proposal for new issues of shares subject to the Ensco General Allotment Authority Increase Proposal.

        If authorized by Ensco shareholders, paragraph (A) of the Ensco General Allotment Authority Increase Proposal would give the Ensco Board, in addition to the authority granted to the Ensco Board pursuant to the AGM Allotment Authority, the authority to allot shares and grant rights to subscribe for or convert any securities into shares up to an aggregate nominal amount equal to $            . This amount, together with the nominal amount of shares specified in the AGM Allotment Authority, represents approximately 33.3% of the expected enlarged issued share capital (excluding treasury shares) of Ensco immediately following the completion of the merger.

        Paragraph (B) of the Ensco General Allotment Authority Increase Proposal would give the Ensco Board, in addition to the authority granted to the Ensco Board pursuant to the AGM Pre-Emptive Allotment Authority, authority to allot shares and grant rights to subscribe for or convert any securities into shares in connection with a rights issue or other similar issue in favor of ordinary shareholders up to an aggregate nominal amount equal to $            (as reduced by the nominal amount of any shares issued under paragraph (A) of the Ensco General Allotment Authority Increase Proposal). This amount (before any reduction), together with the nominal amount of shares specified in the AGM Pre-Emptive Allotment Authority, represents approximately 66.6% of the expected enlarged issued share capital (excluding treasury shares) of Ensco immediately following the completion of the merger.

        Together, the aggregate nominal amount of any relevant securities issued under the authority conferred by paragraphs (A) and (B), when added to the authority conferred pursuant to the AGM Allotment Authority and the AGM Pre-Emptive Allotment Authority, represent an amount that is equal to approximately 66.6% of the aggregate nominal value of the expected enlarged issued share capital (excluding treasury shares) of Ensco immediately following the completion of the merger.

        The Ensco Board may exercise the authority to allot shares representing up to 33.3% (or 66.6% in connection with a rights issue or other similar issue) of the expected enlarged issued share capital of Ensco (excluding treasury shares) immediately following the completion of the merger. Such an allotment could be carried out in compliance with applicable U.K. law for various purposes including for example to raise additional capital, to reduce debt or increase liquidity as necessary. Any determination to exercise the authority to allot shares will be dependent upon market conditions and our profitability, liquidity, financial condition, market outlook, capital requirements and other factors the Ensco Board deems relevant.

        Accordingly, Ensco is requesting its shareholders adopt the following resolution, which is an ordinary resolution:

        "THAT, subject to and conditional on the Merger Consideration Proposal being passed and the Class A ordinary shares representing the merger consideration being allotted in connection with the merger, the board be generally and unconditionally authorised, in addition to all subsisting authorities, to allot shares in the company and to grant rights to subscribe for or convert any security into shares in the company:

  (A)
  up to a nominal amount of $            (such amount to be reduced by any allotments or grants made under paragraph (B) below in excess of such sum); and

  (B)
  comprising equity securities (as defined in the Companies Act) up to a nominal amount of $             (such amount to be reduced by any allotments or grants made under paragraph (A) above) in connection with an offer by way of a rights issue or other similar issue:

  1.
  to ordinary shareholders in proportion (as nearly as may be practicable) to their existing holdings; and

  2.
  to holders of other equity securities as required by the rights of those securities or as the board otherwise considers necessary, and so that the board may impose any limits or restrictions and make any arrangements which it considers necessary or appropriate to deal with treasury shares, fractional entitlements, record dates, legal, regulatory or practical problems in, or under the laws of, any territory or any other matter, such authority to apply until the conclusion of the next annual general meeting of shareholders (or, if earlier, at the close of business on August 22, 2018), but, in each case, during this period the company may make offers and enter into agreements which would, or might, require shares to be allotted or rights to subscribe for or convert securities into shares to be granted after the authority ends and the board may allot shares or grant rights to subscribe for or convert securities into shares under any such offer or agreement as if the authority had not ended."

Vote Required and Ensco Board Recommendation

        Assuming a quorum is present, the Ensco General Allotment Authority Increase Proposal will be passed if a majority of the votes cast at the meeting (in person or by proxy) are cast in favor of such proposal.

        Completion of the merger is not conditioned on approval of the Ensco General Allotment Authority Increase Proposal.

        The Ensco Board unanimously recommends that you vote "FOR" the Ensco General Allotment Authority Increase Proposal. If no indication is given as to how you want your Ensco Class A ordinary shares to be voted, the persons designated as proxies will vote the proxies received "FOR" the Ensco General Allotment Authority Increase Proposal.

ENSCO PROPOSALS 3 AND 4—DISAPPLICATION OF PRE-EMPTIVE RIGHTS PROPOSALS

        As a U.K. company governed in part by the Companies Act 2006, before Ensco can raise additional capital through the issuance of ordinary shares of Ensco for cash, Ensco is required first to offer those shares to its current shareholders in proportion to their shareholdings. The Companies Act 2006 permits shareholders to waive, or disapply, those pre-emption rights. In addition, under U.K. law such pre-emption rights do not apply to any issuance of shares for non-cash consideration (including where shares are issued in exchange for other securities).

        At the annual general meeting of Ensco held on May 22, 2017, Ensco shareholders approved resolutions (based on the issued share capital of Ensco as at March 27, 2017, being the latest practicable date before the publication of the notice of Ensco's annual general meeting), to authorize the Ensco Board to:

  (A)
  allot equity securities for cash, free of pre-emption rights up to a nominal amount of $1,517,989 (representing approximately 5% of Ensco's issued share capital as at March 27, 2017) (the "AGM General Pre-Emption Disapplication"); and

  (B)
  further allot equity securities for cash, free of pre-emption rights up to a nominal amount of $1,517,989 (representing approximately 5% of Ensco's issued share capital as at March 27, 2017), such authority to be used only for the purposes of financing (or refinancing, if the power is to be used within six months after the original transaction) a transaction which the Ensco Board deems to be an acquisition or other capital investment (the "AGM Specified Pre-Emption Disapplication"), such authority to be effective until the conclusion of Ensco's next annual general meeting (or, if earlier, at the close of business on August 22, 2018).

        Ensco expects to have an aggregate issued share capital of up to            Ensco Class A ordinary shares immediately following completion of the merger. Subject to approval of the merger and the new Ensco Class A ordinary shares being allotted as merger consideration, Ensco is seeking to obtain additional authority for the Ensco Board to allot shares for cash on a non-pre-emptive basis to reflect the expected enlarged share capital of Ensco immediately following completion of the merger.

        If Ensco shareholders approve the Ensco General Disapplication of Pre-emptive Rights Proposal and the Ensco Specified Disapplication of Pre-emptive Rights Proposal, and provided they approve the authority for the Ensco Board to allot shares pursuant to the Ensco General Allotment Authority Increase Proposal, their approval for each of the Ensco General Disapplication of Pre-emptive Rights Proposal and the Ensco Specified Disapplication of Pre-emptive Rights Proposal would be effective until the conclusion of the next annual general meeting of Ensco shareholders (or, if earlier, at the close of business on August 22, 2018).

        The Ensco General Disapplication of Pre-emptive Rights Proposal and the Ensco Specified Disapplication of Pre-emptive Rights Proposal would give the Ensco Board, in addition to the powers granted pursuant to the AGM General Pre-Emption Disapplication and the AGM Specified Pre-Emption Disapplication, the ability to raise additional capital by issuing ordinary shares and shares held in Ensco's treasury for cash free of the restriction in Section 561 of the Companies Act 2006.

        The power set out in the Ensco General Disapplication of Pre-emptive Rights Proposal would be limited to (a) allotments or sales in connection with pre-emptive offers and offers to holders of other equity securities if required by the rights of those securities or as the Ensco Board otherwise considers necessary, or (b) otherwise up to an aggregate nominal amount of $            (which, when added to the authority conferred pursuant to the AGM General Pre-Emption Disapplication, represents approximately 5% of the expected enlarged issued share capital (excluding treasury shares) of Ensco immediately following the completion of the merger).

        In respect of the power referred to in (b) above, the Ensco Board confirms that it does not intend to issue shares in reliance on such authority if the cumulative usage of such authority within a rolling three-year period would be in excess of 7.5% of the issued share capital of Ensco (excluding treasury shares) without prior consultation with Ensco shareholders, except in connection with an acquisition or specified capital investment as described below in the Ensco Specified Disapplication of Pre-emptive Rights Proposal.

        The Ensco Specified Disapplication of Pre-emptive Rights Proposal is intended to give Ensco, in addition to the powers granted pursuant to the AGM Specified Pre-Emption Disapplication, additional flexibility to make non-pre-emptive issues of shares in connection with an acquisition or specified capital investment which is announced contemporaneously with the corresponding allotment, or which has taken place in the preceding six-month period and is disclosed in the announcement of the corresponding allotment. A specified capital investment means one or more specific capital investment related uses for the proceeds of an issuance of equity securities, in respect of which sufficient information regarding the effect of the transaction on Ensco, the assets which are the subject of the transaction and (where appropriate) the profits attributable to them is made available to Ensco shareholders to enable them to reach an assessment of the potential return.

        The power under the Ensco Specified Disapplication of Pre-emptive Rights Proposal is in addition to that proposed by the Ensco General Disapplication of Pre-emptive Rights Proposal and would be limited to an aggregate nominal amount of $            (which, when added to the authority conferred pursuant to the AGM Specified Pre-Emption Disapplication, represents approximately 5% of the expected enlarged issued share capital (excluding treasury shares) of Ensco immediately following the completion of the merger).

        The powers under the Ensco General Disapplication of Pre-emptive Rights Proposal and the Ensco Specified Disapplication of Pre-emptive Rights Proposal would provide the Ensco Board with additional flexibility to pursue strategic transactions, raise capital and finance growth with equity.

Ensco Proposal 3—General Disapplication of Pre-emptive Rights Proposal

        For the reasons described above, Ensco is requesting its shareholders adopt the following resolution, which is a special resolution:

        "THAT, subject to and conditional on Proposals 1 and 2 being passed and the Class A ordinary shares representing the merger consideration being allotted in connection with the merger, the board shall be given power, in addition to all subsisting powers, to allot equity securities (as defined in the Companies Act) for cash under the authority given by Proposal 2 and/or to sell ordinary shares held by the company as treasury shares for cash as if Section 561 of Companies Act did not apply to any such allotment or sale, such power to be limited:

  (A)
  to the allotment of equity securities and sale of treasury shares in connection with an offer of, or invitation to apply for, equity securities (but in the case of the authority granted under paragraph (B) of Proposal 2, by way of a rights issue or other similar issue only):

  1.
  to ordinary shareholders in proportion (as nearly as may be practicable) to their existing holdings; and

  2.
  to holders of other equity securities, as required by the rights of those securities, or as the board otherwise considers necessary,

    and so that the board may impose any limits or restrictions and make any arrangements which it considers necessary or appropriate to deal with treasury shares, fractional entitlements, record dates, legal, regulatory or practical problems in, or under the laws of, any territory or any other matter; and

  (B)
  in the case of the authority granted under paragraph (A) of Proposal 2 and/or in the case of any sale of treasury shares, to the allotment of equity securities or sale of treasury shares (otherwise than under paragraph (A) above) up to a nominal amount of $                ,

such power to apply until the conclusion of the next annual general meeting of shareholders (or, if earlier, at the close of business on August 22, 2018); however, in each case, during this period the company may make offers, and enter into agreements, which would, or might, require equity securities to be allotted (and treasury shares to be sold) after the power ends and the board may allot equity securities (and sell treasury shares) under any such offer or agreement as if the power had not ended."

        Assuming a quorum is present, the Ensco General Disapplication of Pre-emptive Rights Proposal will be passed if at least 75% of the votes cast at the meeting (in person or by proxy) are cast in favor of this proposal.

        Completion of the merger is not conditioned on approval of the Ensco General Disapplication of Pre-emptive Rights Proposal.

        The Ensco Board unanimously recommends that you vote "FOR" the Ensco General Disapplication of Pre-emptive Rights Proposal. If no indication is given as to how you want your Ensco Class A ordinary shares to be voted, the persons designated as proxies will vote the proxies received "FOR" the Ensco General Disapplication of Pre-emptive Rights Proposal.

Ensco Proposal 4—Specified Disapplication of Pre-emptive Rights Proposal

        For the reasons described above, Ensco is requesting its shareholders adopt the following resolution, which is a special resolution:

        "THAT, subject to and conditional on Proposals 1 and 2 being passed and the Class A ordinary shares representing the merger consideration being allotted in connection with the merger, the board shall be given power, in addition to all subsisting powers and in addition to any power granted under Proposal 3 to allot equity securities (as defined in the Companies Act) for cash under the authority given pursuant to paragraph (A) of Proposal 2 and/or to sell ordinary shares held by the company as treasury shares for cash as if Section 561 of the Companies Act did not apply to any such allotment or sale, such power to be:

  (A)
  limited to the allotment of equity securities and/or sale of treasury shares up to a nominal amount of $            ; and

  (B)
  used only for the purposes of financing (or refinancing, if the power is to be used within six months after the original transaction) a transaction which the board determines to be an acquisition or other capital investment, such power to apply until the conclusion of the next annual general meeting of shareholders (or, if earlier, at the close of business on August 22, 2018); however, in each case, during this period the company may make offers, and enter into agreements, which would, or might, require equity securities to be allotted (and treasury shares to be sold) after the power ends and the board may allot equity securities (and sell treasury shares) under any such offer or agreement as if the power had not ended."

        Assuming a quorum is present, the Ensco Specified Disapplication of Pre-emptive Rights Proposal will be passed if at least 75% of the votes cast at the meeting (in person or by proxy) are cast in favor of this proposal.

        Completion of the merger is not conditioned on approval of the Ensco Specified Disapplication of Pre-emptive Rights Proposal.

        The Ensco Board unanimously recommends that you vote "FOR" the Ensco Specified Disapplication of Pre-emptive Rights Proposal. If no indication is given as to how you want your Ensco Class A ordinary shares to be voted, the persons designated as proxies will vote the proxies received "FOR" the Ensco Specified Disapplication of Pre-emptive Rights Proposal.

THE ATWOOD SPECIAL MEETING

Date, Time, Place and Purpose of the Atwood Special Meeting

        The Atwood special meeting will be held at 15011 Katy Freeway, First Floor, Houston, Texas 77094, at            (Houston time) on                        , 2017 to consider and vote upon the following proposals:

  1.
  Atwood Merger Proposal: To approve the merger agreement and the transactions contemplated thereby, including the merger;

  2.
  Atwood Compensatory Proposal: To approve an advisory (non-binding) vote on the specified compensation that may be received by Atwood's named executive officers in connection with the transactions contemplated by the merger agreement, including the merger; and

  3.
  Atwood Adjournment Proposal: To approve the adjournment of the Atwood special meeting, if necessary or advisable, to solicit additional proxies in favor of the Atwood Merger Proposal or take any other action in connection with the merger agreement.

Recommendation of the Atwood Board

        The Atwood Board has unanimously approved the merger agreement and the transactions contemplated thereby, including the merger. The Atwood Board determined that the merger, the execution, delivery and performance of the merger agreement and the transactions contemplated thereby are advisable and in the best interests of Atwood and its shareholders. The Atwood Board unanimously recommends that Atwood shareholders vote "FOR" the Atwood Merger Proposal. See "The Merger—Atwood's Reasons for the Merger; Recommendation of the Atwood Board of Directors" for a more detailed discussion of the Atwood Board's recommendation with respect to the Atwood Merger Proposal.

        In addition, the Atwood Board recommends the Atwood shareholders vote "FOR" the Atwood Compensatory Proposal and "FOR" the Atwood Adjournment Proposal.

Who Can Vote at the Atwood Special Meeting

        Atwood shareholders who owned Atwood common stock at the close of business on                        , 2017, the Atwood record date, are qualified to receive notice of, attend and vote at the Atwood special meeting and any adjournment or postponement thereof. On the Atwood record date, there were            shares of Atwood common stock outstanding and entitled to vote at the Atwood special meeting.

        Each share of Atwood common stock is entitled to one vote on each matter to be voted on at the Atwood special meeting.

Vote Required for Approval; Quorum

        The presence at the Atwood special meeting of the holders, present in person or represented by proxy, of a majority of the outstanding shares of Atwood common stock entitled to vote at the meeting is necessary to constitute a quorum. Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present.

        Under the TBOC, the affirmative vote of the holders of two-thirds of the outstanding shares of Atwood common stock entitled to vote as of the Atwood record date is required to approve the Atwood Merger Proposal. Because the required vote to approve the Atwood Merger Proposal is based upon the number of shares of Atwood common stock issued and outstanding on the Atwood record date and entitled to vote thereon, abstentions and broker non-votes, if any, will have the same effect as a vote cast "AGAINST" the Atwood Merger Proposal.

        Assuming a quorum is present, the affirmative vote of holders of a majority of the votes cast is required to approve, on an advisory (non-binding) basis, the Atwood Compensatory Proposal. The vote to approve the Atwood Compensatory Proposal is not a condition to the completion of the merger, and the vote of Atwood's shareholders on this proposal is advisory in nature and will not be binding on Ensco or Atwood. Accordingly, regardless of the outcome of the advisory vote, if the Atwood Merger Proposal is approved and the merger is completed, specified compensation may be paid. For purposes of determining the number of votes cast with respect to such matter, abstentions and any broker non-votes will have no effect on the outcome of the Atwood Compensatory Proposal.

        Any adjournment of the Atwood special meeting pursuant to the Atwood Adjournment Proposal requires the affirmative vote of a majority of votes cast by the holders of shares of Atwood common stock present at the Atwood special meeting, in person or by proxy, and entitled to vote, whether or not a quorum exists. Abstentions and any broker non-votes will have no effect on the outcome of the Atwood Adjournment Proposal.

        As of the Atwood record date, directors and executive officers of Atwood and its affiliates, had the right to vote approximately            shares of Atwood common stock, or         % of the outstanding Atwood common stock on that date. On the Atwood record date, there were                        shares of Atwood common stock outstanding and entitled to vote at the Atwood special meeting.

        Approval of the Atwood Merger Proposal is required for completion of the merger. Approval of the other Atwood proposals set forth above is not required in order to complete the merger.

Proxies

        Each copy of this document mailed to holders of Atwood common stock is accompanied by a form of proxy with instructions for voting. If you hold stock in your name as a shareholder of record, you should complete and return the proxy card accompanying this document to ensure that your vote is counted at the Atwood special meeting, or at any adjournment or postponement of the Atwood special meeting, regardless of whether you plan to attend the Atwood special meeting. You may also authorize a proxy to vote your shares by telephone or through the Internet as instructed on the proxy card.

        If you hold your stock in "street name" through a broker, bank, trust or other nominee, you must direct your broker, bank, trust or other nominee to vote in accordance with the instructions you have received from your broker, bank, trust or other nominee.

        If you are a shareholder of record of Atwood common stock, you can revoke your proxy or voting instructions or change your vote after you have delivered your proxy or voting instructions in any of the following ways:

  •
  by sending a written notice to the Corporate Secretary of Atwood at the address set forth in this joint proxy statement/prospectus, in time to be received before the Atwood special meeting, stating that you would like to revoke your proxy;

  •
  by completing, signing and dating another proxy card and returning it by mail in time to be received before the Atwood special meeting, or by submitting a later dated proxy by the Internet in which case your later-submitted proxy will be recorded and your earlier proxy revoked; or

  •
  by attending the Atwood special meeting and voting in person (simply attending the Atwood special meeting without voting will not revoke your proxy or change your vote).

        Written notices of revocation and other communications about revoking your proxy should be addressed to:

Atwood Oceanics, Inc.
15011 Katy Freeway, Suite 800
Houston, TX 77094
Attention: Corporate Secretary

        All shares of Atwood common stock represented by valid proxies that Atwood receives through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card.

        If you fail to make a specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted "FOR" the Atwood Merger Proposal; "FOR" the Atwood Compensatory Proposal; and "FOR" the Atwood Adjournment Proposal.

        The Atwood Board is not currently aware of any business to be acted upon at the special meeting other than the matters described in this joint proxy statement/prospectus. If, however, other matters are properly brought before the special meeting, the persons appointed as proxies will have discretion to vote or act on those matters as in their judgment is in the best interest of Atwood and its shareholders.

Solicitation of Proxies

        Atwood will bear its own costs and expenses incurred in connection with the filing, printing and mailing of this joint proxy statement/prospectus and the retention of any information agent or other service provider in connection with the merger. This proxy solicitation is being made by Atwood on behalf of the Atwood Board. Atwood has hired Innisfree M&A Incorporated to assist in the solicitation of proxies. Atwood has agreed to pay Innisfree M&A Incorporated a fee of $25,000 plus payment of certain fees and expenses for its services to solicit proxies. In addition to this mailing, proxies may be solicited by directors, officers or employees of Atwood or its affiliates in person or by telephone or electronic transmission. None of the directors, officers or employees will be directly compensated for such services.

        In accordance with the regulations of the SEC and the NYSE, Atwood also will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of shares of Atwood common stock.

Attending the Meeting; Other Matters

        All holders of Atwood common stock, including shareholders of record and shareholders who hold their shares through brokers, banks, trusts, other nominees or any other holder of record, are invited to attend the Atwood special meeting. Shareholders of record can vote in person at the Atwood special meeting. If you are not a shareholder of record, you must obtain a proxy executed in your favor from the record holder of your shares, such as a broker, bank, trust or other nominee, to be able to vote in person at the Atwood special meeting. If you plan to attend the Atwood special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership and you must bring a form of personal photo identification with you in order to be admitted. Atwood reserves the right to refuse admittance to anyone without both proper proof of share ownership and proper photo identification.

        According to Atwood's bylaws, business to be conducted at a special meeting of Atwood shareholders may only be brought before the meeting pursuant to a notice of meeting, which must specify the purposes of the meeting. Accordingly, no matters other than the matters described in this document will be presented for action at the Atwood special meeting or at any adjournment or postponement of the Atwood special meeting.

Adjournments and Postponements

        The Atwood special meeting may be adjourned pursuant to the Atwood Adjournment Proposal upon the affirmative vote of a majority of votes cast by the holders of Atwood common stock present at the Atwood special meeting, in person or by proxy, and entitled to vote, whether or not a quorum exists. Abstentions and any broker non-votes will have no effect on the outcome of the Atwood Adjournment Proposal under the Atwood bylaws. The Atwood special meeting may be adjourned without notice other than announcement at the meeting, except, if the adjournment is for more than 30 days or if after the adjournment a new record date is fixed for the reconvened meeting, a notice of the reconvened meeting must be given to each shareholder entitled to vote at such meeting.

        In addition, at any time prior to convening the Atwood special meeting, the Atwood Board may postpone the Atwood special meeting without the approval of Atwood's shareholders. If postponed, Atwood will publicly announce the new meeting date. Similar to adjournments, any postponement of the Atwood special meeting for the purpose of soliciting additional proxies will allow Atwood shareholders who have already sent in their proxies to revoke them at any time prior to their use.

THE MERGER

Background of the Merger

        The Atwood Board, together with Atwood's management and with the assistance of Atwood's advisors, has periodically reviewed and considered various strategic opportunities available to Atwood and ways to enhance shareholder value and to enhance Atwood's performance and prospects, including in light of competitive, macroeconomic and industry developments. These reviews have included discussions as to whether the continued execution of Atwood's strategy as a stand-alone company or the possible sale of Atwood or certain of its assets to, or combination of Atwood with, a third party offered the best avenue to enhance shareholder value, and the potential benefits and risks of any such transaction. To assist Atwood in connection with the foregoing and to help Atwood respond to any proposals it may receive, Atwood formally engaged Goldman Sachs to act as Atwood's financial advisor on June 25, 2015.

        At a meeting on February 27, 2015 between Robert J. Saltiel, a director and the President and Chief Executive Officer of Atwood, and the CEO of Company A, the CEO of Company A indicated that combining Atwood and Company A could possibly make strategic sense for the two companies and their respective shareholders and if Atwood was ever interested in doing a transaction, Mr. Saltiel should contact him. Mr. Saltiel responded that Atwood was not focused on combination transactions at that time. Mr. Saltiel subsequently discussed the substance of the conversation with George S. Dotson, Chairman of the Atwood Board.

        The Ensco Board, together with Ensco's executive management team, periodically reviews strategies to improve Ensco's capital structure and optimize operational efficiency and to enhance Ensco's future growth opportunities and shareholder value. The review of future growth opportunities encompasses a range of potential strategies, including: improving Ensco's existing drilling rig fleet through capital improvements and investments in innovation; expanding the markets in which Ensco operates through joint ventures and/or strategic partnerships; acquisitions of individual or groups of drilling rigs; and larger scale business combinations and strategic transactions.

        During an Ensco Board meeting held on August 22, 2016, Carl G. Trowell, a director and the Chief Executive Officer and President of Ensco, and Patrick Carey Lowe, the Executive Vice President and Chief Operating Officer of Ensco, presented Atwood to the Ensco Board as one of several potential future growth opportunities and discussed with the Ensco Board Atwood's fleet quality, potential synergies, backlog, capital structure and geographic footprint. Given the attractiveness of the Atwood fleet and its complementary nature to the Ensco fleet, it was agreed that executive management would continue to assess Atwood along with other potential acquisition targets.

        During an executive session of an Atwood Board meeting held on August 25, 2016, the Atwood Board discussed the benefits of consolidation in the offshore drilling industry given the downturn in the industry and potential cost synergies that could be achievable in a combination transaction. Following the discussion of the merits, the Atwood Board authorized Mr. Saltiel to identify and explore potential opportunities for consolidation.

        At a breakfast meeting on September 9, 2016, Mr. Saltiel indicated to the CEO of Company A that the Atwood Board might be open to considering a combination between Company A and Atwood if it would be compelling to Atwood's shareholders. The CEO of Company A indicated that he would discuss the matter with the Company A board of directors.

        At a lunch meeting later that day, Mr. Saltiel indicated to the CEO of Company B that the Atwood Board might be open to considering a combination between Company B and Atwood if it would be compelling to Atwood's shareholders. The CEO of Company B indicated that Company B had not previously analyzed a combination with Atwood, and on September 19, 2016 he emailed

Mr. Saltiel to state that his team was conducting preliminary analysis of a combination. Company B never followed up with any indication of interest in combining with Atwood.

        At an industry event on November 1, 2016, the CEO of Company C approached Mr. Saltiel to indicate that Company C had analyzed a potential combination with Atwood given the complementary nature of their respective businesses, but that he did not believe the market conditions at the time were conducive for Company C to pursue a transaction. Company C never followed up with any indication of interest in combining with Atwood.

        During an executive session of an Atwood Board meeting held on November 17, 2016, Mr. Saltiel discussed his previous meetings with the CEOs of Company A, Company B and Company C. The Atwood Board discussed those meetings and the potential for continuing to explore other strategic alternatives.

        On January 26, 2017, Mark Smith, Senior Vice President and Chief Financial Officer of Atwood, met for lunch with the CFO of Company D. The CFO of Company D asked Mr. Smith if Atwood would be interested in a potential combination with Company D and if so, what type of consideration Atwood would accept in such a transaction. Mr. Smith stated that Atwood and the Atwood Board were open to exploring any strategic alternatives that would be compelling to the Atwood shareholders. Mr. Smith and the CFO of Company D agreed to inform the chief executive officers of their respective companies. Mr. Smith called Mr. Saltiel that evening to inform him of the meeting and what was discussed.

        During an Ensco Board meeting held on February 21, 2017, Mr. Trowell, Mr. Lowe and Jonathan Baksht, Senior Vice President and Chief Financial Officer, again presented Atwood along with a range of other strategic alternatives to the Ensco Board as part of its corporate strategy review and noted that Atwood had undertaken certain capital restructuring steps to improve its balance sheet.

        At a March 1, 2017 breakfast meeting, the CEO of Company D asked Mr. Saltiel if Atwood would be open to engaging in a corporate combination with Company D. Mr. Saltiel responded that Atwood and the Atwood Board were open to considering any strategic alternatives that are compelling to the Atwood shareholders. The CEO of Company D stated that he would follow up with Mr. Saltiel on this matter at a later date. Mr. Saltiel subsequently discussed the substance of the conversation with Mr. Dotson.

        In connection with a change in personnel on the Goldman Sachs team, Atwood and Goldman Sachs entered into a second engagement letter dated March 14, 2017.

        On April 13, 2017, Mr. Saltiel and the CEO of Company A had a telephone conversation in which Mr. Saltiel asked the CEO of Company A if Company A would have interest in acquiring certain of Atwood's assets if Atwood determined to pursue such a sale. The CEO of Company A followed up this phone call by leaving a voicemail with Mr. Saltiel stating that Company A would not be interested in acquiring solely those assets but would potentially be interested in a corporate combination. The CEO of Company A indicated that he would discuss it with the Company A board of directors at its next meeting.

        At an April 18, 2017 meeting between Mr. Saltiel and the CEO of Company D, the CEO of Company D stated that Company D would be prepared to make an all-stock proposal for Atwood representing an approximately 30% premium to Atwood's then current share price, or an implied value of approximately $10.40 per share of Atwood common stock on that date. Mr. Saltiel indicated that he would discuss any such proposal with the Atwood Board but that, given recent trading prices of the respective companies' shares, he did not believe the Atwood Board would find the proposed consideration sufficiently compelling to the Atwood shareholders. Mr. Saltiel subsequently discussed the substance of the conversation with Mr. Dotson.

        In light of the positive changes in the Atwood balance sheet, improving valuations and the belief that Atwood may be pursuing strategic options with other parties, Mr. Trowell called Mr. Saltiel on April 19, 2017 to express an interest in a potential acquisition of Atwood by Ensco. As a result of its periodic strategic review, the Ensco Board was open to considering a strategic combination with a partner that would provide a good strategic fit with Ensco and enhance shareholder value. The Ensco Board and Ensco's management believed that a combination with Atwood could enhance Ensco's asset and customer base and geographic scope at an attractive valuation. Ensco also believed that Atwood might consider such a combination in light of its declining backlog and contracting activity. Mr. Saltiel stated that Atwood and the Atwood Board were open to exploring any strategic alternatives that would be compelling to the Atwood shareholders.

        During the second half of April 2017 and the first part of May 2017, Ensco conducted a diligence review of Atwood's public filings and publicly available materials related to Atwood and its operations.

        On April 20, 2017, the CEO of Company A called Mr. Saltiel to inquire whether Atwood would potentially be interested in a combination with Company A. Mr. Saltiel stated that Atwood and the Atwood Board were open to exploring any strategic alternatives that would be compelling to the Atwood shareholders. There were no further discussions with Company A prior to the announcement of the merger, nor did Atwood enter into a confidentiality or standstill agreement with Company A.

        On April 25, 2017, the CEO of Company D sent Mr. Saltiel a non-binding indication of interest for Company D to combine with Atwood in which the Atwood shareholders would receive shares of Company D stock at an exchange ratio which valued Atwood at an implied equity value of $11.00 per share of Atwood common stock, a 40% premium to Atwood's April 24 closing stock price (the "Company D Proposal"). The Company D Proposal indicated that the transaction would not be subject to any financing contingency and contained a request for a 30-day exclusivity period for the parties to conduct due diligence and negotiate definitive agreements. The Company D Proposal requested a response from Atwood by May 8, 2017.

        On April 27, 2017, Atwood contacted Gibson, Dunn & Crutcher LLP ("Gibson Dunn") to assist Atwood in connection with the evaluation of the approaches described above, including the Company D Proposal, and on May 5, 2017 Atwood formally engaged Gibson Dunn to act as Atwood's legal counsel.

        On May 2, 2017, Mr. Saltiel called the CEO of Company D to inform him that, given Atwood management's focus on its upcoming earnings release and an industry conference, Atwood would need more time to analyze the Company D Proposal and respond. The CEO of Company D acknowledged Mr. Saltiel's request.

        The Atwood Board held a meeting on May 10, 2017 at which members of Atwood management, including Mr. Saltiel and Walter A. Baker, Atwood's Senior Vice President, General Counsel and Corporate Secretary, were present, along with representatives of Gibson Dunn and Goldman Sachs. Representatives of Gibson Dunn provided the Atwood Board with an overview of director responsibilities and fiduciary duties in the circumstances. Representatives of Goldman Sachs reviewed its preliminary financial analyses of Atwood and the Company D Proposal. The Atwood Board discussed the various alternatives presented and the reasonableness of different approaches. They also discussed relative valuations and views on the values of the consideration that could be offered by the other potential parties. Mr. Saltiel provided his views to the Atwood Board that a transaction with Company D based on the terms in the Company D Proposal would allow Atwood shareholders to participate in any recovery in the offshore drilling industry and the positive synergies that a combination with Company D would create. Mr. Saltiel recommended that Atwood provide a counter proposal to Company D in order to try to obtain increased value and for representation on Company D's board of at least two current Atwood directors. The Atwood Board concurred with Mr. Saltiel's recommendations and Mr. Saltiel informed the Atwood Board that he would keep it apprised of discussions with Company D. The Atwood Board also discussed whether to approach any of the other potential parties, including Company A and Ensco, and concluded that it would be disadvantageous to do so at that time due to potential risks of jeopardizing the Company D Proposal and reputational and operational risks if the information was made public that Atwood was approaching other parties about potential business combinations.

        On May 10, 2017, Mr. Saltiel called the CEO of Company D to provide a counter proposal to the Company D Proposal. Mr. Saltiel stated that Atwood would be open to considering an all-stock acquisition by Company D that valued Atwood at a 66.5% premium to Atwood's May 10 closing share price and which provided for two members of the Atwood Board to be nominated to the Company D board following the closing of the transaction. The CEO of Company D indicated that the proposed valuation was not in a range that Company D found acceptable.

        On May 11, 2017, Ensco retained Morgan Stanley to act as a financial advisor to Ensco in connection with a potential transaction with Atwood. On the same date, Ensco engaged Latham & Watkins LLP ("Latham") as its U.S. legal advisor and Slaughter and May ("Slaughter") as its U.K. legal advisor.

        Following its diligence efforts and discussions with Morgan Stanley, Ensco was prepared to submit an initial offer to Atwood. On May 12, 2017, Mr. Trowell and Paul E. Rowsey, III, Chairman of the Ensco Board, sent a non-binding indication of interest (the "Initial Ensco Indication of Interest") from Ensco addressed to Mr. Saltiel and Mr. Dotson proposing that Ensco and Atwood combine in an all-stock transaction in which the Atwood shareholders would receive 1.278 Ensco Class A ordinary shares for each share of Atwood common stock held by such holder, which valued Atwood at an implied equity value of $10.17 per Atwood share and reflected a 20.0% premium to Atwood's closing stock price on May 11, 2017. Following submission of the Initial Ensco Indication of Interest, several separate discussions were held among Mr. Rowsey, Mr. Trowell, Mr. Baksht and Michael T. McGuinty, Senior Vice President and General Counsel. Messrs. Rowsey and Trowell then updated the remaining Ensco Board members regarding the submission of the Initial Ensco Indication of Interest.

        On May 16, 2017, at the direction of the Atwood Board, representatives of Goldman Sachs called representatives of Company D's financial advisor to discuss Atwood's counterproposal of May 10, 2017. Company D's financial advisor reiterated that the proposed valuation was not in a range that Company D found acceptable and that Company D did not plan to revise its proposal at that time. There were no further discussions with Company D or its representatives prior to the announcement of the merger, nor did Atwood enter into a confidentiality or standstill agreement with Company D.

        On May 17, 2017, the Atwood Board held an executive session at which representatives of Gibson Dunn and Goldman Sachs were present. Mr. Saltiel and representatives of Goldman Sachs reviewed with the Atwood Board the Initial Ensco Indication of Interest. The representatives of Goldman Sachs reviewed its preliminary financial analyses of Atwood and the proposals from Ensco and Company D. The Atwood Board asked questions with respect to and discussed the respective businesses and prospects for each of Ensco and Company D and potential strategies for negotiating with both parties. Mr. Saltiel indicated that Ensco's all-stock proposal would require Ensco shareholder approval and that Atwood faced possible business disruption risks if Ensco shareholders did not approve a transaction. Mr. Saltiel proposed that he would contact Mr. Trowell to explain that Ensco's proposal was at a lower valuation than another opportunity and that if Ensco made a revised proposal, Atwood's preference would be for the proposal to include both stock and cash, with the stock portion below the threshold requiring an Ensco shareholder vote. The Atwood Board concurred with Mr. Saltiel's proposal.

        On May 19, 2017, Mr. Saltiel informed Mr. Trowell on the telephone that the Initial Ensco Indication of Interest represented a lower valuation for Atwood than another opportunity which Atwood was exploring. Mr. Saltiel also indicated that Atwood would prefer to engage in a transaction with increased closing certainty which did not require a shareholder vote from Ensco and therefore

Mr. Saltiel suggested that any revised proposal from Ensco include both stock and cash, with the stock portion below the threshold requiring an Ensco shareholder vote.

        On May 20, 2017, at the direction of the Atwood Board, representatives of Goldman Sachs had a call with representatives of Morgan Stanley to discuss the Ensco proposal. Representatives of Goldman Sachs indicated that value and deal certainty, particularly around the Ensco shareholder vote, were important considerations for Atwood. Representatives of Goldman Sachs also discussed with Morgan Stanley that the Initial Ensco Indication of Interest represented a lower valuation for Atwood than another opportunity which Atwood was exploring. Representatives of Goldman Sachs reiterated Atwood's preference that any revised proposal from Ensco include both stock and cash, with the stock portion below the threshold requiring an Ensco shareholder vote.

        On May 22, 2017, the Atwood Board held a meeting at which members of Atwood's management, including Mr. Saltiel and Mr. Baker, acting as Secretary of the meeting, and representatives of Gibson Dunn and Goldman Sachs were present. Mr. Saltiel and representatives of Goldman Sachs updated the Atwood Board on discussions with Mr. Trowell and Morgan Stanley. The Atwood Board discussed with representatives of Gibson Dunn the possibility of negotiating a reverse termination fee to be paid by Ensco in the event that the Ensco shareholders did not approve the merger, including the feasibility of such a fee compensating Atwood for any loss in value in the event the merger did not close. Mr. Saltiel then discussed the status of discussions with Company D. Company D had not responded to Atwood's counterproposal since Mr. Saltiel had spoken with the CEO of Company D on May 10, 2017 and Goldman Sachs' follow up call with Company D's financial advisor on May 16, 2017, and at then current stock prices, the Company D Proposal represented a 14% premium, a substantial decrease compared to a 40% premium at the time it was made. Mr. Saltiel proposed to wait until Atwood had heard back from Ensco before potentially approaching Company D again, and the Atwood Board concurred with this suggested approach.

        On May 23, 2017, in connection with a regularly scheduled meeting of the Ensco Board, Messrs. Trowell and Baksht discussed the potential acquisition of Atwood with the Ensco Board and the potential benefits of combining the companies. Mr. Trowell updated the Ensco Board on his May 19, 2017 discussion with Mr. Saltiel. During the Ensco Board meeting, representatives of Morgan Stanley also made a presentation to the Ensco Board regarding a possible business combination with Atwood. Following discussions with Ensco management and Morgan Stanley, the Ensco Board authorized management to submit a revised indication of interest (the "Revised Ensco Indication of Interest"). Subsequent to the Ensco Board meeting, Mr. Trowell stated to Mr. Saltiel on a telephone call that Ensco planned to send a revised indication of interest that represented Ensco's best and final proposal.

        On May 24, 2017, Mr. Trowell and Mr. Rowsey sent the Revised Ensco Indication of Interest to Mr. Saltiel and Mr. Dotson. The Revised Ensco Indication of Interest proposed an all-stock transaction in which the Atwood shareholders would receive 1.60 Ensco Class A ordinary shares per share of Atwood common stock, which valued Atwood at an implied equity value of $12.19 per Atwood share and reflected a 37% premium to Atwood's closing stock price on May 23, 2017. The Revised Ensco Indication of Interest indicated that, in order to address Atwood's desire to maximize deal certainty, Ensco proposed to include a $50 million reverse termination fee payable by Ensco to Atwood in the event that Ensco's shareholders did not approve the merger. The Revised Ensco Indication of Interest requested exclusivity through May 29, 2017 to complete due diligence and negotiate definitive agreements.

        Following Atwood's receipt of the Revised Ensco Indication of Interest, members of Atwood's management, including Messrs. Saltiel and Baker, held a teleconference on May 24, 2017 with representatives of Goldman Sachs and Gibson Dunn to discuss the receipt of the proposal and to prepare for the meeting of the Atwood Board which was to be held the following day.

        On May 25, 2017, the Atwood Board held a meeting at which members of Atwood's management, including Mr. Saltiel and Mr. Baker, acting as Secretary of the meeting, and representatives of Gibson Dunn and Goldman Sachs were present. Mr. Saltiel and representatives of Goldman Sachs updated the Atwood Board on the Revised Ensco Indication of Interest and discussions with Messrs. Trowell and Baksht. Mr. Saltiel noted that Mr. Trowell informed him that the Ensco proposal represented its best and final proposal for a strategic transaction. Mr. Saltiel described the terms of the Revised Ensco Indication of Interest including the fact that (i) the proposal was for an all-stock transaction, (ii) Ensco had increased the exchange ratio of the merger consideration from 1.278 Ensco Class A ordinary shares per Atwood share to 1.60 Ensco Class A ordinary shares per Atwood share, (iii) Ensco had committed to a $50 million reverse termination fee in the event that Ensco shareholders failed to approve the transaction, (iv) Ensco had committed to a short timeline to negotiate definitive agreements by May 29, 2017 and (v) Ensco's proposal would expire the next day, May 26, 2017 at 12:00 p.m. (Houston time). Representatives of Goldman Sachs recounted their conversations with Mr. Baksht and representatives of Morgan Stanley who stated that the Revised Ensco Indication of Interest represented Ensco's best and final proposal and that if Atwood did not engage in negotiations with Ensco on the terms included in the Revised Ensco Indication of Interest before the proposal expired, Ensco was likely to pursue other alternatives. Representatives of Gibson Dunn indicated that Latham had informed them that the Ensco Board had determined that the $50 million reverse termination fee was reasonable under the circumstances but that the Ensco Board was not prepared to support a higher fee. The Atwood Board discussed the continuing viability of a transaction with Company D. Mr. Saltiel stated that Company D had ceased engaging in discussions since its proposal of April 25, 2017, that Atwood risked losing the Ensco proposal if it reinitiated contact with Company D and that Ensco's most recent proposal represented a substantially higher premium than the Company D Proposal. The Atwood Board concurred. The Atwood Board also discussed the comparative financial performances and balance sheets of Ensco and Atwood. Mr. Saltiel suggested that a combination with Ensco could be more advantageous to the Atwood shareholders than the Company D Proposal but would need to be confirmed through due diligence. Mr. Saltiel proposed engaging in discussions and due diligence with Ensco and agreeing to a customary exclusivity agreement with Ensco through May 29, 2017 with the intent to negotiate definitive agreements in the timeframe proposed by Ensco. Mr. Saltiel recommended that Atwood propose representation on the Ensco Board of at least two current Atwood directors. The Atwood Board concurred with Mr. Saltiel's proposals.

        After the Atwood Board meeting on May 25, 2017, Mr. Saltiel called Mr. Trowell to discuss entering into a confidentiality agreement.

        On May 25, 2017, Ensco, Atwood and their respective legal counsels, Latham and Gibson Dunn, negotiated a confidentiality agreement. On May 25, 2017, Ensco and Atwood entered into a confidentiality agreement that did not contain standstill or employee non-solicitation provisions. The parties agreed that they would execute an addendum to the confidentiality agreement containing customary standstill and employee non-solicitation provisions before the parties commenced negotiations of a definitive merger agreement.

        On May 25, 2017, Mr. Saltiel, Mr. Trowell and representatives of their respective financial advisors at Goldman Sachs and Morgan Stanley participated in a teleconference to conduct preliminary due diligence and Mr. Saltiel and Mr. Trowell discussed Ensco's vision and strategy for the combined company.

        On May 26, 2017, Mr. Saltiel called Mr. Trowell and indicated that Atwood would be willing to proceed with diligence and the negotiation of a definitive merger agreement on the basis of the terms in the Revised Indication of Interest if Ensco would appoint two Atwood directors to the Ensco Board to reflect Atwood's pro forma ownership of the combined company.

        On May 26, 2017, Atwood formally engaged Goldman Sachs to act as Atwood's financial advisor in connection with the prospective transaction.

        On May 26, 2017, following discussions with members of the Ensco Board, Mr. Trowell sent a final indication of interest (the "Final Ensco Indication of Interest") to Mr. Saltiel, which the parties executed on that day. The Final Ensco Indication of Interest maintained Ensco's non-binding proposal (i) to acquire Atwood in all-stock transaction in which each share of Atwood common stock would be exchange for 1.60 Ensco Class A ordinary shares and (ii) to pay a reverse termination fee of $50 million in the event the Ensco shareholders did not approve the merger. The Final Ensco Indication of Interest also stated that Ensco would appoint two Atwood directors, to be agreed by the parties, as non-executive directors to the Ensco Board upon consummation of the merger. The Final Ensco Indication of Interest contained binding customary exclusivity provisions, and Atwood agreed to negotiate exclusively with Ensco through May 29, 2017.

        On May 26, 2017, Ensco and Atwood entered into an addendum to the confidentiality agreement containing customary standstill and employee non-solicitation provisions.

        On the evening of May 26, 2017, Latham sent Gibson Dunn a draft of the merger agreement that proposed, among other provisions: (i) to expand the Ensco Board to include two Atwood non-employee directors; (ii) that the parties make substantially reciprocal representations and warranties; (iii) limited restrictions on Ensco's conduct of business prior to closing, which were not reciprocal, and more expansive restrictions to which Atwood would be subject; (iv) a no-shop covenant only applicable to Atwood; (v) a $50 million termination fee payable by Ensco under certain circumstances including if the Ensco shareholders did not approve the merger; and (vi) a termination fee payable by Atwood equal to 4% of implied equity value payable under certain circumstances, including if Atwood breached its no-shop covenants.

        On May 27, 2017, Mr. Saltiel and Mr. Trowell discussed open issues in the merger agreement, including the lack of reciprocal no-shop provisions and reciprocal restrictions on Ensco's conduct of business and the size of the termination fee payable by Atwood. Mr. Saltiel indicated that Gibson Dunn would be sending a revised merger agreement to Latham reflecting Atwood's positions later that evening. Mr. Trowell advised that he would work with his team to resolve the open issues.

        Following the call between Messrs. Saltiel and Trowell, overnight on May 27, 2017, Gibson Dunn sent Latham a revised draft of the merger agreement that proposed, among other provisions: (i) substantially reciprocal restrictions on Ensco's conduct of business prior to closing to those to which Atwood would be subject; (ii) mutual no-shop covenants; and (iii) that the size of the Atwood termination fee was left open to discussion.

        On May 27, 2017, Ensco retained DNB Capital LLC and HSBC Securities (USA) Inc. as co-financial advisors to provide financial advisory services to Ensco's management related to the potential transaction with Atwood and to assist Ensco in structuring the combined company's anticipated capitalization following such transaction.

        From May 27, 2017 through May 29, 2017, representatives of Ensco and Atwood, along with their respective legal advisors, exchanged due diligence materials and conducted various due diligence calls relating to, among other things, financial and accounting, compliance, environmental, legal and human resources matters. Over the same period representatives of Ensco, Atwood and their respective legal advisors also conducted multiple teleconference calls to discuss tax diligence and the tax consequences of the proposed transaction to Atwood shareholders.

        During the course of the day on May 28, 2017, Atwood, Ensco and their respective advisors also held discussions regarding the merger agreement.

        On the evening of May 28, 2017, Latham sent Gibson Dunn a revised draft of the merger agreement that proposed, among other provisions: (i) reduced restrictions on Ensco's conduct of business prior to closing as compared to those contained in the Gibson Dunn draft merger agreement of May 27, 2017; and (ii) that the size of the Atwood termination fee was left open to discussion.

        On May 29, 2017, Mr. Saltiel called Mr. Trowell to discuss open issues in the merger agreement, including those matters described above. During the course of the day on May 29, 2017, Atwood, Ensco and their respective advisors engaged in negotiations regarding, and Latham and Gibson Dunn exchanged revised drafts of, the merger agreement and continued to engage in due diligence.

        Following the foregoing negotiations and resolution of the points at issue, in the early evening of May 29, 2017, Latham delivered to Gibson Dunn a substantially final draft of the merger agreement, a copy of which both Ensco and Atwood provided to their respective boards of directors. The draft reflected an agreement in principle among the parties on all material points including the size of the Atwood termination fee.

        On May 29, 2017, the Atwood Board held a meeting at which members of Atwood's management, including Messrs. Saltiel and Smith and Mr. Baker, acting as Secretary of the meeting, and representatives of Gibson Dunn and Goldman Sachs were present. Messrs. Saltiel, Baker and Smith and Gibson Dunn provided the Atwood Board with information on the material terms of the merger agreement with Ensco. During the meeting, representatives of Goldman Sachs reviewed its financial analysis of the proposed transaction and delivered to the Atwood Board its oral opinion, which representatives of Goldman Sachs confirmed by delivery of a written opinion dated May 29, 2017, that, as of that date and based upon and subject to the factors and assumptions set forth therein, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders (other than Ensco and its affiliates) of shares of Atwood common stock, as more fully described below in the section entitled "—Opinion of Financial Advisor to Atwood." Gibson Dunn reviewed with the Atwood Board its fiduciary duties and the key provisions of the merger agreement. The Atwood Board asked questions and discussed its duties, the merger agreement provisions and related matters. After discussion in which the Atwood Board considered the factors discussed further in the section entitled "—Atwood's Reasons for the Merger; Recommendation of the Atwood Board of Directors," the members of the Atwood Board unanimously approved the merger agreement and the transactions contemplated by the merger agreement. The Atwood Board also deemed it advisable to consummate the merger on the terms and subject to the conditions set forth in the merger agreement, and to recommend that Atwood shareholders vote to approve the merger and the other transactions contemplated by the merger agreement.

        On May 29, 2017, the Ensco Board held a meeting, together with its legal and financial advisors, to discuss the proposed transaction. At this meeting, among other matters, Messrs. Trowell, Lowe, Baksht and McGuinty discussed with the Ensco Board the diligence conducted with respect to Atwood and Latham reviewed with the Ensco Board the terms of the merger agreement. Representatives of Morgan Stanley rendered its oral opinion to the Ensco Board, subsequently confirmed by delivery of a written opinion, dated May 29, 2017, that, as of the date of such opinion, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken as set forth in its written opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to Ensco. Following a discussion regarding the proposed transaction by the Ensco Board, the Ensco Board unanimously determined that the form, terms and provisions of the merger agreement and the transactions contemplated thereby, including the merger and the allotment and issuance of the Ensco Class A ordinary shares, were advisable, fair and reasonable to and in the best interests of Ensco and its shareholders. The Ensco Board unanimously determined to recommend that Ensco shareholders vote to approve the Ensco Merger Consideration Proposal.

        Atwood and Ensco then executed the merger agreement later that evening.

        Prior to the opening of markets in the United States on May 30, 2017, Atwood and Ensco jointly announced the merger and held a joint investor conference call.

Ensco's Reasons for the Merger; Recommendation of the Ensco Board of Directors

        By vote at a meeting held on May 29, 2017, the Ensco Board unanimously determined that the form, terms and provisions of the merger agreement and the transactions contemplated thereby, including the merger and the allotment and issuance of the Ensco Class A ordinary shares, are advisable, fair and reasonable to and in the best interests of Ensco and its shareholders. The Ensco Board unanimously recommends that Ensco shareholders vote "FOR" the Ensco Merger Consideration Proposal.

        In deciding to approve the merger agreement and to recommend that Ensco shareholders vote to approve the Ensco Merger Consideration Proposal, the Ensco Board consulted with Ensco's management and financial and legal advisors and considered several factors.

        The Ensco Board considered a number of factors when evaluating the merger, many of which support the Ensco Board's determination that the merger is advisable, fair and reasonable to and in the best interest of Ensco and its shareholders. The Ensco Board considered these factors as a whole and without assigning relative weights to each such factor, and overall considered the relevant factors to be favorable to, and in support of, its determinations and recommendations. These factors included:

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  that the merger would enhance Ensco's asset base through the addition of high-specification drillships, semisubmersibles and jackups, creating a combined fleet that would be among the most technologically advanced in the industry and meet the deep- and shallow-water drilling requirements of clients around the world;

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  that the merger would bolster Ensco's fleet through the addition of high quality assets, resulting in a combined fleet that features (i) 26 floaters, including 21 ultra-deepwater drilling rigs, and (ii) the world's largest jackup fleet, comprised of 37 rigs equipped with many advanced features requested by clients for shallow-water drilling programs;

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  that the merger would enhance Ensco's geographic scope and customer base;

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  that the merger would lead to future business opportunities with a geographically diversified client base and operating area, with operations spanning six continents in every major deep and shallow-water basin around the world, positioning the combined company to capitalize on increased client demand for offshore drilling rigs in the future;

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  that Ensco management expects the merger to result in meaningful cost savings and operational synergies, including anticipated cost synergies of more than $45 million in 2018 and anticipated cost synergies of $65 million beginning in 2019 and beyond;

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  that the merger would result in a well-capitalized pro forma company with a strong liquidity position;

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  that the merger would provide a combined estimated revenue backlog of approximately $3.7 billion;

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  the terms of the merger agreement, the structure of the transaction, including the conditions to each party's obligation to complete the merger and the ability of the Ensco Board to terminate the agreement under certain circumstances; and

  •
  Morgan Stanley's oral opinion rendered to the Ensco Board on May 29, 2017 and its written opinion dated the same date, to the effect that, as of the date thereof and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken as set forth in its written opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to Ensco. The full text of the written opinion of Morgan Stanley to the Ensco Board, dated as of May 29, 2017, is attached as Annex B to this joint proxy statement/prospectus. See "—Opinion of Financial Advisor to Ensco."

        The Ensco Board considered additional information concerning the merger as a whole and without assigning relative weights to each such item, and overall considered the relevant factors to be favorable to, and in support of, its determinations and recommendations. This information included:

  •
  information concerning the financial condition, results of operations, prospects and businesses of Ensco and Atwood provided by management of Ensco, including the respective companies' cash flows from operations, expected accretion to discounted cash flows, the recent performance of the Ensco Class A ordinary shares and the Atwood common stock and the ratio of the Ensco Class A ordinary share price to the Atwood common stock price over various periods, as well as current industry, economic and market conditions;

  •
  the share price versus the present value of estimated future cash flows of both Ensco and Atwood;

  •
  the implied asset prices versus alternative transactions, new asset pricing and precedent transactions;

  •
  other market factors of both Ensco and Atwood; and

  •
  the results of Ensco's business, legal and financial due diligence review of Atwood.

        The Ensco Board also considered a variety of risks and other potentially negative factors concerning the merger agreement and the transactions contemplated thereby, including the merger. These factors included:

  •
  that there are significant risks inherent in combining and integrating two companies, including that the companies may not be successfully integrated or that the expected synergies from combining the two companies may not be realized, and that successful integration of the companies will require the dedication of significant management resources, which will temporarily detract attention from the day-to-day businesses of the combined company;

  •
  the effects on cash flows from operations and other financial measures under various modeling assumptions, and the uncertainties in timing and execution with respect to the anticipated benefits of the merger;

  •
  the potential financing to repay Atwood debt obligations and the lack of a financing condition in the merger agreement;

  •
  that the merger agreement provides that, in certain circumstances, Ensco could be required to pay a termination fee of $50 million to Atwood and reimburse Atwood for reasonable out-of-pocket expenses up to $10 million;

  •
  that the merger might not be completed as a result of a failure to satisfy the conditions contained in the merger agreement, including failure to receive necessary regulatory approvals such as under the HSR Act;

  •
  that Atwood's obligation to close the merger is conditioned on a two-thirds vote of its shareholders with respect to the Atwood Merger Proposal;

  •
  Atwood's ability, under certain circumstances, to terminate the merger agreement in order to enter into an agreement providing for a superior proposal, provided that Atwood concurrently with such termination pays to Ensco a termination fee of $30 million;

  •
  the restrictions on the conduct of Ensco's business prior to the consummation of the merger, which may delay or prevent Ensco from undertaking business opportunities that may arise or other actions it would otherwise take with respect to the operations of Ensco pending consummation of the merger;

  •
  the substantial costs to be incurred in connection with the merger, including the costs of integrating the businesses of Ensco and Atwood and the transaction costs to be incurred in connection with the merger;

  •
  the possibility that the $10 million expense reimbursement that Atwood would be required to pay under the merger agreement upon termination of the merger agreement under certain circumstances would be insufficient to compensate Ensco for its costs incurred in connection with the merger agreement;

  •
  the possibility of losing key employees and skilled workers as a result of the merger and the expected consolidation of Ensco's and Atwood's personnel;

  •
  the possibility of customer overlap or that key customers may choose not to do business with the combined company; and

  •
  other risks of the type and nature described under "Risk Factors."

        This discussion of the information and factors considered by the Ensco Board in reaching its conclusion and recommendations includes all of the material factors considered by the Ensco Board but is not intended to be exhaustive and is not provided in any specific order or ranking. In view of the wide variety of factors considered by the Ensco Board in evaluating the merger agreement and the transactions contemplated thereby, including the merger, and the complexity of these matters, the Ensco Board did not find it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weight to those factors. In addition, different members of the Ensco Board may have given different weight to different factors. The Ensco Board did not reach any specific conclusion with respect to any of the factors considered and instead conducted an overall analysis of such factors and determined that, in the aggregate, the potential benefits considered outweighed the potential risks or possible negative consequences of approving the merger agreement and the allotment and issuance of Ensco Class A ordinary shares pursuant to the merger agreement.

        It should be noted that this explanation of the reasoning of the Ensco Board and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading "Cautionary Statement Regarding Forward-Looking Statements."

Atwood's Reasons for the Merger; Recommendation of the Atwood Board of Directors

        By a vote at a meeting held on May 29, 2017, the Atwood Board unanimously: (1) determined that the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated by the merger agreement were advisable and in the best interests of Atwood and its shareholders; (2) approved the merger agreement and the transactions contemplated thereby, including the merger; (3) recommended that Atwood shareholders vote their shares in favor of the merger; and (4) directed that the merger agreement be submitted to a vote at a meeting of Atwood shareholders.

        The Atwood Board unanimously recommends that the Atwood shareholders vote "FOR" the Atwood Merger Proposal at the Atwood special meeting and vote "FOR" all other proposals.

        In evaluating the merger, the Atwood Board consulted with and received the advice of Atwood's management and legal and financial advisors and, in reaching its determination and recommendation to enter into the merger agreement, the Atwood Board considered a number of factors, including, but not limited to, the following:

  •
  That the merger consideration will be paid in Ensco Class A ordinary shares, giving Atwood shareholders an opportunity to participate in any recovery in the offshore drilling industry, any future earnings growth of the combined company and any future appreciation in the value of the Ensco Class A ordinary shares following the merger.

  •
  That the merger consideration with a value of $10.72 per share of Atwood common stock, based upon the closing price of Ensco Class A ordinary shares on May 26, 2017 (the last trading date before the date of the Atwood Board meeting), represented a premium of:

  •
  33% to the closing price of Atwood common stock on the same date; and

  •
  33%, 24% and 12% to the 30-day, 60-day and 90-day volume-weighted average prices of Atwood common stock, respectively.

  •
  Based on the implied value of the merger consideration as of May 26, 2017, Atwood shareholders will own approximately 31% of the combined company on a pro forma basis.

  •
  The potential shareholder value that might result from other alternatives available to Atwood, including the alternative of remaining as an independent public company, considering, in particular, the potential for Atwood shareholders to benefit from any future earnings growth of Atwood and continued costs, risks and uncertainties associated with continuing to operate as a public company and to manage its debt service and capital expenditure requirements.

  •
  The belief of the Atwood Board that the shared core values of the two companies, including in particular those of safety, operational excellence and customer satisfaction, will assist in integration of the companies, enhance the reputation of the combined company as an "offshore driller of choice" and enhance customer service going forward.

  •
  The estimated $65 million in annual expense synergies to come from the merger estimated to be realized in full year 2019 and beyond.

  •
  That the combined company will have one of the most capable floater fleets in the industry and the largest jackup fleet in the world, composed of 37 rigs, including 27 premium units, and will have balanced exposure by water depth, geography and customer base, positioning the combined company to participate in all stages of the market recovery.

  •
  The fact that the combined company will have a stronger balance sheet and higher credit rating than Atwood on a stand-alone basis.

  •
  The Atwood Board's familiarity with, and understanding of, Ensco's business, assets, financial condition, results of operations, current business strategy and prospects.

  •
  The financial analyses presented by Goldman Sachs at the Atwood Board meeting held on May 29, 2017, and the oral opinion of that firm delivered to the Atwood Board on that date, which was confirmed by delivery of a written opinion dated May 29, 2017, that, as of such date and based upon and subject to the limitations and assumptions set forth therein, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders (other than Ensco and its affiliates) of shares of Atwood common stock, as more fully described below under "—Opinion of Financial Advisor to Atwood." The full text of the written opinion of Goldman Sachs, dated May 29, 2017, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this joint proxy statement/prospectus.

  •
  The fact that the exchange ratio included in the merger agreement provides for a fixed number of Ensco Class A ordinary shares, which offers Atwood shareholders the opportunity to benefit from any increase in the trading price of Ensco Class A ordinary shares before the closing of the merger.

  •
  Consideration of the analyses presented to the Atwood Board regarding other industry participants with which Atwood has had discussions and the potential for other interested acquirers, the substance of the discussions with such other industry participants, the likelihood that any of them or any other potential acquirer would offer a transaction more advantageous to Atwood shareholders than the merger, the execution risk associated with pursuing such an alternative transaction and the possible detrimental effects of public disclosure of Atwood's exploring possible business combination transactions.

  •
  The review by the Atwood Board with its legal and financial advisors of the structure of the merger and the financial and other terms of the merger agreement, including the parties' representations, warranties and covenants, the conditions to their respective obligations and the termination provisions, as well as the likelihood of consummation of the merger and the Atwood Board's evaluation of the likely time period necessary to close the merger. The Atwood Board also considered the following specific aspects of the merger agreement:

  •
  Atwood's right to designate two current non-employee directors to the Ensco Board to be mutually agreed between the parties.

  •
  The nature of the closing conditions included in the merger agreement, including the absence of any financing contingency, the market, industry-related and other exceptions to the events that would constitute a material adverse effect on either Atwood or Ensco for purposes of the agreement, as well as the likelihood of satisfaction of all conditions to the consummation of the merger.

  •
  Ensco's and Atwood's agreement to use reasonable best efforts to obtain approvals of applicable antitrust and competition authorities, including disposing of assets and other similar actions, except if such divestiture or action would cause a loss of more than $175 million in annual revenues of the combined company.

  •
  Atwood's ability, at any time prior to obtaining Atwood shareholder approval of the Atwood Merger Proposal and under certain circumstances, to consider and respond to an unsolicited acquisition proposal and to engage in discussions or negotiations with the person making such a proposal if required to satisfy its fiduciary duties.

  •
  Atwood's right to change its recommendation that Atwood shareholders vote in favor of the Atwood Merger Proposal to the extent it determines that the failure to take such action would be inconsistent with its fiduciary duties if (1) Atwood receives an unsolicited superior proposal or (2) a previously unknown material event occurs, subject to certain conditions (including payment to Ensco of a $30 million termination fee if Ensco subsequently terminates the merger agreement under circumstances specified in the merger agreement).

  •
  Atwood's right to terminate the merger agreement in order to accept a superior proposal, subject to certain conditions (including considering any adjustments to the merger agreement proposed by Ensco and payment to Ensco of a $30 million termination fee).

  •
  That the termination fee of $30 million payable by Atwood to Ensco under the circumstances specified in the merger agreement was reasonable in the judgment of the Atwood Board after consultation with its advisors.

  •
  The obligation of Ensco to pay to Atwood a $50 million termination fee under the circumstances specified in the merger agreement.

  •
  To help mitigate the risk to Atwood of Ensco's requirement to obtain shareholder approval of the Ensco Merger Consideration Proposal, the obligation of Ensco to pay Atwood the termination fee if Ensco fails to obtain such approval and the representation in the merger agreement that the Ensco Board had received, prior to the signing of the merger agreement, the opinion of Morgan Stanley to the effect that, as of the date of such opinion, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken as set forth in its written opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to Ensco.

    •
    The obligation of Ensco to reimburse up to $10 million of Atwood's costs if Ensco materially breaches the agreement.

    •
    The obligations of Atwood and Ensco to hold their respective shareholder meetings even if their respective boards change their recommendation with respect to the Ensco Merger Consideration Proposal or the Atwood Merger Proposal, as applicable.

    •
    The requirement that Atwood shareholder approval be obtained as a condition to consummation of the merger.

        In the course of its deliberations, the Atwood Board also considered a variety of risks and other countervailing factors related to entering into the merger agreement, including, but not limited to, the following:

  •
  That Ensco's obligation to close the merger is conditioned on a majority vote of its shareholders with respect to the Ensco Merger Consideration Proposal, provided that Ensco agrees to pay Atwood a $50 million termination fee in the event that it fails to obtain such shareholder approval.

  •
  The fact that the exchange ratio included in the merger agreement provides for a fixed number of Ensco Class A ordinary shares, meaning that Atwood shareholders cannot be sure at the time they vote on the merger of the market value of the merger consideration they will receive, and the possibility that Atwood shareholders could be adversely affected by a decrease in the trading price of Ensco Class A ordinary shares before the closing of the merger.

  •
  That, while the merger is expected to be completed, there is no assurance that all conditions to the parties' obligations to complete the merger will be satisfied or waived, and as a result, it is possible that the merger might not be completed even if approved by Atwood shareholders and Ensco shareholders.

  •
  Ensco's ability, under certain circumstances, to terminate the merger agreement in order to enter into an agreement providing for a superior proposal, provided that Ensco concurrently with such termination pays to Atwood a termination fee of $50 million.

  •
  The limitations imposed on Atwood's ability to solicit alternative transactions prior to closing or termination of the merger agreement, including the requirement to pay a $30 million termination fee in the event (1) Atwood accepts a superior proposal, or (2) the merger agreement is terminated, a third party has made a public takeover proposal for Atwood and Atwood enters into a definitive agreement with respect to that takeover proposal within 12 months of the termination date, which, although within the range of such fees normally seen in similar transactions, could have the effect of discouraging an alternative proposal for Atwood.

  •
  The restrictions on the conduct of Atwood's business prior to the consummation of the merger, which may delay or prevent Atwood from undertaking business opportunities that may arise or other actions it would otherwise take with respect to the operations of Atwood pending consummation of the merger.

  •
  The risks and costs to Atwood if the merger is delayed or does not occur at all, including the potential negative impact on Atwood's ability to retain key employees, the diversion of Atwood management and employee attention and the potential disruptive effectives on Atwood's day-to-day operations and Atwood's relationships with third parties, including its customers and suppliers.

  •
  The substantial costs to be incurred in connection with the merger, including the costs of integrating the businesses of Atwood and Ensco and the transaction costs to be incurred in connection with the merger.

  •
  The possibility that the $10 million expense reimbursement that Ensco would be required to pay under the merger agreement upon termination of the merger agreement under certain circumstances would be insufficient to compensate Atwood for its costs incurred in connection with the merger agreement.

  •
  The fact that the Ensco Class A ordinary shares received as the per share merger consideration would be taxable to Atwood's shareholders that are U.S. holders for U.S. federal income tax purposes.

  •
  Risks of the type and nature described under "Risk Factors."

        The Atwood Board considered all of these factors as a whole and, on balance, concluded that they supported a determination to approve the merger agreement. The foregoing discussion of the information and factors considered by the Atwood Board is not exhaustive, but rather is meant to include the material factors that the Atwood Board considered. In view of the wide variety of factors, both positive and negative, considered by the Atwood Board in connection with its evaluation of the proposed merger and the complexity of these matters, the Atwood Board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. The Atwood Board evaluated the factors described above, among others, and collectively reached a consensus that the proposed merger was advisable and in the best interests of Atwood and its shareholders. In considering the factors described above and any other factors that are not presented, individual members of the Atwood Board may have viewed factors differently or given different weight or merit to different factors. In addition, the factors described above are not presented in any order of priority.

        In considering the recommendation of the Atwood Board to approve the Atwood Merger Proposal, Atwood shareholders should be aware that the executive officers and directors of Atwood have certain interests in the merger that may be different from, or in addition to, the interests of Atwood shareholders generally. The Atwood Board was aware of these interests and considered them when approving the merger agreement and recommending that Atwood shareholders vote to approve the Atwood Merger Proposal. See "—Atwood's Directors and Officers Have Financial Interests in the Merger."

        It should be noted that this explanation of the reasoning of the Atwood Board and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading "Cautionary Statement Regarding Forward-Looking Statements."

Opinion of Financial Advisor to Ensco

        The Ensco Board retained Morgan Stanley to provide it with financial advisory services in connection with the proposed merger and to provide a financial opinion. The Ensco Board selected Morgan Stanley to act as its financial advisor based on Morgan Stanley's qualifications, expertise and reputation and its knowledge of the business and affairs of Ensco. On May 29, 2017, at a meeting of the Ensco Board, Morgan Stanley rendered its oral opinion, subsequently confirmed by delivery of a written opinion, dated May 29, 2017, that, as of that date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in the written opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to Ensco.

        The full text of the written opinion of Morgan Stanley delivered to the Ensco Board, dated as of May 29, 2017, is attached to this joint proxy statement/prospectus as Annex B and is incorporated herein by reference in its entirety. You should read Morgan Stanley's opinion and this summary of Morgan Stanley's opinion carefully and in their entirety for a discussion of the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. This summary is qualified in its entirety by reference to the full text of such opinion. Morgan Stanley's opinion was directed to the Ensco Board, in its capacity as such, and addressed only the fairness from a financial point of view to Ensco of the exchange ratio pursuant to the merger agreement as of the date of such opinion. Morgan Stanley's opinion did not address any other aspects or implications of the merger. Morgan Stanley's opinion did not in any manner address the price at which the Ensco Class A ordinary shares would trade following the merger or at any time, and Morgan Stanley expressed no opinion or recommendation to any holder of Ensco Class A ordinary shares or Atwood common stock as to how such holder should vote at the Ensco general meeting or the Atwood special meeting, respectively, or whether to take any other action with respect to the merger.

        For purposes of rendering its opinion, Morgan Stanley, among other things:

  (1)
  reviewed certain publicly available financial statements and other publicly available business and financial information of Atwood and Ensco, respectively;

  (2)
  reviewed certain internal financial statements and other financial and operating data concerning Atwood and Ensco, respectively;

  (3)
  reviewed (i) certain financial projections prepared by the managements of Atwood and Ensco, respectively, and (ii) certain financial projections relating to Atwood prepared by the management of Ensco;

  (4)
  reviewed information relating to certain strategic, financial and operational benefits anticipated from the merger, prepared by the management of Ensco;

  (5)
  discussed the past and current operations and financial condition and the prospects of Atwood with senior executives of Atwood;

  (6)
  discussed the past and current operations and financial condition and the prospects of Ensco, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of Ensco;

  (7)
  reviewed the pro forma impact of the merger on Ensco's earnings per share, cash flow, consolidated capitalization and certain financial ratios;

  (8)
  reviewed the reported prices and trading activity for Atwood common stock and Ensco Class A ordinary shares;

  (9)
  compared the financial performance of Atwood and Ensco and the prices and trading activity of Atwood common stock and Ensco Class A ordinary shares with that of certain other publicly-traded companies comparable with Atwood and Ensco, respectively, and their securities;

  (10)
  reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

  (11)
  participated in certain discussions and negotiations among representatives of Atwood and Ensco and certain parties and their financial and legal advisors;

  (12)
  reviewed the merger agreement and certain related documents; and

  (13)
  performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

        Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to it by Atwood and Ensco, and formed a substantial basis for its opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the merger, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Atwood and Ensco of the future financial performance of Atwood and Ensco. For purposes of its analysis, Morgan Stanley, at the direction of Ensco, relied on financial projections relating to Atwood and Ensco, in each case prepared by the management of Ensco. Morgan Stanley was advised by Ensco and assumed, with Ensco's consent, that the projections prepared by the management of Ensco were a reasonable basis upon which to evaluate the business and financial prospects of Ensco and Atwood. Morgan Stanley expressed no view as to such projections or the assumptions on which they were based. Morgan Stanley relied upon, without independent verification, the assessment by the management of Ensco of: (i) the strategic, financial and other benefits expected to result from the merger; (ii) the timing and risks associated with the integration of Atwood and Ensco; and (iii) Ensco's ability to retain key employees of Atwood and Ensco, respectively. In addition, Morgan Stanley assumed that the merger would be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the definitive merger agreement would not differ in any material respect from the draft thereof furnished to it. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed merger, no delays, limitations, conditions or restrictions would be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed merger. Morgan Stanley is not a legal, tax, or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of Ensco and Atwood and their legal, tax or regulatory advisors with respect to legal, tax, or regulatory matters. Morgan Stanley did not perform any tax assessment in connection with the merger. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of Atwood's officers, directors or employees, or any class of such persons, relative to the consideration to be paid to the holders of shares of Atwood common stock in the transaction. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Atwood or Ensco, nor was it furnished with any such valuations or appraisals. Morgan Stanley's opinion did not address the relative merits of the merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available. Morgan Stanley's opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. Events occurring after such date may affect Morgan Stanley's opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

Summary of Financial Analyses of Morgan Stanley

        The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion to the Ensco Board, each dated as of May 29, 2017. The following summary is not a complete description of the financial analyses performed and factors considered by Morgan Stanley in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before May 26, 2017, the most recent trading day prior to Morgan Stanley's presentation to the Ensco Board of its financial analysis on May 29, 2017. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole. Assessing any portion of such analyses and of the factors reviewed, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan

Stanley's opinion. Furthermore, mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using the data referred to below.

        In performing the financial analyses summarized below and in arriving at its opinion, at the direction of the Ensco Board, Morgan Stanley utilized and relied upon certain financial projections relating to Atwood and Ensco, each provided by the management of Ensco and which are described below. In addition, Morgan Stanley utilized and relied upon the number of issued and outstanding shares of Atwood provided by management of Atwood.

        As part of the financial projections, Ensco management provided, and Morgan Stanley relied upon with the consent of the Ensco Board, Ensco Management Case A and Ensco Management Case B (the "Ensco financial forecasts"). Ensco management informed Morgan Stanley that Ensco Management Case B was more reflective of the then-current market outlook than Ensco Management Case A, and Morgan Stanley relied upon such information with the consent of the Ensco Board. The Ensco financial forecasts are more fully described in the section entitled "—Certain Unaudited Financial Forecasts Prepared by the Management of Ensco."

Useful Life Discounted Cash Flow Analysis

        Morgan Stanley performed a discounted cash flow analysis, which is designed to provide an implied value of a company by calculating the present value of the estimated future cash flows and terminal value of that company. In the "useful life" discounted cash flow analysis, Morgan Stanley performed a discounted cash flow analysis on each of Atwood and Ensco, respectively, based on the unlevered cash flows generated by Atwood's and Ensco's fleet of rigs through the estimated end of their useful lives as estimated by the management of Ensco (which are estimated to extend through 2055 for Atwood and through 2050 for Ensco).

Atwood Useful Life Discounted Cash Flow Analysis

        With respect to Atwood, Morgan Stanley calculated a range of implied total equity values of Atwood and values per share of Atwood common stock based on estimates of future cash flows from April 1, 2017 through June 30, 2055. Morgan Stanley performed this analysis on the estimated future cash flows of Atwood contained in Ensco Management Case A and Ensco Management Case B. Morgan Stanley first calculated the estimated unlevered free cash flows (calculated as earnings before interest, taxes, and depreciation and amortization, which is referred to in this section as EBITDA, less capital expenditures and unlevered taxes, and adjusted for any changes in working capital). The projected unlevered free cash flows were discounted to March 31, 2017 using discount rates ranging from 8.1% to 9.3% for the period between April 1, 2017 through December 31, 2020 based on Morgan Stanley's estimate of Atwood's weighted average cost of capital ("WACC") for such period, and the projected unlevered cash flows for the period from January 1, 2021 through June 30, 2055 were discounted to March 31, 2017 using discount rates ranging from 8.4% to 9.6% based on Morgan Stanley's estimate of Atwood's WACC for such period. The range of discount rates used for such period differed from that used for the period ending December 31, 2020 as a result of an assumed increase in the cost of debt. Morgan Stanley then deducted from the implied aggregate value ranges Atwood's estimated gross debt and minority interest and added Atwood's cash and cash equivalents as of March 31, 2017. Aggregate values also included the then-current estimate of the value of capital spare parts of Atwood as estimated by Ensco management.

        Based on the above-described analysis, Morgan Stanley derived a range of implied values per share for Atwood as of March 31, 2017 for each of Ensco Management Case A and Ensco Management Case B of $25.68 to $30.90 and $13.33 to $17.09, respectively.

Ensco Useful Life Discounted Cash Flow Analysis

        With respect to Ensco, Morgan Stanley calculated a range of implied total equity values of Ensco and values per Ensco Class A ordinary share based on estimates of future cash flows of Ensco from April 1, 2017 through December 31, 2050. Morgan Stanley performed this analysis on the estimated future cash flows contained in Ensco Management Case A and Ensco Management Case B. Morgan Stanley first calculated the estimated unlevered free cash flows (calculated as EBITDA less capital expenditures and unlevered taxes, and adjusted for any changes in working capital). The projected unlevered free cash flows were discounted to March 31, 2017 using discount rates ranging from 7.5% to 8.5% for the period between April 1, 2017 through December 31, 2020 based on Morgan Stanley's estimate of Ensco's WACC for such period, and the projected unlevered cash flows for the period from January 1, 2021 through December 31, 2050 were discounted to present value using discount rates ranging from 7.7% to 8.8% based on Morgan Stanley's estimate of Ensco's WACC for such period. The range of discount rates used for such period differed from that used for the period ending December 31, 2020 as a result of an assumed redemption of notes. With the cost of debt lower than the cost of equity, the assumed redemption lowered the debt-to-capitalization ratio, therefore increasing the weighted average cost of capital. Morgan Stanley then deducted from the implied aggregate value ranges Ensco's estimated gross debt and minority interest and added Ensco's cash and cash equivalents as of March 31, 2017 (adjusted for open market repurchases of debt in April 2017). Aggregate values also included the then-current estimate of the value of capital spare parts of Ensco as estimated by Ensco management.

        Based on the above-described analysis, Morgan Stanley derived a range of implied values per Ensco Class A ordinary share as of March 31, 2017 for each of Ensco Management Case A and Ensco Management Case B of $19.07 to $22.57 and $10.12 to $12.63, respectively.

Exchange Ratio Implied by Useful Life Discounted Cash Flow Analysis

        Morgan Stanley calculated the exchange ratio ranges implied by the useful life discounted cash flow analyses. Morgan Stanley compared the lowest implied per share value for Atwood common stock to the highest implied per share value for Ensco Class A ordinary shares to derive the lowest exchange ratio implied by the analyses. Similarly, Morgan Stanley compared the highest implied per share value for Atwood common stock to the lowest implied per share value for Ensco Class A ordinary shares to derive the highest exchange ratio implied by the analyses. The implied exchange ratio ranges resulting from the analysis, which Morgan Stanley noted did not include synergies, was 1.14x to 1.62x for Ensco Management Case A and 1.06x to 1.69x for Ensco Management Case B. Morgan Stanley noted that the merger agreement provided for an exchange ratio of 1.60x.

10-Year Discounted Cash Flow Analysis

        Morgan Stanley also performed a discounted cash flow analysis on both Atwood and Ensco based on estimates of future cash flows from April 1, 2017 through March 31, 2027 and calculated a terminal value at the end of such projection period. Management of Ensco informed Morgan Stanley that Ensco Management Case B was more reflective of the then-current market outlook than Ensco Management Case A, and as a result, Morgan Stanley conducted the discounted cash flow analysis using only Ensco Management Case B.

Atwood 10-Year Discounted Cash Flow Analysis

        With respect to Atwood, Morgan Stanley calculated a range of implied total equity values of Atwood and values per share of Atwood common stock based on estimates of future cash flows for Atwood from April 1, 2017 to March 31, 2027. Morgan Stanley first calculated the estimated unlevered free cash flows (calculated as EBITDA, less capital expenditures and unlevered taxes and adjusted for any changes in working capital) of Atwood based on estimates by the management of Ensco. Morgan Stanley then calculated a terminal value range for Atwood by applying a multiple of aggregate value (defined as market capitalization plus total debt and minority interests and less cash and cash equivalents) to estimated EBITDA for the twelve months ending March 31, 2028 of 5.0x to 8.0x. This range was derived based on Morgan Stanley's professional judgment after calculating the aggregate value to EBITDA multiples for the twelve months following the date of measurement (the "NTM EBITDA") that Atwood common shares had traded at from May 2012 to May 2017, which resulted in an average aggregate value to NTM EBITDA (based on publicly available estimates) of 6.9x for such period. The projected unlevered free cash flows were discounted to March 31, 2017 using discount rates ranging from 8.1% to 9.3% for the period from April 1, 2017 through December 31, 2020 based on Morgan Stanley's estimate of Atwood's WACC for such period, and the projected unlevered cash flows for the period from January 1, 2021 through March 31, 2027 and terminal value were discounted to March 31, 2017 using discount rates ranging from 8.4% to 9.6% based on Morgan Stanley's estimate of Atwood's WACC for such period. The range of discount rates used for such period differed from that used for the period ending December 31, 2020 as a result of an assumed increase in the cost of debt. Morgan Stanley then deducted from the implied aggregate value ranges Atwood's estimated gross debt and minority interest and added Atwood's cash and cash equivalents as of March 31, 2017. Aggregate values also included the then-current estimate of the value of capital spare parts of Atwood as estimated by Ensco management.

        Based on the above-described analysis, Morgan Stanley derived a range of implied values per share for Atwood as of March 31, 2017 for Ensco Management Case B of $9.21 to $17.68.

Ensco 10-Year Discounted Cash Flow Analysis

        With respect to Ensco, Morgan Stanley calculated a range of implied total equity values of Ensco and values per Ensco Class A ordinary share based on estimates of future cash flows for Ensco from April 1, 2017 to March 31, 2027. Morgan Stanley first calculated the estimated unlevered free cash flows (calculated as EBITDA, less capital expenditures and unlevered taxes and adjusted for any changes in working capital) of Ensco based on estimates by the management of Ensco. Morgan Stanley then calculated a terminal value range for Ensco by applying a multiple of aggregate value to estimated EBITDA for the twelve months ending March 31, 2028 of 5.0x to 8.0x. This range was derived based on Morgan Stanley's professional judgment after calculating the NTM EBITDA that Ensco common shares had traded at from May 2012 to May 2017, which resulted in an average aggregate value to NTM EBITDA (based on publicly available estimates) of 6.6x for such period. The projected unlevered free cash flows were discounted to March 31, 2017 using discount rates ranging from 7.5% to 8.5% for the period from April 1, 2017 through December 31, 2020 based on Morgan Stanley's estimate of Ensco's WACC for such period, and the projected unlevered cash flows for the period from January 1, 2021 through March 31, 2027 and terminal value were discounted to March 31, 2017 using discount rates ranging from 7.7% to 8.8% based on Morgan Stanley's estimate of Ensco's WACC for such period. The range of discount rates used for such period differed from that used for the period ending December 31, 2020 as a result of an assumed redemption of notes. With the cost of debt lower than the cost of equity, the assumed redemption lowered the debt-to-capitalization ratio, therefore increasing the weighted average cost of capital. Morgan Stanley then deducted from the implied aggregate value ranges Ensco's estimated gross debt and minority interest and added Ensco's cash and cash equivalents as of March 31, 2017 (adjusted for open market repurchases of debt in April 2017). Aggregate values also included the then-current estimate of the value of capital spare parts of Ensco as estimated by Ensco management.

        Based on the above-described analysis, Morgan Stanley derived a range of implied values per Ensco Class A ordinary share as of March 31, 2017 for Ensco Management Case B of $8.58 to $15.43.

Exchange Ratio Implied by 10-Year Discounted Cash Flow Analysis

        Morgan Stanley calculated the exchange ratio ranges implied by the discounted cash flow analyses. Morgan Stanley compared the lowest implied per share value for Atwood common stock to the highest implied per share value for Ensco Class A ordinary shares to derive the lowest exchange ratio implied by the analyses. Similarly, Morgan Stanley compared the highest implied per share value for Atwood common stock to the lowest implied per share value for Ensco Class A ordinary shares to derive the highest exchange ratio implied by the analyses. The implied exchange ratio ranges resulting from the analysis, which Morgan Stanley noted did not include synergies, was 0.60x to 2.06x for Ensco Management Case B. Morgan Stanley noted that the merger agreement provided for an exchange ratio of 1.60x.

Discounted Equity Value Analysis

        For each of Atwood and Ensco, Morgan Stanley performed a discounted equity value analysis, which is designed to provide an indication of the present value of a theoretical future value of a company's equity as a function of such company's estimated future EBITDA.

        Management of Ensco informed Morgan Stanley that Ensco Management Case B was more reflective of the then-current market outlook than Ensco Management Case A, and as a result, Morgan Stanley conducted the discounted equity value analysis using only Ensco Management Case B.

Atwood Discounted Equity Value

        Morgan Stanley calculated the discounted equity value per share of Atwood common stock as of March 31, 2017. To calculate the discounted equity value per share of Atwood common stock, Morgan Stanley utilized calendar year 2022 EBITDA based on the financial forecasts provided by Ensco. Morgan Stanley calculated the future equity value per share of Atwood common stock at January 1, 2022 by applying an aggregate value to EBITDA multiple of 5.0x to 8.0x to the estimated calendar year 2022 EBITDA based on the financial forecasts provided by Ensco. This reference range was based on Morgan Stanley's professional judgment and derived in the manner described under "—Atwood 10-Year Discounted Cash Flow Analysis." The resulting per share equity values were then discounted to March 31, 2017 using a cost of equity for Atwood of 17.0% based on Morgan Stanley's estimate of Atwood's then-current cost of equity. Morgan Stanley added the then-current estimate of the per share value of capital spare parts of Atwood as estimated by Ensco management to Atwood's implied share price. This analysis resulted in a range of implied values per share for Atwood of $6.84 to $13.95.

Ensco Discounted Equity Value

        Morgan Stanley calculated the discounted equity value per Ensco Class A ordinary share as of March 31, 2017. To calculate the discounted equity value per Ensco Class A ordinary share, Morgan Stanley utilized calendar year 2022 EBITDA based on the financial forecasts provided by Ensco. Morgan Stanley calculated the future equity value per Ensco Class A ordinary share at January 1, 2022 by applying an aggregate value to EBITDA multiple of 5.0x to 8.0x to the estimated calendar year 2022 EBITDA based on the financial forecasts provided by Ensco. This reference range was based on Morgan Stanley's professional judgment and derived in the manner described under "—Ensco 10-Year Discounted Cash Flow Analysis." The resulting per share equity values were then discounted to March 31, 2017 using cost of equity for Ensco of 15.6% based on Morgan Stanley's estimate of Ensco's then-current cost of equity. Morgan Stanley added the then-current estimate of the per share value of capital spare parts of Ensco and estimated present value of dividends on each Ensco common share, each as estimated by Ensco management to Ensco's implied share price. This analysis resulted in a range of implied values per Ensco Class A ordinary share of $4.76 to $10.20.

Exchange Ratio Implied by Discounted Equity Value Analysis

        Morgan Stanley then calculated the exchange ratio range implied by the discounted equity value analysis. Morgan Stanley compared the lowest implied equity value per share for Atwood common stock to the highest implied equity value per Ensco Class A ordinary share to derive the lowest exchange ratio implied by the discounted equity value analyses. Similarly, Morgan Stanley compared the highest implied equity value per share for Atwood common stock to the lowest implied equity value per Ensco Class A ordinary share to derive the highest exchange ratio implied by the discounted equity value analyses. The implied exchange ratio range resulting from this analysis, which Morgan Stanley noted did not include synergies, was 0.67x to 2.93x. Morgan Stanley noted that the merger agreement provided for an exchange ratio of 1.60x.

Trading Multiple Analysis

        Morgan Stanley performed a trading multiple analysis to determine the ratio of the closing stock price per share of Atwood common stock and per Ensco Class A ordinary share, in each case as of May 26, 2017, to Atwood's and Ensco's respective then current net asset value per share ("NAV"). Morgan Stanley refers to this statistic as "Price/NAV." The Price/NAVs of Atwood and Ensco were also compared against the Price/NAVs of four comparable public companies: Diamond Offshore Drilling, Inc., Transocean Ltd., Rowan Companies plc, and Noble Corporation plc. These companies were chosen based on Morgan Stanley's knowledge of the industry and because they have businesses that may be considered similar to that of Atwood and Ensco. The NAVs utilized were based on an average of publicly available analyst research reports disclosing discounted cash flow, sum-of-the-parts or net asset value-based valuations. The Price/NAVs were as follows:

Company	Price / NAV (as of May 26, 2017)
Atwood	0.66x
Ensco	0.63x
Diamond Offshore Drilling, Inc.	0.82x
Transocean Ltd.	0.79x
Rowan Companies plc	0.72x
Noble Corporation plc	0.55x

        Based on this analysis and its professional judgment, Morgan Stanley selected a reference range of Price/NAV of 0.6x to 1.0x, and applied the reference range to the NAVs of Atwood and Ensco, respectively. Based on an average of publicly available analyst reports disclosing discounted cash flow, sum-of-the-parts or net asset value-based valuations, the NAV of Atwood was calculated to be $12.20 and the NAV of Ensco was calculated to be $10.57. Morgan Stanley also included the then-current estimate of the per share value of capital spare parts of Atwood and Ensco as estimated by Ensco management to Atwood and Ensco's implied share price, respectively. This analysis resulted in an implied share price range of $8.49 to $13.37 per share of Atwood common stock and $7.22 to $11.45 per Ensco Class A ordinary share.

        Morgan Stanley then calculated the exchange ratio implied by the trading multiple analysis. Morgan Stanley compared the lowest implied equity value per share for Atwood common stock to the highest implied equity value per Ensco Class A ordinary share to derive the lowest exchange ratio implied by the trading multiple analysis. Similarly, Morgan Stanley compared the highest implied equity value per share for Atwood common stock to the lowest implied equity value per Ensco Class A ordinary share to derive the highest exchange ratio implied by the trading multiple analysis. The implied exchange ratio reference range resulting from this analysis, which Morgan Stanley noted did not include synergies, was 0.74x to 1.85x. Morgan Stanley noted that the merger agreement provided for an exchange ratio of 1.60x.

        No company utilized in the trading multiple analysis is identical to Atwood or Ensco and hence the foregoing summary and underlying financial analyses involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which Atwood and Ensco were compared, respectively. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Atwood and Ensco.

Pro Forma Discounted Cash Flow Accretion Analysis

        Morgan Stanley performed a pro forma discounted cash flow accretion analysis, which is designed to compare a range of pro forma useful life discounted cash flow values per share based on the 1.60x exchange ratio provided for in the merger agreement to the range of Ensco useful life discounted cash flow values per share calculated on a standalone basis (see "—Ensco Useful Life Discounted Cash Flow Analysis").

        Morgan Stanley calculated a range of pro forma implied aggregate values by summing the present values of the useful life unlevered free cash flows of Atwood, Ensco and synergies (based on assumed run-rate synergies of $65 million, as directed by Ensco management). For the purposes of the pro forma discounted cash flow accretion analysis, the unlevered free cash flows of Ensco, Atwood and synergies were discounted to March 31, 2017 using discount rates ranging from 7.5% to 8.5% for the period between April 1, 2017 through December 31, 2020 based on Morgan Stanley's estimate of Ensco's WACC for such period, and the projected unlevered cash flows for the forecast period thereafter were discounted to present value using discount rates ranging from 7.7% to 8.8% based on Morgan Stanley's estimate of Ensco's WACC for such period. Morgan Stanley then adjusted the total pro forma implied aggregate value ranges by Ensco's and Atwood's estimated gross debt, minority interest and cash and cash equivalents as of March 31, 2017 (with Ensco's gross debt and cash and cash equivalents adjusted for open market repurchases of debt in April 2017). Aggregate values also included the then-current estimate of the value of capital spare parts of Atwood and Ensco as estimated by Ensco management. To derive a range of pro forma useful life discounted cash flow values per share, such amount was then divided by the number of fully diluted shares expected to be outstanding by Ensco management following completion of the merger based on the 1.60x exchange ratio provided for in the merger agreement. This analysis resulted in a range of per Ensco Class A ordinary share values of $19.93 to $23.59 for Ensco Management Case A and $11.17 to $13.84 for Ensco Management Case B. These ranges compared with ranges of implied values per Ensco Class A ordinary share on a standalone basis for each of Ensco Management Case A and Ensco Management Case B of $19.07 to $22.57 and $10.12 to $12.63, respectively.

Illustrative Floater Value Analysis

        Morgan Stanley performed an illustrative floater value analysis of Atwood, which is designed to provide an illustrative value per floater that is implied by the value of the transaction and comparing such value to the replacement cost of a floater (i.e., by building a new rig, called a "newbuild"). Morgan Stanley first calculated the implied transaction value of Atwood based on the 1.60x exchange ratio provided for in the merger agreement. The implied transaction value was calculated using an assumed equity offer price of $10.72 per Atwood share as of May 26, 2017. In order to isolate the implied value of Atwood's floaters, Morgan Stanley then deducted from the implied transaction value an assumed jackup rig value of Atwood (such value was the product of the jackup rig count of Atwood as of March 31, 2017 based on publicly available information multiplied by a per rig value assumption based on public equity research estimates and as reviewed by Ensco management, plus the jackup contract backlog value (which was assumed as 40% of the reported jackup rig backlog value of Atwood as of March 31, 2017 based on publicly available information)). In order to account for construction costs associated with the floaters captured in the analysis, Morgan Stanley then added unfunded capital expenditures for certain newbuild floaters. In order to calculate an implied value per floater on an uncontracted basis, Morgan Stanley then deducted the backlog order of floaters (which was assumed as 40% of the reported floater contract backlog value of Atwood as of March 31, 2017), which resulted in an implied floater fleet value of $1,349 million. This value was divided by the number of floaters of Atwood as of March 31, 2017 based on publicly available information (including newbuilds and excluding cold-stacked rigs) to determine the implied purchase price per floater.

        Based on the above-described analysis, Morgan Stanley derived an implied price of $225 million per floater of Atwood and compared it to the estimated cost of constructing a new floater of $600 million, as estimated by Ensco management, which indicated a discount of 63%.

        The illustrative floater value analysis was presented for reference purposes only, and was not relied upon for valuation purposes.

Other Information

Broker Price Targets

        Morgan Stanley reviewed publicly available equity research analysts' 12-month share price targets for Atwood common stock and Ensco Class A ordinary shares. Morgan Stanley noted that the price targets issued by those research analysts with publicly available price targets ranged from $7.00 to $18.00 per share of Atwood common stock and $6.00 to $15.00 per Ensco Class A ordinary share.

        Morgan Stanley then calculated the exchange ratio range implied by the broker price targets. Morgan Stanley compared the lowest research target per share for Atwood common stock to the highest research target per Ensco Class A ordinary share to derive the lowest exchange ratio implied by the broker price targets. Similarly, Morgan Stanley compared the highest research target per share for Atwood common stock to the lowest research target per Ensco Class A ordinary share to derive the highest exchange ratio implied by the broker price targets. The implied exchange ratio reference range resulting from this analysis was 0.47x to 3.00x. Morgan Stanley noted that the merger agreement provided for an exchange ratio of 1.60x.

        The public market trading price targets published by securities research analysts do not necessarily reflect the current market trading prices for shares of Atwood common stock or Ensco Class A ordinary shares, and these estimates are subject to uncertainties, including the future financial performance of Atwood and Ensco as well as future market conditions.

        The analysts' price targets were presented for reference purposes only, and were not relied upon for valuation purposes.

Historical Trading Prices

        Morgan Stanley reviewed the historical trading prices of Atwood common stock and Ensco Class A ordinary shares during the 52-week period ended May 26, 2017, which reflected low to high closing prices for Atwood common stock during such period of $6.12 to $15.37 per share and Ensco Class A ordinary shares of $6.50 to $12.04 per share during such period. Morgan Stanley then calculated the exchange ratio implied by the share price range for Atwood and Ensco during the 52-week period. Morgan Stanley compared the lowest closing price for Atwood common stock to the highest closing price for Ensco Class A ordinary shares to derive the lowest exchange ratio implied by the historical trading prices during the 52-week period ended May 26, 2017. Similarly, Morgan Stanley compared the highest closing per share for Atwood common stock to the lowest closing price per Ensco Class A ordinary share to derive the highest exchange ratio implied by the historical trading prices during the 52-week period ended May 26, 2017. The implied exchange ratio reference range resulting from this analysis was 0.51x to 2.37x. Morgan Stanley noted that the merger agreement provided for an exchange ratio of 1.60x.

        The historical trading prices were presented for reference purposes only, and were not relied upon for valuation purposes.

Illustrative Transaction Value Creation Analysis

        Morgan Stanley performed an illustrative transaction value creation analysis, the purpose of which is to review the implied increase in market value to the Ensco shareholders based on assumptions regarding synergies and pro forma ownership of the combined company. The illustrative transaction value creation analysis was performed for illustrative purposes only and is not indicative of actual trading levels and does not take into account the timing to achieve any synergies or the timing of the closing of the transaction.

        In its illustrative analysis, Morgan Stanley first calculated the then-current equity market value of Ensco as of the close of trading on May 26, 2017, which resulted in a value of approximately $2.043 billion. Morgan Stanley then calculated the then-current equity market value of Atwood as of the close of trading on May 26, 2017, which resulted in a value of approximately $0.671 billion. Morgan Stanley then noted that the exchange ratio set forth in the merger agreement of 1.60x implied a pro forma ownership of approximately 30% of the combined company by Atwood shareholders and approximately 70% by Ensco stockholders, using market prices on May 26, 2017, and thus, Atwood shareholders would hypothetically receive approximately 30% of the then-current market value of Ensco and Ensco shareholders would hypothetically receive approximately 70% of the then-current market value of Atwood.

        Morgan Stanley also noted that based on the implied fully-diluted pro forma ownership, Atwood shareholders would hypothetically receive approximately 30% of any increase in market value from synergies in connection with the merger while Ensco shareholders would hypothetically receive approximately 70% of any increase in market value from synergies in connection with the merger. For purposes of this analysis, Morgan Stanley assumed run-rate synergies of $65 million, as directed by Ensco management. The present value of these synergies was calculated by discounting the estimated future cash flows from synergies, net of costs to achieve, to March 31, 2017, using a discount rate of 8.0% for the period between April 1, 2017 through December 31, 2020 based on the midpoint of Morgan Stanley's estimate of Ensco's range of WACC for such period, and a discount rate of 8.2% for the period thereafter based on the midpoint of Morgan Stanley's estimate of Ensco's range for WACC for such period.

        The illustrative analysis indicated the following:

Transaction Value Creation Analysis	$ in millions
100% of standalone market value of Ensco as of May 26, 2017	$2,043
less 30% of standalone market value of Ensco as of May 26, 2017	(623)
plus 70% of standalone market value of Atwood as of May 26, 2017	470
plus 70% of value of synergies	366

Total Value to Ensco Shareholders	$2,255

        Morgan Stanley noted that the illustrative analysis indicated a value to Ensco shareholders that was approximately $212 million or approximately 10.4% higher than Ensco equity market value as of the close of trading on May 26, 2017.

        The illustrative transaction value creation analysis was presented for reference purposes only, and was not relied upon for valuation purposes.

General

        In connection with the review of the merger agreement and the transactions contemplated thereby by the Ensco Board, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. However, given that management of Ensco informed Morgan Stanley that Ensco Management Case B was more reflective of the then-current market outlook than Ensco Management Case A, Morgan Stanley used only Ensco Management Case B in certain analyses. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of Atwood or Ensco. In performing its analyses, Morgan Stanley made numerous assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Atwood or Ensco. These include, among other things, the impact of competition on Atwood's and Ensco's businesses and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of Atwood or Ensco, or the industry, or in the financial markets in general. Any estimates contained in Morgan Stanley's analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

        Morgan Stanley conducted the analyses described above solely as part of its analysis of whether the exchange ratio pursuant to the merger agreement was fair from a financial point of view to Ensco and in connection with the delivery of its opinion, dated May 29, 2017, to the Ensco Board. These analyses do not purport to be appraisals or to reflect the prices at which shares of Atwood common stock or Ensco Class A ordinary shares might actually trade.

        The exchange ratio was determined through arm's-length negotiations between Atwood and Ensco and was approved by the Ensco Board. Morgan Stanley provided advice to Ensco during these negotiations. Morgan Stanley did not, however, recommend any specific exchange ratio to Ensco, nor that any specific exchange ratio constituted the only appropriate exchange ratio for the merger. Morgan Stanley's opinion did not address the relative merits of the merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available. In addition, Morgan Stanley's opinion was not intended to, and did not, in any manner, address the price at which the Ensco Class A ordinary shares would trade following the merger or at any time, and Morgan Stanley expressed no opinion or recommendation to any holder of Ensco Class A ordinary shares or Atwood common stock as to how such holder should vote at the Ensco general meeting or the Atwood special meeting, respectively, or whether to take any other action with respect to the merger.

        Morgan Stanley's opinion and its oral presentation to the Ensco Board was one of many factors taken into consideration by the Ensco Board in deciding to approve the merger agreement and the transactions contemplated thereby. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Ensco Board with respect to the exchange ratio pursuant to the merger agreement or of whether the Ensco Board would have been willing to agree to a different exchange ratio.

        Morgan Stanley's opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with Morgan Stanley's customary practice. Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for its own account or the accounts of its customers, in debt or equity securities or loans of Ensco, Atwood or any other company, or any currency or commodity, that may be involved in the merger, or any related derivative instrument.

        Under the terms of its engagement letter, Morgan Stanley provided the Ensco Board with financial advisory services and a financial opinion described in this section and attached as Annex B to this joint proxy statement/prospectus in connection with the merger, and Ensco has agreed to pay Morgan Stanley a fee, upon rendering its fairness opinion, of $2 million payable upon the earlier of the closing of the merger or the termination of the merger agreement. If the merger is concluded, Ensco has agreed to pay Morgan Stanley a transaction fee of $8 million (less any fee that has been previously paid), which is payable upon and is contingent upon the consummation of the merger. Ensco has also agreed to reimburse Morgan Stanley for its expenses incurred in performing its services. In addition, Ensco has agreed to indemnify Morgan Stanley and its affiliates, their respective officers, directors, employees and agents and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, relating to or arising out of Morgan Stanley's engagement. Ensco also retained DNB Capital LLC and HSBC Securities (USA) Inc. as co-financial advisors to provide financial advisory services to Ensco's management related to the potential transaction with Atwood and to assist in structuring the combined company's anticipated capitalization following the merger and agreed to pay each such advisor $2.5 million upon the consummation of the merger.

        In the two years prior to the date of Morgan Stanley's opinion, in addition to the services provided in connection with the merger and the opinion, Morgan Stanley provided financial advisory and financing services to Ensco and its affiliates and received aggregate fees of between $4 million and $5 million in connection with such services. Morgan Stanley is also a lender under Ensco's revolving credit facility. During the same period, Morgan Stanley did not provide any financial advisory or financing services to Atwood or its affiliates, and did not receive any fees for financial advisory or financing services from Atwood or its affiliates. Morgan Stanley previously met with Atwood in March 2017 to review a broad array of potential strategic alternatives for Atwood which included potential financing and M&A transactions. The materials prepared by Morgan Stanley for such meetings were based solely on publicly available information and included analysis of an illustrative combination of Atwood with a number of other potential parties, including Ensco. Morgan Stanley may seek to provide financial advisory and financing services to Atwood, Ensco and their respective affiliates in the future and would expect to receive fees for the rendering of those services.

Opinion of Financial Advisor to Atwood

        Goldman Sachs rendered its opinion to the Atwood Board that, as of May 29, 2017 and based upon and subject to the factors and assumptions set forth therein, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders (other than Ensco and its affiliates) of shares of Atwood common stock.

        The full text of the written opinion of Goldman Sachs, dated May 29, 2017, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this joint proxy statement/prospectus. Goldman Sachs provided its opinion for the information and assistance of the Atwood Board in connection with its consideration of the transaction. The Goldman Sachs opinion is not a recommendation as to how any holder of shares of Atwood common stock should vote with respect to the transaction or any other matter.

        In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

  •
  the merger agreement;

  •
  annual reports to shareholders and Annual Reports on Form 10-K of Atwood and Ensco for the five fiscal years ended September 30, 2016 and five years ended December 31, 2016, respectively;

  •
  certain interim reports to shareholders and Quarterly Reports on Form 10-Q of Atwood and Ensco;

  •
  certain other communications from Atwood and Ensco to their respective shareholders;

  •
  certain publicly available research analyst reports for Atwood and Ensco;

  •
  certain internal financial analyses and forecasts for Ensco prepared by its management for the years ending December 31, 2017, 2018 and 2019; and

  •
  certain internal financial analyses and forecasts for Atwood prepared by its management (the "Atwood Forecasts") and certain financial analyses and forecasts for Ensco prepared by the management of Atwood (the "Atwood Forecasts for Ensco"), in each case, as approved for Goldman Sachs' use by Atwood, which are collectively referred to in this section as the "Forecasts," including certain operating synergies projected by the management of Atwood to result from the transaction, as approved for Goldman Sachs' use by Atwood, which are referred to in this section as the "Atwood Synergies."

        Goldman Sachs also held discussions with members of the senior management of Atwood regarding their assessment of the strategic rationale for, and the potential benefits of, the transaction and the past and current business operations, financial condition, and future prospects of Atwood and with members of the senior managements of Atwood and Ensco regarding their assessment of the past and current business operations, financial condition and future prospects of Ensco; reviewed the reported price and trading activity for the shares of Atwood common stock and the Ensco Class A ordinary shares; compared certain financial and stock market information for Atwood and Ensco with similar information for certain other companies the securities of which are publicly traded; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

        For purposes of rendering this opinion, Goldman Sachs, with Atwood's consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with Atwood's consent that the Forecasts, including the Atwood Synergies were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Atwood. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Atwood or Ensco or any of their respective subsidiaries and it was not furnished with any such evaluation or appraisal. Goldman Sachs was not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, Atwood or any alternative transaction. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on Atwood or Ensco or on the expected benefits of the transaction in any way meaningful to its analysis. Goldman Sachs has also assumed that the transaction will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

        Goldman Sachs' opinion does not address the underlying business decision of Atwood to engage in the transaction or the relative merits of the transaction as compared to any strategic alternatives that may be available to Atwood; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs' opinion addresses only the fairness from a financial point of view to holders of shares of Atwood common stock (other than Ensco and its affiliates), as of the date of the opinion, of the exchange ratio pursuant to the merger agreement. Goldman Sachs' opinion does not express any view on, and does not address, any other term or aspect of the merger agreement or the transaction or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the transaction, including the fairness of the transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of Atwood; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Atwood or Ensco, or class of such persons, in connection with the transaction, whether relative to the exchange ratio pursuant to the merger agreement or otherwise. Goldman Sachs' opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. In addition, Goldman Sachs does not express any opinion as to the prices at which Ensco Class A ordinary shares will trade at any time or as to the impact of the transaction on the solvency or viability of Atwood or Ensco or the ability of Atwood or Ensco to pay their respective obligations when they come due. Goldman Sachs' opinion was approved by a fairness committee of Goldman Sachs.

        The following is a summary of the material financial analyses delivered by Goldman Sachs to the Atwood Board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs' financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before May 26, 2017 (the last trading day prior to public announcement of the transaction), and is not necessarily indicative of current market conditions.

        Historical Stock Trading Analysis.    Goldman Sachs analyzed the implied deal price of $10.72 per share to be paid to holders (other than Ensco and its affiliates) of shares of Atwood common stock pursuant to the merger agreement based on the exchange ratio of 1.60x and the closing market price of Ensco Class A ordinary shares on May 26, 2017, in relation to the closing market price of shares of Atwood common stock on May 26, 2017 (the last trading day prior to public announcement of the transaction), the volume-weighted average closing prices of shares of Atwood common stock for the 30-day, 60-day and 90-day periods ended May 26, 2017, and the 52-week high and low market prices of shares of Atwood common stock for the period ended May 26, 2017. Goldman Sachs calculated the exchange ratios by dividing the value per share of Atwood common stock by the value per Ensco Class A ordinary share using the closing market prices on May 26, 2017 (the last trading day prior to public announcement of the transaction), and calculated the average exchange ratios for the 30-trading day, 60-trading day, and 90-trading day periods ended May 26, 2017, and the 365-trading day high and low exchange ratio for the period ended May 26, 2017. This analysis indicated that the implied deal price per share to be paid to holders (other than Ensco and its affiliates) of shares of Atwood common stock pursuant to the merger agreement represented:

  •
  a premium of 33% to the closing market price on May 26, 2017 of $8.08 per share of Atwood common stock;

  •
  a premium of 33% to the volume-weighted average closing price of $8.07 per share of Atwood common stock for the 30-day period ended on May 26, 2017;

  •
  a premium of 24% to the volume-weighted average closing price of $8.63 per share of Atwood common stock for the 60-day period ended on May 26, 2017;

  •
  a premium of 12% to the volume-weighted average closing price of $9.55 per share of Atwood common stock for the 90-day period ended on May 26, 2017;

  •
  a discount of 24% based on the 52-week closing high market price of $14.05 per share of Atwood common stock; and

  •
  a premium of 65% based on the 52-week closing low market price of $6.48 per share of Atwood common stock.

        Implied Multiples Analysis.    Goldman Sachs calculated various financial multiples and ratios for Atwood using the implied deal price of $10.72 per share to be paid to holders (other than Ensco and its affiliates) of shares of Atwood common stock pursuant to the merger agreement based on the exchange ratio of 1.60x and the closing market price of Ensco Class A ordinary shares on May 26, 2017, the median estimates from Institutional Brokers' Estimate System (referred to herein as "IBES") for Atwood, and the Atwood Forecasts.

        In particular, Goldman Sachs calculated the enterprise value (referred to herein as "EV") of Atwood, which is the market capitalization of Atwood based on the implied deal price of $10.72, multiplied by the number of fully diluted shares of Atwood common stock outstanding as of May 26, 2017, as provided by the management of Atwood, plus the total debt amount, less cash and equivalents as of March 31, 2017, as obtained from Atwood's public filings, as a multiple of estimated earnings before interest, taxes, depreciation and amortization (referred to herein as "EBITDA") for calendar years 2017, 2018 and 2019, respectively.

        The following table presents the results of these analyses:

Ratio of Equivalent Value to Estimated EBITDA	IBES	Management
EV / 2017E EBITDA	10.1x	9.8x
EV / 2018E EBITDA	46.2	NM
EV / 2019E EBITDA	17.4	15.2

        Selected Companies Analysis.    Goldman Sachs reviewed and compared certain financial information for Atwood and Ensco to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the offshore drilling industry (collectively referred to as the "Selected Companies"):

  •
  Transocean Ltd.;

  •
  Diamond Offshore Drilling, Inc.;

  •
  Rowan Companies plc;

  •
  Noble Corporation plc; and

  •
  Seadrill Limited.

        Although none of the Selected Companies are directly comparable to Atwood or Ensco, the companies included were selected because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Atwood and Ensco.

        Goldman Sachs calculated and compared various financial multiples and ratios for the Selected Companies, Atwood and Ensco. The financial multiples and ratios for the Selected Companies were based on closing stock market prices on May 26, 2017, information obtained from public filings, Bloomberg and Capital IQ, and estimates from IBES. The financial multiples and ratios for Atwood and Ensco were based on closing stock market prices on May 26, 2017, information obtained from public filings, Bloomberg and Capital IQ and the number of fully diluted shares of Atwood common stock and Ensco Class A ordinary shares outstanding as of May 26, 2017, as provided by the management of Atwood.

        With respect to each of the Selected Companies, Atwood and Ensco, Goldman Sachs calculated the ratios of EV as of May 26, 2017 to each estimated calendar year 2017 to 2019 EBITDA, which is referred to below as "EV/EBITDA".

        The results of this analysis are shown in the table below.

	EV/EBITDA
Company	2017E	2018E	2019E
Atwood	8.9x	40.4x	15.2x
Ensco	7.9	10.0	9.1
Transocean Ltd.	7.2	9.3	9.1
Diamond Offshore Drilling, Inc.	6.0	7.5	8.2
Rowan Companies plc	7.1	14.3	15.2
Noble Corporation plc	10.9	12.2	11.4
Seadrill Limited	10.1	15.5	13.1
Median	7.5x	11.1x	10.3x

        Historical Exchange Ratio Analysis.    Goldman Sachs calculated the average historical exchange ratios of shares of Atwood common stock to Ensco Class A ordinary shares based on the closing prices of shares of Atwood common stock and Ensco Class A ordinary shares since Atwood's equity offering on January 9, 2017, during the 30-trading day, 60-trading day, 90-trading day, six-month, one-year, three-year and five-year periods ended May 26, 2017, and on May 26, 2017. Goldman Sachs also calculated for each period the implied premium to be paid to holders (other than Ensco and its affiliates) of shares of Atwood common stock pursuant to the merger agreement based on the exchange ratio of 1.60x. The following table presents the results of this analysis:

Time Period (up to May 26, 2017)	Implied Exchange Ratio of Atwood common stock to Ensco Class A ordinary shares	Implied Offer (1.60x) Premium
May 26, 2017	1.21	33%
Since Atwood's Equity Offering on January 9, 2017	1.07	50%
30-day Average	1.04	54%
60-day Average	1.04	53%
90-day Average	1.05	52%
6-month Average	1.10	45%
1-year Average	1.09	46%
3-year Average	1.04	54%
5-year Average	0.98	63%

Illustrative Discounted Cash Flow Analysis—5-year DCF Model.

Atwood Standalone

        Using the Atwood Forecasts for the calendar years 2017 to 2021, Goldman Sachs performed a five-year illustrative discounted cash flow analysis on Atwood on a standalone basis to generate ranges for the implied present value per share of Atwood common stock. Using discount rates ranging from 13.0% to 15.0%, reflecting estimates of Atwood's weighted average cost of capital, and assuming mid-year convention, Goldman Sachs discounted to present value as of March 31, 2017 (i) estimates of

Atwood's unlevered free cash flows for the period April 1, 2017 to December 31, 2021 and (ii) a range of illustrative terminal values for Atwood, which were calculated by applying EV/EBITDA multiples ranging from 5.5x to 7.5x to a terminal year estimate of EBITDA to be generated by Atwood, as reflected in the Atwood Forecasts. The range of EBITDA multiples were estimated by Goldman Sachs based on the EV/EBITDA multiples of the Selected Companies analyzed for the purposes of the "Selected Companies Analysis" described above taking into account current and historical trading data and the current and historical enterprise value to forward year EBITDA multiples for Atwood, Ensco and the Selected Companies. Goldman Sachs derived ranges of illustrative enterprise values for Atwood by adding the ranges of present values it derived above. Goldman Sachs then subtracted Atwood's net debt, as obtained from public filings, from the range of illustrative enterprise values it derived to determine a range of illustrative equity values for Atwood. Goldman Sachs then calculated the illustrative range of present values per share of Atwood common stock by dividing the range of illustrative equity values by the number of fully diluted outstanding shares of Atwood provided by the management of Atwood. This analysis indicated an illustrative range of present values of $4.67 to $11.46 per share of Atwood common stock.

Ensco Standalone

        Using the Atwood Forecasts for Ensco for the calendar years 2017 to 2021, Goldman Sachs performed a five-year illustrative discounted cash flow analysis on Ensco on a standalone basis to generate ranges for the implied present value per Ensco Class A ordinary share. Using discount rates ranging from 12.0% to 14.0%, reflecting estimates of Ensco's weighted average cost of capital, and assuming mid-year convention, Goldman Sachs discounted to present value as of March 31, 2017 (i) estimates of Ensco's unlevered free cash flows for the period April 1, 2017 to December 31, 2021 and (ii) a range of illustrative terminal values for Ensco, which were calculated by applying EV/EBITDA multiples ranging from 5.5x to 7.5x to a terminal year estimate of EBITDA to be generated by Ensco, as reflected in the Atwood Forecasts for Ensco. The range of EBITDA multiples were estimated by Goldman Sachs based on the EV/EBITDA multiples of the Selected Companies analyzed for the purposes of the "Selected Companies Analysis" described above taking into account current and historical trading data and the current and historical enterprise value to forward year EBITDA multiples for Atwood, Ensco and the Selected Companies. Goldman Sachs derived ranges of illustrative enterprise values for Ensco by adding the ranges of present values it derived above. Goldman Sachs then subtracted Ensco's net debt, as provided by Ensco management and provided to Goldman Sachs by the management of Atwood, from the range of illustrative enterprise values it derived to determine a range of illustrative equity values for Ensco. Goldman Sachs then calculated the illustrative range of present values per Ensco Class A ordinary share by dividing the range of illustrative equity values by the number of fully diluted outstanding shares of Ensco provided by the management of Atwood. This analysis indicated an illustrative range of present values of $3.79 to $8.30 per Ensco Class A ordinary share.

Pro Forma

        Using the Atwood Forecasts and Atwood Forecasts for Ensco for the calendar years 2017 to 2021, respectively, and Atwood Synergies, Goldman Sachs generated reference ranges for the implied value per ordinary share of the combined company.

        Using discount rates ranging from 12.0% to 14.0%, reflecting estimates of the pro forma weighted average cost of capital of the combined company, and assuming mid-year convention, Goldman Sachs discounted to present value as of March 31, 2017 (i) estimates of the combined company's unlevered free cash flows for the period April 1, 2017 to December 31, 2021 and (ii) a range of illustrative terminal values for the combined company, which were calculated by applying EV/EBITDA multiples ranging from 5.5x to 7.5x to a terminal year estimate of EBITDA to be generated by the combined company, calculated using the Atwood Forecasts, Atwood Forecasts for Ensco and Atwood Synergies. Goldman Sachs derived ranges of illustrative enterprise values for the combined company by adding the ranges of present values it derived above. Goldman Sachs then subtracted the combined company's pro forma net debt, as provided by the management of Atwood, from the range of illustrative enterprise values it derived to determine a range of illustrative equity values for the combined company. Goldman Sachs then calculated the illustrative range of present values per ordinary share of the combined company by dividing the range of illustrative equity values by the number of estimated pro forma fully diluted outstanding shares of the combined company following closing, as provided by the management of Atwood. This analysis indicated an illustrative range of present values of $5.54 to $12.72 per ordinary share of the combined company.

Illustrative Discounted Cash Flow Analysis—Asset Life Model.

Atwood Standalone

        Using the Atwood Forecasts, Goldman Sachs calculated the present value of the unlevered free cash flows that Atwood could be expected to generate from its existing assets as of March 31, 2017 for their estimated remaining lives. Goldman Sachs calculated net present values of the unlevered free cash flows using discount rates ranging from 13.0% to 15.0%, reflecting estimates of the weighted average cost of capital of Atwood. Goldman Sachs derived a range of illustrative enterprise values for Atwood by adding the ranges of present values it derived above. Goldman Sachs then subtracted Atwood's net debt, as obtained from public filings, from the range of illustrative enterprise values it derived to determine a range of illustrative equity values for Atwood. Goldman Sachs then calculated the illustrative range of present values per share of Atwood common stock by dividing the range of illustrative equity values for Atwood by the number of fully diluted outstanding shares of Atwood provided by the management of Atwood. This analysis implied an illustrative range of net asset values of $4.46 to $7.24 per share of Atwood common stock.

Ensco Standalone

        Using the Atwood Forecasts for Ensco, Goldman Sachs calculated the present value of the unlevered free cash flows that Ensco could be expected to generate from its existing assets as of March 31, 2017 for their estimated remaining lives. Goldman Sachs calculated net present values of the unlevered free cash flows for Ensco using discount rates ranging from 12.0% to 14.0%, reflecting estimates of the weighted average cost of capital of Ensco. Goldman Sachs derived a range of illustrative enterprise values for Ensco by adding the ranges of present values it derived above. Goldman Sachs then subtracted Ensco's net debt, as provided by Ensco management and provided to Goldman Sachs by the management of Atwood, from the range of illustrative enterprise values it derived to determine a range of illustrative equity values for Ensco. Goldman Sachs then calculated the illustrative range of present values per Ensco Class A ordinary share by dividing the range of illustrative equity values for Ensco by the number of fully diluted outstanding ordinary shares of Ensco provided by the management of Atwood. This analysis implied an illustrative range of net asset values of $4.05 to $6.02 per Ensco Class A ordinary share.

Pro Forma

        Using the Atwood Forecasts, Atwood Forecasts for Ensco and Atwood Synergies, Goldman Sachs calculated the present value of the unlevered free cash flows that the combined company could be expected to generate from the combined company's pro forma assets existing as of March 31, 2017 for their estimated remaining lives. Goldman Sachs calculated net present values of the unlevered free cash flows for the combined company using discount rates ranging from 12.0% to 14.0%, reflecting estimates of the weighted average cost of capital of the combined company. Goldman Sachs derived a range of illustrative enterprise values for the combined company by adding the ranges of present values it derived above. Goldman Sachs then subtracted the combined company's pro forma net debt, as provided by the management of Atwood, from the range of illustrative enterprise values it derived to determine a range of illustrative equity values. Goldman Sachs then calculated the illustrative range of present values per ordinary share of the combined company by dividing the range of illustrative equity values for the combined company by the number of pro forma fully diluted outstanding shares provided by the management of Atwood. This analysis implied an illustrative range of net asset values of $5.99 to $9.14 per share of the combined company.

Relative Discounted Cash Flow Analysis

Five-year DCF Model

        Goldman Sachs performed an illustrative relative discounted cash flow analysis based on the results of its five-year discounted cash flow analyses on Atwood and Ensco on a standalone basis to determine the implied exchange ratio of shares of Atwood common stock to Ensco Class A ordinary shares. Goldman Sachs calculated the implied exchange ratio by dividing the illustrative range of present values per share of Atwood common stock from its five-year illustrative discounted cash flow analysis on Atwood on a standalone basis by the illustrative range of present values per Ensco Class A ordinary share from its five-year illustrative discounted cash flow analysis on Ensco on a standalone basis. This analysis resulted in a range of implied exchange ratios of 1.234x to 1.381x.

Asset Life Model

        Goldman Sachs performed an illustrative relative discounted cash flow analysis based on the results of its Asset Life Model discounted cash flow analyses on Atwood and Ensco on a standalone basis to determine the implied exchange ratio of shares of Atwood common stock to Ensco Class A ordinary shares. Goldman Sachs calculated the implied exchange ratio by dividing the illustrative range of net asset values per share of Atwood common stock from its Asset Life Model discounted cash flow analysis on Atwood on a standalone basis by the illustrative range of net asset values per Ensco Class A ordinary share from its Asset Life Model discounted cash flow analysis on Ensco on a standalone basis. This analysis resulted in a range of implied exchange ratios of 1.100x to 1.203x.

        The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Atwood or Ensco or the contemplated transaction.

        Goldman Sachs prepared these analyses for purposes of Goldman Sachs' providing its opinion to the Atwood Board as to the fairness of the exchange ratio pursuant to the merger agreement from a financial point of view to the holders (other than Ensco and its affiliates) of shares of Atwood common stock. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Atwood, Ensco, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

        The exchange ratio was determined through arm's-length negotiations between Atwood and Ensco and was approved by the Atwood Board. Goldman Sachs provided advice to Atwood during these negotiations. Goldman Sachs did not, however, recommend any specific exchange ratio to Atwood or the Atwood Board or that any specific exchange ratio constituted the only appropriate exchange ratio for the transaction.

        As described above, Goldman Sachs' opinion to the Atwood Board was one of many factors taken into consideration by the Atwood Board in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex C to this joint proxy statement/prospectus.

        Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities in which they invest or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Atwood, Ensco, any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transaction contemplated by the merger agreement for the accounts of Goldman Sachs and its affiliates and employees and their customers. Goldman Sachs acted as financial advisor to Atwood in connection with, and participated in certain of the negotiations leading to, the transaction contemplated by the agreement. Goldman Sachs has provided certain financial advisory and/or underwriting services to Atwood and its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as lead bookrunner in connection with the public offering of 15,525,000 shares of Atwood common stock in January 2017. Goldman Sachs also has provided certain financial advisory and/or underwriting services to Ensco and its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as lead bookrunner in connection with the public offering of 57,000,000 Ensco Class A ordinary shares in April 2016 and dealer manager in connection with a tender offer by Ensco for its 8.50% Senior Notes due 2019, 4.70% Senior Notes due 2021, 6.875% Senior Notes due 2020, 4.50% Senior Notes due 2024 and 5.20% Senior Notes due 2025 (aggregate principal amount $750 million) in April 2016. Goldman Sachs may also in the future provide investment banking services to Atwood, Ensco and their respective affiliates for which the Investment Banking Division of Goldman Sachs may receive compensation. During the two year period ended May 29, 2017, Goldman Sachs has received compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to Atwood and/or its affiliates and Ensco and/or its affiliates of approximately $5.0 million and approximately $4.5 million, respectively.

        The Atwood Board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transaction. Pursuant to a letter agreement dated May 26, 2017, Atwood engaged Goldman Sachs to act as its financial advisor in connection with the contemplated transaction. The engagement letter between Atwood and Goldman Sachs provides for a transaction fee that is estimated, based on the information available as of the date of announcement of the transaction, at approximately $21 million, $3 million of which became payable upon execution of the merger agreement, and the remainder of which is contingent upon consummation of the merger. In addition, Atwood has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys' fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Certain Unaudited Financial Forecasts Prepared by the Management of Ensco

        For internal planning purposes and in connection with the proposed merger, Ensco's management prepared forecasts of expected future financial and operating performance of Ensco and of Atwood (the "Ensco financial forecasts" and "Atwood financial forecasts," respectively). These forecasts were for multiple years and consisted of two cases, Ensco Management Case A and Ensco Management Case B, with Ensco Management Case B being more reflective of the then-current market outlook than Ensco Management Case A. Select material line items for the forecasts for Ensco for the years ending December 31, 2017, 2018, 2019, 2020, 2021 and 2022, as well as for Atwood for the nine months ending December 31, 2017 and the years ending December 31, 2018, 2019, 2020, 2021 and 2022 are set forth below.

        The primary market assumptions underlying the discounted cash flow analysis for each of Ensco Management Case A and Ensco Management Case B included the anticipated period during which utilization and day rates associated with Ensco's/Atwood's jackup rigs and floaters would improve. For Ensco Management Case A, Ensco assumed (i) with respect to Ensco's/Atwood's jackup rigs, utilization recovery beginning in 2017 followed by day rate recovery in 2018, and (ii) with respect to Ensco's/Atwood's floaters, utilization recovery beginning in 2018 followed by day rate recovery in 2019. For Ensco Management Case B, Ensco assumed (i) with respect to Ensco's/Atwood's jackup rigs, utilization recovery beginning in 2018 followed by day rate recovery in 2019, and (ii) with respect to Ensco's/Atwood's floaters, utilization recovery beginning in 2019 followed by day rate recovery in 2020. Ensco Management Case A also included a post-recovery day rate assumption that is 10-15% higher than Ensco Management Case B for both jackup rigs and floaters.

        The Ensco financial forecasts and the Atwood financial forecasts were necessarily based on a variety of assumptions and estimates. The assumptions and estimates underlying such forecasts may not be realized and are inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond Ensco's and Atwood's control. The assumptions and estimates used to create the Ensco financial forecasts and the Atwood financial forecasts involve judgments made with respect to, among other things, growth of revenue, drilling activity in the oil and gas sector, future supply, demand and prices of commodities including crude oil and natural gas, general domestic and foreign economic, regulatory and political conditions, levels of operating expenses and matters specific to the businesses of Ensco and Atwood, all of which are difficult to predict and many of which are outside of Ensco's and Atwood's control. The Ensco financial forecasts and the Atwood financial forecasts also reflect assumptions as to certain business decisions that are subject to change and that do not reflect any of the effects of the merger, or any other changes that may in the future affect Ensco, Atwood or their assets, business, operations, properties, policies, corporate structure, capitalization and management as a result of the merger or otherwise.

        The inclusion of the Ensco financial forecasts and the Atwood financial forecasts in this joint proxy statement/prospectus should not be regarded as an indication that Ensco or any of its advisors or representatives considered or consider such forecasts to be an accurate prediction of future events or that such forecasts will be achieved, and the Ensco financial forecasts and the Atwood financial forecasts should not be relied upon as such. None of Ensco, Atwood or their respective advisors or representatives has made or makes any representation regarding the information contained in the Ensco financial forecasts or the Atwood financial forecasts, and, except as may be required of Ensco or of Atwood by applicable securities laws, none of them intends to update or otherwise revise or reconcile such forecasts to reflect circumstances existing after the date they were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Ensco financial forecasts or the Atwood financial forecasts are shown to be in error.

        Ensco and Atwood shareholders are cautioned not to place undue reliance on the Ensco financial forecasts and the Atwood financial forecasts included in this joint proxy statement/prospectus, and such projected financial information should not be regarded as an indication that Ensco, the Ensco Board or any other person considered, or now considers, them to be reliable predictions of future results, and they should not be relied upon as such.

        Although presented with numerical specificity, the Ensco financial forecasts and the Atwood financial forecasts are not fact and reflect numerous assumptions, estimates and judgments as to future events and the probability of such events made by Ensco's management, including the assumptions, estimates and judgments noted below. Since the Ensco financial forecasts and the Atwood financial forecasts cover multiple years, such information by its nature becomes less predictive with each successive year. There can be no assurance that the assumptions, estimates and judgments used to prepare the Ensco financial forecasts and the Atwood financial forecasts will prove to be accurate, and actual results may differ materially from those contained in such forecasts. The Ensco financial forecasts and the Atwood financial forecasts are forward-looking statements. Please see "Cautionary Statement Regarding Forward-Looking Statements."

        The Ensco financial forecasts and the Atwood financial forecasts included in this joint proxy statement/prospectus have been prepared by, and are the responsibility of, Ensco's management. Neither KPMG LLP, Ensco's independent registered public accounting firm, nor PricewaterhouseCoopers LLP, Atwood's independent registered public accounting firm, has examined, compiled or performed any procedures with respect to the Ensco financial forecasts or the Atwood financial forecasts and, accordingly, KPMG LLP and PricewaterhouseCoopers LLP do not express an opinion or any other form of assurance with respect thereto. The report of KPMG LLP and PricewaterhouseCoopers LLP incorporated by reference in this joint proxy statement/prospectus relate to Ensco's and Atwood's historical financial information, respectively. The foregoing report does not extend to the Ensco financial forecasts or the Atwood financial forecasts and should not be read to do so.

        In addition to being used by the Ensco Board in connection with its deliberations regarding the merger, the Ensco and Atwood financial forecasts were provided to Morgan Stanley. The Ensco financial forecasts for only the years ending December 31, 2017, 2018 and 2019 were provided to Goldman Sachs and Atwood. The Ensco financial forecasts were prepared for use only by the Ensco Board, Ensco, Morgan Stanley and, with respect to the Ensco financial forecasts for the years ending December 31, 2017, 2018 and 2019, Atwood and Goldman Sachs. The Atwood financial forecasts were prepared for use only by the Ensco Board, Ensco and Morgan Stanley.

        Summaries of select material line items included in the Ensco financial forecasts and the Atwood financial forecasts are set forth below.

 Case A

	Ensco Financial Forecasts
(in millions)	2017E	2018E	2019E	2020E	2021E	2022E
Revenue	$1,930	$2,135	$2,259	$2,483	$2,750	$2,834
Contract Drilling Expense	1,210	1,404	1,479	1,454	1,422	1,266
EBITDA(2)	537	512	589	884	1,210	1,465
Capital Expenditures	720	297	163	198	159	275
Unlevered Free Cash Flow(3)	(201)	184	370	553	867	981

	Atwood Financial Forecasts
(in millions)	2017E(1)	2018E	2019E	2020E	2021E	2022E
Revenue	$320	$384	$464	$677	$850	$1,014
Contract Drilling Expense	250	319	337	398	413	412
EBITDA(2)	31	13	75	227	385	550
Capital Expenditures(4)	32	41	29	47	52	328
Unlevered Free Cash Flow(3)	(6)	(38)	34	162	300	178

Case B

	Ensco Financial Forecasts
(in millions)	2017E	2018E	2019E	2020E	2021E	2022E
Revenue	$1,844	$1,863	$1,872	$2,041	$2,308	$2,483
Contract Drilling Expense	1,144	1,258	1,360	1,411	1,435	1,279
EBITDA(2)	511	389	318	485	756	1,099
Capital Expenditures	660	305	153	191	157	197
Unlevered Free Cash Flow(3)	(196)	92	164	223	479	735

	Atwood Financial Forecasts
(in millions)	2017E(1)	2018E	2019E	2020E	2021E	2022E
Revenue	$276	$331	$373	$555	$704	$881
Contract Drilling Expense	215	326	337	398	413	410
EBITDA(2)	22	(47)	(16)	105	238	419
Capital Expenditures(4)	32	40	29	47	52	343
Unlevered Free Cash Flow(3)	(13)	(98)	(56)	41	162	42

(1)
Reflects estimates for the nine months ending December 31, 2017.

(2)
EBITDA is calculated as net income excluding interest, taxes, depreciation and non-cash amortization of deferred revenue and expense.

(3)
Unlevered free cash flow is calculated as EBITDA less capital expenditures and unlevered taxes, adjusted for any changes in working capital.

(4)
Excludes capitalized interest and proceeds from asset sale.

        The Ensco financial forecasts and the Atwood financial forecasts should be read together with the historical financial statements of Ensco and Atwood, respectively, which have been filed with the SEC, and the other information regarding Ensco and Atwood contained elsewhere in this joint proxy statement/prospectus. None of the Ensco financial forecasts or Atwood financial forecasts were prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information.

Certain Unaudited Financial Forecasts Prepared by the Management of Atwood

        The forward-looking financial information included in this section of this joint proxy statement/prospectus has been prepared by, and is the responsibility of, Atwood's management. PricewaterhouseCoopers LLP has neither examined, compiled nor performed any procedures with respect to such forward-looking financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference in this joint proxy statement/prospectus relates to Atwood's historical financial information. It does not extend to such forward-looking financial information and should not be read to do so.

        Atwood does not as a matter of course make public projections as to future earnings or other results of operations, other than providing estimates for certain financial items on a near-term basis on its regular earnings calls. For internal purposes and in connection with the process leading to the merger agreement, however, the management of Atwood prepared certain projections of future financial and operating performance of Atwood for the years 2017 through 2021 (sometimes referred to as the "Atwood Forecasts"). The management of Atwood also prepared certain projections of future financial and operating performance of Ensco for the years 2017 through 2021 (sometimes referred to as the "Atwood Forecasts for Ensco").

        The management of Atwood, after discussions with Ensco, also estimated the timing and amount of projected realization of annual savings from pre-tax cost synergies for the combined company (sometimes referred to as the "Atwood Synergies"). The Atwood Synergies are not reflected in the Atwood Forecasts or the Atwood Forecasts for Ensco. In addition, the management of Atwood prepared certain projections of future financial and operating performance of the combined company for the years 2017 through 2021 by combining the Atwood Forecasts, the Atwood Forecasts for Ensco and the Atwood Synergies, and making certain adjustments for the cost structure of the combined company as well as other adjustments compared to the standalone Atwood Forecasts for Ensco (such projections, as so adjusted, are sometimes referred to as the "Combined Company Forecasts"). We sometimes refer to all of the forecasts and synergies described above as the "forward-looking financial information."

        The forward-looking financial information is included in this joint proxy statement/prospectus solely because it was among the financial information made available, in whole or in part, to the Atwood Board, Ensco (only in the case of the Atwood Forecasts) and Atwood's financial advisor, Goldman Sachs, in connection with their respective evaluations of the merger. The forward-looking financial information was not prepared with a view toward public disclosure or with a view toward complying with GAAP, the published guidelines of the SEC regarding projections and forward-looking statements, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The development of the forward-looking financial information entailed numerous assumptions about Atwood and Ensco at a point in time, and the forward-looking information is subjective in many respects. Although the forward-looking financial information is presented with numerical specificity, the information reflects assumptions, estimates and judgments as to future events made by the management of Atwood. In the view of the management of Atwood, the forward-looking financial information was prepared on a reasonable basis and reflected the best then-currently available estimates and judgments at the time of its preparation, and presented at the time of its preparation, to the best of Atwood's management's knowledge and belief, reasonable projections of the future financial performance of Atwood, Ensco and the combined company. Neither Atwood's nor Ensco's independent registered public accounting firms, nor any other independent registered public accounting firm, has compiled, examined, or performed any procedures with respect to the forward-looking financial information, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the forward-looking financial information.

        Important factors that may affect actual results and cause the results to be different from the forward-looking financial information include: the ultimate timing, outcome and results of integrating the operations of Ensco and Atwood, general economic, regulatory and industrial conditions, changes in customer behavior, accuracy of certain accounting assumptions, changes in actual or projected cash flows, competitive pressures, changes in the demand for or price of oil and/or natural gas, changes in tax laws or accounting rules, changes in government regulations and regulatory requirements, particularly those related to offshore oil and natural gas exploration, structural changes in the oil and natural gas industry, costs and availability of resources and other matters described in the section "Risk Factors" in this joint proxy statement/prospectus. As the Atwood Forecasts, the Atwood Forecasts for Ensco and the Atwood Synergies are forward-looking statements, see also "Cautionary Statement Regarding Forward-Looking Statements" in this joint proxy statement/prospectus. In addition, the forward-looking financial information is not fact and does not take into account any circumstances or events occurring after the date that it was prepared and, accordingly, does not give effect to any changes to Ensco's operations or strategy that may be implemented after completion of the merger and, for the Atwood Forecasts and the Atwood Forecasts for Ensco, does not give effect to the merger. For the aforementioned reasons, the inclusion of the forward-looking information in this joint proxy statement/prospectus should not be regarded as an indication that the forward-looking information will be necessarily predictive of actual future events, and it should not be relied on as such. Actual results may be materially different from those contained in the forward-looking information.

        No one has made or makes any representation to any shareholder regarding the forward-looking financial information and Atwood has not made any representation to Ensco regarding the information included in the forward-looking financial information. The forward-looking financial information is not included in this joint proxy statement/prospectus in order to induce any shareholder to vote in favor of the merger or any of the other proposals to be voted on at the special meeting or to influence any shareholder to make any investment decision with respect to the merger. Except to the extent required by applicable federal securities laws, Ensco and Atwood do not intend, and expressly disclaim any responsibility, to update or otherwise revise the forward-looking financial information to reflect circumstances existing after the date when prepared or to reflect the occurrence of future events even in the event that any of the assumptions underlying the forward-looking financial information are shown to be in error.

        In light of the foregoing factors and the uncertainties inherent in the forward-looking financial information, Atwood shareholders are cautioned not to unduly rely on the forward-looking financial information included in this joint proxy statement/prospectus.

        Certain of the measures included in the forward-looking financial information may be considered non-GAAP financial measures, as noted below. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Atwood are not reported by all of Atwood's competitors in the offshore drilling industry and may not be comparable to similarly titled amounts used by other companies. Atwood encourages you to review the financial statements included in the sections entitled "Selected Historical Consolidated Financial Data of Ensco," "Selected Historical Consolidated Financial Data of Atwood" and "Unaudited Pro Forma Condensed Combined Financial Statements of Ensco" in this joint proxy statement/prospectus and Atwood's and Ensco's publicly-filed reports in their entirety and to not rely on any single financial measure.

        The following table presents a summary of the Atwood Forecasts. The Atwood Forecasts were reviewed with the Atwood Board. The Atwood Forecasts were also provided to Goldman Sachs for use in its financial analyses and opinion (summarized above in the section entitled "—Opinion of Financial Advisor to Atwood"), and Atwood also provided certain of the projections included in the Atwood Forecasts for calendar years 2017-2019 to Ensco.

	Atwood Forecasts (In millions)
	Year Ending December 31,
	2017E(1)	2018E	2019E	2020E	2021E
Revenue	$282	$345	$543	$717	$863
EBITDA(2)	$93	$7	$116	$265	$408
Unlevered Free Cash Flow(3)	$65	$(153)	$(145)	$163	$309

(1)
Represents estimates for the nine months ending December 31, 2017.

(2)
EBITDA is defined as earnings before interest, income taxes, depreciation and amortization. EBITDA is a non-GAAP financial measure, as it excludes amounts, or is subject to adjustments that effectively exclude amounts, included in the most directly comparable measure calculated and presented in accordance with GAAP in financial statements. EBITDA was used by management of Atwood to provide additional information in order to provide them with an alternative method for assessing Atwood's financial condition and operating results (including in comparison to other similar companies). These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. EBITDA should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP or as a measure of a company's profitability or liquidity.

(3)
Atwood Unlevered Free Cash Flow is defined as EBITDA less taxes less capital expenditures plus proceeds from disposal of assets (if any) plus changes in net working capital. Atwood Unlevered Free Cash Flow was used by Atwood's management to provide additional information with respect to available cash and liquidity. These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. Atwood Unlevered Free Cash Flow should not be considered in isolation or as a substitute for cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP or as a measure of a company's profitability or liquidity.

        The following table presents a summary of the Atwood Forecasts for Ensco. The Atwood Forecasts for Ensco were reviewed with the Atwood Board. The Atwood Forecasts for Ensco were also provided to Goldman Sachs for use in its financial analyses and opinion (summarized above in the section entitled "—Opinion of Financial Advisor to Atwood").

	Atwood Forecasts for Ensco (In millions)
	Year Ending December 31,
	2017E(1)	2018E	2019E	2020E	2021E
Revenue	$1,360	$1,841	$1,831	$1,982	$2,155
EBITDA(2)	$413	$548	$579	$763	$953
Unlevered Free Cash Flow(3)	$141	$171	$360	$685	$831

(1)
Represents estimates for the nine months ending December 31, 2017.

(2)
EBITDA is defined as earnings before interest, income taxes, depreciation and amortization. EBITDA is a non-GAAP financial measure, as it excludes amounts, or is subject to adjustments that effectively exclude amounts, included in the most directly comparable measure calculated and presented in accordance with GAAP in financial statements. EBITDA was used by management to provide additional information in order to provide them with an alternative method for assessing financial condition and operating results (including in comparison to other similar companies). These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. EBITDA should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP or as a measure of a company's profitability or liquidity.

(3)
Atwood forecasted Ensco Unlevered Free Cash Flow is defined as EBITDA less taxes less capital expenditures less mobilization costs plus proceeds from disposal of assets (if any) plus changes in net working capital. Mobilization costs are defined as the cash costs associated with rig mobilization. Atwood forecasted Ensco Unlevered Free Cash Flow was used by Atwood's management to provide additional information with respect to available cash and liquidity. These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. Atwood forecasted Ensco Unlevered Free Cash Flow should not be considered in isolation or as a substitute for cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP or as a measure of a company's profitability or liquidity.

        The following table presents a summary of the Combined Company Forecasts. The Combined Forecasts were reviewed with the Atwood board of directors. The Combined Company Forecasts were also provided to Goldman Sachs for use in its financial analyses and opinion (summarized above in the section entitled "—Opinion of Financial Advisor to Atwood").

	Combined Company Forecasts (In millions)
	Year Ending December 31,
	2017E(1)	2018E	2019E	2020E	2021E
Revenue	$1,642	$2,187	$2,374	$2,699	$3,018
EBITDA(2)	$451	$549	$721	$1,040	$1,361
Unlevered Free Cash Flow(3)	$150	$12	$241	$861	$1,140

(1)
Represents estimates for the nine months ending December 31, 2017.

(2)
EBITDA is defined as earnings before interest, income taxes, depreciation and amortization. EBITDA is a non-GAAP financial measure, as it excludes amounts, or is subject to adjustments that effectively exclude amounts, included in the most directly comparable measure calculated and presented in accordance with GAAP in financial statements. EBITDA was used by Atwood's management to provide additional information in order to provide them with an alternative method for assessing Atwood's, Ensco's and the combined company's financial condition and operating results (including in comparison to other similar companies). These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. EBITDA should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP or as a measure of a company's profitability or liquidity.

(3)
Atwood forecasted Combined Company Unlevered Free Cash Flow is defined as EBITDA less taxes less capital expenditures less mobilization costs plus proceeds from disposal of assets (if any) plus changes in net working capital. Mobilization costs are defined as the cash costs associated with rig mobilization. Atwood forecasted Ensco Unlevered Free Cash Flow was used by Atwood's management to provide additional information with respect to available cash and liquidity. These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. Atwood forecasted Ensco Unlevered Free Cash Flow should not be considered in isolation or as a substitute for cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP or as a measure of a company's profitability or liquidity.

        The following table presents a summary of the Atwood Synergies, which were reviewed with the Atwood Board and provided to Goldman Sachs for use in its financial analyses and opinion (summarized above in the section entitled "—Opinion of Financial Advisor to Atwood").

	Atwood Synergies (In millions)
	Year Ending December 31,
	2017E	2018E	2019E	2020E	2021E
Pre-Tax Cost Synergies	$4	$49	$65	$65	$65

Board of Directors and Executive Officers of Ensco Following the Merger

        The current directors of Ensco are: Paul E. Rowsey, III, Carl Trowell, J. Roderick Clark, Roxanne J. Decyk, Mary E. Francis CBE, C. Christopher Gaut, Gerald W. Haddock, Francis S. Kalman and Keith O. Rattie. At the Effective Time, Ensco will cause two directors currently serving on the Atwood Board, Jack E. Golden and Phil D. Wedemeyer, to be appointed to the Ensco Board and will expand the Ensco Board to the extent necessary in connection with appointing such additional directors. The two additional directors were proposed by Atwood following the execution of the merger agreement and have been mutually agreed upon by Ensco and Atwood. All Ensco directors are elected annually to serve until the next annual meeting and until their successors are elected.

        Ensco's executive officers will remain the same following the merger, and none of Atwood's executive officers are expected to have any executive officer positions with the combined company.

Public Trading Markets

        The Ensco Class A ordinary shares are quoted on the NYSE under the symbol "ESV," and the Atwood common stock is quoted on the NYSE under the symbol "ATW." Upon completion of the merger, the Atwood common stock will be delisted from the NYSE and deregistered under the Exchange Act. The Ensco Class A ordinary shares issuable in the merger will be listed on the NYSE and will be freely transferable under the Securities Act.

No Appraisal or Dissenters' Rights

        Atwood shareholders who dissent to the merger will not have rights to an appraisal of the fair value of their shares. Under the TBOC, shareholders generally have appraisal rights in the event of a merger or consolidation. However, these appraisal rights are not available if (i) the shares held by the shareholder are part of a class of shares listed on a national securities exchange or held of record by at least 2,000 holders (ii) the shareholder is not required to accept for his or her shares any consideration that is different than the consideration to be provided to any other holder of shares of the same class held by the shareholder, and (iii) the shareholder is not required to accept any consideration other than shares of a corporation that satisfy the requirements in clause (i) above. Because Ensco Class A ordinary shares are listed on the NYSE, a national securities exchange, and are expected to continue to be so listed following the merger, and because the merger otherwise satisfies the foregoing requirements, Atwood shareholders will not be entitled to appraisal or dissenters' rights in the merger with respect to their shares of Atwood common stock.

Accounting Treatment of the Merger

        Ensco prepares its financial statements in accordance with GAAP. The merger will be accounted for using the acquisition method of accounting with Ensco being considered the acquirer of Atwood for accounting purposes. This means that Ensco will allocate the purchase price to the fair value of Atwood's tangible and intangible assets and liabilities at the acquisition date, with the excess purchase price, if any, being recorded as goodwill, or the excess of the fair value of Atwood's tangible and intangible assets and liabilities at the acquisition date over the purchase price, if any, being recognized in Ensco's earnings. Under the acquisition method of accounting, goodwill is not amortized but is tested for impairment at least annually.

Regulatory Approvals Required for the Merger

        To complete the merger, Ensco and Atwood must make filings with and obtain authorizations, approvals or consents from a number of regulatory authorities. These approvals include clearance under the HSR Act as well as approval (subject to official notice of issuance) from the NYSE to list the new Ensco Class A ordinary shares to be issued as merger consideration to Atwood shareholders.

        Antitrust Considerations.    The HSR Act, and the rules and regulations thereunder, provide that the transaction may not be completed until pre-merger notification filings have been made with the DOJ and the FTC and the applicable waiting period has expired or is terminated. Even after the waiting period expires or is terminated, the DOJ and the FTC retain the authority to challenge the transaction on antitrust grounds before or after the transaction is completed. On June 9, 2017, Ensco and Atwood filed a Premerger Notification and Report Form pursuant to the HSR Act with the DOJ and the FTC. On June 27, 2017, the DOJ and the FTC granted early termination of the waiting period under the HSR Act.

        Timing.    Ensco and Atwood cannot assure you that all of the regulatory approvals described above will be obtained, and, if obtained, Ensco and Atwood cannot assure you as to the date of any approvals or the absence of any litigation challenging such approvals. Likewise, Ensco and Atwood cannot assure you that the DOJ, the FTC or any state attorney general will not attempt to challenge the merger on antitrust grounds, and, if such a challenge is made, we cannot assure you as to its result.

        Ensco and Atwood are not aware of any material governmental approvals or actions that are required for completion of the merger other than those described above. It is presently contemplated that if any such additional governmental approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Litigation Relating to the Merger

        On June 23, 2017, a putative class action captioned Bernard Stern v. Atwood Oceanics, Inc., et al, was filed in the U.S. District Court for the Southern District of Texas against Atwood, Atwood's directors, Ensco and Merger Sub. The Stern complaint generally alleges that the directors and Atwood disseminated a false or misleading registration statement, referring to this registration statement as filed with the SEC on June 16, 2017, which omitted material information regarding the proposed merger in violation of Section 14(a) of the Exchange Act. Specifically, the complaint alleges that Atwood and the directors omitted material information regarding the parties' financial projections, the analysis performed by Goldman Sachs in support of its fairness opinion, the timing and nature of communications regarding post-transaction employment of Atwood's directors and officers, potential conflicts of interest of Goldman Sachs, and whether there were further discussions with another potential acquirer of Atwood following the May 30, 2017 announcement of the merger. The complaint further alleges that the Atwood directors, Ensco, and Merger Sub are liable for these violations as "control persons" of Atwood under Section 20(a) of the Exchange Act. With respect to Ensco, the complaint alleges that Ensco had direct supervisory control over the composition of the registration statement. The complaint seeks injunctive relief, including to enjoin the merger, rescission or rescissory damages in the event the merger is consummated, and an award of attorneys' fees, in addition to other relief. On June 27, June 29 and June 30, 2017, additional putative class actions captioned Joseph Composto v. Atwood Oceanics, Inc., et al, Booth Family Trust v. Atwood Oceanics, Inc., et al, and Mary Carter v. Atwood Oceanics,  Inc., et al, respectively, were filed in the U.S. District Court for the Southern District of Texas against Atwood and Atwood's directors. These actions allege violations of Sections 14(a) and 20(a) of the Exchange Act by Atwood and Atwood's directors similar to those alleged in the Stern complaint; however, neither Ensco nor Merger Sub is named as a defendant in these actions.

        Additional lawsuits arising out of the merger may be filed in the future. There can be no assurance that any of the defendants will be successful in the outcome of the pending or any potential future lawsuits. A preliminary injunction could delay or jeopardize the completion of the merger, and an adverse judgment granting permanent injunctive relief could indefinitely enjoin the completion of the merger. Ensco and Atwood believe that the lawsuits are without merit and intend to defend vigorously against the lawsuits and any other future lawsuits challenging the transaction.

Atwood's Directors and Officers Have Financial Interests in the Merger

        In considering the recommendation of the Atwood Board that Atwood's shareholders vote "FOR" the Atwood Merger Proposal, Atwood shareholders should be aware that Atwood's directors and executive officers have financial interests in the merger that may be different from, or in addition to, those of Atwood shareholders generally. The Atwood Board was aware of these interests and considered them, among other matters, in approving the merger agreement and making its recommendation that Atwood shareholders approve the Atwood Merger Proposal. For purposes of all of Atwood's agreements and plans described below, the completion of the merger will constitute a change of control.

Equity Compensation Awards

        Pursuant to the merger agreement, equity compensation awards held by Atwood's directors and executive officers as of the Effective Time will be treated as follows:

        Options.    The merger agreement provides that stock option awards outstanding immediately prior to the Effective Time will be exchanged for Converted Options. All of Atwood's outstanding stock options previously vested. The Converted Options will otherwise remain subject to the same terms and conditions as the corresponding Existing Options. The number of Ensco Class A ordinary shares subject to the Converted Options will be determined by multiplying the number of shares of Atwood common stock subject to the Existing Options immediately prior to the Effective Time by the exchange ratio, rounded down to the nearest whole share, and the exercise price per share of the Converted Options will equal the per share exercise price of the Existing Options immediately prior to the Effective Time divided by the exchange ratio, rounded up to the nearest whole cent.

        Restricted Stock Units.    Pursuant to the applicable Atwood incentive plans, all Atwood RSUs held by Atwood's directors and employees shall vest upon the Effective Time. Time-Based RSUs that so vest will be settled through the issuance of Ensco Class A ordinary shares equal to the number of vested Time-Based RSUs multiplied by the exchange ratio. Performance-Based RSUs will vest at the Effective Time at the higher of target level of performance or the amount determined by the compensation committee of the Atwood Board in its sole discretion (but capped at 200% of target level) and the number of Performance-Based RSUs that vest will be settled through the issuance of Ensco Class A ordinary shares equal to the number of vested Performance-Based RSUs multiplied by the exchange ratio. Accrued cash dividend equivalents on Atwood RSUs will also vest and be cashed out at the same time. Atwood Cash Units will be treated as specified in the applicable award agreement. The Atwood Cash Units are performance vesting awards that will vest in full upon the Effective Time at the higher of target level of performance or the amount determined by the compensation committee of the Atwood Board (up to 200% of target level) and will be paid in cash based on the closing price of Atwood common stock on the last trading day prior to the closing date. Accrued cash dividend equivalents on the Atwood Cash Units will also vest and be cashed out at the same time. As of July 19, 2017, the Atwood Board had made no determination regarding the level at which the Performance-Based RSUs or Atwood Cash Units will vest upon the Effective Time.

        The following table sets forth the number of Time-Based RSUs and Performance-Based RSUs (at target level of performance) held by Atwood's executive officers and non-employee directors as of July 19, 2017, along with accrued dividend equivalents (at target level of performance for Performance-Based RSUs) as of July 19, 2017:

Name	Time-Based RSUs(1)	Performance-Based RSUs (at target)(1)	Cash Units (at target)(1)	Accrued Dividend Equivalents(2)
Executive Officers:
Robert J. Saltiel	494,638	242,061	120,184	$127,941.39
Mark W. Smith	123,764	70,351	—	$22,411.12
Arthur M. Polhamus	121,883	75,102	—	$27,002.61
Barry M. Smith	118,636	73,180	—	$26,321.16
Walter A. Baker	115,059	70,309	—	$25,287.33
Stuart Allen	76,702	45,174	—	$18,236.18
John Gidley	56,971	31,601	—	$12,963.19
Mark Monroe	81,269	43,483	—	$8,428.29
Evelyn Nordin	52,338	25,692	—	$6,135.56
Non-Employee Directors:
George Dotson	19,157	—	—	$0
Jack Golden	31,737	—	—	$3,445.38
Hans Helmerich	22,497	—	—	$3,590.50
Jeffrey A. Miller	28,532	—	—	$0
James Montague	50,347	—	—	$22,376.63
Phil D. Wedemeyer	36,035	—	—	$6,991.23

(1)
The Atwood RSUs and Atwood Cash Units granted to Atwood's executive officers originally were scheduled to vest three years after the applicable grant date (or, with respect to Time-Based RSUs grants in November 2016, in three equal annual installments following the grant date), provided that the Atwood RSUs granted in connection with the non-competition and non-solicitation agreements, as described below were subject to a two year vesting provision. Atwood RSUs granted to Atwood's non-employee directors were originally scheduled to vest 13 months after the applicable grant date, but provide for settlement on a deferred basis pursuant to Atwood's deferred compensation plan for non-employee directors. The amount shown for Atwood's non-employee directors includes amounts that have previously vested.

(2)
Assumes target level vesting for Performance-Based RSUs and Atwood Cash Units. Actual dividend equivalent payments will depend on the actual vesting level for the Performance-Based RSUs and Atwood Cash Units and therefore may be higher than the amounts shown.

Executive Change of Control Agreements

        Each of Atwood's executive officers is party to a change of control agreement that addresses the terms of the executive's compensation in the event of a termination of employment due to a change of control. Each agreement contains "double-trigger" requirements for payments relating to termination of employment other than for cause within two years following a change of control.

        Under the change of control agreements, if Atwood terminates the executive's employment without "cause" or the executive terminates the executive's employment for "good reason" (each as defined in the agreement) within 24 months after a change of control of Atwood, Atwood will be required to pay to the executive in a lump sum (x) the executive's accrued salary, pro rata target bonus for the year of termination and accrued vacation (the "Accrued Amounts") and (y) an amount equal to 2.0 times for each vice president or 2.5 times for each named executive officer and senior vice president (3.0 times in the case of Mr. Saltiel) to determine the sum of (a) the executive's annual salary plus (b) the executive's target annual bonus.

        In addition, following such termination, the executive and the executive's spouse and/or family, as applicable, will be entitled to continued participation in Atwood's welfare benefit plans, policies and programs for a period of 24 months (the "Atwood Welfare Continuation Benefit") and any outstanding stock options held by the executive will remain exercisable for one year after termination; provided that in no event will any stock options remain exercisable later than the earlier of (i) the original expiration date of such stock options or (ii) the tenth anniversary of the original grant date for such stock options. If the executive's employment is terminated due to disability within 24 months after a change of control of Atwood, Atwood will be required to pay to the executive the Accrued Amounts and provide the Atwood Welfare Continuation Benefit. If the executive's employment is terminated due to death within 24 months after a change of control of Atwood, Atwood will be required to pay to the executive's estate the Accrued Amounts and provide to executive's spouse and/or family, as applicable, the Atwood Welfare Continuation Benefit. With respect to excise taxes on any parachute payment under the change of control agreement, the agreement provides that the executive will be liable for such excise taxes; provided, however, that if reduction of the payments under the agreement to avoid excise taxes would result in a larger net after-tax payment to the executive, the payments under the agreement will be reduced.

Non-Competition and Non-Solicitation Agreements

        Each of Atwood's executive officers is subject to a non-competition and non-solicitation agreement pursuant to which specified time-vesting cash awards and Atwood RSUs were granted in 2016, which awards were originally scheduled to vest in May 2018. The cash award will fully vest and become payable upon the Effective Time, and the Atwood RSUs will fully vest and be treated as specified above.

Benefit Equalization Plan

        Each of Atwood's executive officers participates in Atwood's Benefit Equalization Plan, which permits the executive to make tax deferred contributions, including with respect to amounts that exceed certain Internal Revenue Code limits. The Benefit Equalization Plan was frozen as of January 1, 2017 and all amounts under the plan are fully vested. Amounts deferred under the Benefit Equalization Plan will generally be paid following the Effective Time or the executive officers separation from service in accordance with the executive officer's original deferral elections under the plan.

Salary Continuation Plan

        Executive officers are covered under Atwood's Salary Continuation Plan, formerly named the Executive Life Insurance Plan, which provides for salary continuation to the executive's beneficiary upon the executive's death while employed by Atwood. Payments equal to 2.5 times annual salary are payable in 30 installments or, in the event of death due to accidental causes, payments equal to five times annual salary are payable in 60 installments. If the executive officer terminates employment within 30 months following a change of control, the death benefit is payable if the executive dies during that 30-month period.

Quantification of Payments and Benefits to Atwood's Named Executive Officers

        The following table sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation that is based on or otherwise relates to the merger and that may be paid or become payable to Atwood's named executive officers, which is referred to as the "golden parachute" compensation. The information set forth in the table below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about certain compensation for each of Atwood's named executive officers that is based on or otherwise relates to the merger.

        The amounts indicated below are estimates based on the material assumptions described in the notes to the table below, which may or may not actually occur. Some of these assumptions are based on information not currently available and, as a result, the actual amounts, if any, that may be paid or become payable to a named executive officer may differ materially from the amounts set forth below. Furthermore, for purposes of calculating such amounts, Atwood has assumed the following:

  •
  the relevant price per Ensco Class A ordinary share is $5.69, which is the closing market price per Ensco Class A ordinary share as of July 19, 2017, the last practicable date prior to the filing of this joint proxy statement/prospectus;

  •
  the relevant price per share of Atwood common stock is $10.09, which is the average closing market price per share of Atwood common stock over the first five trading days following the public announcement of the merger;

  •
  the merger will close on July 19, 2017;

  •
  no named executive officer dies between the date of his qualifying termination of employment and 30 months thereafter; and

  •
  the named executive officers experience qualifying terminations immediately following the merger on July 19, 2017, the last practicable date prior to the filing of this joint proxy statement/prospectus.

	Cash ($)
							Equity ($)
			NC/NS Cash(3)	Accrued Dividend Equivalents(4)	Atwood Cash Units(5)	Perquisites/ Benefits(6)
Name(1)	Salary(1)	Bonus(2)					(7)	(8)	Total ($)
Robert J. Saltiel	2,442,000	3,093,200	1,322,750	127,941	1,212,657	41,459	4,503,184	2,203,723	14,946,914
Mark W. Smith	925,000	854,700	481,000	22,411	—	26,479	1,126,747	640,476	4,076,813
Arthur M. Polhamus	960,000	887,040	499,200	27,003	—	13,190	1,109,623	683,729	4,179,785
Barry M. Smith	932,500	861,630	484,900	26,321	—	39,318	1,080,062	666,231	4,090,962
Walter A. Baker	920,000	850,080	478,400	25,287	—	42,153	1,047,497	640,093	4,003,510

(1)
Pursuant to the change of control agreements with each of the named executive officers, double-trigger cash severance amounts are payable in the event the named executive officer is terminated without cause or the executive resigns for good reason within two years following the merger. The salary component consists of a multiple (2.5 times for each named executive officer other than Mr. Saltiel, for whom it is 3.0 times) of annual salary. This amount is payable 60 days after termination of employment. Amount shown does not include salary continuation payments that could become payable to the named executive officer's estate in the event the named executive officer dies within 30 months after the Effective Time. In such event, the following additional salary continuation amounts would be payable to the named executive's estate: Mr. Saltiel: $2,035,000; Mr. M. Smith: $925,000; Mr. Polhamus: $960,000; Mr. B. Smith: $932,500; and Mr. Baker: $920,000. In the event of an accidental death, the foregoing amounts would be double.

(2)
Pursuant to the change of control agreements, and subject to the conditions specified in note (1), this consists of (a) a multiple (2.5 times for each named executive officer other than Mr. Saltiel, for whom it is 3.0 times) of target annual bonus, plus (b) a pro rata target bonus for the year of termination.

(3)
Represents the accelerated vesting of the cash award under the non-competition and non-solicitation agreements.

(4)
Represents accrued dividend equivalents on Atwood RSUs and Atwood Cash Units as of July 19, 2017 (with the value for Performance-Based RSUs and Atwood Cash Units assuming vesting at the target level of performance).

(5)
Represents the value of accelerated vesting of the Atwood Cash Units as discussed above. These Atwood Cash Units will vest in full upon the Effective Time at the higher of target level of performance or the amount determined by the compensation committee of the Atwood Board (up to 200% of target level) and will be paid in cash based on the closing price of Atwood common stock on the last trading day prior to the closing date.

(6)
Consists of the value of welfare plan benefit continuation for 24 months following a qualifying termination.

(7)
Represents the value of Ensco Class A ordinary shares to be received in connection with the vesting of Time-Based RSUs, as discussed above. This includes the Time-Based RSUs granted under the non-competition and non-solicitation agreements. These Atwood RSUs vest in full at the Effective Time and will be settled through the issuance of a number of Ensco Class A ordinary shares determined using the exchange ratio.

(8)
Represents the value of Ensco Class A ordinary shares to be received in connection with the vesting of Performance-Based RSUs, as discussed above. This amount assumes that the Performance-Based RSUs will vest at the target level of performance but, as noted above, the Atwood Board has the discretion to increase the vesting level to up to 200% of the target level. The number of Performance-Based RSUs that so vest at the Effective Time and will be settled through the issuance of a number of Ensco Class A ordinary shares determined using the exchange ratio.

Composition of Ensco Board Following the Effective Time

        The current directors of Ensco are: Paul E. Rowsey, III, Carl Trowell, J. Roderick Clark, Roxanne J. Decyk, Mary E. Francis CBE, C. Christopher Gaut, Gerald W. Haddock, Francis S. Kalman and Keith O. Rattie. At the Effective Time, Ensco will cause two directors currently serving on the Atwood Board, Jack E. Golden and Phil D. Wedemeyer, to be appointed to the Ensco Board and will expand the Ensco Board to the extent necessary in connection with appointing such additional directors. The two additional directors were proposed by Atwood following the execution of the merger agreement and have been mutually agreed upon by Ensco and Atwood. All Ensco directors are elected annually to serve until the next annual meeting and until their successors are elected.

Indemnification; Directors' and Officers' Insurance

        The merger agreement requires Ensco to maintain in effect for six years after completion of the merger the current rights of Atwood current and former directors, officers and employees to indemnification under the Atwood certificate of formation or the Atwood bylaws or similar organizational documents of Atwood or any indemnification agreements between Atwood and its respective directors, officers and employees.

        The merger agreement also provides that, upon completion of the merger, Ensco will indemnify and hold harmless, and provide advancement of expenses with each of the foregoing to, all past and present officers, directors and employees of Atwood, and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request or for the benefit of Atwood and its subsidiaries, against any costs or expenses (including advancing attorneys' fees and expenses) in advance of the final disposition of any claim, suit, proceeding or investigation to the fullest extent permitted by applicable law. The indemnified party to whom expenses are advanced must agree to repay such amounts if it is ultimately determined that such person is not entitled to indemnification.

        The merger agreement provides that Ensco will maintain for a period of six years after the Effective Time Atwood's current directors' and officers' liability insurance policies, or policies of at least the same coverage and amount and containing terms and conditions that are not less advantageous than the current policy, with respect to acts or omissions occurring prior to the Effective Time, except that Ensco is not required to incur annual premium expense greater than 300% of the last annual premium paid by Atwood prior to the date of the merger agreement in respect of the coverages (the "Maximum Amount").

        Either party may purchase a "tail policy" with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time of the merger that were committed or alleged to have been committed by a party to be indemnified under the agreement. In no event shall the cost of such policy purchased by Atwood exceed six times the Maximum Amount, and if a "tail" policy is purchased, Ensco will have no further obligations to maintain the insurance policies for current directors and officers as described above.

THE MERGER AGREEMENT

        The following describes certain aspects of the merger, including material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this joint proxy statement/prospectus as Annex A to this joint proxy statement/prospectus and is incorporated by reference in this joint proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

Terms of the Merger

        The merger agreement provides that, subject to the terms and conditions of the merger agreement, at the Effective Time, (i) Merger Sub will merge with and into Atwood, with Atwood continuing as the surviving company and a wholly owned subsidiary of Ensco and (ii) each share of Atwood common stock will be converted into the right to receive 1.60 Ensco Class A ordinary shares (the "merger consideration"), which is equivalent to total consideration of $10.72 per share of Atwood common stock based on the closing price of the Ensco Class A ordinary shares on May 26, 2017, which is the trading date prior to the date of execution of the merger agreement. See "—Consideration To Be Received in the Merger."

        The rights of Ensco shareholders after the completion of the merger, including the former Atwood shareholders who have received the merger consideration, will be governed by the Ensco Articles of Association.

Closing and Effective Time of the Merger

        Unless the parties agree otherwise, the completion of the merger will take place as soon as practicable (and in any event within five business days) after all conditions to the completion of the merger have been satisfied or waived. The merger will be effective when the parties duly file the certificate of merger with the Secretary of State of the State of Texas, or at such later time as Ensco and Atwood shall agree and specify in the certificate of merger.

        Ensco and Atwood currently expect the completion of the merger to occur in the third calendar quarter of 2017. However, as the merger is subject to regulatory clearance and the satisfaction or waiver of other conditions described in the merger agreement, it is possible that factors outside the control of Ensco and Atwood could result in the merger being completed at a later time or not at all.

Consideration To Be Received in the Merger

        As a result of the merger, each share of Atwood common stock will be converted into the right to receive 1.60 Ensco Class A ordinary shares. Each share of Atwood common stock issued and outstanding immediately prior to the Effective Time that is owned or held in treasury by Atwood, and each share of Atwood common stock issued and outstanding immediately prior to the Effective Time that is owned by Ensco, Merger Sub or any of their respective subsidiaries, will be automatically cancelled for no consideration. In addition, the sole limited liability company interest of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and become one fully paid and nonassessable share of Atwood common stock and will constitute the only outstanding share of capital stock of Atwood.

        Ensco will not issue any fractional Ensco Class A ordinary shares in the merger. Instead, each holder of Atwood common stock converted into the right to receive the merger consideration pursuant to the merger who would otherwise have been entitled to receive a fraction of an Ensco Class A ordinary share will receive cash in an amount determined by multiplying (i) the average, rounded to the nearest tenth of a cent, of the closing prices of Ensco Class A ordinary shares for the ten trading days immediately preceding the date which is five trading days immediately prior to the completion of the merger by (ii) the fraction of Ensco Class A ordinary share such holder would otherwise be entitled to receive. No such holder will be entitled to dividends, voting rights or any other rights in respect of any fractional Ensco Class A ordinary shares.

Treatment of Atwood Equity-Based Awards

        Under the merger agreement, equity-based awards that are outstanding as of the Effective Time, including awards held by Atwood's directors and executive officers, will be treated at the Effective Time as follows:

        Restricted Stock Units.    Pursuant to the terms of the merger agreement, each award of Atwood RSUs that is outstanding as of immediately prior to the Effective Time will become fully vested as of the Effective Time, with such awards that are subject to performance-based vesting terms or conditions becoming earned and vested at the target level or such higher level as determined by the compensation committee of the Atwood Board in its sole discretion (but not to exceed 200% of the target level). As soon as practicable after the Effective Time, such Atwood RSUs will be settled through the issuance to the holders thereof of Ensco Class A ordinary shares in an amount equal to the number of shares of Atwood common stock originally subject to such award, multiplied by the exchange ratio of 1.60 (rounded down to the nearest whole share). Each award of Atwood Cash Units will be treated in accordance with the terms of such award.

        Stock Options.    Each Existing Option will, as of the Effective Time, automatically and without any further action being required, be converted into a Converted Option, on the same terms and conditions (including the same expiration restrictions) as were applicable to such Existing Option immediately prior to the Effective Time, except that (i) the number of Ensco Class A ordinary shares subject to the Converted Option will be determined by multiplying the number of shares of Atwood common stock subject to the corresponding Existing Option immediately prior to the Effective Time by the exchange ratio of 1.60, and then rounded down to the nearest whole share, and (ii) the exercise or strike price per share of the Converted Option will equal the per share exercise price of the Existing Option immediately prior to the Effective Time divided by 1.60, rounded up to the nearest whole cent.

        Pursuant to the merger agreement, in connection with the merger, Ensco will assume all of Atwood's stock plans, including all obligations of Atwood with respect to the Atwood stock awards and with respect to any amount of Atwood common stock (as adjusted pursuant to the exchange ratio) that remain (or may again become) available for future issuance.

Conversion of Shares; Exchange of Certificates

        The conversion of Atwood common stock into the right to receive the merger consideration will occur automatically at the Effective Time of the merger. As soon as reasonably practicable after completion of the merger, the exchange agent will exchange certificates representing shares of Atwood common stock for merger consideration, without interest, to be received in the merger pursuant to the terms of the merger agreement. Computershare Trust Company N.A. will be the exchange agent in the merger and will exchange certificates for the merger consideration and perform other duties as provided in the merger agreement.

  Letter of Transmittal

        Soon after the completion of the merger, the exchange agent will mail a letter of transmittal to each holder of record of Atwood common stock. This mailing will contain instructions on how to surrender certificates or book-entry shares, as applicable, in exchange for the merger consideration, any fractional share cash amount and any amounts such certificates or book-entry shares otherwise become entitled to in accordance with the merger agreement.

        If a certificate for Atwood common stock has been lost, stolen or destroyed, the exchange agent will deliver the consideration properly payable under the merger agreement upon receipt of appropriate evidence as to that loss, theft or destruction, appropriate evidence as to the ownership of that certificate by the claimant, and appropriate and customary indemnification.

  Withholding

        The exchange agent will be entitled to deduct and withhold from any consideration payable pursuant to the merger agreement such amounts it is required to deduct and withhold with respect to making such payment under applicable law. If the exchange agent withholds any amounts, these amounts will be treated for all purposes of the merger agreement as having been paid to the shareholders from whom they were withheld.

  Dividends and Distributions

        Until Atwood common stock certificates or book-entry shares are surrendered for exchange, any dividends or other distributions declared after the Effective Time of the merger with respect to Ensco Class A ordinary shares into which shares of Atwood common stock may have been converted will accrue but will not be paid. Ensco will pay to former Atwood shareholders any unpaid dividends or other distributions, without interest, only after they have duly surrendered their Atwood common stock certificates or book-entry shares.

Representations and Warranties

        The merger agreement contains customary representations and warranties of Ensco and Atwood relating to their respective businesses. The representations and warranties in the merger agreement do not survive the Effective Time of the merger.

        Each of Ensco and Atwood has made representations and warranties to the other regarding, among other things:

  •
  corporate matters, including qualification, due organization, equity interest in subsidiaries and capitalization;

  •
  authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

  •
  SEC filings and financial statements contained in those filings;

  •
  internal controls and disclosure controls and procedures;

  •
  the absence of undisclosed liabilities;

  •
  compliance with applicable laws and permits;

  •
  the absence of certain changes or events;

  •
  environmental laws and regulations;

  •
  investigations and litigation;

  •
  investment company status;

  •
  intellectual property;

  •
  properties;

  •
  ownership and maintenance of drilling units;

  •
  tax matters;

  •
  employment and labor matters;

  •
  employee benefit plans;

  •
  insurance;

  •
  the receipt of a financial advisor's opinion;

  •
  material contracts;

  •
  finders or brokers;

  •
  compliance with anti-bribery laws;

  •
  export controls and sanctions; and

  •
  the accuracy of information supplied for inclusion in this joint proxy statement/prospectus and other similar documents.

        Additional representations and warranties made only by Atwood relate to state takeover statutes. Additional representations and warranties made by Ensco relate to its ownership of Atwood common stock and activities of Merger Sub.

        The representations and warranties described above and included in the merger agreement were made by each of Ensco and Atwood to the other. These representations and warranties were made as of specific dates, may be subject to important qualifications and limitations agreed to by Ensco and Atwood in connection with negotiating the terms of the merger agreement, and may have been included in the merger agreement for the purpose of allocating risk between Ensco and Atwood rather than to establish matters as facts.

        The merger agreement is described in and included as Annex A to this joint proxy statement/prospectus only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding Ensco, Atwood or their respective businesses. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information."

Definition of Material Adverse Effect

        In determining whether a material adverse effect has occurred or is reasonably likely to occur, the parties will disregard effects resulting from:

  1.
  changes in general economic, financial or other capital market conditions (including prevailing interest rates and access to capital markets);

  2.
  any changes or developments generally in the industries in which Ensco or Atwood conducts its business;

  3.
  the announcement or the existence of, compliance with or performance under, the merger agreement (including the impact thereof on the relationships, contractual or otherwise, of either Ensco or Atwood with employees, labor unions, customers, suppliers or partners, and including any lawsuit, action or other proceeding with respect to the merger); provided, however, that this exception would not apply to a breach of certain representations to the extent the purpose of the representation is to address the consequences resulting from the execution and delivery of the merger agreement or the performance of obligations under the merger agreement;

  4.
  any taking of any action at the request of the other party to the merger agreement;

  5.
  any changes or developments in prices for oil, natural gas or other commodities;

  6.
  any adoption, implementation, promulgation, repeal or modification, or any announced intention to do any of the foregoing, following the date of the merger agreement of any rule, regulation, ordinance, order, protocol or any other law of or by any national, regional, state or local governmental entity, or market administrator;

  7.
  any changes in GAAP or accounting standards following the date of the merger agreement;

  8.
  earthquakes, any weather-related event, natural disasters or outbreak or escalation of hostilities or acts of war or terrorism;

  9.
  any failure by Ensco or Atwood to meet any financial projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (although the event, change, effect, development or occurrence underlying such failure may count as a material adverse effect if it does not otherwise meet an exception); or

  10.
  any changes in the share price or trading volume of Ensco Class A ordinary shares or Atwood common stock (although the event, change, effect, development or occurrence underlying such failure may count as a material adverse effect if it does not otherwise meet an exception).

        However, the exceptions laid out in (1), (2), (6), (7) and (8) may be considered to the extent disproportionately affecting Ensco or Atwood, taken as a whole, relative to other similarly situated companies in their respective industries. Additionally, any blowout, spill, explosion, or similar occurrence with respect to any equipment operated by Ensco or Atwood may be taken into account in determining whether there has been a material adverse effect.

Covenants and Agreements

        Each of Ensco and Atwood has undertaken customary covenants that place restrictions on it and its subsidiaries until the Effective Time of the merger or, if earlier, the merger agreement's termination date. Each of Ensco and Atwood has agreed to operate its business only in the ordinary course of business, and has agreed to use reasonable best efforts to preserve intact its present lines of business, maintain its rights, franchises and permits and preserve its relationships with customers and suppliers. Atwood has also agreed that, with certain exceptions as may be required by law or the merger agreement or as set forth in disclosure schedules to the merger agreement, and except with Ensco's prior written consent, Atwood will not, and will not permit any of its subsidiaries to, among other things, undertake the following actions:

  •
  adopt any amendments to its certificate of formation or bylaws or similar applicable organizational documents;

  •
  split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any such transaction by a wholly owned subsidiary which remains a wholly owned subsidiary after consummation of such transaction;

  •
  authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities), except (1) dividends or distributions by any subsidiaries only to Atwood or to any wholly owned subsidiary of Atwood in the ordinary course of business, and (2) dividends or distributions by any non-wholly owned subsidiary or joint venture that are consistent with past practice or are required under such entity's organizational documents in effect on the date of the merger agreement;

  •
  adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than the merger itself and other than any liquidations, dissolutions, mergers, consolidations, restructurings or reorganizations solely among Atwood and its wholly owned subsidiaries or among Atwood's wholly owned subsidiaries;

  •
  make any acquisition of any other person or business, or make any loans, advances or capital contributions to, or investments in, any other person, with a value in excess of $25 million in the aggregate, except (1) any loan, advance or capital contribution to or investment in a joint venture, partnership or similar entity in which Atwood or any of its subsidiaries acquires an equity interest in connection with the contemplation or initiation of operations of a particular rig or rigs or in a particular jurisdiction where Atwood and its subsidiaries do not currently operate, provided that such loan, advance, capital contribution or investment will not exceed $10 million in the aggregate and be related to a single investment opportunity, or (2) as made in connection with any transaction among Atwood and its wholly owned subsidiaries or Atwood's wholly owned subsidiaries; provided, however, that Atwood will not, and will not permit any of its subsidiaries to, make any acquisition of any other person or business or make loans, advances or capital contributions to, or investments in, any other person that would reasonably be expected to prevent, materially impede or materially delay the consummation of the merger;

  •
  sell, lease, license, transfer, exchange or swap, or otherwise dispose of or encumber any properties or non-cash assets with a value in excess of $25 million in the aggregate, except for (1) sales, transfers and dispositions of obsolete, surplus or worthless equipment, (2) sales, transfers and dispositions of assets in the ordinary course of business, or (3) sales, leases, transfers or other dispositions made in connection with any transaction among Atwood and its wholly owned subsidiaries or among Atwood's wholly owned subsidiaries;

  •
  authorize any capital expenditures in excess of $50 million individually or $100 million in the aggregate, except for (1) expenditures made in the ordinary course of business and consistent with past practice, or (2) expenditures made in response to any emergency, whether caused by war, terrorism, weather events, public health events, outages, operational incidents or otherwise;

  •
  except in the ordinary course of business and consistent with past practice, or as provided under the terms of any benefit plan or other contract entered into prior to the date of the merger agreement, (1) establish, adopt, materially amend or modify, or terminate any collective bargaining agreement or material benefit plan, (2) materially increase the compensation or severance entitlements of any of the current or former directors or officers of Atwood, (3) pay or award, or commit to pay or award, any bonuses or incentive compensation to any officer or director of Atwood, (4) enter into any new or modify any existing employment, severance, termination, retention or change of control agreement with any current of former directors or officers of Atwood, (5) accelerate the time of payment or vesting of any material rights or benefits under any material benefit plan, (6) fund any rabbi trust or similar arrangement with respect to any material benefit plan, (7) grant or materially amend any equity awards under the company stock plans (provided, however, that Atwood may not, even if done in the ordinary course of business consistent with past practice, grant or materially amend any equity awards under the company stock plans (I) to any current or former executive officer of Atwood, (II) to any person who could be a "disqualified individual" within the meaning of Section 280G of the Internal Revenue Code, or (III) that will vest, be settled or become exercisable on an accelerated basis as a result of the transactions contemplated by the merger agreement), (8) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any benefit plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or applicable law, (9) hire any executive officer or director of Atwood, or (10) waive any post-employment restrictive covenant of the current or former directors or officers of Atwood;

  •
  materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP or other applicable accounting standards, SEC rule or policy or applicable law;

  •
  issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of its capital stock or other ownership interest in Atwood or any of its subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire any such shares of capital stock, ownership interest or convertible or exchangeable securities, other than (1) issuance of Atwood common stock under the Atwood benefits plans to the extent not prohibited under the merger agreement or in respect of the exercise, vesting or settlement of any Atwood stock awards outstanding on the date of the merger agreement, (2) the vesting of shares of Atwood common stock or for withholding of taxes with respect to any Atwood stock awards to the extent provided by the terms of such awards or (3) for transactions among Atwood and its wholly owned subsidiaries or among Atwood's wholly owned subsidiaries;

  •
  directly or indirectly, purchase, redeem or otherwise acquire any shares of the capital stock of any of them or any rights, warrants or options to acquire any such shares, except for transactions among Atwood and its subsidiaries or among Atwood's wholly owned subsidiaries or pursuant to any Atwood benefits plan;

  •
  incur, assume guarantee or otherwise become liable for any indebtedness for borrowed money or any guarantee of such indebtedness, except for (1) any indebtedness under Atwood's revolving credit facility, (2) any indebtedness incurred in the ordinary course of business, (3) any indebtedness among Atwood and its wholly owned subsidiaries or among Atwood's wholly owned subsidiaries, (4) any indebtedness incurred to replace, renew, extend, refinance or refund any existing indebtedness on substantially the same or more favorable terms to Atwood than such existing indebtedness, and (5) any guarantees by Atwood of indebtedness of its subsidiaries or guarantees by such subsidiaries of indebtedness of Atwood or any subsidiary of Atwood, which indebtedness is incurred in compliance with the terms of the merger agreement; provided, however, that in the case of (1) through (5) above, such indebtedness does not impose or result in any additional restrictions or limitations that would be material to Atwood and its subsidiaries other than any obligation to make payments on such indebtedness and other than any restrictions or limitations to which Atwood or any subsidiary is currently subject under the terms of any indebtedness outstanding as of the date of the merger agreement;

  •
  other than in the ordinary course of business, (1) enter into, or modify or amend in any material respect, terminate or waive any material rights under any Atwood material contract or any newbuilding contract, (2) modify or amend in any material respect, or terminate or waive any material rights under any material permit, or (3) enter into any new contract that would reasonably be expected to, after the Effective Time, restrict or limit in any material respect Ensco or any of its affiliates from engaging in any business or competing in any geographic location with any person;

  •
  waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises (1) that are equal to or less than the amounts specifically reserved with respect thereto on Atwood's balance sheet as of March 31, 2017 or (2) that do not exceed $15 million in the aggregate and, in all cases, do not obligate it or any of its subsidiaries to take any material action (other than make a payment) or impose any material restrictions on its business or the business of any of its subsidiaries;

  •
  (1) make, change or revoke any material tax election; (2) change any material tax accounting method; (3) file any material amended tax return; (4) enter into any material tax allocation agreement, tax sharing agreement, tax indemnity agreement, advance pricing agreement or closing agreement; (5) request any material tax ruling; (6) settle or compromise any material tax proceeding; (7) consent to any extension or waiver of the statute of limitations period applicable to any material tax claim or assessment; (8) change its jurisdiction of tax residence; or (9) surrender any claim for a material refund of taxes;

  •
  except as otherwise permitted by the terms of the merger agreement or for transactions between Atwood and its subsidiaries or among Atwood's subsidiaries, prepay, redeem, repurchase, defease, cancel or otherwise acquire any indebtedness for borrowed money or guarantees thereof of Atwood or its subsidiaries other than (1) at or below par value, (2) at stated maturity or (3) any required amortization payments and mandatory prepayments (including mandatory prepayments arising from any change of control put rights to which holders of such indebtedness or guarantees thereof may be entitled), in each case in accordance with the terms of the instrument governing such indebtedness as in effect on the date of the merger agreement; or

  •
  agree, consent, resolve or propose to take any of the actions prohibited by the preceding bullet points.

        Ensco has also agreed that, with certain exceptions as may be required by law or the merger agreement or as set forth in the disclosure schedules to the merger agreement, and except with Atwood's prior written consent, Ensco will not, and will not permit any of its subsidiaries to, among other things, undertake the following actions:

  •
  amend its articles of association or permit any of its subsidiaries to adopt any amendments to its certificate of incorporation or bylaws or similar applicable organizational documents, other than, in the case of the subsidiaries, in connection with internal restructurings among the subsidiaries;

  •
  split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except (1) for any such transaction by a wholly owned subsidiary which remains a wholly owned subsidiary after consummation of such transaction or (2) with respect to subsidiaries only, as would not reasonably be expected to prevent, materially impede or materially delay the consummation of the merger;

  •
  except for subsidiaries that are directly or indirectly wholly owned, authorize, make, declare or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of Ensco or its subsidiaries), except (1) dividends or distributions by any subsidiaries only to Ensco or to any wholly owned subsidiary of Ensco in the ordinary course of business consistent with past practice, (2) dividends or distributions by any non-wholly owned subsidiary or joint venture that are consistent with past practice or required under such entity's organizational documents in effect on the date of the merger agreement and (3) dividends on Ensco Class A ordinary shares not to exceed $0.01 per share per quarter;

  •
  adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than the merger itself and other than any liquidations, dissolutions, mergers, consolidations, restructurings or reorganizations solely among Ensco and its wholly owned subsidiaries or among wholly owned subsidiaries of Ensco;

  •
  make any acquisition of any other person or business, or make any loans, advances or capital contributions to, or investments in, any other person, with a value in excess of $50 million in the aggregate, except (1) any loan, advance or capital contribution to or investment in a joint venture, partnership or similar entity in which Ensco or any of its subsidiaries acquires an equity interest in connection with the initiation of operations of a particular rig or rigs or in a particular jurisdiction where Ensco and its subsidiaries do not currently operate, or (2) as made in connection with any transaction among Ensco and its wholly owned subsidiaries or among

    Ensco's wholly owned subsidiaries; provided, however, that Ensco may not, and may not permit any of its subsidiaries to, make any acquisition of any other person or business or make loans, advances or capital contributions to, or investments in, any other person that would reasonably be expected to prevent, materially impede or materially delay the consummation of the merger;

  •
  materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP or other applicable accounting standards, SEC rule or policy or applicable law;

  •
  issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of its capital stock or other ownership interest in Ensco or any of its subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire any such shares of capital stock, ownership interest or convertible or exchangeable securities, other than (1) issuances of Ensco Class A ordinary shares under the Ensco benefits plans, including in respect of the exercise, vesting or settlement of any Ensco stock awards outstanding on the date of the merger agreement, (2) the vesting of Ensco Class A ordinary shares or for withholding taxes with respect to any Ensco stock awards to the extent provided by the terms of such awards or (3) for transactions among Ensco and its wholly owned subsidiaries or among Ensco's wholly owned subsidiaries;

  •
  incur, assume, guarantee or otherwise become liable for any indebtedness for borrowed money in excess of the amount of available borrowing capacity existing from time to time under Ensco's revolving credit facility or any guarantee of such indebtedness, except for (1) any indebtedness incurred in the ordinary course of business, (2) any indebtedness among Ensco and its wholly owned subsidiaries or among Ensco's wholly owned subsidiaries, (3) any indebtedness incurred to replace, renew, extend, refinance or refund any existing indebtedness on substantially the same or more favorable terms to Ensco than such existing indebtedness, and (4) any guarantees by Ensco of indebtedness of its subsidiaries or guarantees by such subsidiaries of indebtedness of Ensco or any subsidiary of Ensco, which indebtedness is incurred in compliance with the terms of the merger agreement; provided, however, that in the case of (1) through (4) above, such indebtedness does not impose or result in any additional restrictions or limitations that would be material to Ensco and its subsidiaries other than any obligation to make payments on such indebtedness and other than any restrictions or limitations to which Ensco or any subsidiary is currently subject under the terms of any indebtedness outstanding as of the date of the merger agreement;

  •
  waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises (1) that are equal to or less than the amounts specifically reserved with respect thereto on the Ensco balance sheet as of March 31, 2017 or (2) that do not exceed $50 million in the aggregate and, in all cases, do not obligate it or any of its subsidiaries to take any material action (other than make a payment) or impose any material restrictions on its business or the business of any of its subsidiaries;

  •
  (1) make, change or revoke any tax election; (2) change any tax accounting method; (3) file any amended tax return; (4) enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement, advance pricing agreement or closing agreement; (5) request any tax ruling; (6) settle or compromise any tax proceeding; (7) consent to any extension or waiver of the statute of limitations period applicable to any tax claim or assessment; (8) change its jurisdiction of tax residence; or (9) surrender any claim for a material refund of taxes, if, in the case of (1) through (7) above, such action would have a material adverse effect on Ensco;

  •
  acquire shares of Atwood common stock; or

  •
  agree to do any of the actions prohibited by the preceding bullet points.

        The merger agreement also contains mutual covenants relating to the preparation of this joint proxy statement/prospectus, the holding of the special meeting of Atwood shareholders, the holding of the general meeting of Ensco shareholders, the granting of access to information, the applicability of state anti-takeover laws, public announcements with respect to the transactions contemplated by the merger agreement, control of each other's business operations, participation in shareholder litigation relating to the merger, actions with respect to the tax treatment of the merger, listing on the NYSE and reporting requirements of Section 16(a) of the Exchange Act.

        Atwood and Ensco have also agreed to use their reasonable best efforts to take all actions needed to consummate and make effective the merger, including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the merger, (ii) the satisfaction of the conditions to consummate the merger, (iii) taking all reasonable actions necessary to obtain governmental and third party consents, and (iv) the execution and delivery of any additional instruments necessary to consummate the merger and to fully carry out the purposes of the merger agreement. Additionally, Ensco, Merger Sub and Atwood have agreed to use their reasonable best efforts to fulfill all conditions precedent to the merger and to not take any action after the date of the merger agreement that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any consent, authorization, order or approval of, or any exemption by, any governmental entity necessary to be obtained prior to closing. To the extent that transfers of any permits issued by any governmental entity are required as a result of the execution of the merger agreement or the consummation of the merger, Ensco, Merger Sub and Atwood have agreed to use their reasonable best efforts to effect such transfers.

        Each of Ensco, Merger Sub and Atwood have agreed to use its reasonable best efforts to take all steps to make any and all undertakings necessary to resolve objections that any relevant authority may assert under the HSR Act and any other federal, state or foreign law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or reduction of competition (collectively, "Antitrust Laws") or that regulates foreign investment ("Foreign Investment Laws"), with respect to the merger agreement, and to avoid or eliminate each and every impediment under any Antitrust Laws or Foreign Investment Laws that may be asserted by any relevant authority with respect to the merger agreement, including (1) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of any businesses, assets, equity interests, product lines or properties of Ensco, Merger Sub or Atwood (or any of their respective subsidiaries) or any equity interest in any joint venture held by Ensco, Merger Sub, and Atwood (or any of their respective subsidiaries), (2) creating, terminating, or divesting relationships, ventures, contractual rights or obligations of Ensco, Merger Sub and Atwood or their respective subsidiaries and (3) otherwise taking or committing to take any action that would limit Ensco's or the Merger Sub's freedom of action with respect to, or its ability to retain or hold, directly or indirectly, any businesses, assets, equity interests, product lines or properties of Ensco, Merger Sub and Atwood (including any of their respective subsidiaries) or any equity interest in any joint venture held by Ensco, Merger Sub and Atwood (or any of their respective subsidiaries), in each case as may be required in order to obtain all approvals and consents required directly or indirectly under any Antitrust Laws or Foreign Investment Laws; provided, however, that Ensco will not be required to take any action that would reasonably be expected to, individually or in the aggregate, result in a one-year loss of revenues determined in accordance with GAAP of more than $175 million on a combined basis for both Atwood and its subsidiaries and Ensco and its subsidiaries. Nothing in the merger agreement will require Ensco, Merger Sub or Atwood to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon the closing. In addition, the merger agreement contains a customary cooperation covenant whereby Ensco and Atwood will work cooperatively in obtaining required approvals and consents and in dealings with regulatory authorities.

Agreement Not to Solicit Other Offers

        Subject to certain exceptions discussed herein, the Ensco Board and the Atwood Board shall not:

  •
  fail to include the recommendation of such board of directors in the joint proxy statement/prospectus;

  •
  change, qualify, withhold, withdraw or modify, or authorize or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Atwood or Ensco, its recommendation;

  •
  take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer (other than a recommendation against such offer or a customary "stop, look and listen" communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) (it being understood that the Ensco Board and the Atwood Board may refrain from taking a position with respect to such tender offer or exchange offer until the close of business as of the tenth business day after the commencement of such tender offer or exchange offer pursuant to Rule 14d-9(f) under the Exchange Act without such action being considered an adverse recommendation change with respect to Ensco or Atwood, as applicable);

  •
  adopt, approve or recommend, or publicly propose to adopt, approve, or recommend, to Ensco shareholders or Atwood shareholders, as applicable, a takeover proposal (any action described in the preceding bullet points being referred to as an "adverse recommendation change"); or

  •
  authorize, cause or permit Ensco or Atwood or any of their respective subsidiaries to enter into any letter of intent, agreement, commitment or agreement in principle with respect to any takeover proposal (other than a permissible confidentiality agreement discussed below or in accordance with the applicable terms of the merger agreement regarding a superior proposal with respect to such party).

        Notwithstanding the above, if at any time prior to obtaining approval of the Ensco Merger Consideration Proposal or the Atwood Merger Proposal by the Ensco shareholders or Atwood shareholders, as applicable, Ensco or Atwood or any of their respective subsidiaries, or any of their representatives, as applicable, directly or indirectly receives a bona fide, unsolicited written takeover proposal from any person that did not result from such party's, its affiliates' or such party's or its affiliates' representatives' breach of its non-solicitation obligations and the board of directors of such party determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that such takeover proposal constitutes or is reasonably likely to lead to a superior proposal with respect to such party, then such party and any of its subsidiaries, and any of its or their representatives, may, directly or indirectly:

  •
  furnish, pursuant to an acceptable confidentiality agreement not less favorable to such party than the confidentiality agreement with the other party, non-public information and access to such party's business, properties, assets, employees, officers, contracts, books and records to the person that made such proposal and its representatives and potential sources of financing, provided any information so provided is concurrently or has previously been provided to the other party, and

  •
  engage in discussions or negotiations with the person making such takeover proposal and its representatives and potential sources of financing.

        Each of Ensco and Atwood will, within 24 hours of receipt, notify the other party of any takeover proposal and the material terms and conditions thereof and will keep the other party reasonably informed regarding the status of any such takeover proposal. Each party will not enter into any agreement that would prohibit it from providing certain information to the other party pursuant to the merger agreement.

        Each of Ensco and Atwood may take any of the actions described above constituting an adverse recommendation change if, after receiving a bona fide, unsolicited takeover proposal that did not result from a breach of the non-solicitation provisions, the board of directors of such party determines in good faith, after consultation with its outside financial advisors and legal counsel, that the takeover proposal constitutes a superior proposal with respect to such party and that in light of such takeover proposal, the failure to take such action would reasonably be likely to be inconsistent with the fiduciary duties of the board of directors of such party under applicable law; provided that prior to any such change of recommendation:

  •
  such party provides the other party with at least four business days' prior written notice of its intention to take such action and specifying, in reasonable detail, the material terms and conditions of the takeover proposal;

  •
  such party has negotiated with the other party during such notice period to enable the other party to propose revisions to the terms of the merger agreement such that it would cause the superior proposal to no longer constitute a superior proposal;

  •
  following the end of such notice period, the board of directors of such party considers in good faith any revisions to the terms of the merger agreement and determines, after consultation with its outside financial advisors and outside legal counsel, that the superior proposal continues to be a superior proposal even if such changes were given effect; and

  •
  in the event of any changes in the terms of the superior proposal, such party shall have given the other party notice of such change and a new notice period shall commence equal to the longer of two business days or the period remaining under the initial four business day notice period.

        Additionally, notwithstanding anything to the contrary set forth above, at any time prior to receipt of the approval of the Ensco Merger Consideration Proposal or the Atwood Merger Proposal, Ensco or Atwood, as applicable, may take any of the actions described above constituting an adverse recommendation change in response to an "intervening event" if the board of directors of such party has determined in good faith after consultation with its outside financial advisors and outside legal counsel that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, provided that prior to taking any such action, such party provides the other party with at least four business days' prior written notice of its intention to take such action and specifying, in reasonable detail, the reasons therefor, and such party has negotiated in good faith with the other party during such notice period to enable such other party to propose revisions to the terms of the merger agreement in a manner that would obviate the need to effect an adverse recommendation change.

        A "takeover proposal" means, with respect to Ensco or Atwood:

  •
  any inquiry, proposal or offer for or with respect to (or expression by any person that it is considering or may engage in) a merger, consolidation, business combination, recapitalization, binding share exchange, liquidation, dissolution, joint venture, scheme of arrangement or other similar transaction involving such party or any of its subsidiaries whose assets, taken together, constitute 20% or more of such party's consolidated assets;

  •
  any inquiry, proposal or offer (including tender or exchange offers) to (or expression by any person that it is considering or may seek to) acquire in any manner, directly or indirectly, in one or more transactions, more than 20% of the outstanding shares of securities of such party representing more than 20% of the voting power of such party; or

  •
  any inquiry, proposal or offer to (or expression by any person that it is considering or may seek to) acquire in any manner (including the acquisition of equity securities in any subsidiary of such party), directly or indirectly, in one or more transactions, assets or businesses of such party or its subsidiaries, including pursuant to a joint venture, representing more than 20% of the consolidated assets, revenues or net income of such party, in each case, other than the merger.

        A "superior proposal" means a bona fide, unsolicited, written takeover proposal, with respect to Ensco or Atwood:

  •
  that if consummated would result in a third party acquiring, directly or indirectly, more than 50% of the outstanding Ensco Class A ordinary shares or shares of Atwood common stock, as applicable, or more than 50% of the assets of such party and its subsidiaries, taken as a whole, for consideration consisting of cash and/or securities;

  •
  that the board of directors of such party determines in good faith, after consultation with its outside financial advisor and outside legal counsel, is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the person making such takeover proposal; and

  •
  that the board of directors of such party determines in good faith after consultation with its outside financial advisor and outside legal counsel (taking into account any changes to the merger agreement proposed by the other party in response to such takeover proposal, and all financial, legal, regulatory and other aspects of such takeover proposal, including all conditions contained therein and the person making such proposal, and the merger agreement), is more favorable from a financial point of view to such party's shareholders than the merger.

        An "intervening event" is a material event or circumstance that, with respect to Ensco or Atwood:

  •
  was not known to the board of directors of such party, or the material consequences of which (based on facts known to members of the board of directors of such party as of the date of the merger agreement) were not reasonably foreseeable, as of the date of the merger agreement;

  •
  becomes known by the board of directors of such party prior to the receipt of shareholder approval from such parties shareholders; and

  •
  does not relate to the receipt, existence or terms of a takeover proposal involving such party.

        Except as expressly permitted by the merger agreement, each of Ensco and Atwood will, and will cause its affiliates, and officers, directors and employees to, and will use reasonable best efforts to cause its agents, financial advisors, investment bankers, attorneys, accountants and other representatives to:

  •
  immediately cease any ongoing solicitation, discussions or negotiations with any person with respect to a takeover proposal;

  •
  promptly instruct (to the extent such party has the contractual authority to do so) any person that has executed a confidentiality or non-disclosure agreement within the 24-month period prior to the date of the merger agreement in connection with any takeover proposal to return or destroy all confidential information of such party in its possession; and

  •
  until the Effective Time or termination of the merger agreement, not:

  •
  solicit, initiate or knowingly facilitate or knowingly encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a takeover proposal;

  •
  engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnishing to any other person any non-public information in connection with or for the purpose of encouraging or facilitating, a takeover proposal; or

    •
    approve, recommend or enter into, or propose to approve, recommend or enter into, any letter of intent or similar document, agreement, commitment or agreement in principle (whether written or oral, binding or nonbinding) with respect to a takeover proposal.

        In addition, neither party will release any third party from or waive or amend any standstill provision or confidentiality provision other than any confidentiality provision the waiver of which would not be reasonably likely to lead to a takeover proposal, and each party will enforce such confidentiality and standstill provisions of any such agreements and take all steps within its power to terminate any waivers previously granted under any such provisions.

Expenses and Fees

        In general, each of Ensco and Atwood will be responsible for all expenses incurred by it in connection with the negotiation and completion of the transactions contemplated by the merger agreement. However, each of Ensco and Atwood shall pay one-half of all filing fees required under the HSR Act or other antitrust, competition, foreign investment or similar laws outside of the United States. Additionally, all transfer, documentary, sales, use, stamp (including any liability to any U.K. stamp duty or U.K. stamp duty reserve tax in respect of the merger consideration), registration and other substantially similar taxes and fees (including any penalties and interest) incurred in connection with the issue and delivery of the merger consideration to Atwood shareholders in accordance with the merger agreement (but not in respect of any subsequent transfers or dealings in the Ensco Class A ordinary shares comprising the merger consideration) shall be paid by Ensco when due, and it will, at its own expense, file all necessary documentation with respect to all such transfer taxes.

Employee Matters

        The merger agreement provides that Ensco and its subsidiaries will continue the employment of all of the employees who are employed by Atwood or any of its subsidiaries as of the day immediately prior to the Effective Time initially at the same salaries and wages of such employees immediately prior to the Effective Time. During the period from the Effective Time to and including the one year anniversary of the closing date, Ensco and its subsidiaries will provide each affected employee with an annual salary rate or hourly wage, as applicable, that is no less favorable to such affected employee than the salary rate or wage rate provided to such affected employee immediately prior to the Effective Time, and will provide affected employees who are so employed by Atwood or its subsidiaries as of the day immediately prior to the Effective Time, in the aggregate, with employee compensation and benefits (excluding equity compensation and long-term incentives) that are no less favorable in the aggregate than those provided by Atwood or its subsidiaries immediately prior to the Effective Time. However, Ensco may transition affected employees to Ensco's bonus and incentive compensation plans at any time in Ensco's discretion and, following the end of the fiscal year or benefit plan year, as applicable, in which the closing date occurs, Ensco may transition affected employees to other compensation and benefit plans providing compensation and benefits that are substantially comparable to those provided to Ensco's other similarly situated employees. After the Effective Time, Ensco will honor each change of control or severance agreement between Atwood and its subsidiaries and any employee thereof and will perform the obligations of Atwood thereunder, and Ensco will provide relocation benefits in accordance with Atwood's policy as in effect on the date of the merger agreement to any affected employee who becomes entitled to severance benefits following the Effective Time pursuant to any Atwood benefit plan.

        With respect to each affected employee, Ensco will credit the period of employment and service recognized by the applicable employer immediately prior to the Effective Time to have employment and service with Ensco for purposes of determining the affected employee's eligibility to join under all employee benefit plans, programs, policies or other employment related arrangements of Ensco in which the affected employee is eligible to participate. However, no such credit will be provided to the extent that it would result in a duplication of credit or benefits. Ensco will waive and use commercially reasonable efforts to cause the relevant insurance carriers and other third parties to waive, any restrictions and limitations for medical conditions existing as of the Effective Time of those affected employees and their dependents who were covered immediately prior to the Effective Time under a group health plan maintained by Atwood, Ensco or their subsidiaries, but only to the extent that such medical condition would be covered by Ensco's group health plan if it were not a pre-existing condition and only to the extent that such limitations would not have applied under the applicable group health plan covering the affected employee prior to the Effective Time. In addition, Ensco will offer, at the Effective Time, to each affected employee coverage under a group health plan which credits such affected employee towards the deductibles, coinsurance and maximum out-of-pocket provisions imposed under such group health plan, for the plan year during which the Effective Time occurs, with any applicable expenses already incurred during such year under Atwood's or Ensco's group health plan.

        Ensco will pay to each affected employee who was employed by Atwood or its subsidiaries immediately prior to the Effective Time an amount equal to the unpaid portion of any annual incentive bonus to which the affected employee was entitled under the applicable Atwood annual bonus plan for the year prior. Ensco and Atwood agree that they will not make any representations or promises to any of their employees concerning continued employment following the Effective Time. In addition, Atwood and Ensco have agreed to cooperate in good faith to establish a process to promptly integrate the Atwood benefit plans and the Ensco benefit plans following the Effective Time.

Indemnification and Insurance

        The merger agreement requires Ensco to maintain in effect for six years after completion of the merger the current rights of Atwood current and former directors, officers and employees to indemnification under the Atwood certificate of formation or the Atwood bylaws or disclosed agreements of Atwood.

        The merger agreement also provides that, upon completion of the merger, Ensco will indemnify and hold harmless, and provide advancement of expenses to, all past and present officers, directors and employees of Atwood, and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request or for the benefit of Atwood and its subsidiaries, against any costs or expenses (including advancing attorneys' fees and expenses) in advance of the final disposition of any claim, suit, proceeding or investigation to the fullest extent permitted by applicable law.

        The merger agreement provides that Ensco will maintain for a period of six years after the Effective Time Atwood's current directors' and officers' liability insurance policies, or policies of at least the same coverage and amount and containing terms and conditions that are not less advantageous than the current policy, with respect to acts or omissions occurring prior to the Effective Time, except that Ensco is not required to incur annual premium expense greater than the Maximum Amount.

        Either party may purchase a "tail policy" with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time of the merger that were committed or alleged to have been committed by a party to be indemnified under the agreement. In no event shall the cost of such policy purchased by Atwood exceed six times the Maximum Amount, and if a "tail" policy is purchased, Ensco will have no further obligations to maintain the insurance policies for current directors and officers as described above.

Conditions to Complete the Merger

        The respective obligations of each party to complete the merger are subject to the fulfillment or waiver of certain conditions, including:

  •
  the approval of the merger agreement by the holders of two-thirds of the shares of Atwood common stock entitled to vote thereon as required under the TBOC;

  •
  the resolution authorizing the Ensco Board to allot and issue the Ensco Class A ordinary shares shall have been passed;

  •
  the effectiveness of the registration statement for the Ensco Class A ordinary shares to be issued as merger consideration and the approval for listing of such shares on the NYSE;

  •
  the absence of any injunction or law that prohibits closing;

  •
  the expiration or termination of the HSR waiting period (DOJ and FTC granted early termination on June 27, 2017); and

  •
  the absence of a change in law (including official interpretations thereof and certain legislation) that more likely than not, as a result of the merger, causes Ensco to be treated as a United States domestic corporation for U.S. federal income tax purposes.

        Each of Ensco's and Atwood's obligation to complete the merger is also separately subject to the satisfaction or waiver of a number of conditions, including:

  •
  the truth and correctness of the representations and warranties of each other party in the merger agreement, subject to the materiality standard provided in the merger agreement, and the performance by each other party in all material respects of their obligations under the merger agreement; and

  •
  the receipt by each of Ensco and Atwood of a certificate, dated the closing date and signed by its Chief Executive Officer or another senior officer, certifying that the conditions of each party set forth in preceding bullet points have been satisfied.

        In addition, the obligation of Ensco and Merger Sub to complete the merger is further subject to the condition that all consents of the specified governmental entities have been obtained and any applicable waiting period has been expired or terminated.

        The parties cannot provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this joint proxy statement/prospectus, the parties have no reason to believe that any of these conditions will not be satisfied.

Termination of the Merger Agreement

        The merger agreement can be terminated at any time prior to completion by:

  •
  mutual written consent of Atwood, Ensco and Merger Sub;

  •
  either Atwood or Ensco, if the merger shall not have been completed on or prior to the End Date; provided that if all conditions have been satisfied (other than conditions relating to the expiration or termination of the HSR waiting period and other specified governmental approvals), then the End Date may be extended by either Atwood or Ensco by notice to the other party to a date not later than May 29, 2018; and provided further that the right to terminate is not available to a party if the failure of closing by the End Date results from a material breach by such party of any representation, warranty, covenant or other agreement set forth in the merger agreement;

  •
  either Atwood or Ensco, if a final and non-appealable injunction shall have been entered prohibiting the closing, unless such injunction was primarily due to the failure of the terminating party to perform any of its obligations under the merger agreement;

  •
  either Atwood or Ensco, if the Atwood shareholders' meeting (including any adjournments or postponements) has concluded and the requisite approval by Atwood shareholders of the Atwood Merger Proposal is not obtained, provided that the right to terminate is not available to Atwood if such failure to obtain the Atwood shareholder approval is proximately caused by a breach by Atwood of its non-solicitation obligations under the merger agreement;

  •
  either Atwood or Ensco, if the Ensco shareholder meeting (including any adjournments or postponements) has concluded and the resolution regarding the Ensco Merger Consideration Proposal is not passed, provided that the right to terminate is not available to Ensco if such failure to pass the resolution is proximately caused by a breach by Ensco of its non-solicitation obligations under the merger agreement;

  •
  Atwood, if Ensco or Merger Sub breaches the merger agreement in a manner that would cause a condition to Atwood's obligation to close not to be satisfied and such breach is either not curable by the End Date or, if such breach is capable of being cured by the End Date, has not been cured within (1) the earlier of 30 calendar days after receipt of notice from Atwood describing such breach or failure in reasonable detail, or (2) three business days before the End Date, provided that Atwood is not then in breach of the merger agreement in a manner that would cause a condition to Ensco's obligation to close not to be satisfied;

  •
  Ensco, if Atwood breaches the merger agreement in a manner that would cause a condition to Ensco's obligation to close not to be satisfied and such breach is either not curable by the End Date or, if such breach is capable of being cured by the End Date, has not been cured within (1) the earlier of 30 calendar days after receipt of notice from Ensco describing such breach or failure in reasonable detail, or (2) three business days before the End Date, provided that neither Ensco nor Merger Sub is then in breach of the merger agreement in a manner that would cause a condition to Atwood's obligation to close not to be satisfied;

  •
  Atwood, in the event of an Ensco adverse recommendation change or upon any uncured material breach by Ensco of its non-solicitation obligations under the merger agreement;

  •
  Ensco, in the event of an Atwood adverse recommendation change or upon any uncured material breach by Atwood of its non-solicitation obligations under the merger agreement;

  •
  Atwood, if, at any time prior to the receipt of Atwood shareholder approval, Atwood has (i) effected an Atwood adverse recommendation change in order to accept an Atwood superior proposal, (ii) entered into a definitive agreement with respect to such Atwood superior proposal concurrently with the termination of the merger agreement and (iii) paid the Atwood Termination Fee to Ensco in accordance with the terms of the merger agreement; or

  •
  Ensco, if, at any time prior to the receipt of Ensco shareholder approval, the Ensco Board has (i) effected an Ensco adverse recommendation change in order to accept an Ensco superior proposal, (ii) entered into a definitive agreement with respect to such Ensco superior proposal concurrently with the termination of the merger agreement and (iii) paid the Ensco Termination Fee to Atwood in accordance with the terms of the merger agreement.

        If the merger agreement is validly terminated, there will be no liability on the part of Ensco or Atwood, except that (1) both Ensco and Atwood will remain liable for fraud or any willful or intentional breach of any covenant or agreement or willful or intentional breach of any representation or warranty in the merger agreement occurring prior to termination or as provided for in the confidentiality agreement between Ensco and Atwood and (2) Ensco or Atwood may be required to pay a termination fee (as described below) and/or reimburse certain expenses of the other party.

Termination Fees and Expense Reimbursement

        If the merger agreement is terminated:

  •
  by Ensco or Atwood due to the merger not being completed by the End Date or due to the requisite approval by Atwood shareholders of the Atwood Merger Proposal not being obtained, or by Ensco due to a breach by Atwood of its non-solicitation obligations under the merger agreement, and (i) a takeover proposal has been made to Atwood or Atwood shareholders after the date of the merger agreement or any person has publicly announced an intention to make a takeover proposal, (ii) such takeover proposal or intention to make a takeover proposal was publicly disclosed prior to the time of such termination and a takeover proposal remained pending as of the date of such termination, and (iii) within twelve months after the termination of the merger agreement, (1) Atwood enters into a definitive agreement for the consummation of a takeover proposal, or (2) a takeover proposal is consummated, then Atwood must pay Ensco the Atwood Termination Fee within two business days after the consummation of the takeover proposal (provided that for purposes of this provision, the references to "20% or more" in the definition of takeover proposal will be deemed to be references to "more than 50%");

  •
  by Ensco or Atwood due to the merger not being completed by the End Date or by Atwood due to a breach by Ensco of its non-solicitation obligations under the merger agreement, and (i) a takeover proposal has been made to Ensco or the Ensco shareholders after the date of the merger agreement or any person has publicly announced an intention to make a takeover proposal, (ii) such takeover proposal or intention to make a takeover proposal was publicly disclosed prior to the time of such termination and a takeover proposal remained pending as of the date of such termination, and (iii) within twelve months after the termination of the merger agreement, (1) Ensco enters into a definitive agreement for the consummation of a takeover proposal or (2) a takeover proposal is consummated, then Ensco must pay Atwood the Ensco Termination Fee within two business days after the consummation of the takeover proposal (provided that for purposes of this provision, the references to "20% or more" in the definition of takeover proposal will be deemed to be references to "more than 50%");

  •
  by Ensco or Atwood due to the Ensco Merger Consideration Proposal not being passed, or by Atwood due to an Ensco adverse recommendation change in response to an Ensco intervening event, then Ensco must pay Atwood the Ensco Termination Fee within two business days following such termination;

  •
  by Atwood due to an Atwood adverse recommendation change in response to an Atwood intervening event, then Atwood must pay Ensco the Atwood Termination Fee within two business days following such termination;

  •
  by Ensco or Atwood due to the requisite approval by Atwood shareholders of the Atwood Merger Proposal not being obtained, or by Ensco due to Atwood's breach or failure to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement, then Atwood must reimburse Ensco for reasonable out-of-pocket expenses in an amount not to exceed $10 million within two business days following such termination (provided that Atwood's payment under this provision will not relieve Atwood of any subsequent obligation to pay the Atwood Termination Fee except to the extent indicated in the merger agreement, and provided further that, to the extent the Atwood Termination Fee becomes payable, any payment previously made pursuant to this provision will be credited against Atwood's obligation to pay the Atwood Termination Fee);

  •
  by Atwood due to Ensco's breach or failure to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement, then Ensco must reimburse Atwood for reasonable out-of-pocket expenses in an amount not to exceed $10 million within two business days following such termination (provided that Ensco's payment under this provision will not relieve Ensco of any subsequent obligation to pay the Ensco Termination Fee except to the extent indicated in the merger agreement, and provided further that, to the extent the Ensco Termination Fee becomes payable, any payment previously made pursuant to this provision will be credited against Ensco's obligation to pay the Ensco Termination Fee);

  •
  by Atwood to enter into an Atwood superior proposal, in which case Atwood must pay Ensco the Atwood Termination Fee concurrently with, and as a condition to, such termination; or

  •
  by Ensco to enter into an Ensco superior proposal, in which case Ensco must pay Atwood the Ensco Termination Fee concurrently with, and as a condition to, such termination.

Amendment, Waiver, Extension and Specific Performance of the Merger Agreement

        Subject to applicable law, the parties may amend the merger agreement by written agreement. However, if after approval of the Atwood Merger Proposal by the Atwood shareholders or after the passing of the resolution regarding the Ensco Merger Consideration Proposal by Ensco shareholders, there is a legal requirement pursuant to applicable law or in accordance with the rules and regulations of NYSE for further approval by Atwood shareholders or Ensco shareholders of an amendment, then there may not be, without further approval of those shareholders, any such amendment of the merger agreement. Each of Atwood and Ensco are entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS OF ENSCO

        On May 29, 2017, Ensco and Atwood entered into a definitive merger agreement pursuant to which Merger Sub, a wholly owned subsidiary of Ensco, will merge with and into Atwood, with Atwood surviving the merger and becoming a wholly owned subsidiary of Ensco. Pursuant to the terms of the merger agreement, at the Effective Time, Atwood shareholders will receive 1.60 Ensco Class A ordinary shares for each share of Atwood common stock. The merger will be accounted for using the acquisition method of accounting with Ensco identified as the acquirer in accordance with GAAP. Under the acquisition method of accounting, Ensco will record all assets acquired and liabilities assumed at their respective acquisition-date fair values at the Effective Time.

        The following unaudited pro forma condensed combined financial statements and the related notes present the combination of the historical consolidated financial statements of Ensco and Atwood, adjusted to give effect to the merger. See additional information in Note 1—Basis of Presentation to the Unaudited Pro Forma Condensed Combined Financial Information.

ENSCO PLC AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF MARCH 31, 2017

	Historical
			Pro Forma Adjustments		Pro Forma Combined
	Ensco	Atwood
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$272	$435	$—		$707
Short-term investments	1,806	—	(1,312)	(a)	494
Accounts receivable, net	324	82	—		406
Other	312	118	114	(b)	544

Total current assets	2,714	635	(1,198)		(2,151)

PROPERTY AND EQUIPMENT, NET	11,121	4,143	(2,228)	(c)	13,036
OTHER ASSETS, NET	138	19	43	(d)	200

	$13,973	$4,797	$(3,383)		$15,387

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities and other	$509	$52	$40	(e)	$601
Current maturities of long-term debt	38	—	—		38

Total current liabilities	547	52	40		639

LONG-TERM DEBT	4,906	1,298	(1,298)	(f)	4,906
OTHER LIABILITIES	294	46	165	(g)	505
TOTAL EQUITY	8,226	3,401	(2,290)	(h)	9,337

	$13,973	$4,797	$(3,383)		$15,387

See notes to unaudited pro forma condensed combined financial statements.

ENSCO PLC AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE THREE-MONTH PERIOD ENDED MARCH 31, 2017

	Historical
			Pro Forma Adjustments		Pro Forma Combined
	Ensco	Atwood
OPERATING REVENUES	$471	$168	$(9)	(i)	$630
OPERATING EXPENSES
Contract drilling (exclusive of depreciation)	278	70	—		348
Loss on impairment	—	59	—		59
Depreciation	109	41	(27)	(j)	123
General and administrative	26	12	—		38

	413	182	(27)		568

OPERATING INCOME (LOSS)	58	(14)	18		62
OTHER EXPENSE, NET	(58)	(13)	18	(k)	(53)

LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAX	—	(27)	36		9
PROVISION FOR INCOME TAX	24	2	—		26

LOSS FROM CONTINUING OPERATIONS	$(24)	$(29)	$36		$(17)

NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST AND NON-VESTED SHARES	1	—	—		$1

LOSS FROM CONTINUING OPERATIONS ATTRIBUTABLE TO THE APPLICABLE COMPANY	$(25)	$(29)	$36		$(18)

LOSS PER SHARE FROM CONTINUING OPERATIONS
Basic and diluted	$(0.09)				$(0.04)
WEIGHTED-AVERAGE SHARES OUTSTANDING
Basic and diluted	301		134	(l)	435

See notes to unaudited pro forma condensed combined financial statements.

ENSCO PLC AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

	Historical
			Pro Forma Adjustments		Pro Forma Combined
	Ensco(1)	Atwood(2)
OPERATING REVENUES	$2,776	$1,021	$(140)	(i)	$3,657
OPERATING EXPENSES
Contract drilling (exclusive of depreciation)	1,301	407	—		1,708
Loss on impairment	—	104	—		104
Depreciation	445	166	(103)	(j)	508
General and administrative	101	51	—		152

	1,847	728	(103)		2,472

OPERATING INCOME	929	293	(37)		1,185
OTHER INCOME, NET	68	18	86	(k)	172

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAX	997	311	49		1,357
PROVISION FOR INCOME TAX	109	47	—		156

INCOME FROM CONTINUING OPERATIONS	$888	$264	$49		$1,201

NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST AND NON-VESTED SHARES	22	—	—		22

INCOME FROM CONTINUING OPERATIONS ATTRIBUTABLE TO THE APPLICABLE COMPANY	$866	$264	$49		$1,179

EARNINGS PER SHARE FROM CONTINUING OPERATIONS
Basic and diluted	$3.10				$2.85
WEIGHTED-AVERAGE SHARES OUTSTANDING
Basic and diluted	279		134	(l)	413

(1)
Ensco historical financial information is for the year ended December 31, 2016.

(2)
Atwood historical financial information is for the fiscal year ended September 30, 2016.

See notes to unaudited pro forma condensed combined financial statements.

ENSCO PLC AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS

Note 1—Basis of Presentation

        The unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of SEC Regulation S-X using the acquisition method of accounting in accordance with GAAP and are based on the historical consolidated financial statements of Ensco and Atwood, after giving effect to the merger as well as pro forma adjustments.

        The unaudited pro forma condensed combined balance sheet combines the unaudited historical condensed consolidated balance sheets of Ensco and Atwood as of March 31, 2017, giving effect to the merger as if it had occurred on March 31, 2017.

        The unaudited pro forma condensed combined statements of operations for the fiscal year ended December 31, 2016 and the three months ended March 31, 2017 assume the merger took place on January 1, 2016, the beginning of Ensco's most recently completed fiscal year. Ensco's audited consolidated statement of operations for the fiscal year ended December 31, 2016 has been combined with Atwood's audited consolidated statement of operations for the fiscal year ended September 30, 2016. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2017 combines the unaudited consolidated statement of operations of Ensco and Atwood for the three months ended March 31, 2017.

        The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and are not intended to represent the consolidated results of operations or financial position of the combined company that would have been recorded had the merger been completed as of the dates presented and should not be taken as representative of future results of operations or financial position of the combined company. The unaudited pro forma condensed combined financial statements do not reflect the impacts of any potential operational efficiencies, cost savings or economies of scale that Ensco may achieve with respect to the combined operations of Ensco and Atwood. Additionally, the pro forma statements of operations do not include non-recurring charges or credits and the related tax effects that result directly from the merger.

        The unaudited pro forma condensed combined financial statements reflect the estimated merger consideration, which does not represent what the actual merger consideration transferred will be at the Effective Time. In accordance with GAAP, the fair value of equity securities issued as the consideration transferred will be measured on the closing date of the merger at the then-current market price. Ensco has estimated the total consideration to be $711 million, which will be paid through the conversion of approximately 83.5 million shares of Atwood common stock, inclusive of 2.9 million unvested restricted stock and performance unit awards that vest upon change of control, to 133.6 million Ensco Class A ordinary shares using the exchange ratio of 1.60 and valued at $8.51 per share of Atwood common stock based on the closing price of $5.32 per Ensco Class A ordinary share on July 18, 2017.

        Under GAAP, acquisition-related transaction costs (e.g., advisory, legal, valuation and other professional fees) are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. Ensco estimates that advisory, legal, valuation and other professional fees and expenses will be $18 million and change of control severance for certain executive and other key Atwood employees will total $8 million. Transaction costs incurred by Atwood related to the merger are estimated to total $25 million. Following the completion of the merger, Ensco expects to incur additional charges and expenses relating to restructuring and integrating the operations of Ensco and Atwood, the amount of which has not yet been determined. Certain transaction costs related to the merger are not included in the pro forma financial statements in this joint proxy statement/prospectus.

        The unaudited pro forma condensed combined financial statements illustrate the assets and liabilities of Atwood recorded at their preliminary estimated fair values at the assumed closing date of the merger. The preliminary fair value estimates are subject to change based on the final valuations that will be determined as of the closing date of the merger. Actual results will differ from this unaudited pro forma condensed combined financial information once Ensco has determined the final merger consideration and completed the valuation analysis and computations necessary to finalize the required purchase price allocations. Accordingly, the final allocations of merger consideration and their effects on results of operations may differ materially from the preliminary allocations and unaudited pro forma combined amounts included herein. Many of these fair value measurements can be highly subjective, and it is possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

        The unaudited pro forma condensed combined financial statements do not constitute statutory accounts required by the Companies Act 2006, which for the year ended December 31, 2016 were prepared in accordance with generally accepted accounting principles in the U.K. and were delivered to the Registrar of Companies in the United Kingdom. The U.K. statutory accounts included an unqualified auditor's report, which did not contain any reference to matters to which the auditors drew attention by way of emphasis without qualifying the report or any statements under Section 498(2) or 498(3) of the Companies Act 2006.

        The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes contained in the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q of Ensco and Atwood.

Note 2—Accounting Policies

        The unaudited pro forma financial information has been compiled in a manner consistent with the accounting policies of Ensco and Atwood.

Note 3—Estimated Merger Consideration and Allocation

        Under the terms of the merger agreement, Atwood stockholders will receive 1.60 Ensco Class A ordinary shares for each share of Atwood common stock for a total value of $8.51 per share of Atwood common stock based on the closing share price of $5.32 per Ensco Class A ordinary share on July 18, 2017. The estimated merger consideration of $711 million is comprised of 83.5 million shares of Atwood common stock, inclusive of 2.9 million unvested restricted stock and performance unit awards that vest upon change of control, converted to 133.6 million Ensco Class A ordinary shares using the exchange ratio of 1.60 and valued at $8.51 per share. The value of the merger consideration will fluctuate based upon changes in Ensco's share price and the number of Atwood common shares and equity awards outstanding at the closing date.

        The table below illustrates the potential impact of the estimated merger consideration resulting from a 10% increase or decrease in the price of $5.32 per Ensco Class A ordinary share as of July 18, 2017. For purposes of this computation, the total number of Ensco Class A ordinary shares issued was assumed to be 133.6 million, as described above (in millions):

	10% Increase in Ensco share price	10% Decrease in Ensco share price
Merger consideration	782	640
Bargain purchase gain	347	489

        Under GAAP, when the fair value assigned to acquired assets and liabilities exceeds the consideration transferred in an acquisition, the difference is reflected as a bargain purchase gain. The following table summarizes our estimated bargain purchase gain computation as of March 31, 2017 (in millions):

Current assets	$748
Non-current assets	1,977

Total assets acquired	2,725
Liabilities assumed	(1,596)

Net assets acquired	1,129
Less: Estimated merger consideration	(711)

Estimated bargain purchase gain	$418

        The estimated fair value assigned to assets acquired and liabilities assumed exceeded the estimated consideration transferred resulting in a bargain purchase gain primarily due to (1) depressed offshore drilling company valuations resulting in Atwood market capitalization that was lower than the Net Asset Value calculated by Ensco Management and (2) the treatment of corporate overhead costs in purchase accounting under GAAP.

        Market capitalizations across the offshore drilling industry have declined significantly since mid-2014 due to the decline in commodity prices and the related imbalance of supply and demand for drilling rigs. This imbalance has led to significantly depressed market capitalizations across the offshore drilling industry.

        Ensco and Atwood's stock prices declined 88% and 85% from highs of $55.62 and $53.79 per share in mid-2014 to $6.70 and $8.08 per share on the last trading day prior to announcement of the merger, respectively. Ensco and Atwood are both trading below the Net Asset Values estimated by Ensco Management.

        The industry downturn and corresponding decline in offshore drilling company market capitalizations have resulted in corporate overhead costs that are disproportionately high when compared to their respective enterprise values. This relationship could catalyze industry consolidation activity due to the high potential for transactions that are value accretive to shareholders through realized synergies, which is a key driver for this transaction. Ensco Management estimates that ongoing corporate overhead costs burdened Atwood's market capitalization by over $700 million.

        Corporate overhead cost is not included in the purchase price allocation under GAAP when not directly attributable to the cash flows of the acquired assets and assumed liabilities. Accordingly, the fair values assigned to assets acquired and liabilities assumed in purchase accounting significantly exceeds Atwood's Net Asset Value estimated by Ensco Management, and the consideration to be transferred, resulting in a bargain purchase gain.

Note 4—Pro Forma Adjustments

(a)
Short-term investments

        Represents the pro forma adjustments to short-term investments as follows (in millions):

Repayment of Atwood revolving credit facility	$(854)
Repayment of Atwood 6.5% senior notes due 2020	(458)

$(1,312)

        The pro forma adjustments relate to the assumed utilization of short-term investments to repay Atwood's revolving credit facility and 6.5% senior notes due 2020, inclusive of accrued and unpaid interest. Upon the closing of the merger, a change of control will occur under the indenture governing

Atwood's 6.5% senior notes due 2020, and Atwood will be required to offer to repurchase all of the outstanding senior notes at 101% of their outstanding principal amount, plus accrued and unpaid interest. As of March 31, 2017, Atwood had $449 million in aggregate principal amount of senior notes outstanding.

(b)
Other current assets

        Represents the pro forma adjustments to record the estimated fair value of other current assets as follows (in millions):

Estimated fair value of Atwood drilling contracts	$135
Income tax receivable impact of certain pro forma adjustments	8
Adjustment to record Atwood inventory at estimated fair value	(24)
Elimination of Atwood historical debt issuance costs	(3)
Elimination of Atwood historical deferred expenses related to contract drilling	(2)

$114

        The pro forma adjustment to record the estimated fair value of Atwood drilling contracts represents the intangible assets recognized for firm drilling contracts in place at the pro forma balance sheet date that have favorable contract terms as compared to current market day rates for comparable drilling rigs. Contracts that are expected to expire within 12 months of the pro forma balance sheet date are classified as current. The various factors considered in the pro forma adjustment are (1) the contracted day rate for each contract, (2) the remaining term of each contract, (3) the rig class and (4) the market conditions for each respective rig class at the pro forma balance sheet date. The intangible assets are computed based on the present value of the difference in cash inflows over the remaining contract term as compared to a hypothetical contract with the same remaining term at an estimated current market day rate using a risk-adjusted discount rate and an estimated effective income tax rate. The computed amount is subject to change based on contract positions and market conditions at the closing date of the merger. This balance will be amortized to operating revenues over the respective remaining contract terms on a straight-line basis.

        The pro forma adjustment to Atwood's inventory adjusts the historical amounts to record the estimated fair value of consumable parts and supplies.

        The pro forma adjustment for the elimination of Atwood's historical deferred expenses associated with contract drilling primarily relates to deferred mobilization costs. Costs incurred for mobilization of equipment and personnel prior to the commencement of drilling services are deferred and subsequently amortized by Atwood over the term of the related drilling contract. These deferred costs have no future economic benefit to Ensco and are eliminated from the pro forma financial statements.

(c)
Property and equipment, net

        Represents the pro forma adjustments to historical amounts to record the estimated fair value of property and equipment.

(d)
Other assets

        Represents the pro forma adjustments to record the estimated fair value of other assets as follows (in millions):

Estimated fair value of Atwood drilling contracts	$39
Deferred tax impact of certain pro forma adjustments	11
Elimination of Atwood historical debt issuance costs	(4)
Elimination of Atwood historical deferred expenses related to contract drilling	(3)

$43

        The pro forma adjustment to record the estimated fair value of Atwood drilling contracts represents the intangible assets recognized for firm long-term drilling contracts in place at the pro forma balance sheet date that have favorable contract terms as compared to current market day rates for comparable drilling rigs. Contracts that are expected to expire beyond 12 months from the pro forma balance sheet date are classified as non-current. The various factors considered in the pro forma adjustment are (1) the contracted day rate for each contract, (2) the remaining term of each contract, (3) the rig class and (4) the market conditions for each respective rig class at the pro forma balance sheet date. The intangible assets are computed based on the present value of the difference in cash inflows over the remaining contract term as compared to a hypothetical contract with the same remaining term at an estimated current market day rate using a risk-adjusted discount rate and an estimated effective income tax rate. The computed amount is subject to change based on contract positions and market conditions at the closing date of the merger. This balance will be amortized to operating revenues over the respective remaining contract terms on a straight-line basis.

        The pro forma adjustment for the elimination of Atwood's historical deferred expenses associated with contract drilling primarily relates to deferred mobilization costs. Costs incurred for mobilization of equipment and personnel prior to the commencement of drilling services are deferred and subsequently amortized by Atwood over the term of the related drilling contract. These deferred costs have no future economic benefit to Ensco and are eliminated from the pro forma financial statements.

(e)
Accounts payable and accrued liabilities and other

        Represents the pro forma adjustments to record the estimated fair value of current liabilities as follows (in millions):

Estimated Atwood transaction costs	$25
Estimated Ensco transaction costs	18
Change in control provisions on Atwood benefit plans	8
Elimination of accrued interest from repayment of Atwood debt	(9)
Elimination of Atwood historical deferred revenues and deferred rent	(2)

$40

        The pro forma adjustment for change in control provisions on Atwood benefit plans relates to the additional liability that will be incurred for estimated cash severance payments upon a change in control for benefits payable to executives and other key Atwood employees as a result of pre-existing employee arrangements.

        The pro forma adjustment to eliminate Atwood's historical deferred revenues are primarily related to mobilization revenues that were previously paid by a customer as compensation to mobilize a rig to the drilling location. Such payments are deferred and subsequently amortized by Atwood over the term of the related drilling contract. The deferred revenue does not represent contractual obligations of Atwood and are eliminated from the pro forma financial statements.

(f)
Long-term debt

        Represents the pro forma adjustments related to the repayment of Atwood's historical debt as follows (in millions):

Repayment of Atwood revolving credit facility	$(850)
Repayment of Atwood 6.5% senior notes due 2020	(448)

$(1,298)

        The pro forma adjustments relate to the assumed repayment of Atwood's revolving credit facility and 6.5% senior notes due 2020 upon closing of the merger as a result of certain change of control provisions in each debt agreement.

(g)
Other liabilities

        Represents the pro forma adjustments to record the estimated fair value of other liabilities as follows (in millions):

Estimated fair value of Atwood drillship construction contracts	$171
Deferred tax impact of certain pro forma adjustments	6
Estimated fair value of Atwood drilling contracts	2
Elimination of Atwood historical deferred revenues and deferred rent	(11)
Elimination of Atwood historical amounts accrued for retention awards	(3)

$165

        The pro forma adjustment for the estimated fair value of Atwood drillship construction contracts relates to an unfavorable construction contract liability recorded as a result of comparing the firm obligations for the remaining construction contracts to estimated current market rates for the construction of a similar design drilling rig. The unfavorable construction contract liability is computed based on the present value of the difference of the cash outflows for the remaining contractual payments as compared to a hypothetical contract with the same remaining contractual payments at current market rates using a risk-adjusted discount rate and estimated effective income tax rate.

        The pro forma adjustment to record the estimated fair value of Atwood drilling contracts represents the intangible liabilities recognized for firm long-term drilling contracts in place at the pro forma balance sheet date that have unfavorable contract terms as compared to current market day rates for comparable drilling rigs. The various factors considered in the pro forma adjustment are (1) the contracted day rate for each contract, (2) the remaining term of each contract, (3) the rig class and (4) the market conditions for each respective rig class at the pro forma balance sheet date. The intangible liabilities are computed based on the present value of the difference in cash inflows over the remaining contract term as compared to a hypothetical contract with the same remaining term at an estimated current market day rate using a risk-adjusted discount rate and an estimated effective income tax rate. The computed amount is subject to change based on contract positions and market conditions at the closing date of the merger. This balance will be amortized to operating revenues over the remaining contract terms on a straight-line basis.

        The pro forma adjustment to eliminate Atwood's historical deferred revenues are primarily related to mobilization revenues that were previously paid by a customer as compensation to mobilize a rig to the drilling location. Such payments are deferred and subsequently amortized by Atwood over the term of the related drilling contract. The deferred revenue does not represent contractual obligations of Atwood and are eliminated from the pro forma financial statements.

        The pro forma adjustment for the accrued retention bonus eliminates the historical accrued liability associated with the time-vested component of cash-based retention awards granted to executives and other key Atwood employees. The retention awards become fully vested upon a change of control and are therefore reflected in the pro forma adjustments to accounts payable and accrued liabilities and other.

(h)
Total equity

        Represents the pro forma adjustments to total equity as follows (in millions):

Elimination of Atwood's historical stockholders' equity	$(3,401)
Ensco share consideration recorded as capital in excess of par value	698
Estimated bargain purchase gain(1)	418
Ensco shares issued as merger consideration, par value	13
Estimated Ensco transaction costs	(18)

$(2,290)

(1)
The estimated bargain purchase gain is inclusive of Atwood's estimated transaction costs of $25 million and $5 million loss on the repayment of Atwood's 6.5% senior notes due 2020 as these charges are included in the preliminary estimated fair value of the net assets acquired.
(i)
Operating revenues

        Represents the pro forma adjustments for the amortization of intangible assets and liabilities associated with the estimated fair value of Atwood drilling contracts.

(j)
Depreciation

        Represents the pro forma adjustments for depreciation of Atwood's property and equipment. Atwood's property and equipment consists primarily of drilling rigs and related equipment. The pro forma depreciation adjustments relate to the pro forma adjustment to record the estimated fair value of Atwood's drilling rigs and related equipment after conforming depreciable lives and salvage values and computing depreciation using the straight-line method. Ensco estimated remaining useful lives for Atwood's drilling rigs ranged from 16 to 35 years based on original estimated useful lives of 30 years to 35 years.

(k)
Other income (expense), net

        Represents the pro forma adjustments related to the elimination of Atwood's historical debt for the quarter ended March 31, 2017 and year ended December 31, 2016 as follows (in millions):

	Three Months Ended March 31, 2017	Year Ended December 31, 2016
Elimination of interest expense for repayment of Atwood outstanding debt	$14	$69
Additional Ensco interest capitalized from acquiring rigs under construction	7	28
Elimination of interest income earned by Ensco on short-term investments used to redeem Atwood outstanding debt	$(3)	$(11)

	$18	$86

(l)
Weighted-average shares outstanding

        Represents the pro forma adjustment for Ensco shares to be issued to Atwood shareholders. Under the merger agreement, 83.5 million shares of Atwood common stock, inclusive of 2.9 million unvested restricted stock and performance unit awards that vest upon change of control, will be converted to 133.6 million Ensco Class A ordinary shares using the exchange ratio of 1.60 Ensco Class A ordinary shares for each share of Atwood common stock.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

        The following discussion is a summary of the material U.S. federal income tax consequences of the merger to U.S. holders and non-U.S. holders (each as defined below) of shares of Atwood common stock and of the ownership and disposition of the Ensco Class A ordinary shares received by such holders upon the consummation of the merger. The discussion is based on and subject to the Internal Revenue Code, the U.S. Treasury Regulations promulgated thereunder, administrative guidance and court decisions as of the date hereof, all of which are subject to change, possibly with retroactive effect, and to differing interpretations. The discussion assumes that Atwood shareholders hold their shares of Atwood common stock, and will hold their Ensco Class A ordinary shares, as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code (generally, property held for investment). The discussion does not constitute tax advice and does not address local or foreign tax consequences of the merger; nor does it address all aspects of U.S. federal income taxation that may be relevant to particular Atwood shareholders or Ensco shareholders in light of their personal circumstances, including any tax consequences arising under the Medicare contribution tax on net investment income, or to such shareholders subject to special treatment under the Internal Revenue Code, such as:

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  banks, thrifts, mutual funds, insurance companies and other financial institutions;

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  real estate investment trusts and regulated investment companies;

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  traders in securities who elect to apply a mark-to-market method of tax accounting;

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  brokers or dealers in securities or foreign currency;

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  tax-exempt organizations, pension funds or governmental organizations;

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  individual retirement and other deferred accounts;

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  U.S. holders whose functional currency is not the U.S. dollar;

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  U.S. expatriates and former citizens or long-term residents of the United States;

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  "passive foreign investment companies" ("PFICs") or "controlled foreign corporations," and corporations that accumulate earnings to avoid U.S. federal income tax;

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  persons subject to the alternative minimum tax;

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  stockholders who hold their shares as part of a straddle, hedging, conversion, constructive sale or other risk reduction transaction;

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  "S corporations," partnerships or other entities or arrangements classified as partnerships for U.S. federal income tax purposes or other pass-through entities (and investors therein);

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  grantor trusts;

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  stockholders who received their shares through the exercise of employee stock options, as compensation, through a tax-qualified retirement plan or in connection with the performance of services; and

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  persons who own (directly or through attribution) 10% or more (by vote or value) of the outstanding Ensco Class A ordinary shares.

        No rulings are intended to be sought from the IRS with respect to the merger and there can be no assurance that the IRS or a court will not take a contrary position regarding the tax consequences described herein.

        For purposes of this discussion, a "U.S. holder" is a beneficial owner of shares of Atwood common stock who is, for US federal income tax purposes: (i) an individual who is a citizen or resident of the United States; (ii) a corporation or other entity taxable as a corporation created or organized under the laws of the United States or any of its political subdivisions; (iii) an estate that is subject to US federal income tax on its income regardless of its source; or (iv) a trust (A) if a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (B) that has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes.

        A "non-U.S. holder" means a beneficial owner of shares of Atwood common stock or Ensco Class A ordinary shares, as the case may be, who is neither a U.S. holder nor a partnership (or other entity treated as a partnership for U.S. federal income tax purposes).

        This discussion does not address the tax treatment of partnerships (or entities or arrangements that are treated as partnerships for U.S. federal income tax purposes) or persons that hold their shares of Atwood common stock through partnerships or other pass-through entities for U.S. federal income tax purposes. If a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds shares of Atwood common stock, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Such partners and partnerships should consult their own tax advisors regarding the particular tax consequences of the merger to them.

        Each Atwood shareholder should consult its tax advisor with respect to the particular tax consequences of the merger to such holder.

Tax Consequences of the Merger to Atwood and Ensco

        Neither Atwood nor Ensco is expected to be subject to U.S. federal income tax as a result of the merger. In conjunction with the merger, Atwood, Ensco and their respective affiliates will engage in certain additional intercompany transactions. The discussion herein does not address the U.S. federal income tax treatment of such transactions.

        After the merger, Ensco is expected to continue to be treated as a foreign corporation for U.S. federal income tax purposes. However, as described further below, it is possible that the IRS will disagree with this conclusion. Should the IRS conclude that Ensco is properly treated as a U.S. "domestic" corporation for U.S. federal income tax purposes as a result of the merger (and such conclusion is not overturned), Ensco would be subject to tax on its worldwide income at U.S. tax rates, and would be subject to other provisions of the U.S. tax regime, including with respect to Ensco subsidiaries that would be treated as "controlled foreign corporations" for U.S. tax purposes. Also, certain payments made by Ensco to foreign shareholders, including dividend payments, would be subject to U.S. withholding tax at a statutory rate of 30% unless reduced or eliminated by applicable treaty.

        For U.S. federal income tax purposes, a corporation is generally considered a "domestic" corporation (or U.S. tax resident) if it is organized in the United States or under the laws of the United States or of any state or political subdivision therein, and is generally considered a "foreign" corporation (or non-U.S. resident) if it is not considered a domestic corporation. Because Ensco is an entity incorporated in England and Wales, it would generally be considered a foreign corporation (and, therefore, a non-U.S. tax resident) under these rules.

        Under Section 7874 of the Internal Revenue Code, unless the Substantial Business Activities Exception is satisfied, Ensco would be treated as a U.S. domestic corporation (that is, as a U.S. tax resident) for U.S. federal income tax purposes if the Section 7874 Percentage is 80% or more.

        In order for Ensco to satisfy the Substantial Business Activities Exception, at least 25% of the employees (by headcount and compensation), real and tangible assets and gross income of the Ensco expanded affiliated group must be based, located and derived, respectively, in the country in which

Ensco is a tax resident after the merger. The Substantial Business Activities Exception is not expected to be satisfied.

        In addition, following the merger, Section 7874 of the Internal Revenue Code could limit the ability of Atwood and its U.S. affiliates to use U.S. tax attributes (including net operating losses and certain tax credits) to offset U.S. taxable income resulting from certain transactions if the Section 7874 Percentage is at least 60% (but less than 80%).

        The Section 7874 Percentage is currently expected to be less than 60%. The calculation of the Section 7874 Percentage, however, is complex, is calculated based on the facts as of the Effective Time, is subject to detailed regulations (the application of which is uncertain in various respects), and is subject to factual uncertainties. Further, the rules for determining the Section 7874 Percentage are subject to change, possibly with retroactive effect.

        For example, the Section 7874 Percentage may be affected by the amount of any "non-ordinary course distributions" paid by Atwood to its shareholders in each of the three 12-month periods prior to the Effective Time. As defined by applicable Treasury Regulations, the "non-ordinary course distributions" paid by Atwood would be equal to the excess of all distributions, including dividends and stock repurchases, made during a particular 12-month period by Atwood with respect to the Atwood stock over 110% of the average of such distributions during the 36-month period immediately preceding such 12-month period. The amount of any such excess would then increase the value of Atwood for purposes of calculating the Section 7874 Percentage.

        Fluctuations in the value of shares of Atwood common stock and Ensco Class A ordinary shares and assets between the time of the execution of the merger agreement and the Effective Time may also affect the Section 7874 Percentage.

        After taking into account the adjustments described above, the Section 7874 Percentage is currently expected to be less than 60% (as measured by vote and value). As discussed above, if the Section 7874 Percentage were 80% or more, Ensco would be treated as a U.S. domestic corporation (that is, as a U.S. tax resident) for U.S. federal income tax purposes. Accordingly, following the merger, Ensco is expected to be treated as a foreign corporation for U.S. federal income tax purposes, and the remainder of this disclosure assumes such treatment.

Tax Consequences of the Merger to Atwood Shareholders

Tax Consequences to U.S. Holders

        Subject to the discussion below relating to Section 304 of the Internal Revenue Code, the receipt of Ensco Class A ordinary shares pursuant to the merger should be a taxable exchange for U.S. federal income tax purposes. Assuming such treatment, a U.S. holder generally will recognize gain or loss equal to the difference between (i) the fair market value of the Ensco Class A ordinary shares received as consideration in the merger on the date of the exchange and (ii) the U.S. holder's adjusted tax basis in its shares of Atwood common stock surrendered in the merger. A U.S. holder's adjusted basis in its shares of Atwood common stock will generally equal such holder's purchase price for such shares, as adjusted to take into account stock dividends, certain non-dividend distributions, stock splits and similar transactions.

        A U.S. holder's gain or loss on the exchange of shares of Atwood common stock for Ensco Class A ordinary shares in the merger generally will be a capital gain or loss and will generally be long-term capital gain or loss if the U.S. holder has held the shares of Atwood common stock surrendered in the exchange for more than one year as of the date of the merger. Long-term capital gain of a non-corporate U.S. holder currently is subject to a maximum U.S. federal income tax rate of 20%. If a non-corporate U.S. holder does not qualify for long-term capital gain treatment, any gain currently is subject to a maximum U.S. federal income tax rate of 39.6%. The deductibility of capital losses is subject to limitations.

        Any such gain or loss recognized by a U.S. holder will be treated as U.S. source gain or loss. If a U.S. holder acquired different blocks of shares of Atwood common stock at different times and different prices, such holder must determine its adjusted tax basis and holding period separately with respect to each block of shares of Atwood common stock.

        U.S. holders are urged to consult their advisors as to the particular consequences of the receipt of Ensco Class A ordinary shares for shares of Atwood common stock pursuant to the merger.

Potential Application of Section 304 of the Internal Revenue Code to U.S. Holders

        Notwithstanding the discussion above, the receipt of Ensco Class A ordinary shares by Atwood shareholders in the merger may be subject to Section 304 of the Internal Revenue Code. Section 304 could cause the entire amount of the Ensco Class A ordinary shares received by a holder to be treated as a dividend regardless of the gain realized on the merger. If Section 304 applies, the merger consideration received by a U.S. holder will be treated as the proceeds of a redemption of stock deemed issued by Atwood. This deemed redemption will be treated as a distribution, unless the deemed redemption is "substantially disproportionate" or "not essentially equivalent to a dividend" with respect to a particular holder, in which case the deemed redemption will be treated as a sale or exchange of shares. As a result, instead of recognizing taxable gain or loss as described above, a holder of shares of Atwood common stock whose percentage ownership interest in Ensco immediately after the merger is not lower than its percentage ownership interest in Atwood prior to the merger by an amount that satisfies the "substantially disproportionate" or "not essentially equivalent to a dividend" test described below, would recognize dividend income in an amount up to the fair market value of the Ensco Class A ordinary shares received in the merger.

        The deemed redemption generally will be "substantially disproportionate" with respect to a holder if the percentage described in (2) below is less than 80% of the percentage described in (1) below. Whether the deemed redemption is "not essentially equivalent to a dividend" with respect to a holder will depend upon the holder's particular circumstances. At a minimum, however, for the deemed redemption to be "not essentially equivalent to a dividend," the deemed redemption must result in a "meaningful reduction" in the holder's deemed percentage stock ownership of Atwood. In general, that determination requires a comparison of (1) the percentage of the outstanding shares of Atwood stock that the holder is deemed actually and constructively to have owned immediately before the deemed redemption and (2) the percentage of the outstanding shares of Atwood stock that is constructively owned (through actual and constructive ownership of Ensco after the merger) by the holder immediately after the deemed redemption. The IRS has indicated in a revenue ruling that a minority stockholder in a publicly traded corporation will experience a "meaningful reduction" if the minority stockholder (i) has a minimal percentage stock interest, (ii) exercises no control over corporate affairs and (iii) experiences any reduction in its percentage stock interest. In applying the above tests, a holder may, under the constructive ownership rules, be deemed to own stock that is owned by other persons or stock underlying a holder's option to purchase stock in addition to the stock actually owned by the holder. Provided that an Atwood shareholder owns a minimal percentage of the outstanding shares of Atwood common stock and exercises no control over Atwood's corporate affairs, it is expected that any reduction in the percentage of outstanding shares of Atwood common stock treated as owned (including under the attribution rules) by a shareholder will cause the merger to be taxable as a sale or exchange. We strongly encourage all U.S. holders to consult their own tax advisors with respect to the application of Section 304 in light of their particular circumstances.

        A distribution subject to Section 304 of the Internal Revenue Code will be taxable as a dividend to a U.S. holder to the extent of such U.S. holder's allocable share of the relevant current or accumulated earnings and profits.

        While there is no controlling authority, assuming certain holding period requirements are satisfied, a reduced U.S. federal income tax rate should be available for a dividend that a non-corporate U.S. holder is deemed to receive under Section 304. To the extent that a corporate U.S. holder of shares of Atwood common stock is treated as having received a dividend as a result of Section 304, such dividend may be eligible for a dividends received deduction (subject to certain requirements and limitations) and may be subject to the "extraordinary dividend" provisions of the Internal Revenue Code.

        The portion of the deemed distribution not paid out of the relevant current or accumulated earnings and profits will be applied against such U.S. holder's adjusted tax basis in its shares of Atwood common stock immediately before the merger and thereafter will be treated as gain from the sale of such U.S. holder's shares of Atwood common stock.

        If the distribution under Section 304 is taxable as a sale or exchange to a U.S. holder, the results for such U.S. holder should be similar to those described under "—Tax Consequences to U.S. Holders" above.

        Section 304 and the U.S. Treasury Regulations and guidance thereunder are complex, and their application to the merger is unclear. U.S. holders that actually or constructively own both shares of Atwood common stock and Ensco Class A ordinary shares, or that purchase or sell Ensco Class A ordinary shares in connection with the merger, should consult their tax advisors with respect to the application of Section 304 in light of their particular circumstances (including as to their tax basis in the shares subject to Section 304). U.S. holders of shares of Atwood common stock that also own Ensco Class A ordinary shares should consult their tax advisors regarding the possible desirability of selling their shares in either Atwood or Ensco prior to completion of the merger or in Ensco after the merger.

Tax Consequences to Non-U.S. Holders

        Subject to the discussions below relating to backup withholding and the potential application of Section 304 of the Internal Revenue Code, a non-U.S. holder generally should not be subject to U.S. federal income tax on any gain recognized in the merger, unless:

  •
  the gain is effectively connected with the non-U.S. holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);

  •
  the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

  •
  shares of Atwood common stock constitute U.S. real property interests ("USRPIs") by reason of Atwood's status as a U.S. real property holding corporation ("USRPHC") for U.S. federal income tax purposes.

        Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A non-U.S. holder that is a treated as a corporation for U.S. federal income tax purposes also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

        Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

        With respect to the third bullet point above, we believe Atwood currently is not, and do not anticipate it becoming, a USRPHC prior to the Effective Time. Because the determination of whether Atwood is a USRPHC depends on the fair market value of its USRPIs relative to the fair market value of its non-U.S. real property interests and other business assets, there can be no assurance that Atwood is currently not a USRPHC or will not become one prior to the Effective Time. Even if Atwood is or were to become a USRPHC prior to the Effective Time, a non-U.S. holder's gain arising from the merger should not be subject to U.S. federal income tax if shares of Atwood common stock are "regularly traded," as defined by applicable Treasury Regulations, on an established securities market, and such non-U.S. holder owned, actually and constructively, 5% or less of the outstanding shares of Atwood common stock throughout the shorter of the five-year period ending on the date of the merger or the non-U.S. holder's holding period.

Potential Application of Section 304 of the Internal Revenue Code to Non-U.S. Holders

        As discussed above under "—Potential Application of Section 304 of the Internal Revenue Code to U.S. Holders," receipt of Ensco Class A ordinary shares may be treated as a distribution to a non-U.S. holder and a dividend to a non-U.S. holder to the extent of such non-U.S. holder's allocable share of the relevant current or accumulated earnings and profits. Any such consideration treated as a dividend that is paid to or for the account of a non-U.S. holder generally will be subject to U.S. federal withholding tax at the rate of 30% (or such lower rate specified by an applicable tax treaty if the non-U.S. holder provides the documentation required to claim benefits under such tax treaty to the applicable withholding agent).

        Notwithstanding the above, if a dividend is effectively connected with the conduct of a trade or business in the United States by a non-U.S. holder (and, if required by an applicable income tax treaty, is attributable to a U.S. "permanent establishment" of such non-U.S. holder), such dividend generally will not be subject to U.S. federal withholding tax if such non-U.S. holder provides the appropriate documentation to the applicable withholding agent. Instead, such non-U.S. holder generally will be subject to U.S. federal income tax on such dividend in substantially the same manner as a U.S. holder (except as otherwise provided by an applicable tax treaty). A non-U.S. holder that is a corporation also may be subject to a branch profits tax equal to 30% (or such lower rate specified by an applicable tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items.

        Given the uncertainty surrounding the application of Section 304 to the merger and the treatment of any particular non-U.S. holder, a broker or other applicable withholding agent may treat the Ensco Class A ordinary shares received by a non-U.S. holder as subject to U.S. federal withholding tax at the rate of 30% in its entirety (regardless of the amount of earnings and profits), unless such non-U.S. holder can establish that a reduced rate for such withholding or an exemption applies. Depending on the circumstances, the broker (or other applicable withholding agent) may obtain the funds necessary to remit any such withholding tax by asking the non-U.S. holder to provide the funds, by using funds in the non-U.S. holder's account with the broker or by selling (on the non-U.S. holder's behalf) all or a portion of the Ensco Class A ordinary shares. Such a withholding tax would not apply if a non-U.S. holder sold its shares of Atwood common stock prior to the merger. We strongly encourage all non-U.S. holders to consult their tax advisors with respect to the advisability of selling their shares of Atwood common stock.

        The rules of Section 304 are complex, and all non-U.S. holders should consult their tax advisors with respect to the applicability of Section 304 to the merger.

Tax Consequences of Holding Ensco Class A Ordinary Shares to U.S. Holders

Taxation of Distributions to U.S. Holders

        Distributions with respect to Ensco Class A ordinary shares will be treated as a dividend to U.S. holders to the extent that they are paid out of Ensco's current or accumulated earnings and profits, as determined under U.S. federal income tax principles. The dividend income will be treated as foreign source, passive income for foreign tax credit limitation purposes. Subject to the following discussion of special rules applicable to PFICs, the gross amount of the dividends paid by Ensco to U.S. holders may be eligible for taxation at lower rates. The maximum U.S. federal income tax rate imposed on dividends received by non-corporate U.S. holders from certain "qualified foreign corporations" is currently 20%, provided that certain holding period requirements are satisfied and certain other requirements are met. Dividends paid with respect to stock of a foreign corporation which is readily tradable on an established securities market in the United States will be treated as having been received from a "qualified foreign corporation." The U.S. Treasury and the IRS have determined that common stock is considered readily tradable on an established securities market if it is listed on an established securities market in the United States, such as the NYSE. Accordingly, dividends received by non-corporate U.S. holders should be eligible for favorable treatment as dividends received with respect to stock of a "qualified foreign corporation." Dividends paid by Ensco will not qualify for the dividends received deduction otherwise available to corporate stockholders.

        To the extent that the amount of any distribution exceeds Ensco's current and accumulated earnings and profits for a taxable year, the excess will first be treated as a tax-free return of capital, causing a reduction in the U.S. holder's adjusted tax basis in U.S. holder's Ensco Class A ordinary shares. The balance of the excess, if any, will be treated as gain from the sale of such U.S. holder's Ensco Class A ordinary shares, as described below under "—Sale, Exchange or Other Taxable Disposition by U.S. Holders."

        It is possible that Ensco is, or at some future time will be, at least 50% owned by U.S. persons. Dividends paid by a foreign corporation that is at least 50% owned by U.S. persons may be treated as U.S. source income (rather than foreign source income) for foreign tax credit purposes to the extent the foreign corporation has more than an insignificant amount of U.S. source income. The effect of this rule may be to treat a portion of any dividends paid by Ensco as U.S. source income. Treatment of the dividends as U.S. source income in whole or in part may limit a U.S. holder's ability to claim a foreign tax credit with respect to foreign taxes payable or deemed payable in respect of the dividends or other items of foreign source, passive income for U.S. federal foreign tax credit limitation purposes. The Internal Revenue Code permits a U.S. holder entitled to benefits under the U.K.-U.S. Income Tax Treaty to elect to treat any company dividends as foreign source income for foreign tax credit purposes if the dividend income is separated from other income items for purposes of calculating the U.S. holder's foreign tax credit. U.S. holders should consult their own tax advisors about the desirability and method of making such an election.

Sale, Exchange or Other Taxable Disposition by U.S. Holders

        Subject to the following discussion of special rules applicable to PFICs, a U.S. holder will recognize taxable gain or loss on the sale, exchange or other taxable disposition of Ensco Class A ordinary shares in an amount equal to the difference between the amount realized on such taxable disposition and the U.S. holder's adjusted tax basis in the Ensco Class A ordinary shares, in each case as determined in U.S. dollars.

        In general, any such gain or loss recognized by a U.S. holder will be treated as U.S. source gain or loss. Gain or loss realized on the sale, exchange or other taxable disposition of Ensco Class A ordinary shares will be capital gain or loss and will generally be long-term capital gain or loss if the Ensco Class A ordinary shares have been held for more than one year. Long-term capital gain of a non-corporate U.S. holder currently is subject to a maximum U.S. federal income tax rate of 20%. The deductibility of capital losses is subject to limitations.

Passive Foreign Investment Company Considerations

        A foreign corporation is a PFIC if, after the application of certain "look-through" rules, (i) at least 75% of its gross income is "passive income" as that term is defined in the relevant provisions of the Internal Revenue Code and IRS rules, or (ii) at least 50% of the average value of its assets produce "passive income" or are held for the production of "passive income." Ensco is not expected to be a PFIC for the current tax year, and is not expected to become a PFIC in the future. However, this conclusion is a factual determination made annually and is subject to change. There can be no assurance that the IRS will not successfully challenge this position or that Ensco will not be or become a PFIC at some future time.

        If a U.S. holder is treated as owning stock in a PFIC, the U.S. holder will be subject to special rules intended to reduce or eliminate the benefit of the deferral of U.S. federal income tax that results from investing in a foreign corporation that does not distribute all of its earnings on a current basis. These rules may adversely affect the tax treatment to a U.S. holder of dividends paid by Ensco and of sales, exchanges and other dispositions of Ensco Class A ordinary shares, and may result in other U.S. federal income tax consequences. U.S. holders should consult their own tax advisors about the determination of Ensco's PFIC status and the U.S. federal income tax consequences of holding Ensco Class A ordinary shares if Ensco is considered a PFIC in any taxable year.

Tax Consequences of Holding Ensco Class A Ordinary Shares to Non-U.S. Holders

        In general, a non-U.S. holder of Ensco Class A ordinary shares will not be subject to U.S. federal income tax or, subject to the discussion below under "—Information Reporting and Backup Withholding," U.S. federal withholding tax on any dividends received on Ensco Class A ordinary shares or any gain recognized on a sale or other disposition of Ensco Class A ordinary shares unless:

  •
  the dividend or gain is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States, and if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States; or

  •
  in the case of gain only, the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the sale or disposition, and certain other requirements are met.

        A non-U.S. holder that is a corporation may also be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable tax treaty) on the repatriation from the United States of its effectively connected earnings and profits for the taxable year, as adjusted for certain items.

Information Reporting and Backup Withholding

        In general, information reporting requirements will apply to (i) cash received by U.S.-holders of shares of Atwood common stock in lieu of fractional Ensco Class A ordinary shares and (ii) dividends received by U.S. holders of Ensco Class A ordinary shares and the proceeds received on the disposition of Ensco Class A ordinary shares effected within the United States (and, in certain cases, outside the United States), if paid to U.S. holders other than certain exempt recipients (such as corporations). Backup withholding may apply to such amounts if the U.S. holder fails to provide an accurate taxpayer identification number (on an IRS Form W-9 provided to the paying agent or the U.S. holder's broker) or is otherwise subject to backup withholding. The amount of any backup withholding from a payment to a U.S. holder will be allowed as a refund or credit against the U.S. holder's U.S. federal income tax liability, provided that the required information is furnished to the IRS in a timely manner.

        Individuals that own "specified foreign financial assets" with an aggregate value of more than $50,000 (or higher threshold for some married individuals and individuals living abroad) may be required to file an information report (IRS Form 8938) with respect to such assets with their tax returns. Ensco Class A ordinary shares generally will constitute specified foreign financial assets subject to these reporting requirements, unless the Ensco Class A ordinary shares are held in an account at a financial institution (which, in the case of a foreign financial account, may also be subject to reporting). Additionally, under recently finalized regulations, a domestic corporation, domestic partnership, or trust (as described in Section 7701(a)(30)(E) of the Internal Revenue Code) which is formed or availed of for purposes of holding, directly or indirectly, specified foreign financial assets may be subject to these rules. U.S. holders should consult their own tax advisors regarding information reporting requirements relating to their ownership of Ensco Class A ordinary shares and the significant penalties to which they may be subject for failure to comply.

        A non-U.S. holder will not be subject to U.S. backup withholding if it provides a certification of exempt status (on an appropriate IRS Form W-8 or an applicable substitute form). Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the non-U.S. holder's U.S. federal income tax liability, provided the required information is furnished to the IRS in a timely manner.

ATWOOD PROPOSAL 2—COMPENSATORY PROPOSAL

        Atwood is required pursuant to Section 14A of the Exchange Act and the applicable SEC rules issued thereunder that were enacted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 to include in this proxy statement a non-binding, advisory vote on the compensation payable to each of its "named executive officers," as determined in accordance with Item 402(t) of Regulation S-K, in connection with the proposed merger pursuant the agreements and understandings pursuant to which such compensation may be paid or has become payable in connection with the merger. This non-binding advisory proposal relates only to the contractual obligations of Atwood that exist as of the completion of the merger that may result in a payment to Atwood's named executive officers in connection with the consummation of the merger (regardless of the timing of payment) and does not relate to any new compensation or other arrangements following the merger. The proposal gives Atwood shareholders the opportunity to express their views on the merger-related compensation of Atwood's named executive officers. Accordingly, Atwood is therefore asking its shareholders to approve the following resolution:

        "RESOLVED, that the compensation that may be paid or become payable to Atwood's named executive officers in connection with the merger, and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in "The Merger—Atwood's Directors and Officers Have Financial Interests in the Merger," is hereby APPROVED."

        The vote regarding this proposal on merger-related compensation is a vote separate and apart from the vote on the Atwood Merger Proposal. Accordingly, Atwood shareholders may vote to approve the Atwood Merger Proposal and vote not to approve the Atwood Compensatory Proposal and vice versa. Because the Atwood Compensatory Proposal is advisory only, it will not be binding on either Atwood or Ensco. Accordingly, if the Atwood Merger Proposal is approved and the merger is completed, the named executive officers will be eligible to receive the specified compensation that may become payable in connection with the consummation of the merger, subject only to the conditions applicable thereto, regardless of the outcome of the Atwood Compensatory Proposal.

        The Atwood Board unanimously recommends that Atwood shareholders vote "FOR" the Atwood Compensatory Proposal.

 ATWOOD PROPOSAL 3—ADJOURNMENT PROPOSAL

        Atwood shareholders are being asked to approve a proposal that will give Atwood authority to adjourn the Atwood special meeting for the purpose of soliciting additional proxies in favor of the Atwood Merger Proposal if there are not sufficient votes at the time of the Atwood special meeting to approve the Atwood Merger Proposal. If this adjournment proposal is approved, the Atwood special meeting could be adjourned to any date. If the Atwood special meeting is adjourned, Atwood shareholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you return a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote in favor of the approval of the merger agreement but do not indicate a choice on the adjournment proposal, your shares will be voted in favor of the adjournment proposal. But if you indicate that you wish to vote against the approval of the merger agreement, your shares will only be voted in favor of the adjournment proposal if you indicate that you wish to vote in favor of that proposal.

        The Atwood Board unanimously recommends that Atwood shareholders vote "FOR" the Atwood Adjournment Proposal.

 INFORMATION ABOUT THE COMPANIES

Ensco plc

        Ensco is a global offshore contract drilling company and one of the leading providers of offshore contract drilling services to the international oil and gas industry. Ensco owns and operates an offshore drilling rig fleet of 53 rigs, with drilling operations in most of the strategic markets around the globe. Ensco also has two rigs under construction. For the three months ended March 31, 2017, Ensco's operating revenue totaled approximately $471.1 million. For the year ended December 31, 2016, Ensco had annual revenue of approximately $2.8 billion and employed approximately 4,900 personnel.

        The Ensco Class A ordinary shares are listed on the NYSE under the symbol "ESV." Ensco is a public limited company organized under the laws of England and Wales. Ensco's principal executive offices are located at 6 Chesterfield Gardens, London, W1J 5BQ, United Kingdom and its telephone number is 44 (0) 20 7659 4660.

        Additional information about Ensco and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See "Where You Can Find More Information."

Echo Merger Sub LLC

        Merger Sub, a wholly owned subsidiary of Ensco, is a Texas limited liability company formed on May 26, 2017 for the purpose of effecting the merger. Under the merger agreement, Merger Sub will merge with and into Atwood, with Atwood continuing as the surviving company and a wholly owned subsidiary of Ensco. Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement, including the preparation of applicable regulatory filings in connection with the merger.

Atwood Oceanics, Inc.

        Atwood is a global offshore drilling contractor engaged in the drilling and completion of exploratory and developmental oil and gas wells. Atwood currently owns a diversified fleet of 10 mobile offshore drilling units located in the U.S. Gulf of Mexico, the Mediterranean Sea, offshore West Africa, offshore Southeast Asia and offshore Australia. Atwood recently executed a sale and recycling agreement with respect to one of the drilling units. For the three and six months ended March 31, 2017, Atwood's operating revenue totaled $168 million and $325 million, respectively. For the year ended September 30, 2016, Atwood's operating revenues totaled $1.0 billion and Atwood employed 938 personnel.

        The Atwood common stock is listed on the NYSE under the symbol "ATW." Atwood's registered office and principal executive offices are located at 15011 Katy Freeway, Suite 800, Houston, Texas 77094 and its telephone number is (281) 749-7800.

        Additional information about Atwood and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See "Where You Can Find More Information."

DESCRIPTION OF ENSCO CLASS A ORDINARY SHARES

        The following information is a summary of the material terms of the Ensco Class A ordinary shares, as specified in the Ensco Articles of Association. This summary is not complete and is subject to the complete text of the Ensco Articles of Association. You are encouraged to carefully read the Ensco Articles of Association.

Share Capital

        As of May 26, 2017, Ensco had (i) 303,488,494 Ensco Class A ordinary shares, in issue, excluding Ensco Class A ordinary shares held in treasury, and (ii) 50,000 Ensco Class B ordinary shares, nominal value £1.00 per share (the "Ensco Class B ordinary shares"), in issue and held by one of Ensco's subsidiaries.

        All of the issued Ensco Class A ordinary shares are fully paid and are not subject to any further calls by Ensco. There are no conversion rights, redemption provisions or sinking fund provisions relating to any Ensco Class A ordinary shares; however, subject to the Company Act 2006, Ensco may purchase or contract to purchase any of its ordinary shares off-market.

        Under English law, persons who are neither residents nor nationals of the United Kingdom may freely hold, vote and transfer Ensco's shares in the same manner and under the same terms as United Kingdom residents or nationals.

        The Ensco Class A ordinary shares and the Ensco Class B ordinary shares have the same rights and privileges in all respects. While the Ensco Class B ordinary shares remain in issue, such shares have no voting rights or rights to dividends or distributions, to the extent that Ensco or any of Ensco's subsidiaries hold such shares.

Dividends

        Subject to the Companies Act 2006, the Ensco Board may declare a dividend to be paid to Ensco's shareholders according to their respective rights and interests in Ensco, and may fix the time for payment of such dividend. The Ensco Board may from time to time declare and pay (on any class of shares of any amounts) such dividends as appear to them to be justified by Ensco's profits that are available for distribution. When evaluating dividend payment timing and amounts, the Ensco Board considers several factors, including Ensco's profitability, liquidity, financial condition, market outlook, reinvestment opportunities, capital requirements and other factors and restrictions the Ensco Board deems relevant. There can be no assurance that Ensco will pay a dividend in the future.

        There are no fixed dates on which entitlement to dividends arise on any of Ensco's ordinary shares. The Ensco Board may direct the payment of all or any part of a dividend to be satisfied by distributing specific assets, in particular paid up shares or debentures of any other company. The Ensco Articles of Association permit a scrip dividend scheme under which shareholders may be given the opportunity to elect to receive fully paid Class A ordinary shares instead of cash, with respect to all or part of future dividends. Any ordinary shares Ensco or any of Ensco's subsidiaries hold will not be entitled to any dividends or distributions, including any scrip dividends, bonus shares or dividends or distributions of property or debentures of any other company. Further, the trustees of an employee benefit trust established in connection with Ensco's equity incentive plans are not entitled to any dividends or distributions, including any scrip dividends, bonus shares or dividends or distributions of property or debentures of any other company.

        If a shareholder owes any money to Ensco relating in any way to any class of Ensco shares, the Ensco Board may deduct any of this money from any dividend on any shares held by the shareholder, or from other money payable by Ensco in respect of the shares. Money deducted in this way may be used to pay the amount owed to Ensco.

        Unclaimed dividends and other amounts payable in respect of Ensco's ordinary shares can be invested or otherwise used by the directors for Ensco's benefit until they are claimed under English law. A dividend or other money remaining unclaimed for a period of twelve years after it first became due for payment will be forfeited and cease to remain owed by Ensco.

Voting Rights

        At a general meeting of Ensco shareholders, any resolution put to a vote must be decided on a poll rather than by a show of hands.

        Each Ensco shareholder (other than any of its subsidiaries who hold Ensco shares) who (being an individual) is present in person or (being a corporation) is present by a duly authorized corporate representative at Ensco's general meeting will have one vote for every share held, and every person present who has been appointed as a proxy has one vote for every share in respect of which he or she is the proxy, except that any proxy who has been appointed by DTC or its proxies have such number of votes as equals the number of shares in relation to which such proxy has been appointed, subject to any rights or restrictions as to voting attached to any class of shares in accordance with the Ensco Articles of Association or by agreement and subject to the disenfranchisement (i) in the event of non-payment of any call or other sum due and payable in respect of any shares not fully paid, (ii) in the event of any non-compliance with any statutory notice requiring disclosure of an interest in shares, (iii) with respect to any shares held by the trustees of an employee benefit trust established in connection with Ensco's equity incentive plans in which a beneficial interest has not yet vested in a beneficiary of such trust.

        In the case of joint holders, the vote of the person whose name stands first in the register of shareholders and who tenders a vote, whether in person or by proxy, is accepted to the exclusion of any votes tendered by any other joint holders.

        The necessary quorum for a general meeting is the shareholders who together represent at least the majority of the voting rights of all the shareholders entitled to vote present in person or by proxy (that is, any shares whose voting rights have been disenfranchised (whether pursuant to the Companies Act 2006 and/or under the Ensco Articles of Association) are disregarded for the purposes of determining a quorum).

        An annual general meeting of Ensco shareholders must be called by not less than 21 clear days' notice and no more than 60 days' notice. For all other general meetings except general meetings properly requisitioned by shareholders, such meetings may be called by not less than 14 clear days' notice and no more than 60 days' notice. The notice of meeting also must specify a time (which may not be more than 60 days nor less than 10 days before the date of the meeting) by which a person must be entered on the register in order to have the right to attend or vote at the meeting. The number of shares then registered in their respective names will determine the number of votes a person is entitled to cast at that meeting.

        Ensco must receive an appointment of proxy (whether in hard copy form or electronic form) before the time for holding the meeting or adjourned meeting at which the person named in the appointment of proxy proposes to vote; in the case of a poll taken more than 48 hours after the meeting at which the relevant vote was to be taken, an appointment of proxy must be received after such meeting and not less than 24 hours (or such shorter time as the Ensco Board may determine) before the time appointed for taking the poll; or in the case of a poll not taken immediately but taken not more than 48 hours after the meeting, the appointment of proxy must be delivered at the meeting at which the poll is to be taken. An appointment of proxy not received or delivered in accordance with the Ensco Articles of Association is invalid under English law.

Return of Capital

        In the event of a voluntary winding-up, the liquidator may, on obtaining any sanction required by law, divide among Ensco shareholders the whole or any part of Ensco's assets, whether or not the assets consist of property of one kind or of different kinds.

        The liquidator also may, with the same authority, transfer the whole or any part of the assets to trustees upon any trusts for the benefit of the shareholders as the liquidator decides. No past or present shareholder can be compelled to accept any asset that could subject him or her to a liability.

Pre-emptive Rights and New Issues of Shares

        Under Section 549 of the Companies Act 2006, directors are, with certain exceptions, unable to allot securities without being authorized either by the shareholders in a general meeting or by the Ensco Articles of Association pursuant to Section 551 of the Companies Act 2006. In addition, under the Companies Act 2006, the issuance of equity securities that are to be paid for wholly in cash (except shares held under an employees' share scheme) must be offered first to the existing equity shareholders in proportion to the respective nominal values of their holdings on the same or more favorable terms, unless a special resolution to the contrary has been passed in a general meeting of shareholders or the Articles of Association otherwise provide an exclusion from this requirement (which exclusion can be for a maximum of five years after which shareholders' approval would be required to renew the exclusion). In this context, equity securities generally means in relation to ordinary shares (being shares other than shares that, with respect to dividends or capital, carry a right to participate only up to a specified amount in a distribution) and all rights to subscribe for or convert securities into such shares.

        On May 22, 2017, shareholder resolutions were adopted which authorized the directors (generally and unconditionally), for a period up to the conclusion of the next annual general meeting of shareholders (or, if earlier, at the close of business on August 22, 2018), to allot Ensco Class A ordinary shares and to grant rights to subscribe for or convert any security into Ensco Class A ordinary shares: (i) up to an aggregate nominal amount of $10,109,804, and (ii) up to a nominal amount of $20,219,607 in connection with a rights issue or other similar issue (such amount to be reduced by the nominal amount of Ensco Class A ordinary shares allotted pursuant to (i)). Additional shareholder resolutions were adopted which authorized the directors to: (i) allot equity securities for cash free of pre-emption rights up to an aggregate nominal amount of $1,517,989, and (ii) to further allot equity securities for cash free of pre-emption rights up to an aggregate nominal amount of $1,517,989 for the purposes of financing (or refinancing if the authority is to be used within six months after the original transaction) a transaction which the Ensco Board deems to be an acquisition or other capital investment, such authority to be effective until the conclusion of Ensco's next annual general meeting of shareholders (or, if earlier, at the close of business on August 22, 2018). Ensco may, before the expiration of any authority to allot shares or disapply pre-emption rights granted pursuant to the shareholder resolutions adopted on May 22, 2017, make an offer or agreement that would or might require the Ensco Class A ordinary shares to be allotted (or rights to be granted) after such expiration, and the directors may allot shares or grant rights in pursuance of such an offer or agreement as if the authority to allot had not expired.

        Subject to the provisions of the Companies Act 2006 and to any rights attached to any existing shares, the Ensco Class A ordinary shares may be issued with, or have attached to them, such rights or restrictions as Ensco's shareholders may by ordinary resolution determine, or, where the above authorizations are in place, the Ensco Board may determine such rights or restrictions.

        The Companies Act 2006 prohibits an English company from issuing shares for no consideration, including with respect to grants of restricted shares made pursuant to equity incentive plans. Accordingly, the nominal value of the shares issued upon the lapse of restrictions or the vesting of any restricted share award or any other share-based grant must be paid pursuant to the Companies Act 2006.

Disclosure of Interests in Shares

        Section 793 of the Companies Act 2006 provides Ensco the power to require a person whom Ensco knows has, or whom Ensco has reasonable cause to believe has, or within the previous three years has had, any ownership interest in any shares (the "default shares") to disclose prescribed particulars of those shares. For this purpose default shares includes any shares allotted or issued after the date of the Section 793 notice in respect of those shares. Failure to provide the information requested within the prescribed period after the date of sending the notice will result in sanctions being imposed against the holder of the "default shares" as provided within the Companies Act 2006.

        Under the Ensco Articles of Association, Ensco may also withdraw voting and certain other rights, place restrictions on the rights to receive dividends and transfer "default shares" if the relevant holder of "default shares" has failed to provide the information requested within 14 days after the date of sending the notice, depending on the level of the relevant shareholding (and unless the Ensco Board decides otherwise).

Alteration of Share Capital/Repurchase of Shares

        Ensco may from time to time:

  •
  increase its share capital by allotting new shares in accordance with any unused portion of any authority to allot shares approved by Ensco shareholders and in accordance with the Ensco Articles of Association;

  •
  by ordinary resolution of Ensco's shareholders, consolidate and divided all or any of its share capital into shares of a larger nominal amount than the existing shares; and

  •
  by ordinary resolutions of Ensco's shareholders, subdivide any of its shares into shares of a smaller nominal amount than its existing shares.

        Subject to the Companies Act 2006 and to any rights the Ensco shareholders may have, Ensco may purchase any of Ensco's shares of any class (including any redeemable shares, if the Ensco Board should decide to issue any) by way of "off-market purchases" up to an aggregate of $2.0 billion of Class A ordinary shares subject to certain restrictions following the approval of the shareholders by special resolution on May 20, 2013. Such approval lasts for up to five years from the date of the special resolution, and renewal of such approval for additional five year terms may be sought. Shares may only be repurchased out of distributable profits or the proceeds of a fresh issue of shares made for that purpose, and, if a premium is paid, it must be paid out of distributable profits.

Transfer of Shares

        The Ensco Articles of Association allow Ensco's shareholders to transfer all or any of their shares in any form that is approved by the Ensco Board.

        The Ensco Board may refuse to register a transfer:

  •
  if the shares in question are not fully paid;

  •
  if it is with respect to more than one class of shares;

  •
  if it is with respect to shares on which Ensco has a lien;

  •
  if it is in favor of more than four persons jointly;

  •
  if, where an instrument of transfer is required to effect the transfer, and that instrument is required to be stamped, Her Majesty's Revenue and Customs has not duly stamped it;

  •
  if it is not presented for registration together with the share certificate and evidence of title as the Ensco Board reasonably requires; or

  •
  in certain circumstances, if the holder has failed to provide Ensco with the required particulars as described under "—Disclosure of Interests of Shares" above.

        The Ensco Class A ordinary shares to be allotted and issued in connection with the merger will be allotted and issued to Atwood shareholders through the facilities of DTC.

        If the Ensco Board refuses to register a transfer of a share, it must, within two months after the date on which the transfer was lodged, send to the transferee notice of the refusal together with its reasons for refusal. An instrument of transfer which the Ensco Board refuses to register must (except in the case of suspected fraud) be returned to the person depositing it.

General Meetings and Notices

        The notice of a general meeting of shareholders must be given to the shareholders of record (other than any who, under the provisions of the Ensco Articles of Association or the terms of allotment or issue of shares, are not entitled to receive notice), to the Ensco Board and to its auditors.

        Under English law, Ensco is required to hold an annual general meeting of shareholders within six months from the day following the end of Ensco's fiscal year and, subject to the foregoing, the meeting may be held at a time and place determined by the Ensco Board.

Liability of Ensco's Directors and Officers

        The Ensco Articles of Association provide that English courts have exclusive jurisdiction with respect to any suits brought by shareholders against Ensco or its directors. English law does not permit a company to exempt any director or certain officers from any liability arising from negligence, default, breach of duty or breach of trust against the company. However, despite this prohibition, an English company is permitted to purchase and maintain insurance for a director or executive officer of the company against any such liability. Ensco has entered into deeds of indemnity with each of its current directors and executive officers and purchased insurance on their behalf. In addition, directors and executive officers may be covered by indemnification agreements and indemnification rights granted under the charter documents of Ensco's subsidiaries. Shareholders can ratify by ordinary resolution a director's or certain officer's conduct amounting to negligence, default, breach of duty or breach of trust in relation to the company.

Takeover Code

        Takeover offers and certain other transactions in respect of certain public companies are regulated by the Takeover Code, which is administered by the Takeover Panel, a body consisting of representatives of the City of London financial and professional institutions that oversees the conduct of takeovers. An English public limited company potentially will potentially be subject to the Takeover Code if, among other factors, its central place of management and control is within the U.K., the Channel Islands or the Isle of Man. The Takeover Panel generally will look to the residency of a company's directors to determine where it is centrally managed and controlled.

        The Takeover Panel has previously confirmed that on the basis of Ensco's current directors and management the Takeover Code would not apply to Ensco. It is possible that if the characteristics of Ensco's directors or management were to change in the future, the Takeover Panel may take a different position and the Takeover Code may apply to Ensco.

Anti-Takeover Provisions

  General

        The provisions of Ensco's Articles of Association summarized below may have the effect of discouraging, delaying or preventing hostile takeovers, including those that might result in a premium being paid over the market price of Ensco Class A ordinary shares and discouraging, delaying or preventing changes of control or management of Ensco.

Issuance of Additional Shares

        The Ensco Board has the authority, without further action of Ensco's shareholders, but subject to its statutory and fiduciary duties, to allot shares, or to grant rights to subscribe for or to convert or exchange any security into shares, up to: (i) an aggregate nominal amount of $10,109,804, and (ii) up to a nominal amount of $20,219,607 in connection with a rights issue or other similar issue (such amount to be reduced by the nominal amount of Ensco shares allotted pursuant to (i)), to allot equity securities for cash free of pre-emption rights up to an aggregate nominal amount of $1,517,989, and to further allot equity securities for cash free of pre-emption rights up to an aggregate nominal amount of $1,517,989 for the purposes of financing (or refinancing, if the power is to be used within six months after the original transaction) a transaction which the Ensco Board deems to be an acquisition or other capital investment. Such authority will continue until the conclusion of Ensco's next annual general meeting of shareholders (or, if earlier, the close of business on August 22, 2018) and thereafter it must be renewed. The issuance of further shares on various terms could adversely affect the Ensco shareholders. The potential issuance of further shares may discourage bids for Ensco Class A ordinary shares at a premium over the market price, may adversely affect the market price of Ensco Class A ordinary shares and may discourage, delay or prevent a change of control.

Shareholder Rights Plan

        The Ensco Board has the necessary corporate authority to exercise any power of the company to establish a shareholders rights plan. Any shareholders rights plan may be in such form as the Ensco Board may in its absolute discretion decide. Such a plan could make it more difficult for another party to obtain control of Ensco by threatening to dilute a potential acquirer's ownership interest under certain circumstances. The Ensco Board may adopt a shareholder rights plan at any time.

        The anti-takeover and other provisions of the Ensco Articles of Association, as well as the adoption of a shareholder rights plan, could discourage potential acquisition proposals and could delay or prevent a change of control. These provisions are intended to enhance shareholder value by discouraging certain types of abusive takeover tactics. However, these provisions could have the effect of discouraging others from making tender offers for Ensco Class A ordinary shares and, as a consequence, also may inhibit fluctuations in the market price of Ensco Class A ordinary shares that could result from actual or rumored takeover attempts.

Board of Directors

        At every annual general meeting all Ensco directors must retire from office and each director may offer himself for re-appointment by the members. Under English law, shareholders have no cumulative voting rights. In addition, Ensco's Articles of Association incorporate provisions that regulate shareholders' ability to nominate directors for election. Although Ensco's shareholders have the ability to remove a director without cause under English law, the lack of cumulative voting and the limitations on shareholders' powers to nominate directors will have the effect of making it more difficult not only for any party to obtain control over Ensco by replacing the majority of the Ensco Board but also to force an immediate change in the composition of the Ensco Board. However, under Ensco's Articles of Association, if Ensco shareholders remove the entire Ensco Board, a shareholder may then convene a general meeting for the purpose of appointing directors.

COMPARISON OF RIGHTS OF ATWOOD SHAREHOLDERS AND ENSCO SHAREHOLDERS

        The rights of Atwood shareholders are governed by the TBOC and Atwood's certificate of formation and bylaws. The rights of Ensco shareholders are governed by the laws of England and Wales and the Ensco Articles of Association. After the merger, the former Atwood shareholders, through ownership of Ensco Class A ordinary shares, will have the rights of Ensco shareholders, and their rights will generally be governed by English law and the Ensco Articles of Association.

        There are differences between shareholder rights under the TBOC and shareholder rights under applicable English law. In addition, there are differences between Atwood's certificate of formation and bylaws and the Ensco Articles of Association. The following discussion is a summary of the material differences between the current rights of Atwood shareholders and the current rights of Ensco shareholders. This summary does not cover all the differences between applicable English law and the TBOC affecting corporations and their shareholders or all of the differences between Atwood's certificate of formation and bylaws and the Ensco Articles of Association. While Ensco and Atwood believe this summary is accurate in all material respects, the following descriptions are qualified in their entirety by reference to the complete text of the relevant provisions of applicable English law, the TBOC, Atwood's certificate of formation and bylaws and the Ensco Articles of Association. Ensco and Atwood encourage you to read those laws and documents. For information as to how you can obtain a copy of Atwood's certificate of formation and bylaws or the Ensco Articles of Association, see "Where You Can Find More Information."

Rights of Atwood Shareholders	Rights of Ensco Shareholders
Share Capital

The authorized capital stock of Atwood consists of (i) 180,000,000 shares of Atwood common stock and (ii) 1,000,000 shares of preferred stock.

The Atwood Board has the authority to issue one or more series of preferred stock, having terms designated by the Atwood Board.

As of May 26, 2017, the share capital of Ensco consists of (i) 50,000 Class B ordinary shares in issue, which are held by a subsidiary of Ensco, and (ii) 303,488,494 Class A ordinary shares in issue.

Preference shares can be issued by English companies, giving the holders rights of priority over ordinary shareholders.

Subject to there being an unexpired authority to allot shares, the Ensco Articles of Association permit the directors to allot and issue shares with rights to be determined by the directors at the time of issuance, which may include preferred rights. The Ensco Board is currently authorized to allot and issue shares in Ensco up to a nominal amount of:

(i)    up to $10,109,804; and

(ii)   in connection with a pre-emptive offer, up to $20,219,607 (such amount to be reduced by the nominal amount of any issuances made under (i)),

Rights of Atwood Shareholders	Rights of Ensco Shareholders
which may be Ensco Class A ordinary shares, Ensco Class B ordinary shares or a class of shares with such rights as the Ensco Board shall determine at the time of allotment and issuance
Voting Rights
Generally

Each Atwood shareholder is entitled to one vote for each share of capital stock held by the shareholder.

If issued, the voting rights of holders of preferred stock will be determined by the Atwood Board.

Atwood's bylaws provide that, as a general matter, when a quorum is present, action on a matter will be approved by a majority of shares present in person or represented by proxy at the meeting.

Each Ensco shareholder is entitled to one vote for each Ensco Class A ordinary share held by such shareholder.

The voting rights of holders of any additional shares that may be issued will be determined by the Ensco Board in accordance with the Ensco Articles of Association.

Under English law and the Ensco Articles of Association, certain matters require "ordinary resolutions," which must be approved by at least a majority of the votes cast by shareholders in a general meeting, and certain other matters require "special resolutions," which require the affirmative vote of at least 75% of the votes cast at a general meeting.

An ordinary resolution is needed to (among other matters): remove a director; provide, vary or renew a director's authority to allot shares; and appoint directors (where appointment is by shareholders).

A special resolution is needed to (among other matters): alter a company's articles of association, exclude statutory preemptive rights on allotment of securities for cash; reduce a company's share capital; re- register a public company as a private company (or vice versa); approve a scheme of arrangement.
Quorum
Holders of at least a majority of the stock issued and outstanding and entitled to vote, present at a meeting or represented by proxy, constitutes a quorum.	Holders of at least a majority of the shares issued and outstanding and entitled to vote, present at a general meeting (whether in person or by proxy), constitutes a quorum.

Rights of Atwood Shareholders	Rights of Ensco Shareholders
Cumulative Voting

Texas law does not permit shareholders to cumulate their votes for the election of directors unless permitted by the articles of incorporation. Atwood's certificate of formation expressly authorizes the right to cumulate votes in the election of directors by any shareholder.	Cumulative voting is not recognized under English law or permitted under the Ensco Articles of Association.

Atwood's bylaws provide that at any election for directors, each shareholder entitled to vote may cumulate his votes and give one candidate a number of votes equal to the number of directors to be elected, multiplied by the number of votes to which his shares are entitled; or each shareholder may distribute his votes on the same principle among as many candidates for directors as the shareholder thinks fit. Any shareholder who intends to cumulate his votes must give written notice of this intention to the Atwood Corporate Secretary on or before the day preceding the election at which the shareholder intends to cumulate his votes.
Action by Written Consent

Atwood's certificate of formation authorizes shareholder action without holding a meeting, providing notice or taking a vote if each shareholder entitled to vote on the action signs a written consent or consents stating the action taken.	Under English law, a public limited company's shareholders cannot pass a resolution by written consent.

Rights of Atwood Shareholders	Rights of Ensco Shareholders
Shareholder Proposals; Director Nominations

Under Atwood's bylaws, at an annual meeting of shareholders of Atwood, only such business may be conducted, and only such proposals may be acted upon, as have been properly brought before such annual meeting. To be properly brought before an annual meeting, business or proposals (other than any nomination of directors of the Atwood Board, which is governed by a separate provision of Atwood's bylaws) must:

(i)    be specified in the notice relating to the meeting (or any supplement thereto) given by or at the direction of the Atwood Board in accordance with the applicable provisions regarding notice of shareholder meetings under Atwood's bylaws;

(ii)   otherwise be properly brought before the annual meeting by or at the direction of the Atwood Board; or

(iii)   be properly brought before the meeting by an Atwood shareholder who (A) is a shareholder of record at the time of the giving of such shareholder's notice and on the record date for the determination of shareholders entitled to vote at such annual meeting, (B) is entitled to vote at the annual meeting and (C) complies with the requirements of the shareholder proposal provisions under Atwood's bylaws, and otherwise be proper subjects for shareholder action and be properly introduced at the annual meeting. Clause (iii) is the exclusive means for a shareholder to submit business or proposals (other than matters properly brought under Rule 14a-8 under the Exchange Act and included in the notice relating to the meeting (or any supplement thereto) given by or at the direction of the Atwood Board in accordance with applicable notice requirements under Atwood's bylaws) before an annual meeting of Atwood shareholders.

Shareholders meeting either of the following criteria can require resolutions to be put before the annual general meeting:

(i)    one or more shareholders holding at least 5% of the paid-up capital of Ensco carrying voting rights; or

(ii)   at least 100 members who have a right to vote on the resolution at the annual general meeting to which a request relates and who hold shares on which there has been paid up an average sum, per shareholder, of at least £100. The request must be received at least 6 weeks before the relevant annual general meeting (or, if later, the time at which notice is given of that meeting). If so requested, Ensco is required to give notice of a resolution in the same manner and at the same time (or as soon as reasonably practical thereafter) as the notice of the annual general meeting.

Shareholders, whether individually or collectively, who do not meet either of the thresholds set out at (i) or (ii) above will not be entitled to nominate a director or propose a shareholder resolution for consideration at a meeting of the shareholders except for shareholder proposals required by SEC Rule 14a-8 under the Exchange Act.

Directors of Ensco that are proposed to be elected at a shareholder meeting generally must be elected individually pursuant to separate proposals at the meeting; more than one director cannot be elected under the same shareholder proposal.

Rights of Atwood Shareholders	Rights of Ensco Shareholders
For a proposal to be properly brought before an annual meeting by an Atwood shareholder in accordance with the provisions of Atwood's bylaws, in addition to any other applicable requirements, such shareholder must have given timely advance notice thereof in writing to the Atwood Corporate Secretary. To be timely, such shareholder's notice must be delivered to, or mailed and received at, the principal executive offices of Atwood not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the annual meeting date of the immediately preceding annual meeting; provided, however, that if the scheduled annual meeting date is called for a date that is not within 30 days before or after such anniversary date, notice by such shareholder, to be timely, must be so delivered or received no earlier than the close of business on the 120th day and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if less than 100 days' prior notice or public disclosure of the scheduled meeting date is given or made, the 10th day following the earlier of the day on which the notice of such meeting was mailed to Atwood shareholders or the day on which such public disclosure was made. In no event will any adjournment, postponement or deferral of an annual meeting or the announcement thereof commence a new time period for the giving of a timely notice as described above.

Any such shareholder's notice to the Atwood Corporate Secretary must set forth as to each matter such shareholder proposes to bring before the annual meeting:

(i)    a description of the proposal desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, together with the text of the proposal or business (including the text of any resolutions proposed for consideration);

Under the Ensco Articles of Association, shareholders holding at least 5% of the paid-up capital of Ensco carrying voting rights have an express right to nominate candidates for election to the Ensco Board and bring other business before an annual general meeting, provided the shareholder was a shareholder of record at the time notice was given of the meeting and is a shareholder at the time of the meeting, is entitled to vote at the meeting and complies with the notice procedures set forth below as to such business or nomination. The shareholder must give timely notice and the notice must:

(i)    set forth, as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (a) the name and address of such shareholder, (b) the class or series and number of shares of the corporation owned, any option or convertible security and certain other information regarding shareholder ownership of shares and (c) any other information relating to such shareholder and beneficial owner that would be required to be disclosed in a proxy;

(ii)   if the notice relates to any business other than a nomination of a director(s), set forth (a) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of such shareholder and beneficial owner in such business and (b) a description of all agreements between such shareholder and beneficial owner and any other person in connection with the proposal of such business by such shareholder;

(iii)  set forth, for each nominee (a) information relating to such person that would be required to be disclosed in a proxy statement and (b) a description of all direct and indirect compensation during the past three years, and any other material relationships, between or among such shareholder and beneficial owner on the one hand, and each proposed nominee, on the other hand; and

Rights of Atwood Shareholders	Rights of Ensco Shareholders
(ii)   the name and address of such shareholder proposing such business, as they appear on Atwood's books, and of the beneficial owner, if any, on whose behalf the proposal is made and the name and address of any other shareholders known by such shareholder to be supporting such business or proposal;

(iii)  any disclosable interests of such shareholder and such beneficial owner, if any;

(iv)  any material interest of such shareholder and beneficial owner, if any, in such business or proposal;

(v)   a representation that such shareholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting; and

(vi)  a description of all agreements, arrangements and understandings between such shareholder and beneficial owner, if any, and any other person or persons (including their names) in connection with such business or proposal by such shareholder.

Subject to any rights of preferred shareholders to elect directors as may be established by the Atwood Board and described in Atwood's certificate of formation, Atwood's bylaws provide that director nominations may only be made at a properly noticed annual or special meeting by (i) the Atwood Board or (ii) any shareholder who (A) is a shareholder of record at the time of the giving of such shareholder's notice and on the record date for the determination of shareholders entitled to vote at such meeting, (B) is entitled to vote at such meeting and (C) complies with the requirements of the director nomination provisions under Atwood's bylaws.

(iv) include a completed and signed questionnaire, representation and agreement for each nominee.

To be timely, a shareholder's notice must be delivered to and received by the secretary of the company not earlier than the close of business on the 75th day and not later than the close of business on the 50th day prior to the first anniversary of the preceding year's annual general meeting, subject to any other requirements of law; provided, however, that in the event that the date of the annual general meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 75th day prior to the date of such annual general meeting and not later than the close of business on the later of the 50th day prior to the date of such annual general meeting or, if the first public announcement of the date of such annual general meeting is less than 65 days prior to the date of such annual general meeting, the 15th day following the day on which public announcement of the date of such meeting is first made by the company.

Under the Ensco Articles of Association and except as otherwise provided by law, the chairman of the meeting shall determine whether a nomination or any business proposed to be brought before the meeting was properly made and, if not, to declare that such defective proposal or nomination shall be disregarded.

Rights of Atwood Shareholders	Rights of Ensco Shareholders
Any nomination by a shareholder must be preceded by timely advance written notice to the Atwood Corporate Secretary as described in the context of shareholder proposals generally, above. However, if the number of directors to be elected at such meeting is increased, and there is no public notice or public disclosure by Atwood naming all of the nominees for director or specifying the size of the increased Atwood Board at least 100 days prior to the anniversary of the immediately preceding annual meeting or 100 days prior to the special meeting date, as applicable, a shareholder's notice with respect to nominees for any new positions created by such increase will be considered timely if it is delivered no later than the close of business on the 10th day following the earlier of the day on which the notice of such meeting was mailed to the shareholders or the day on which such disclosure was made.

In addition to the information described above in the context of shareholder proposals generally, any such shareholder's notice to the Atwood Corporate Secretary for a director nomination must set forth, as to each nominee:

(i)    name, age, business address and residence address;

(ii)    principal occupation or employment;

(iii)  any other information that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for election of directors in a contested election, or would otherwise be required pursuant to Section 14 of the Exchange Act and rules promulgated thereunder; and

(iv)  a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand.

Rights of Atwood Shareholders	Rights of Ensco Shareholders
A shareholder providing such notice must provide further updates and supplements, if necessary, upon any material changes to the information provided therein and so that such information is true and correct both as of the record date and as of the date 10 days prior to the meeting or any adjournment or postponement thereof. Any such updates must be delivered no later than five business days after the record date or eight business days prior to the meeting date, as applicable.

Atwood's president or presiding officer shall determine whether the nomination requirements have been met, and, if such officer determines that the nomination was not made in accordance with the Atwood bylaws, the defective nomination will be disregarded.

Sources and Payment of Dividends
Sources of Dividends

Under the Atwood bylaws, before declaring any dividend there may be reserved out of the earned surplus such sum or sums as the Atwood Board, from time to time in the absolute discretion of the directors, deems proper for working capital or as a reserve fund to meet contingencies or for equalizing dividends, or for such other purposes as the Atwood Board may deem conducive to the interests of Atwood, and the Atwood Board may abolish any such reserve in the manner in which it was created.
Subject to English law, if the Ensco Board considers that the financial position of Ensco justifies such payments, it can pay interim, final or other dividends on any class of shares of any amounts and on any dates and for any periods which it decides.

However, under English law, Ensco is not permitted to make a distribution if, at the time, the amount of its net assets is less than the aggregate of its issued and paid-up share capital and undistributable reserves or to the extent that the distribution will reduce the net assets below such amount.

Rights of Atwood Shareholders	Rights of Ensco Shareholders
Declaration of Dividends

Subject to certain restrictions on declaration and payment of dividends in Atwood's credit agreements, the Atwood Board may declare dividends as and when the Atwood Board deems expedient and as may be permitted by law and under the provisions of the TBOC.

Under Texas law, a distribution includes a transfer of cash or other property (except a corporation's own shares or rights to acquire its shares), or an issuance of debt, by a corporation to its shareholders in the form of: (i) a dividend on any class or series of the corporation's outstanding shares; (ii) a purchase or redemption, directly or indirectly, of its shares; or (iii) a payment in liquidation of all or a portion of its assets. Texas law also provides that a corporation may not make a distribution if such distribution violates its certificate of formation or if it either renders the corporation unable to pay its debts as they become due in the course of its business or affairs or exceeds, depending on the type of distribution, either the net assets or the surplus of the corporation.

The Ensco Articles of Association authorize the directors to declare dividends if the Ensco Board consider that the financial position of Ensco justifies such payment.

The Ensco Articles of Association provide that dividends may be paid in cash; by cheque, warrant or money order made payable to the order of the person entitled to the payment; by a bank or other funds transfer system to an account designated in writing by the person entitled to the payment; if the Ensco Board so decides, by means of a relevant system in respect of an uncertificated share; or by such other method as the person entitled to the payment may in writing direct and the Ensco Board may agree.

Record Date
Atwood's bylaws provide that for dividends and other matters, the record date must be set not more than 60 days prior to such action.
The Ensco Articles of Association provide that, subject to certain restrictions, the Ensco Board may set the record date for a dividend or other distribution, provided the date is not more than 60 days before the date of declaration of the dividend.

Rights of Atwood Shareholders	Rights of Ensco Shareholders
Purchase and Redemption of Stock
Atwood common stock is not convertible, redeemable or assessable, or entitled to the benefits of any sinking fund.
Subject to English law, the Ensco Articles of Association provide that Ensco may purchase its own shares (including any redeemable shares).

Subject to English law and to any rights attached to any existing shares, the Ensco Articles of Association provide that Ensco may issue shares which are to be redeemed or are liable to be redeemed at Ensco's option or the holder, and the Ensco Board may determine the terms, conditions and manner of redemption of any shares so issued.

Under English law, any shares (including redeemable shares) purchased by Ensco must then be cancelled (and cannot be resold by the company) or, where the purchase is made out of distributable profits, held as treasury shares. Shares repurchased into treasury may be resold by Ensco.

Any redeemable shares which are redeemed by Ensco must be cancelled, but pending redemption could be voted and deemed outstanding for the purpose of determining the total number of shares entitled to vote on any such matter unless the terms of issue provide otherwise.
Voting Treasury Stock

Atwood's bylaws provide that treasury shares and shares of the Atwood's own stock owned by another corporation the majority of the voting stock of which is owned or controlled by Atwood shall not be voted, directly or indirectly, at any meeting, and shall not be counted in determining the total number of outstanding shares at any given time; provided that the foregoing shall not preclude Atwood from voting shares of its capital stock held or controlled by Atwood in a fiduciary capacity or for which Atwood otherwise exercises voting power in a fiduciary capacity.
Under English law, Ensco cannot exercise any right in respect of shares held in treasury (including the right to attend and vote at meetings). Any purported exercise of such a right is void.

Any redeemable shares which are redeemed by Ensco must be cancelled, but pending redemption could be voted and deemed outstanding for the purpose of determining the total number of shares entitled to vote on any such matter unless the terms of issue provide otherwise.

Rights of Atwood Shareholders	Rights of Ensco Shareholders
Notice

Atwood's bylaws provide that any notice to shareholders must be in writing and may be delivered personally, or by mail to the shareholders at their respective addresses appearing on the books and share transfer records.

Notice to shareholders will be deemed to be given at the time when the same shall be so delivered or mailed.

On consent of a shareholder, notice from Atwood may be given to the shareholder by electronic transmission. The shareholder may specify the form of electronic transmission to be used to communicate notice and may revoke this consent by written notice to Atwood.

The Ensco Articles of Association provide that whenever notice is required to be given to any shareholder, such notice may be given in writing

(i)     personally;

(ii)   by mail, addressed to such shareholder, at his or her address as it appears on the records of the company, with postage thereon prepaid;

(iii)  by sending it in electronic form (if the shareholder has so agreed); or

(iv)  in certain circumstances, by making the notice available on a website.

Annual Meetings of Shareholders

Atwood's bylaws provide that all shareholder meetings will be held at such time and place, within or outside the State of Texas, as may be designated by the Atwood Board or as may be stated in the notice of the meeting or in a duly executed waiver of notice thereof. The Atwood Board may determine that any meeting may be held solely by means of remote communication in accordance with Texas law.

Atwood's bylaws provide that notice of the annual meeting stating the place, date and hour of the meeting must be given to each shareholder entitled to vote at such meeting not less than 10 nor more than 60 days before the date of the meeting.

The Ensco Articles of Association provide that the Ensco Board, chairman, or chief executive officer may convene general meetings of the shareholders at any place they so designate.

The notice of the general meeting must state the time, date and place of the meeting and the general nature of the business to be dealt with. The general meeting may be within or outside the United Kingdom.

Ensco must hold its annual general meeting within 6 months from the day following the end of its fiscal year.

Under English law, an annual general meeting must be called by at least 21 clear days' notice. It is possible to extend this notice period in the company's articles of association. This notice period can be shortened if all shareholders who are permitted to attend and vote agree to the shorter notice. A meeting other than the annual general meeting must be called by not less than 14 clear days' notice, but this too can be lengthened or shortened by agreement. The maximum notice in the Ensco Articles of Association is 60 clear days for both types of meeting.

Rights of Atwood Shareholders	Rights of Ensco Shareholders

"Clear days" means calendar days and excludes (1) the date of receipt or deemed receipt of the notice; and (2) the date of the meeting itself. Pursuant to the Ensco Articles of Association, notice of a meeting will be deemed to be received by shareholders 24 hours after it was posted (provided that first class post is used—if second class post is used, or if there is only one class of post, the notice will be deemed to be received 48 hours after it was posted).
Special/General Meetings of Shareholders
Calling a Special/General Meeting

Atwood's certificate of formation and bylaws provide that special meetings of shareholders may be called only on the order of:

(i)    the Atwood Board;

(ii)   the chairman of the Atwood Board; or

(iii)  the president.

The Ensco Articles of Association provide that general meetings of shareholders may be called on the order of:

(i)    the Ensco Board;

(ii)   the chairman of the Ensco Board; or

(iii)  the chief executive officer.

Additionally, Atwood's bylaws provide that one or more shareholders representing at least 10% of all shares of Atwood common stock entitled to vote at a special meeting have the right to call such a meeting upon written request.	Under English law, one or more shareholders representing at least 5% of the paid up capital of Ensco carrying voting rights have the right to requisition the holding of a general meeting.
Notice

Atwood's bylaws provide that notice of a special meeting stating the place, date, hour of the meeting and purpose or purposes for which the meeting is called must be given to each shareholder entitled to vote at such meeting not less than 10 nor more than 60 days before the date of the meeting. Business transacted at any special meeting of shareholders is limited to the purpose or purposes stated in the notice.
English law requires that notice of a general meeting of shareholders (other than the annual general meeting convened by the officers, which requires at least 21 clear days) must be delivered to the shareholders at least 14 clear days prior to the meeting. Under the Ensco Articles of Association the notice must be delivered not more than 60 clear days prior to the meeting. This notice must state the place, date and time of the meeting and the purpose or purposes for which the meeting is called. Business transacted at any general meeting of shareholders will be limited to the purposes stated in the notice.

Where the meeting is properly requisitioned by the shareholders of Ensco, the Ensco Board must call the general meeting within 21 days, and the meeting itself should be held not more than 28 days after the date of the notice convening the meeting.

Rights of Atwood Shareholders	Rights of Ensco Shareholders

Notice periods for general meetings can be shortened for public companies if shareholders holding 95% of the voting rights agree to hold the meeting at short notice. In the case of annual general meetings, all shareholders entitled to attend and vote must agree to short notice.
Appraisal or Dissenters' Rights

Under the TBOC, shareholders generally have appraisal rights in the event of a merger or consolidation. However, these appraisal rights are not available if (a) the shares held by the shareholder are part of a class of shares listed on a national securities exchange or held of record by at least 2,000 holders, (b) the shareholder is not required to accept for his or her shares any consideration that is different than the consideration to be provided to any other holder of shares of the same class held by the shareholder, and (c) the shareholder is not required to accept any consideration other than shares of a corporation that satisfy the requirements in clause (a) above. See "Shareholders' Votes on Certain Transactions" below.
English law does not provide for "appraisal rights" similar to those rights under Texas law. However, English law will provide for dissenter's rights which permit a shareholder to object to a court in the context of the compulsory acquisition of minority shares. See "Shareholders' Votes on Certain Transactions" below.
Preemptive Rights
Atwood common stock carries no preemptive or other subscription rights to purchase shares of any capital stock of Atwood.
Under English law, unless either a special resolution to the contrary has been passed by the shareholders or there is a provision in the Ensco Articles of Association conferring a corresponding right, the issuance for cash of:

(i)    equity securities, (i.e., ordinary shares, which are shares other than shares which, with respect to dividends or capital, carry a right to participate only up to a specified amount in a distribution); or

(ii) rights to subscribe for, or convert securities into, ordinary shares, must be offered first to the existing ordinary shareholders in proportion to the respective nominal values of their holdings. English law permits a company's shareholders by special resolution or a provision in a company's articles of association to exclude preemptive rights for a period of up to five years.

Rights of Atwood Shareholders	Rights of Ensco Shareholders

Pursuant to resolutions passed at the Ensco annual general meeting held on May 22, 2017, the Ensco Board is currently authorized to:

(i)    allot and issue equity securities for cash free of pre-emption rights up to a nominal amount of $1,517,989; and

(ii) further allot equity securities free of pre-emption rights up to a nominal amount of $1,517,989 for the purposes of financing (or refinancing, if the power is to be used within six months after the original transaction) a transaction which the Ensco Board deems to be an acquisition or other capital investment.
Preemptive rights do not generally apply to a company's issuance of shares in exchange for consideration other than cash.
Amendment of Governing Instruments

The vote required for amending Atwood's certificate of formation is the affirmative vote of at least two-thirds of the outstanding shares entitled to vote thereon.

Atwood's bylaws provide that the bylaws may be altered, amended or repealed or new bylaws adopted by either the Atwood Board or the shareholders. Any alteration, amendment or repeal relating to the provisions of Atwood's bylaws that set forth the number of directors requires shareholder approval.

The provisions in the Ensco Articles of Association of an English public limited company are generally equivalent to the collective provisions in a certificate of incorporation and bylaws of a Delaware corporation.

Under English law, a special resolution of the shareholders is required to amend any provision of the Ensco Articles of Association. The Ensco Board does not have the power to amend the articles without shareholder approval.

Rights of Atwood Shareholders	Rights of Ensco Shareholders
Stock Class Rights

Under Texas law, unless an amendment to the certificate of formation is undertaken by the board of directors relating to a series of shares established by the board of directors, separate voting by a class or series of shares is required for approval of an amendment to the certificate of formation if the amendment will:

(i)    increase or decrease of the aggregate number of authorized shares of the class or series;

(ii)   increase or decrease of the par value of the shares of the class or series, including changing shares with par value into shares without par value or changing shares without par value into shares with par value;

(iii)  effect an exchange, reclassification, or cancellation of all or part of the shares of the class or series;

(iv)  effect an exchange or creating a right of exchange of all or part of the shares of another class or series into the shares of the class or series;

(v)   change the designations, preferences, limitations, or relative rights of the shares of the class or series;

Amendments affecting the rights of the holders of any class of shares may, depending on the rights attached to the class and the nature of the amendments, also require approval of the class affected at a separate class meeting.

The Ensco Articles of Association provide that shareholders of the relevant class of shares can approve any amendment to their rights either by:

(i)    consent in writing of shareholders holding at least 75% of the issued shares of that class by amount; or

(ii)   a special resolution passed at a class meeting of the relevant class. The quorum for such a meeting is one or more shareholders entitled to vote at the meeting being present in person or by proxy and holding, whether individually or in aggregate, at least 20% in nominal amount of the issued shares of the relevant class. Every shareholder who is present in person or by proxy and entitled to vote at such a meeting is entitled to one vote for every share that he or she holds of the relevant class.

(vi) change the shares of the class or series, with or without par value, into the same or a different number of shares, with or without par value, of the same class or series or another class or series;
(vii) create a new class or series of shares with rights and preferences equal, prior, or superior to the shares of the class or series;
(viii) increase the rights and preferences of a class or series with rights and preferences equal, prior, or superior to the shares of the class or series;

(ix) increase the rights and preferences of a class or series with rights or preferences later or inferior to the shares of the class or series in such a manner that the rights or preferences will be equal, prior, or superior to the shares of the class or series;

Rights of Atwood Shareholders	Rights of Ensco Shareholders
(x) divide the shares of the class into series and setting and determining the designation of the series and the variations in the relative rights and preferences between the shares of the series;
(xi) limit or deny existing preemptive rights or cumulative voting rights of the shares of the class or series; or
(xii) cancel or otherwise affect the dividends on the shares of the class or series that have accrued but have not been declared.

For each amendment to the certificate of formation that would create a result described in subsections (i) through (xii) above, holders of shares of a class or series are entitled to vote as a class or series upon such proposed amendment.

Rights of Atwood Shareholders	Rights of Ensco Shareholders
Shareholders' Votes on Certain Transactions
Mergers

Under Texas law, unless a corporation's certificate of formation permits a lesser vote (but not less than a majority), the affirmative vote of the holders of at least two-thirds of the outstanding shares of the corporation entitled to vote on a merger is required to approve a merger transaction. Atwood's certificate of formation does not permit a lesser vote on a merger transaction, and as such, the affirmative vote of least two-thirds of the outstanding shares of Atwood entitled to vote is required to approve a merger transaction.
As noted above, "ordinary resolutions" must be approved by at least a majority of the votes cast by shareholders. "Special resolutions" require the affirmative vote of at least 75% of the votes cast at the meeting to be approved.

There is no concept of a statutory merger under English law (except where an English company merges with another company based in the European Economic Area).

Under English law and subject to applicable U.S. securities laws and NYSE rules and regulations, where Ensco proposes to acquire another company, approval of Ensco's shareholders is not required.

Under English law, where another company proposes to acquire Ensco, the requirement for the approval of the shareholders of Ensco depends on the method of acquisition.

Under English law, schemes of arrangement are arrangements or compromises between a company and any class of shareholders or creditors, and are used in certain types of reconstructions, amalgamations, capital reorganizations or takeovers (similar to a merger in the U.S.). Such arrangements require the approval of: (i) a majority in number of shareholders or creditors (as the case may be) representing 75% in value of the creditors or class of creditors or shareholders or class of shareholders present and voting either in person or by proxy at a special meeting convened by order of the court; and (ii) the English court.

Once approved, sanctioned and becoming effective, all shareholders and creditors of the relevant class are bound by the terms of the scheme, and a dissenting shareholder would have no rights comparable to appraisal rights provided under Texas law.

Rights of Atwood Shareholders	Rights of Ensco Shareholders
The Companies Act 2006 also provides that where (i) a takeover offer is made for shares, and (ii) following the offer, the offeror has acquired or contracted to acquire not less than 90% in value of the shares to which the takeover offer relates, and not less than 90% of the voting rights carried by the shares to which the offer relates, the offeror may require the other shareholders who did not accept the offer to transfer their shares on the terms of the offer.

A dissenting shareholder may object to the transfer on the basis that the bidder is not entitled to acquire shares or to specify terms of acquisition different from those in the offer by applying to the court within six weeks of the date on which notice of the transfer was given. In the absence of fraud or oppression, the court is unlikely to order that the acquisition shall not take effect, but it may specify terms of the transfer that it finds appropriate.
A minority shareholder is also entitled in similar circumstances to require the offeror to acquire his or her shares on the terms of the offer.

Rights of Atwood Shareholders	Rights of Ensco Shareholders
Related Party Transactions

Neither Texas law nor Atwood's certificate of formation or bylaws requires shareholder approval of related party transactions.

Under the rules of the NYSE, shareholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions, to:

(i)    a director, officer or substantial security holder of the company (each a "Related Party");

(ii)   a subsidiary, affiliate or other closely-related person of a Related Party; or

(iii)  any company or entity in which a Related Party has a substantial direct or indirect interest;

if the number of shares of common stock to be issued, or if the number of shares of common stock into which the securities may be convertible or exercisable, exceeds either 1% of the number of shares of common stock or 1% of the voting power outstanding before the issuance. However, if the Related Party involved in the transaction is classified as such solely because such person is a substantial security holder, and if the issuance relates to a sale of stock for cash at a price at least as great as each of the book and market value of the issuer's common stock, then shareholder approval will not be required unless the number of shares of common stock to be issued, or unless the number of shares of common stock into which the securities may be convertible or exercisable, exceeds either 5% of the number of shares of common stock or 5% of the voting power outstanding before the issuance.

Under English law, certain transactions (such as loans, credit transactions and substantial property transactions) between a director and a related company of which he or she is a director are prohibited unless approved by the shareholders.

Under the rules of the NYSE, shareholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions, to:

(i)    a director, officer or substantial security holder of the company (each a Related Party);

(ii)   a subsidiary, affiliate or other closely-related person of a Related Party; or

(iii)  any company or entity in which a Related Party has a substantial direct or indirect interest;

if the number of shares of common stock to be issued, or if the number of shares of common stock into which the securities may be convertible or exercisable, exceeds either 1% of the number of shares of common stock or 1% of the voting power outstanding before the issuance. However, if the Related Party involved in the transaction is classified as such solely because such person is a substantial security holder, and if the issuance relates to a sale of stock for cash at a price at least as great as each of the book and market value of the issuer's common stock, then shareholder approval will not be required unless the number of shares of common stock to be issued, or unless the number of shares of common stock into which the securities may be convertible or exercisable, exceeds either 5% of the number of shares of common stock or 5% of the voting power outstanding before the issuance.

Rights of Atwood Shareholders	Rights of Ensco Shareholders
Approval of Auditors
Atwood's shareholders do not have the right to appoint its auditors; however, Atwood typically includes a proposal at its annual meeting for shareholders to ratify the appointment of its auditors.
Under English law, Ensco's shareholders approve the company's auditors each year. In addition, the company's annual financial statements, which must, to the satisfaction of the directors, give a "true and fair view" of the assets, liabilities, financial position and profit or loss of Ensco and the consolidated group, must be presented to the shareholders at a general meeting but are not required to be approved by the shareholders.
Rights of Inspection

Under Texas law, subject to the governing documents and on written demand stating a proper purpose, a holder of shares of a corporation for at least six months immediately preceding the holder's demand, or a holder of at least 5% of all of the outstanding shares of a corporation, is entitled to examine and copy, at a reasonable time, the corporation's relevant books, records of account, minutes, and share transfer records. The examination may be conducted in person or through an agent, accountant, or attorney.

Atwood's certificate of formation and bylaws have no limitation on the right of shareholders to inspect its books and records.

Under Texas law, the list of shareholders entitled to vote at the meeting shall be:

(i)     subject to inspection by a shareholder during regular business hours; and

(ii)   produced and kept open at the meeting.

If a meeting of the shareholders is held by means of remote communication, the list must be open to inspection by a shareholder during the meeting on a reasonably accessible electronic network.

The original share transfer records are prima facie evidence of which shareholders are entitled to inspect the list.

Under English law, the register and index of names of shareholders of Ensco may be inspected at any time

(i)    for free, by its shareholders, and

(ii)   for a fee by any other person.

The inspecting shareholder has to show he or she has a proper purpose in inspecting the register. Documents may be copied for a fee.

Under English law, the service contracts, if any, of Ensco's directors can be inspected without charge and during business hours. In this and certain other contexts under applicable English law, a "director" includes certain executive officers and a "service contract" includes any contract under which such a director or executive officer undertakes personally to provide services to the company or a subsidiary company, whether in that person's capacity as a director, an executive officer or otherwise.

Under English law, the shareholders of Ensco may also inspect, without charge and during business hours, the minutes of meetings of the shareholders for the previous 10 years and obtain copies of the minutes for a fee.

In addition, the published annual accounts of Ensco are required to be available for shareholders at a general meeting and a shareholder is entitled to a copy of these accounts. The accounts must also be made available on Ensco's website and remain available until the accounts for the next financial year are placed on the website.

Rights of Atwood Shareholders	Rights of Ensco Shareholders
Under English law, the shareholders of a company do not have the right to inspect the corporate books of a subsidiary of that company.

The Ensco Articles of Association permit shareholders to examine a complete list of shareholders prior to, and at, a shareholder meeting.

Approval of Director Compensation

SEC rules require that Atwood's shareholders be allowed a non-binding advisory vote to approve named executive officer compensation. There is no similar requirement with respect to director compensation.
SEC rules require that Ensco shareholders be allowed a non-binding advisory vote to approve named executive officer compensation.

Under English law, Ensco must prepare a directors' remuneration policy at least every three years. There must be a binding shareholder vote (by way of ordinary resolution) on the directors' remuneration policy at least every three years. Shareholder approval is required in respect of any changes to the directors' remuneration policy within this three-year period.

English law also requires Ensco to prepare a directors' remuneration report for each financial year, which is subject to an annual non-binding advisory vote by shareholders. Shareholder approval of the directors' remuneration policy will be required where the directors' remuneration report was not approved by shareholders at the previous meeting where the annual reports and accounts of Ensco were presented to shareholders.

Rights of Atwood Shareholders	Rights of Ensco Shareholders
Standard of Conduct for Directors

Under Texas law, a director owes the fiduciary duties of loyalty (including good faith), care and obedience to the corporation. The duty of loyalty requires directors to act in good faith and to not allow personal interest to prevail over that of the corporation. The duty of care requires directors to act and perform corporate duties in the same manner as an ordinarily prudent person would under similar circumstances. In performing this obligation, directors must be diligent and informed and exercise honest and unbiased business judgment in pursuit of corporate interests. Texas law provides that directors may in good faith rely on information, opinions, reports or statements prepared by officers or employees of the corporation, counsel, accountants and investment bankers. The duty of obedience requires that directors avoid committing acts beyond the scope of the powers of the corporation. When directors act consistently with their duties of loyalty (including good faith), care and obedience, their decisions are generally presumed to be valid under the Texas business judgment rule.
English law imposes certain specific obligations on the directors of Ensco. In addition to certain common law and equitable principles, there are statutory director duties, including seven codified duties as follows:

(i)    To act in a way he or she considers, in good faith, would be most likely to promote the success of the company for the benefit of its shareholders as a whole;

(ii)   To act in accordance with the company's constitution and exercise powers only for the purposes for which they are conferred;

(iii)  To exercise independent judgment;

(iv)  To exercise reasonable care, skill and diligence;

(v)   To avoid conflicts of interest;

(vi)  Not to accept benefits from third parties; and

(vii) To declare an interest in a proposed transaction with the company.

Classification of the Board of Directors

Texas law permits the certificate of formation or bylaws to provide that directors be divided into one, two or three classes, with the term of office of one class of directors to expire each year.

Atwood's bylaws and certificate of formation do not provide for classes of directors.

English law permits a company to provide for terms of different length for its directors. However, it also requires, in the case of officers who are also considered directors under English law, that employment agreements with a guaranteed term of more than two years be subject to a prior approval of shareholders at a general meeting.

The Ensco Articles of Association provide that each nominated director will serve for a term to expire at the subsequent annual meeting.

Rights of Atwood Shareholders	Rights of Ensco Shareholders
Removal of Directors

Unless otherwise provided by the certificate of formation or bylaws, under Texas law, the shareholders of a corporation may remove a director or the entire board of directors, with or without cause, at a meeting called for that purpose, by a vote of holders of a majority of the outstanding shares entitled to vote at an election of the director or directors.

Atwood's bylaws provide that directors may be removed from office from time to time and at any time with or without cause, by the shareholders entitled to vote, at any meeting thereof at which a quorum is present, by the vote of a two-thirds majority of the votes of the shareholders present in person or by proxy and entitled to vote thereat.

Under English law, shareholders may remove a director without cause by ordinary resolution, irrespective of any provisions in the company's articles of association, provided that 28 clear days' notice of the resolution is given to the company.

Under English law, the director has a right to make written representations, which the company must circulate to shareholders, as to why he or she should not be removed.

Vacancies on the Board of Directors
Generally

Atwood's bylaws provide that any vacancy or vacancies occurring in the Atwood Board may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the Atwood Board. A director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office and until his successor shall have been elected and qualified.
Any vacancy occurring in the Ensco Board may be filled by a resolution of the remaining directors. If there are, however, no directors in office, a shareholder may convene a general meeting for the purpose of appointing directors.
Term of Service After Appointment to Fill a Vacancy

Atwood's bylaws and certificate of formation provide that any director appointed to fill a vacancy or a newly-created directorship will serve until the next annual meeting of shareholders and until such director's successor shall have been duly elected and qualified or until his earlier death, resignation or removal.	The Ensco Articles of Association provide that all appointed directors will serve for a term to expire at the subsequent annual general meeting of shareholders.

Rights of Atwood Shareholders	Rights of Ensco Shareholders
Liability of Directors and Officers

Texas law permits a corporation to eliminate in its certificate of formation all monetary liability of a director to the corporation or its shareholders for conduct in the performance of such director's duties, except where such liability is based on:

(i)    breaches of the duty of loyalty to the corporation or its shareholders;

(ii)   acts or omissions not in good faith that constitute a breach of duty of the person to the corporation or involves intentional misconduct or a knowing violation of law;

(iii)  transactions from which the director obtains an improper benefit; or

(iv)  violations of applicable statutes which expressly provide for the liability of a director.

Atwood's certificate of formation provides that a director will not be liable to Atwood or its shareholders for monetary damages for an act or omission in the director's capacity as director, subject to the exceptions provided under the TBOC.

English law does not permit a company to exempt any director or certain officers from any liability arising from negligence, default, breach of duty or breach of trust against the company. However, despite this prohibition, an English company is permitted to purchase and maintain insurance for a director or executive officer of the company against any such liability.

Shareholders can ratify by ordinary resolution a director's or certain officer's conduct amounting to negligence, default, breach of duty or breach of trust in relation to the company.

Rights of Atwood Shareholders	Rights of Ensco Shareholders
Indemnification of Directors and Officers

Texas law permits a corporation to indemnify a director or former director against judgments and expenses reasonably and actually incurred by the person in connection with a proceeding if the person (i) acted in good faith, (ii) reasonably believed, in the case of conduct in the person's official capacity, that the person's conduct was in the corporation's best interests, and otherwise, that the person's conduct was not opposed to the corporation's best interests, and (iii) in the case of a criminal proceeding, did not have a reasonable cause to believe the person's conduct was unlawful. If, however, the person is found liable to the corporation, or is found liable on the basis that such person received an improper personal benefit, then indemnification under Texas law is limited to the reimbursement of reasonable expenses actually incurred, and no indemnification will be available if the person is found liable for (i) willful or intentional misconduct in the performance of the person's duty to the corporation, (ii) breach of the person's duty of loyalty owed to the corporation, or (iii) an act or omission not committed in good faith that constitutes a breach of a duty owed by the person to the corporation.

Atwood's bylaws authorize indemnification and advancement of expenses to its directors and officers in the manner prescribed in, and to the maximum extent permissible under, the TBOC. As permitted by the TBOC, Atwood currently has in effect a directors' and officers' liability insurance policy.

Atwood, at the discretion of the Atwood Board, may purchase indemnification insurance on behalf of the corporation and any person whom it has power to indemnify pursuant to the TBOC, its certificate of formation and its bylaws, or otherwise.

Subject to exceptions, English law does not permit a company to exempt a director or certain officers from, or indemnify him or her against, liability in connection with any negligence, default, breach of duty or breach of trust by him or her in relation to the company.

The exceptions allow a company to:

(i)     purchase and maintain director and officer insurance, or "D&O Insurance" against any liability attaching in connection with any negligence, default, breach of duty or breach of trust owed to the company. D&O Insurance generally covers costs incurred in defending allegations and compensatory damages that are awarded. However, D&O Insurance will not cover damages awarded in relation to criminal acts, intentional malfeasance or other forms of dishonesty, regulatory offences or excluded matters such as environmental liabilities. In relation to these matters, D&O Insurance generally only covers defense costs, subject to the obligation of the director or officer to repay the costs if an allegation of criminality, dishonesty or intentional malfeasance is subsequently admitted or found to be true; and

(ii)   provide a qualifying third party indemnity provision, or "QTPIP." This permits a company to indemnify its directors and certain officers (and directors and certain officers of an associated company) in respect of proceedings brought by third parties (covering both legal costs and the amount of any adverse judgment, except for: the legal costs of an unsuccessful defense of criminal proceedings or civil proceedings brought by the company itself; fines imposed in criminal proceedings; and penalties imposed by regulatory bodies). Ensco can therefore indemnify directors and certain officers against such third party actions as class actions or actions following mergers and acquisitions or share issues; and

Rights of Atwood Shareholders	Rights of Ensco Shareholders
(iii) indemnify a director or certain officers in respect of defense costs in relation to civil and criminal proceedings against him or her (even if the action is brought by the company itself). This is subject to the requirement for the director or officer to reimburse the company if the defense is unsuccessful. However, if the company has a QTPIP in place whereby the director or officer is indemnified in respect of legal costs in civil proceedings brought by third parties, then the director or officer will not be required to reimburse the company.

The Ensco Articles of Association include a provision requiring the company to indemnify to any extent permitted by law any person who is or was a director or officer of Ensco or of any associated company, directly or indirectly (including by funding any expenditure incurred or to be incurred by him or her) against any loss or liability, whether in connection with any negligence, default, breach of duty or breach of trust by him or her or otherwise, in relation to the company or any associated company. The Ensco Articles of Association also state that where a person is so indemnified, such indemnity may extend to all costs, charges, losses, expenses and liabilities incurred by him or her.

Ensco is required to disclose in its annual directors' report any QTPIP in force at any point during the relevant financial year or in force when the directors' report is approved. A copy of the indemnity or, if it is not in writing, a memorandum setting out its terms must be open to inspection during the life of the indemnity and for a period of one year from the date of its termination or expiration. Any shareholder may inspect the indemnity, or memorandum, without charge or may request a copy on payment of a fee.

Rights of Atwood Shareholders	Rights of Ensco Shareholders
Shareholders' Suits

Under Texas law, a shareholder may initiate a derivative action to enforce a right of a corporation if the corporation fails to enforce the right itself.

(i)     The complaint/shareholder must:

        (a)    have been a shareholder of the corporation at the time of the act or omission complained of; or

        (b)    became a shareholder by operation of law from a person that was a shareholder at the time of the act or omission complained of; and

(ii)   the shareholder fairly and adequately represents the interests of the corporation in enforcing the right of the corporation.

While English law only permits a shareholder to initiate a lawsuit on behalf of the company in limited circumstances, it does permit a shareholder whose name is on the register of shareholders of Ensco to apply for a court order:

(i)    when Ensco's affairs are being or have been conducted in a manner unfairly prejudicial to the interests of all or some shareholders, including the shareholder making the claim; or

(ii)    when any act or omission of Ensco is or would be so prejudicial.

As discussed in "Description of Ensco Class A Ordinary Shares—Anti-Takeover Provisions," Ensco is not currently subject to the jurisdiction of the U.K. Takeover Panel (i.e., the regulator of the Takeover Code).

A shareholder may not institute a derivative proceeding until the 91st day after the date a written demand is filed with the corporation stating with particularity the act, omission, or other matter that is the subject of the claim or challenge and requesting that the corporation take suitable action. However, any waiting period required before a derivative proceeding may be instituted is not required if:

(i)    the shareholder has been previously notified that the demand has been rejected by the corporation;

(ii)   the corporation is suffering irreparable injury; or

(iii)  irreparable injury to the corporation would result by waiting for the expiration of the 90-day period.

Rights of Atwood Shareholders	Rights of Ensco Shareholders
Anti-Takeover Matters

The TBOC generally prohibits a Texas corporation whose shares are publicly traded from entering into a business combination with an affiliated shareholder (one who owns 20% or more of a corporation's outstanding voting stock), or an affiliated shareholder's affiliates or associates, for a period of three years after the shareholder became an affiliated shareholder unless either:

(i)    the business combination or the purchase or acquisition of shares made by the affiliated shareholder on the affiliated shareholder's share acquisition date is approved by the board of directors of the issuing public corporation before the affiliated shareholder's share acquisition date; or

(ii)   the business combination is approved, by affirmative vote of the shareholders of at least two-thirds of the outstanding voting shares entitled to vote of the issuing public corporation not beneficially owned by the affiliated shareholder, at a meeting of shareholders called for that purpose not less than six months after the affiliated shareholder's share acquisition date. Approval may not be by written consent.

Under Texas law, a corporation can opt out of, or choose not to be governed by, the anti-takeover statute by stating so in its certificate of formation or bylaws. Atwood has not specifically opted out of or chosen not to be governed by the anti-takeover statute in either its certificate of formation or bylaws.

English law does not expressly prohibit anti-takeover measures, such as shareholder rights plans. The Ensco Articles of Association provide that the Ensco Board may adopt a shareholder rights plan at any time subject to compliance with their fiduciary duties.

Rights of Atwood Shareholders	Rights of Ensco Shareholders
Ability to Bring Suits, Enforce Judgments and Enforce U.S. Law

Atwood is a U.S. company incorporated under the laws of Texas and has substantial assets located in the U.S. As a result, investors generally can initiate lawsuits in the U.S. against Atwood and its directors and officers and can enforce lawsuits based on U.S. federal securities laws in U.S. courts.
As a company listed on the NYSE, Ensco and its directors and officers are subject to U.S. federal securities laws, and investors could initiate civil lawsuits in the U.S. against Ensco for breaches of the U.S. federal securities laws.

Because Ensco is a public limited company incorporated under English law, investors could experience more difficulty enforcing judgments obtained against Ensco in U.S. courts than would currently be the case for U.S. judgments obtained against Atwood. In addition, it may be more difficult (or impossible) to bring some types of claims against Ensco in courts sitting in England than it would be to bring similar claims against a U.S. company in a U.S. court. In addition, the Ensco Articles of Association provide that English courts have exclusive jurisdiction with respect to any suits brought by shareholders against Ensco or its directors.

A judgment obtained against Ensco from a U.S. court will not be recognized by the English courts but an action may be commenced in the English courts for an amount due under a judgment given by the U.S. courts if that judgment is (i) for a debt or definite sum of money; (ii) final and conclusive; and (iii) not of a penalty or revenue nature.

A judgment may be impeached by showing that: (i) the court in question did not, in the circumstances of the case, and in accordance with the English rules of private international law, have jurisdiction to give that judgment; (ii) the judgment was obtained through fraud; (iii) the enforcement of the judgment would be contrary to the public policy of the United Kingdom; or (iv) the proceedings in which the judgment was obtained were opposed to the rules of natural justice.

Ensco and its directors and officers may be subject to criminal penalties in the U.S. arising from breaches of the U.S. federal securities laws, but may not be subject to criminal penalties unless the criminal laws of the United Kingdom were violated.

A criminal judgment in a U.S. court under U.S. federal securities laws may not be enforceable in the English courts on public policy grounds and a prosecution brought before the English courts under U.S. federal securities laws might not be permitted on public policy grounds.

LEGAL MATTERS

        The validity of the Ensco Class A ordinary shares to be issued in connection with the merger will be passed upon for Ensco by Latham & Watkins LLP.

EXPERTS

        The consolidated financial statements of Ensco as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2016 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The financial statements of Atwood Oceanics, Inc. and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this joint proxy statement/prospectus by reference to the Annual Report on Form 10-K for the year ended September 30, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

ENSCO 2018 ANNUAL SHAREHOLDER MEETING AND SHAREHOLDER PROPOSALS

        Any of Ensco's shareholders intending to present a proposal at the 2018 Annual General Meeting of Shareholders must deliver such proposal to Ensco's principal executive office, in writing and in accordance with SEC Rule 14a-8, no later than December 11, 2017 for inclusion in the proxy statement related to that meeting. The proposal should be delivered to Ensco's secretary by certified mail, return receipt requested.

        In addition, apart from the SEC Rule 14a-8 process described above, a shareholder whose proposal is not included in the proxy statement related to the 2018 Annual General Meeting of Shareholders, but who still intends to submit a proposal at that meeting, is required by the Ensco Articles of Association to deliver such proposal, in proper form, in writing, to Ensco's secretary at Ensco's principal executive offices and to provide certain other information, not earlier than the close of business on the 75th day and not later than the close of business on the 50th day prior to the first anniversary of the preceding year's Annual General Meeting of Shareholders, subject to any other requirements of law; provided, however, that in the event that the date of the Annual General Meeting of Shareholders is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 75th day prior to the date of such Annual General Meeting of Shareholders and not later than the close of business on the later of the 50th day prior to the date of such Annual General Meeting of Shareholders or, if the first public announcement of the date of such Annual General Meeting of Shareholders is less than 65 days prior to the date of such Annual General Meeting of Shareholders, the 15th day following the day on which public announcement of the date of such meeting is first made. In the case of the 2018 Annual General Meeting of Shareholders, references to the anniversary date of the preceding year's Annual General Meeting of Shareholders shall mean the first anniversary of May 22, 2017.

        Any such proposal must also comply with the other provisions contained in the Ensco Articles of Association relating to shareholder proposals, including provision of the information specified in the Ensco Articles of Association, such as information concerning the nominee of the proposal, if any, and the shareholder and the beneficial owner, as the case may be. Any proposals that do not meet the requirements set forth in the Ensco Articles of Association, other than proposals submitted in compliance with SEC Rule 14a-8 under the Exchange Act, will be declared out of order and will not be considered at the 2018 Annual General Meeting of Shareholders.

        In addition to the SEC and the Ensco Articles of Association processes described above, under the Companies Act 2006, shareholders representing at least 5% of the total voting rights of all shareholders who have a right to vote at the 2018 Annual General Meeting of Shareholders can require Ensco to give shareholders notice of a resolution which may be and is intended to be moved at the Annual General Meeting of Shareholders unless (a) the resolution would, if passed, be ineffective (whether by reason of inconsistency with any enactment or Ensco's constitution or otherwise); (b) it is defamatory of any person; or (c) it is frivolous or vexatious. Such a request, made by the requisite number of shareholders, must be received by Ensco not later than six weeks before the Annual General Meeting of Shareholders. For information as to how you can obtain a copy of the Ensco Articles of Association, see "Where You Can Find More Information."

ATWOOD 2018 ANNUAL SHAREHOLDER MEETING AND SHAREHOLDER PROPOSALS

        In light of the Atwood special meeting, Atwood does not intend to hold a 2018 annual meeting of shareholders. If the merger agreement is terminated or the proposal to adopt the merger agreement is not approved by Atwood shareholders at the Atwood special meeting, Atwood intends to call an annual meeting of shareholders in the normal course.

        Proposals from Atwood shareholders intended to be included in Atwood's proxy statement for the 2018 Annual Meeting of Shareholders must be received at Atwood's principal executive offices (directed to Atwood's corporate secretary at the address indicated in this joint proxy/prospectus) no later than September 11, 2017 and must comply with the requirements of the proxy rules promulgated by the SEC in order to be included in the proxy statement and form of proxy related to that meeting.

        Atwood's bylaws permit shareholders to propose business to be considered or to nominate directors for election by the shareholders at its annual meeting. To propose business or to nominate a director, the shareholder must deliver a notice to Atwood's corporate secretary not earlier than October 18, 2017 and not later than November 17, 2017 and must comply with the advance notice requirements set forth in Atwood's bylaws and with the requirements of the proxy rules promulgated by the SEC.

        For information as to how you can obtain a copy of Atwood's certificate of formation and bylaws, see "Where You Can Find More Information."

SHAREHOLDERS SHARING AN ADDRESS

        Only one copy of this joint proxy statement/prospectus is being delivered to multiple shareholders of Ensco or Atwood sharing an address unless Ensco or Atwood, as applicable, has previously received contrary instructions from one or more of such shareholders. On written or oral request to the Secretary of Ensco at Ensco, 6 Chesterfield Gardens, London, W1J 5BQ, United Kingdom, 44 (0) 207 659 4660, Ensco will deliver promptly a separate copy of this joint proxy statement/prospectus to an Ensco shareholder at a shared address to which a single copy of the documents was delivered. On written or oral request to the Corporate Secretary of Atwood at 15011 Katy Freeway, Suite 800, Houston, Texas 77094, (281) 749-7800, Atwood will deliver promptly a separate copy of this joint proxy statement/prospectus to an Atwood shareholder at a shared address to which a single copy of the documents was delivered. Shareholders sharing an address who wish, in the future, to receive separate copies or a single copy of Ensco's or Atwood's proxy statements and annual reports should provide written or oral notice to the Secretary of Ensco or the Corporate Secretary of Atwood, as applicable, at the address and telephone number set forth above.

 COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

        The Ensco Articles of Association and Atwood bylaws provide for indemnification for current and former directors, officers, employees, or agents serving at the request of the corporation to the fullest extent permitted by English law or Texas law, as applicable. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Ensco's or Atwood's directors, officers and persons controlling Ensco or Atwood, as applicable, Ensco and Atwood have been advised that it is the SEC's opinion that such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

        Ensco has filed with the SEC a registration statement under the Securities Act that registers the issuance to Atwood shareholders of the Ensco Class A ordinary shares to be issued in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Ensco and Ensco Class A ordinary shares. The rules and regulations of the SEC allow Ensco to omit certain information included in the registration statement from this joint proxy statement/prospectus.

        You may read and copy this information at the Public Reference Room of the SEC at 100 F Street, NE, Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet website that contains reports, proxy statements and other information about issuers, like Ensco and Atwood, who file electronically with the SEC. The address of the site is www.sec.gov. The reports and other information filed by Ensco with the SEC, including a copy of the Ensco Articles of Association, are also available at Ensco's internet website (www.enscoplc.com). The reports and other information filed by Atwood with the SEC, including a copy of Atwood's certificate of formation and bylaws, are also available at Atwood's internet website (www.atwd.com). We have included the web addresses of the SEC, Ensco, and Atwood as inactive textual references only. Except as specifically incorporated by reference into this joint proxy statement/prospectus, information on those websites is not part of this joint proxy statement/prospectus.

        The SEC allows Ensco and Atwood to incorporate by reference information in this joint proxy statement/prospectus. This means that Ensco and Atwood can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information that is included directly in this joint proxy statement/prospectus.

        This joint proxy statement/prospectus incorporates by reference the documents listed below that Ensco and Atwood previously filed with the SEC. They contain important information about the companies and their financial condition.

Ensco SEC Filings (SEC File No. 001-08097; CIK No. 0000314808)	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2016 (the "Ensco Form 10-K")
Quarterly Reports on Form 10-Q	Quarter ended March 31, 2017
Current Reports on Form 8-K	Filed on January 11, 2017, January 23, 2017, March 10, 2017, May 23, 2017 and May 30, 2017 (other than the portions of those documents not deemed to be filed)
Definitive Proxy Statement on Schedule 14A to the extent incorporated by reference into the Ensco Form 10-K	Filed on March 31, 2017
The description of Ensco Class A ordinary shares contained in its Current Report on Form 8-K, as that description may be updated from time to time	Filed on May 15, 2012

Atwood SEC Filings (SEC File No. 001-13167; CIK No. 0000008411)	Period or Date Filed
Annual Report on Form 10-K	Fiscal Year ended September 30, 2016 (the "Atwood Form 10-K")
Quarterly Reports on Form 10-Q	Quarters ended December 31, 2016 and March 31, 2017
Current Reports on Form 8-K

Filed on November 22, 2016, December 6, 2016, December 22, 2016, January 13, 2017, February 16, 2017, May 8, 2017, May 22, 2017 and May 30, 2017 (other than the portions of those documents not deemed to be filed)

Definitive Proxy Statement on Schedule 14A to the extent incorporated by reference into the Atwood Form 10-K	Filed on January 9, 2017
The description of Atwood common stock contained in its Registration Statement on Form 8-A, as that description may be updated from time to time	Filed on July 2, 1997

        In addition, Ensco and Atwood also incorporate by reference additional documents that either company files with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of the initial registration statement (of which this joint proxy statement/prospectus forms a part) and prior to the date of the Ensco general meeting and the Atwood special meeting, as applicable. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

ENSCO PLC,

ECHO MERGER SUB LLC

and

ATWOOD OCEANICS, INC.

Dated as of May 29, 2017

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of May 29, 2017, is by and among Ensco plc, a public limited company organized under the Laws of England and Wales ("Parent"), Echo Merger Sub LLC, a Texas limited liability company and wholly owned subsidiary of Parent ("Merger Sub"), and Atwood Oceanics, Inc., a Texas corporation (the "Company" and, together with Parent and Merger Sub, the "Parties").

WITNESSETH:

        WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Texas Business Organizations Code ("TBOC"), the Parties intend that Merger Sub will merge with and into the Company (the "Merger"), with the Company continuing as the surviving corporation in the Merger and a wholly owned subsidiary of Parent (sometimes referred to in such capacity as the "Surviving Company");

        WHEREAS, the Board of Directors of the Company (the "Company Board") has (i) unanimously determined that it is in the best interests of the Company and the Company Shareholders to enter into this Agreement and the transactions contemplated hereby, including the Merger, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to submit this Agreement to a vote of the Company Shareholders and recommend approval of this Agreement by the Company Shareholders;

        WHEREAS, the Board of Directors of Parent (the "Parent Board") has (i) unanimously determined that it is in the best interests of Parent and the Parent Shareholders to enter into, and has declared advisable, this Agreement and the transactions contemplated hereby, including the Merger, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend the passing of the Parent Shareholder Resolutions by the Parent Shareholders;

        WHEREAS, Parent, as the sole member of Merger Sub, has approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and approved this Agreement; and

        WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

 ARTICLE I.

THE MERGER

        Section 1.1    The Merger.     At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the TBOC, Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub shall cease, and the Company shall continue its existence under Texas Law as the Surviving Company in the Merger and a wholly owned subsidiary of Parent.

        Section 1.2    Closing.     The closing of the Merger (the "Closing") shall take place at the offices of Latham & Watkins LLP, 811 Main Street, 37th Floor, Houston, Texas as soon as practicable (and in any event within five business days) after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as the Company and Parent may agree in writing. The date on which the Closing actually occurs is referred to as the "Closing Date."

        Section 1.3    Effective Time.     On the Closing Date, the Company and Merger Sub shall file with the Secretary of State of the State of Texas a certificate of merger (the "Certificate of Merger"), executed in accordance with, and containing such information as is required by, the relevant provisions of the TBOC in order to effect the Merger. The Merger shall become effective at such time as the Certificate of Merger has been filed with the Secretary of State of the State of Texas or at such other, later date and time as is agreed between the Parties and specified in the Certificate of Merger in accordance with the relevant provisions of the TBOC (such date and time is hereinafter referred to as the "Effective Time").

        Section 1.4    Effects of the Merger.     The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the TBOC. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company, all as provided under the TBOC.

        Section 1.5    Organizational Documents of the Surviving Company.     At the Effective Time, the Company Charter and Company Bylaws as in effect immediately prior to the Effective Time will remain unchanged and will be the articles of incorporation and bylaws of the Surviving Company until duly amended in accordance with the terms thereof and applicable Law.

        Section 1.6    Directors and Officers.     Subject to applicable Law, the officers of Merger Sub immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

        Section 1.7    Parent Board.

        (a)   Parent shall take such actions as are necessary for the Parent Board to expand the size of the Parent Board and to appoint two persons designated by the Company (the "Alpha Director Nominees") to fill such vacancies, effective as of the Effective Time, to serve until such person's successor is elected by the Parent Shareholders or until such person's death, retirement, resignation or removal by the Parent Shareholders. Each designee shall be a current non-employee director of the Company as agreed between Parent and the Company and shall qualify as an independent director of Parent under the listing rules of the NYSE.

        (b)   Except as provided in Article II, the Parties shall ensure that the remuneration (including any share or stock awards) to be paid to the Alpha Director Nominees after the Effective Time shall be compatible with Parent's directors' remuneration policy.

ARTICLE II.

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

        Section 2.1    Effect on Capital Stock.

        (a)   At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company, Merger Sub or the holder of any shares of Company Common Stock or limited liability company interests of Merger Sub:

            (i)    Limited Liability Company Interest of Merger Sub.    The sole limited liability company interest of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $1.00 per share, of the Surviving Company and shall constitute the only outstanding shares of capital stock of the Surviving Company.

            (ii)    Cancellation of Certain Stock.    Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned or held in treasury by the Company and each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned by Parent or Merger Sub or any of their respective Subsidiaries shall no longer be outstanding and shall automatically be cancelled and shall cease to exist (the "Cancelled Shares"), and no consideration shall be delivered in exchange therefor.

            (iii)    Conversion of Company Common Stock.    Subject to the other provisions of Article II, each share of Company Common Stock issued and outstanding immediately prior to or upon the Effective Time, excluding any Cancelled Shares (each, a "Company Share"), shall be converted automatically into and shall thereafter represent the right to receive 1.60 (the "Exchange Ratio") Parent Class A Ordinary Shares (the "Merger Consideration"), credited as fully paid and free from all Liens.

All Company Shares converted into the right to receive the Merger Consideration pursuant to this Article II shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and uncertificated Company Shares represented by book-entry form ("Book-Entry Shares") and each certificate that, immediately prior to the Effective Time, represented any such Company Shares (each, a "Certificate") shall thereafter represent only the right to receive the Merger Consideration and the Fractional Share Cash Amount into which the Company Shares represented by such Book-Entry Share or Certificate have been converted pursuant to this Section 2.1, as well as any amounts to which holders of Company Shares become entitled in accordance with Section 2.2(e).

        (b)    No Dissenters' Rights.     No dissenters' or appraisal rights shall be available with respect to the Merger and the other transactions contemplated hereby.

        (c)    Certain Adjustments.     If, between the date of this Agreement and the Effective Time (and as permitted by Article V), the outstanding Company Shares or Parent Class A Ordinary Shares shall have been changed into, or exchanged for, a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, share split, reverse share split, combination or exchange of shares, or a stock dividend shall be declared with a record date within such period, or any similar event shall have occurred, then the Exchange Ratio shall be equitably adjusted, without duplication, to proportionally reflect such change; provided, that nothing in this Section 2.1(c) shall be construed to permit the Company or Parent to take any action with respect to its securities that is prohibited by Section 5.1 or the other terms of this Agreement.

        (d)    No Fractional Shares.     No fractional Parent Class A Ordinary Shares shall be issued in connection with the Merger, no certificates or scrip representing fractional Parent Class A Ordinary Shares shall be delivered upon the conversion of Company Shares pursuant to Section 2.1(a)(iii), and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of Parent Class A Ordinary Shares. Notwithstanding any other provision of this Agreement, each holder of Company Shares converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a Parent Class A Ordinary Share (after aggregating all shares represented by the Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu thereof and upon surrender thereof, cash (without interest) in an amount determined by multiplying (i) the Parent Closing Price by (ii) the fraction of a Parent Class A Ordinary Share (after taking into account all Company Shares held by such holder at the Effective Time and rounded to the nearest one thousandth when expressed in decimal form) to which such holder would otherwise be entitled (the "Fractional Share Cash Amount"). No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional Parent Class A Ordinary Shares.

        Section 2.2    Exchange of Certificates.

        (a)    Exchange Agent.     Prior to the Closing Date, Parent shall appoint a bank or trust company that is reasonably acceptable to the Company to act as exchange agent (the "Exchange Agent") for the payment of the Merger Consideration and shall enter into an agreement relating to the Exchange Agent's responsibilities under this Agreement.

        (b)    Exchange Fund.     As of the Effective Time, Parent shall (i) allot to each holder of record of Company Shares such whole number of Parent Class A Ordinary Shares as such holder is entitled to receive under Section 2.1(a)(iii), which allotment shall be conditional only upon (and such Parent Class A Ordinary Shares shall be issuable upon) compliance with Section 2.2(d), and (ii) make available to the Exchange Agent cash sufficient to pay the aggregate Fractional Share Cash Amounts payable (such Parent Class A Ordinary Shares as are allotted to the holders of record of Company Shares, together with any dividends or distributions with respect thereto, and the cash sufficient to pay the aggregate Fractional Share Cash Amount, the "Exchange Fund").

        (c)    Exchange Procedures.     As soon as reasonably practicable after the Effective Time and in any event within five business days of the Closing Date, Parent shall cause the Exchange Agent to mail to each holder of record of Company Shares (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass (as applicable), only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably agree upon prior to the Effective Time) (the "Letter of Transmittal") and (ii) instructions for use in effecting the surrender of Certificates or Book-Entry Shares (as applicable) in exchange for the Merger Consideration, any Fractional Share Cash Amount and any amounts to which such Certificates or Book-Entry Shares become entitled in accordance with Section 2.2(e).

        (d)    Surrender of Certificates or Book-Entry Shares.     Upon surrender of Certificates or Book-Entry Shares to the Exchange Agent, if applicable, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Exchange Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration deliverable in respect of the shares represented by such Certificates or Book-Entry Shares pursuant to this Agreement, together with any Fractional Share Cash Amount and amounts to which such Certificates or Book-Entry Shares become entitled in accordance with Section 2.2(e). In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer or stock records of the Company, any

Parent Class A Ordinary Shares to be issued upon due surrender of the Certificate or Book-Entry Share formerly representing such shares of Company Common Stock may be issued to a transferee if such Certificate or Book-Entry Share is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer or other similar Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender, the Merger Consideration deliverable in respect of the shares represented by such Certificates or Book-Entry Shares pursuant to this Agreement, together with any Fractional Share Cash Amount and any amounts to which such Certificates or Book-Entry Shares become entitled in accordance with Section 2.2(e).

        (e)    Treatment of Unexchanged Shares.     No dividends or other distributions, if any, with a record date after the Effective Time with respect to Parent Class A Ordinary Shares (or amounts in respect thereof), shall be paid to the holder of any unsurrendered Company Share to be converted into Parent Class A Ordinary Shares pursuant to Section 2.1(a)(iii) until such holder shall surrender such share in accordance with this Section 2.2. After the surrender in accordance with this Section 2.2 of a Company Share to be converted into Parent Class A Ordinary Shares pursuant to Section 2.1(a)(iii), the holder thereof shall be entitled to receive (in addition to the Merger Consideration and any Fractional Share Cash Amount) an amount equal to any such dividends or other distributions, without any interest thereon, which had been paid upon a Parent Class A Ordinary Share prior to such time (or had been declared prior to such time but are unpaid at such time) multiplied by the number of Parent Class A Ordinary Shares being issued to such holder.

        (f)    No Further Ownership Rights in Company Common Stock.     The Merger Consideration delivered in accordance with the terms of this Article II upon conversion of any Company Shares, together with the Fractional Share Cash Amount and any amounts to which such Company Shares become entitled in accordance with Section 2.2(e), shall be deemed to have been delivered and paid in full satisfaction of all rights pertaining to such Company Shares. From and after the Effective Time, (i) all holders of Certificates and Book-Entry Shares shall cease to have any rights as shareholders of the Company other than the right to receive the Merger Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement upon the surrender of such Certificate or Book-Entry Share in accordance with Section 2.2(d) (together with any Fractional Share Cash Amount and any amounts to which such Certificates or Book-Entry Shares become entitled in accordance with Section 2.2(e)), without interest, and (ii) the stock transfer books of the Company shall be closed with respect to all Company Shares outstanding immediately prior to the Effective Time and there shall be no further registration of transfers on the stock transfer books of the Surviving Company of Company Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates or Book-Entry Shares formerly representing Company Shares are presented to the Surviving Company, Parent or the Exchange Agent for any reason, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this Article II.

        (g)    Investment of Exchange Fund.     The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent; provided, however, that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book- Entry Shares pursuant to this Article II, and following any losses from any such investment, Parent shall promptly provide additional funds to the Exchange Agent for the benefit of the holders of shares of Company Common Stock at the Effective Time in the amount of such losses, which additional funds will be deemed to be part of the Exchange Fund. Any interest or other income resulting from such investments shall be paid to Parent, upon demand.

        (h)    Termination of Exchange Fund.     Any portion of the Exchange Fund (including any interest or other amounts received with respect thereto) that remains unclaimed by, or otherwise undistributed to, the holders of Certificates and Book-Entry Shares for 180 days after the Effective Time shall be delivered to Parent, upon demand, and any holder of Certificates or Book-Entry Shares who has not theretofore complied with this Article II shall thereafter look only to Parent or the Surviving Company (subject to abandoned property, escheat or other similar Laws), as general creditors thereof, for satisfaction of its claim for Merger Consideration, the Fractional Share Cash Amount and any dividends and distributions which such holder has the right to receive pursuant to this Article II without any interest thereon.

        (i)    No Liability.     None of Parent, the Company, Merger Sub or the Exchange Agent shall be liable to any person in respect of any portion of the Exchange Fund or the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Notwithstanding any other provision of this Agreement, any portion of the Merger Consideration or any cash to be paid in accordance with this Article II that remains undistributed to the holders of Certificates and Book-Entry Shares as of the second anniversary of the Effective Time (or immediately prior to such earlier date on which the Merger Consideration or such cash would otherwise escheat to or become the property of any Governmental Entity), shall, to the extent permitted by applicable Law, become the property of the Parent, free and clear of all claims or interest of any person previously entitled thereto.

        (j)    Withholding Rights.     Each of the Surviving Company, Parent, Merger Sub and the Exchange Agent, and their respective affiliates (without duplication), shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under applicable Law. To the extent that amounts are so withheld and paid over to the appropriate Tax authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificate or Book-Entry Share in respect of which such deduction and withholding was made.

        (k)    Lost Certificates.     If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such person of a bond in such amount as Parent or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Company with respect to such Certificate, the Exchange Agent (or, if subsequent to the termination of the Exchange Fund and subject to Section 2.2(h), Parent) shall deliver, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration and any dividends and distributions deliverable in respect thereof pursuant to this Agreement.

        Section 2.3    Stock Awards.

        (a)    Company Restricted Stock Units.     As of the Effective Time, each award of Company restricted stock units other than any Company restricted stock units that are required to be settled in cash ("Company RSUs") that is outstanding as of immediately prior to the Effective Time, shall, in accordance with the terms of such awards, become fully vested as of the Effective Time, with such awards that are subject to performance-based vesting terms or conditions becoming earned and vested at the target level or such higher level as determined by the compensation committee of the Company Board in its sole discretion (but not to exceed 200% of the target level). As soon as practicable after the Effective Time, such Company RSUs will be settled through the issuance to the holders thereof of Parent Class A Ordinary Shares in an amount equal to the number of shares of Company Common Stock originally subject to such award of Company RSUs, multiplied by the Exchange Ratio (rounded down to the nearest whole share), and otherwise in accordance with the terms of such awards and subject to the holder's obligations to satisfy any tax withholding obligations in connection with the settlement of such awards. Each award of Company restricted stock units that is required to be settled in cash shall be treated in accordance with the terms of such award.

        (b)    Company Stock Options.     Each award of stock options that has been granted under the Company Stock Plans (each, an "Existing Option") and that remains outstanding and unexercised immediately prior to the Effective Time, shall, as of the Effective Time, automatically and without any further action being required, become fully vested and exercisable and converted into a stock option relating to Parent Class A Ordinary Shares, on the same terms and conditions (including expiration terms) as were applicable to such Existing Option immediately prior to the Effective Time (each, a "Converted Option"), except that (A) the number of Parent Class A Ordinary Shares subject to such Converted Option shall be determined by multiplying the number of shares of Company Common Stock subject to the corresponding Existing Option immediately prior to the Effective Time by the Exchange Ratio, and then rounded down to the nearest whole share, and (B) the exercise price per share of the Converted Option shall equal the per share exercise or strike price of the Existing Option immediately prior to the Effective Time divided by the Exchange Ratio, rounded up to the nearest whole cent.

        (c)    Company Actions.     The Company shall take, or procure the taking of, all action necessary, as applicable, to provide for the treatment of the Company RSUs and Existing Options (collectively, the "Company Stock Awards") as set forth in the foregoing provisions of this Section 2.3.

        (d)    Parent Actions.     As of the Effective Time, Parent shall assume all of the Company Stock Plans, including (i) all of the obligations of the Company with respect to the Company Stock Awards and (ii) with respect to any amount of shares (as adjusted pursuant to the Exchange Ratio) that remain (or may again become) available for future issuance thereunder ("Remaining Stock Plan Shares"), subject to any limitations under applicable Law or any applicable securities exchange listing requirements. In addition, Parent shall promptly file with the SEC one or more appropriate registration statements with respect to all Converted Options held by individuals who are actively employed or in service with the Company as of the Effective Time and all Parent Class A Ordinary Shares that may be issued in connection with the Company RSUs and Remaining Stock Plan Shares.

        Section 2.4    Further Assurances.     If at any time before or after the Effective Time, Parent or the Company reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time, then Parent, Merger Sub and the Company and their respective officers and directors shall execute and deliver all such proper instruments, deeds, assignments or assurances and do all other things reasonably necessary or desirable to consummate the Merger and to carry out the intent and purposes of this Agreement.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as disclosed (a) in the Company SEC Documents filed prior to the date hereof (without giving effect to any amendment to any such Company SEC Document filed on or after the date hereof and excluding any disclosures set forth in any such Company SEC Document in any risk factor section, any disclosure in any section relating to forward-looking statements or any other statements that are non-specific, predictive or primarily cautionary in nature other than historical facts included therein), where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure, or (b) in the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the "Company Disclosure Schedule") (each section of which qualifies the correspondingly numbered representation, warranty or covenant if specified therein and such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent), the Company represents and warrants to Parent as follows:

        Section 3.1    Qualification, Organization, Subsidiaries, Capitalization.

        (a)   The Company is a corporation duly incorporated and validly existing under the Laws of the State of Texas. The Company has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted except for any such failures to have such power and authority as would not, individually or in the aggregate, have a Company Material Adverse Effect. Each of the Company's Subsidiaries is a legal entity duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of its jurisdiction of organization and has the requisite entity capacity, power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to be in good standing or to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed, and has all necessary governmental approvals, to do business and is in good standing as a foreign entity (where such concept is recognized under applicable Law) in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly approved, qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        (b)   The Company has made available to Parent, prior to the date hereof, true and complete copies of the Company Charter, Company Bylaws and the certificate of incorporation, certificate of limited partnership, certificate of formation, bylaws, limited partnership agreement, limited liability company agreement or comparable constituent or organizational documents for each of its material Subsidiaries as identified in Section 3.1(b) of the Company Disclosure Schedule (the "Company Material Subsidiaries"), in each case as amended to and in effect as of the date hereof (collectively, the "Company Organizational Documents"). The Company is not in violation, and none of the Company's Subsidiaries is in material violation, of any of the Company Organizational Documents.

        (c)   The authorized capital stock of the Company consists of 180,000,000 shares of common stock, par value $1.00 per share (the "Company Common Stock"), and 1,000,000 shares of preferred stock, no par value (the "Company Preferred Stock"). As of the close of business on May 26, 2017 (i) 80,519,422 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Preferred Stock were issued and outstanding, (iii) no shares of Company Common Stock were held in treasury and (iv) up to 760,135 shares of Company Common Stock were available for issuance under the Company Stock Plans, of which amount (A) 647,656 shares of Company Common Stock may be issued upon the exercise of Existing Options, and (B) 2,988,083 shares of Company Common Stock were subject to awards of Company RSU Awards, with performance-based awards reflected in such number at the "target" level. The Company has made available to Parent a complete and correct list of the Company Stock Awards outstanding as of the close of business on May 26, 2017, which includes, with respect to each such Company Stock Award, as applicable, the: (x) exercise price, if applicable, and (y) number of shares of Company Common Stock underlying such award (which number represents, for outstanding Company RSUs that were subject to performance-based vesting under the Company Stock Plans, the "target" level). All outstanding shares of Company Common Stock are, and all such shares of Company Common Stock that may be issued prior to the Effective Time, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Except as set forth in this Section 3.1(c), there are no outstanding subscriptions, options, warrants, calls, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which the Company or any of its Subsidiaries is a party (A) obligating the Company or any of its Subsidiaries to (1) issue, transfer, exchange, sell or register for sale any equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such equity interests, (2) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (3) redeem or otherwise acquire any such equity interests, (4) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or (5) make any payment to any person the value of which is derived from or calculated based on the value of any equity security issued by the Company or any of its Subsidiaries or (B) granting any preemptive or antidilutive or similar rights with respect to any publicly traded security issued by the Company or its Subsidiaries. With respect to each grant of the Company Stock Awards, each such grant was made in accordance with the terms of the applicable Company Stock Plan, the Exchange Act, the Securities Act and all other applicable Laws, including the rules of the NYSE.

        (d)   Neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the Company Shareholders on any matter.

        (e)   There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting or registration of the equity interests of the Company or any of its Subsidiaries.

        (f)    Except as set forth on Section 3.1(f) of the Company Disclosure Schedule, (i) no Subsidiary of the Company owns any equity interests of the Company and (ii) the Company or a Subsidiary of the Company owns, directly or indirectly, all of the issued and outstanding equity interests of each Subsidiary of the Company, free and clear of any preemptive rights and any Liens other than the Company Permitted Liens, and all of such equity interests are duly authorized, validly issued, fully paid and nonassessable (where such concept is applicable and recognized under applicable Law) and free of preemptive rights. Except for equity interests in the Company's Subsidiaries, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any equity interest in any person (or any security or other right, agreement or commitment convertible or exercisable into, or exchangeable for, any equity interest in any person). Except for any obligations pursuant to this Agreement, neither the Company nor any of its Subsidiaries has any obligation to acquire any equity interest, security, right, agreement or commitment or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any person. Neither the Company nor any of its Subsidiaries has any obligation, other than pursuant to the Company Stock Plans, to repurchase, redeem or otherwise acquire any equity interests of the Company or any such Subsidiary.

        Section 3.2    Company Authority Relative to this Agreement; No Violation.

        (a)   The Company has the requisite corporate power and authority to execute and deliver this Agreement and each other document to be entered into by the Company in connection with the transactions contemplated hereby (together with this Agreement, the "Company Transaction Documents") and, subject to receipt of the Company Shareholder Approval, to consummate the transactions contemplated hereby and thereby, including the Merger. The execution, delivery and performance of this Agreement and the other Company Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Company Board and, except for the Company Shareholder Approval, no other corporate action on the part of the Company or vote of the Company Shareholders is necessary to authorize the execution and delivery by the Company of this Agreement and the other Company Transaction Documents and the consummation of the Merger and the other transactions contemplated hereby and thereby. The Company Board has unanimously duly and validly adopted resolutions (i) approving this Agreement and the other Company Transaction Documents, including the Merger and the other transactions contemplated hereby and thereby and (ii) declaring that it is in the best interests of the Company

Shareholders that the Company enter into this Agreement and the other Company Transaction Documents and consummate the Merger and the other transactions contemplated hereby and thereby on the terms and subject to the conditions set forth herein and therein. The Company Board has further resolved that it will recommend that the Company Shareholders approve this Agreement (such recommendation referred to herein as the "Company Board Recommendation"). None of the aforementioned resolutions, as of the date hereof, have been rescinded, modified or withdrawn in any way. Each of the Company Transaction Documents has been duly and validly executed and delivered by the Company and, assuming each such Company Transaction Document has been duly authorized, executed and delivered by each other counterparty thereto, each of the Company Transaction Documents constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be subject to (A) the effect of bankruptcy, insolvency, reorganization, receivership, administration, arrangement, moratorium or other Laws affecting or relating to creditors' rights generally or (B) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law (the "Remedies Exceptions").

        (b)   Other than in connection with or in compliance with (i) the filing of the Certificate of Merger with the Secretary of State of the State of Texas, (ii) the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), (iii) the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), (iv) the rules and regulations of the New York Stock Exchange ("NYSE"), (v) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), and any antitrust, competition, foreign investment or similar Laws outside of the United States and (vi) the approvals set forth in Section 3.2(b) of the Company Disclosure Schedule (collectively, the "Company Approvals"), and, subject to the accuracy of the representations and warranties of Parent and Merger Sub in Section 4.2(b), no authorization, consent, Order, license, permit or approval of, or registration, declaration, notice or filing with, or notice to, any United States, state of the United States or non-United States governmental or regulatory agency, commission, court, body, entity or authority, independent system operator, regional transmission organization, other market administrator, international treaty or standards organization, or national, regional or state reliability organization (each, a "Governmental Entity") is necessary, under applicable Law, for the execution, delivery and performance of this Agreement or the consummation by the Company of the transactions contemplated hereby, except for such authorizations, consents, Orders, licenses, permits, approvals or filings that, if not obtained or made, would not reasonably be expected to materially impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        (c)   The execution, delivery and performance by the Company of this Agreement do not, and (assuming the Company Approvals are obtained) the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) result in any loss, suspension, limitation or impairment of any right of the Company or any of its Subsidiaries to own or use any assets required for the conduct of their business or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, cancellation, first offer, first refusal, modification or acceleration of any material obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon the Company or any of its Subsidiaries or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a "Lien") (other than the Company Permitted Liens and any Liens created in connection with any action taken by Parent or its affiliates), in each case, upon any of the properties or assets of the Company or any of its Subsidiaries or any contract to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound, (ii) conflict with or result in any violation of any provision of the Company Organizational Documents or (iii) conflict with or violate any applicable Laws, except in the case of clauses (i) and (iii) for such losses, suspensions, limitations, impairments, conflicts, violations, defaults, terminations, cancellations, accelerations, or Liens as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 3.3    Reports and Financial Statements.

        (a)   The Company and each of its Subsidiaries has filed with or furnished to the U.S. Securities and Exchange Commission ("SEC") all reports, schedules, forms, statements and other documents required to be filed or furnished by it since September 30, 2015 (all such documents and reports filed or furnished by the Company or any of its Subsidiaries, the "Company SEC Documents"). As of their respective dates of filing or, in the case of the Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act, their respective dates of effectiveness, or, if amended prior to the date hereof, as of the date of the last such amendment, the Company SEC Documents complied, as to form, in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (the "Sarbanes-Oxley Act"), as the case may be, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information set forth in the Company SEC Documents as of a later date (but before the date hereof) will be deemed to modify information as of an earlier date.

        (b)   The consolidated financial statements (including all related notes and schedules thereto) of the Company included in the Company SEC Documents (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and any other adjustments described therein), (ii) were prepared in conformity with U.S. generally accepted accounting principles ("GAAP") (except, in the case of the unaudited statements, as permitted by applicable rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), (iii) have been prepared from, and are in accordance with, the books and records of the Company and its consolidated Subsidiaries and (iv) comply, as to form, in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act.

        (c)   There are no outstanding or unresolved comments from, or unresolved issues raised by, the staff of the SEC relating to the Company SEC Documents. The Company has heretofore made available to Parent true, correct and complete copies of all written correspondence between the Company and the SEC occurring since January 1, 2016. None of the Company SEC Documents is, to the knowledge of the Company, the subject of ongoing SEC review, and no enforcement action has been initiated against the Company relating to disclosures contained in or omitted from any Company SEC Document.

        (d)   Neither the Company nor any of its Subsidiaries is a party to, nor does it have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) or any "off-balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company's financial statements or other Company SEC Documents.

        Section 3.4    Internal Controls and Procedures.     The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company's disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company's management has completed an assessment of the effectiveness of the Company's internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended September 30, 2016, and such assessment concluded that such controls were effective. Based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, which has been provided to Parent, management of the Company has disclosed to the Company's auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company's ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to Parent prior to the date hereof.

        Section 3.5    No Undisclosed Liabilities.     There are no liabilities or obligations of the Company or any of its Subsidiaries, whether known or unknown and whether accrued, absolute, determined or contingent, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its consolidated Subsidiaries (including the notes thereto), except for (i) liabilities or obligations disclosed and provided for in the most recent balance sheets included in the Company Financial Statements (or in the notes thereto) filed and publicly available prior to the date of this Agreement, (ii) liabilities or obligations incurred in accordance with or in connection with this Agreement, (iii) liabilities or obligations incurred since September 30, 2016 in the ordinary course of business consistent with past practice since the date of such balance sheet, (iv) liabilities or obligations that have been discharged or paid in full, and (v) liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 3.6    Compliance with Law; Permits.

        (a)   The Company and its Subsidiaries are in compliance with, and are not in default under or in violation of, any applicable international, federal, state, local or foreign law, statute, ordinance, rule, regulation (including the non-applicability of the Takeover Code), convention, treaty, judgment, Order, injunction, decree or agency requirement of any Governmental Entity (collectively, "Laws" and each, a "Law"), except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2015, neither the Company nor any of its Subsidiaries has received any written notice or, to the Company's knowledge, other communication from any Governmental Entity regarding any actual or possible violation of, or failure to comply with, any Law, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        (b)   The Company and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, concessions, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, financial assurance instruments, qualifications and registrations and Orders of all applicable Governmental Entities, and all rights under any Company Material Contract with all Governmental Entities, and have filed all tariffs, reports, notices and other documents with all Governmental Entities necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted (the "Company Permits"), except where the failure to have or to have filed such Company Permits would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All the Company Permits are valid and in full force and effect and are not subject to any administrative or judicial proceeding that could result in modification, termination or revocation thereof, except where the failure to be in full force and effect or any modification, termination or revocation thereof would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries is in compliance with the terms and requirements of all material Company Permits, except where the failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        (c)   Except as set forth in Section 3.6 of the Company Disclosure Schedule, each drilling unit owned or leased by the Company or any of its Subsidiaries which is subject to classification (other than cold stacked rigs) is in class and free of suspension or cancellation to class, and is registered under the flag of its flag jurisdiction.

        Section 3.7    Absence of Certain Changes or Events.

        (a)   From October 1, 2016 through the date of this Agreement, except in connection with the negotiation and execution of this Agreement, the businesses of the Company and its Subsidiaries have been conducted in all material respects in the ordinary course of business.

        (b)   Since October 1, 2016, there has not been any event, change, effect, development, occurrence or state of facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 3.8    Environmental Laws and Regulations.     Except as would not have, individually or in the aggregate, a Company Material Adverse Effect (i) there are no investigations, actions, suits or proceedings (whether administrative or judicial) pending, alleging non-compliance with or other liability under any Environmental Law, (ii) the Company and its Subsidiaries are, and except for matters that have been fully resolved with the applicable Governmental Entity, since January 1, 2016 have been, in compliance with all Environmental Laws (which compliance includes the possession by the Company and each of its Subsidiaries of all Permits required under applicable Environmental Laws to conduct their respective business and operations, and compliance with the terms and conditions thereof), (iii) none of the Company and its Subsidiaries is subject to any Order or has created any obligations or liabilities under applicable Environmental Laws or concerning Hazardous Materials or Releases, and (iv) none of the Company and its Subsidiaries has received any unresolved claim, notice, complaint or request for information from a Governmental Entity or any other person relating to actual or alleged noncompliance with or liability under applicable Environmental Laws (including any such liability or obligation arising under, retained or assumed by contract or by operation of law).

        Section 3.9    Investigations; Litigation.     Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or would not reasonably be expected to prevent, impede or materially delay consummation of the Merger, (i) there is no investigation or review pending (or, to the Company's knowledge, threatened) by any Governmental Entity with respect to the Company or any of its Subsidiaries, (ii) there are no claims, actions, suits, inquiries, investigations, arbitrations or administrative or other proceedings, or any subpoenas, civil investigative demands or other requests for information, relating to potential violations of Law pending

(or, to the Company's knowledge, threatened) against or affecting the Company or any of its Subsidiaries, or any of their respective properties and (iii) there are no Orders, injunctions, judgments or decrees of, or before, any Governmental Entity pending (or, to the Company's knowledge, threatened to be imposed) against the Company or any of its Subsidiaries.

        Section 3.10    Investment Company.     None of the Company or any of its Subsidiaries is an "investment company" or a company "controlled" by an "investment company" within the meaning of the U.S. Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

        Section 3.11    Intellectual Property.

        (a)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, either the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses valid rights to use, free and clear of Liens other than the Company Permitted Liens, all trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, domain names, registered and unregistered copyrights, patents or applications and registrations, trade secrets and other intellectual property rights necessary to their respective businesses as currently conducted (collectively, the "Company Intellectual Property"), and no third party has ownership rights or license rights to improvements made by the Company in the Company Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) there are no pending or, to the Company's knowledge, threatened claims by any person alleging infringement, misappropriation or other violation by the Company or any of its Subsidiaries of any intellectual property rights of any person, (ii) to the Company's knowledge, the conduct of the business of the Company and its Subsidiaries does not infringe, misappropriate or otherwise violate any intellectual property rights of any person, (iii) neither the Company nor any of its Subsidiaries has made any claim of a violation, infringement or misappropriation by others of the Company's or any its Subsidiaries' rights to or in connection with the Company Intellectual Property and (iv) to the Company's knowledge, no person is infringing, misappropriating or otherwise violating any Company Intellectual Property.

        (b)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have implemented (i) commercially reasonable measures to protect the confidentiality, integrity and security of the Company IT Assets (and all information and transactions stored or contained therein or transmitted thereby); and (ii) commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures, as well as a commercially reasonable business continuity plan, in each case consistent with customary industry practices.

        Section 3.12    Properties.

        (a)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have good and marketable title to all real property owned by the Company or any of its Subsidiaries and good and valid leasehold interest to all real property which is leased, subleased, licensed or otherwise occupied by the Company or any of its Subsidiaries (the "Company Leased Real Property"), in each case free and clear of all Liens (other than the Company Permitted Liens).

        (b)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have good and marketable title to, or have valid rights to lease or otherwise use, all items of personal property that are material to the respective businesses of the Company and its Subsidiaries, in each case free and clear of all Liens (other than the Company Permitted Liens).

        Section 3.13    Ownership and Maintenance of Drilling Units.

        (a)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, either the Company or a Subsidiary of the Company has good and marketable title to the drilling units listed in the Company's most recent fleet status report, a true and complete copy of which has been furnished as an exhibit to a Current Report on Form 8-K filed by the Company with the SEC or otherwise provided to Parent (the "Company Fleet Report"), in each case free and clear of all Liens except for the Company Permitted Liens and no such drilling unit or any related asset is leased under an operating lease from a lessor that, to the Company's knowledge, has incurred non-recourse indebtedness to finance the acquisition or construction of such asset.

        (b)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the drilling units listed in the Company Fleet Report (other than such drilling units that are noted therein as "cold stacked" or are being prepared to be "cold stacked") have been maintained consistent with general practice in the offshore drilling industry and are in good operating condition and repair, subject to ordinary wear and tear.

        Section 3.14    Tax Matters.

        (a)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

              (i)  The Company and each of its Subsidiaries and each affiliated, consolidated, combined, unitary or similar group that includes the Company or any of its Subsidiaries have duly and timely filed or caused to be filed (taking into account any valid extension of time within which to file) all Tax Returns required to be filed by any of them and all such Tax Returns are true, complete and accurate.

             (ii)  The Company and each of its Subsidiaries have timely paid all Taxes that are required to be paid by any of them or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor, shareholder or third party (in each case, whether or not shown on any Tax Return), except with respect to matters contested in good faith through appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

            (iii)  No Tax Return of the Company or any of its Subsidiaries is the subject of an audit, examination investigation or other proceeding, and there are no audits, examinations, investigations or other proceedings pending or threatened in writing in respect of Taxes or Tax matters of the Company or any of its Subsidiaries.

            (iv)  Neither the Company nor any of its Subsidiaries is currently the beneficiary of any waivers of any limitation periods or agreements providing for an extension of time for the filing of any Tax Return, the assessment or collection thereof by any relevant Tax authority or the payment of any Tax by the Company or any of its Subsidiaries.

             (v)  Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any person (other than Taxes of the Company or its Subsidiaries) (A) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law), (B) as a transferee or successor or (C) by Contract (other than Contracts exclusively between or among one or more of the Company and its Subsidiaries and other than as customary Tax indemnifications contained in ordinary course commercial agreements or arrangements that are not primarily related to Taxes).

            (vi)  Neither the Company nor any of its Subsidiaries has any liability pursuant to any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among one or more of the Company and its

    Subsidiaries and other than as customary Tax indemnifications contained in ordinary course commercial agreements or arrangements that are not primarily related to Taxes).

           (vii)  Neither the Company nor any of its Subsidiaries has been a party to a transaction that is a "listed transaction," as such term is defined in Treasury Regulations Section 1.6011-4(b)(2), or any other transaction requiring disclosure under analogous provisions of state, local or non-U.S. Tax Law.

          (viii)  Neither the Company nor any of its Subsidiaries is a party to any closing agreement described in Section 7121 of the Code or any predecessor provision thereof or any similar agreement under state, local or non-U.S. Tax Law, and neither the Company nor any of its Subsidiaries is subject to any private ruling issued by any Governmental Entity in respect of Taxes.

            (ix)  There are no Liens for Taxes on any asset of the Company or its Subsidiaries, except for Liens for Taxes not yet due or delinquent.

             (x)  No written claim has been received by the Company or any of its Subsidiaries from a Governmental Entity in a jurisdiction where such entity does not file Tax Returns that it is or may be subject to taxation by such jurisdiction.

            (xi)  Neither the Company nor any of its Subsidiaries has been a "United States real property holding corporation" as that term is defined in Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(a)(ii) of the Code.

        (b)   Neither the Company nor any of its Subsidiaries is or was a "surrogate foreign corporation" within the meaning of Section 7874(a)(2)(B) of the Code.

        (c)   Neither the Company nor any of its Subsidiaries beneficially owns shares or other equity interests of Parent or any of Parent's affiliates.

        (d)   As of the date hereof, the Company has no knowledge of any facts or of any reason that (when taken together with the Company's understanding of other relevant facts) would reasonably be expected to cause Parent to be treated, following the completion of the transactions contemplated by this Agreement, as a domestic corporation for U.S. federal income tax purposes under Section 7874 of the Code.

        (e)   Within the past three years, neither the Company nor any of its Subsidiaries has been a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution intended to qualify for tax-free treatment under Section 355 of the Code (or a similar provision of state, local or non-U.S. Tax Law).

        Section 3.15    Employment and Labor Matters.     Neither the Company nor any of its Subsidiaries is a party to any Collective Bargaining Agreement with respect to employees of the Company or any of its Subsidiaries (each, a "Company Employee") that has had or could reasonably be expected to have a Company Material Adverse Effect, other than those that the Company or any of its Subsidiaries may be deemed to be a party to or bound by as a result of doing business in a particular jurisdiction. To the Company's knowledge, as of the date hereof, there are no activities or proceedings of any labor or trade union, staff association or other body to organize any Company Employee where such activities or proceedings could reasonably be expected to have a Company Material Adverse Effect. No material Collective Bargaining Agreement is being negotiated by the Company or, to the Company's knowledge, any of its Subsidiaries with respect to any Company Employees. Since January 1, 2015, there has been no actual, or to the Company's knowledge, threatened unfair labor practice charges, grievances, arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other labor disputes against or affecting the Company or any of its Subsidiaries involving the Company Employees that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse

Effect and there are no circumstances which could or might give rise to any such dispute that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company is, and has been, in compliance with all Laws regarding employment and employment practices, terms and conditions of employment and wages and hours (including classification of employees) and other Laws in respect of any reduction in force, including notice, information and consultation requirements, except where any such noncompliance would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect. There are no material outstanding assessments, penalties, fines, Liens, charges, surcharges, or other amounts due or owing by the Company pursuant to any workplace safety and insurance/workers' compensation Laws, the Company has not been reassessed in any material respect under such Laws during the past three years and the Company has not received any claims under such Laws, in each case, that could reasonably be expected to have a Company Material Adverse Effect.

        Section 3.16    Employee Benefit Plans.

        (a)   For purposes of this Agreement, "Company Benefit Plan" means any employee benefit plan, program, agreement or arrangement, including pension, retirement, profit-sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, long service award, vacation, bonus, any benefits received otherwise than in cash or related to sales, profits, turnover or performance, or which are otherwise variable (other than normal overtime) or other incentive plans, medical, retiree medical, vision, dental or other health plans, life insurance plans, and each other employee benefit plan or fringe benefit plan, including any "employee benefit plan" as that term is defined in Section 3(3) of ERISA, in each case, (i) whether oral or written, funded or unfunded, insured or self-insured, tax approved or non-tax approved and (ii) (A) sponsored or maintained by the Company or any Subsidiary, or (B) to which the Company or any Subsidiary contributes or is obligated to contribute for the benefit of any current or former employees, directors, consultants or independent contractors or otherwise has any obligation or liability, contingent or otherwise.

        (b)   Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a "Qualified Plan") is so qualified and each trust maintained thereunder is exempt from taxation under Section 501(a) of the Code and, to the Company's knowledge, there is no reason why tax approval under any local Law in any part of the world might be withdrawn or might cease to apply.

        (c)   No Company Benefit Plan is, and in the last six years, none of the Company and its Subsidiaries nor any of their respective ERISA Affiliates has maintained, established, contributed to or been obligated to contribute to (i) any benefit plan that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code or (in each case) equivalent local Law, or (ii) any material defined benefit pension plan. None of the Company and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, maintained, established, contributed to or been obligated to contribute to any "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA.

        (d)   (i) There are no existing, pending or, to the Company's knowledge, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted; and (ii) to the Company's knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit against the Company with respect to any Company Benefit Plan, any fiduciaries thereof with respect to their duties to the Company Benefits Plans or the assets of any of the trusts under any of the Company Benefit Plans, which, in the case of clause (i) and (ii), could reasonably be expected to have a Company Material Adverse Effect.

        (e)   Neither the Company nor any of its Subsidiaries has any obligation or liability, contingent or otherwise, with respect to any pension or other employee benefit plan that is currently maintained or sponsored by a person other than the Company or its Subsidiaries that could reasonably be expected to have a Company Material Adverse Effect.

        (f)    No material Company Benefit Plan provides for any post-employment or post-retirement medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code or any applicable Law.

        (g)   The Company is not party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of Taxes imposed by Section 409A(a)(1)(B) of the Code or equivalent local Law.

        (h)   Except as otherwise provided in this Agreement, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event (i) entitle any current or former employee, director, consultant or officer of the Company or any of its Subsidiaries to severance pay, unemployment compensation or other compensatory payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, director, consultant or officer, or (iii) trigger any funding obligation under any Company Benefit Plan or impose any restrictions or limitations on the Company's rights to administer, amend or terminate any Company Benefit Plan.

        (i)    The consummation of the Merger and the other transactions contemplated by this Agreement will not, either alone or in combination with another event, result in any payment (whether in cash or property or the vesting of property) to any "disqualified individual" (as such term is defined in Treasury Regulation Section 1.280G-1) of the Company that could, individually or in combination with any other such payment, constitute an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code).

        (j)    No individual is entitled under any Company Benefit Plan or otherwise to any gross-up or reimbursement of Taxes under Section 4999 of the Code.

        (k)   Except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has any liability to make any payment to any Company Benefit Plan which is due at the date of this Agreement, but remains unpaid.

        (l)    The Company and its Subsidiaries have, in relation to the Company Benefit Plans, at all times complied with all applicable Laws, regulations and requirements and the trusts, powers and provisions of the Company Benefit Plan documentation, except where any such noncompliance would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.

        Section 3.17    Insurance.     Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all insurance policies maintained by or on behalf of the Company or any of its Subsidiaries as of the date of this Agreement are in full force and effect and are valid and enforceable, and all premiums due on such policies have been paid by the Company or its Subsidiaries, as applicable, and (ii) the Company and its Subsidiaries are in compliance with the terms and provisions of all insurance policies maintained by or on behalf of the Company or any of its Subsidiaries as of the date of this Agreement, and neither the Company nor any of its Subsidiaries is in breach or default under, or has taken any action that could permit termination or material modification of, any material insurance policies.

        Section 3.18    Opinion of Financial Advisor.     The Company Board has received the opinion of Goldman, Sachs & Co. LLC to the effect that, as of the date thereof and based upon and subject to the factors and assumptions set forth therein, the Exchange Ratio is fair, from a financial point of view, to the Company Shareholders (other than Parent and its affiliates). The Company shall, promptly following the execution of this Agreement by all Parties, furnish an accurate and complete copy of said opinion to Parent solely for informational purposes.

        Section 3.19    Material Contracts.

        (a)   Except for this Agreement, the Company Benefit Plans, agreements with customers for the provision of drilling and related services, agreements filed as exhibits to the Company SEC Documents or as set forth on the applicable subsection of Section 3.19(a) of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by:

              (i)  any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

             (ii)  any Contract that (A) imposes any restriction on the right or ability of the Company or any of its Subsidiaries to compete with any other person or acquire or dispose of the securities of another person (other than any agreement related to a potential Takeover Proposal) or (B) contains an exclusivity or "most favored nation" clause that restricts the business of the Company or any of its Subsidiaries in a material manner;

            (iii)  any joint venture, partnership or limited liability company agreement or other similar Contract relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company, other than any such Contract solely between the Company and its Subsidiaries or among the Company's Subsidiaries;

            (iv)  any Contract expressly limiting or restricting the ability of the Company or any of its Subsidiaries to make distributions or declare or pay dividends in respect of their capital stock, partnership interests, membership interests or other equity interests, as the case may be;

             (v)  any Contract that by its terms calls for aggregate payments by or to the Company or any of its Subsidiaries of more than $50.0 million in the aggregate over the remaining term of such Contract, except for (A) Contracts with a customer and (B) any such Contract that may be cancelled by the Company or any of its Subsidiaries with a penalty or other liability of less than $10.0 million to the Company or any of its Subsidiaries, upon notice of 60 days or less; and

            (vi)  any Contract that contains "earn out" or other contingent payment obligations, or remaining indemnity or similar obligations, that could reasonably be expected to result in payments after the date hereof by the Company or any of its Subsidiaries in excess of $50.0 million.

  All Contracts of the types referred to in clauses (i) through (vi) above are referred to herein as "Company Material Contracts." As used herein, "Contract" shall mean any agreement, contract, license, obligation, promise, understanding or undertaking (whether written or oral) that is legally binding.

        (b)   The Company has delivered or made available to Parent true and complete copies of all the Company Material Contracts, subject to certain redactions made in order to comply with legal requirements.

        (c)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract, (ii) to the Company's knowledge, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract and (iii) each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company that is party thereto and, to the

Company's knowledge, of each other party thereto, and is in full force and effect, subject to the Remedies Exceptions.

        Section 3.20    Finders or Brokers.     Except for Goldman, Sachs & Co. LLC, neither the Company nor any of the Company's Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to or may receive any fee or any commission in connection with or upon consummation of the Merger.

        Section 3.21    Anti-Bribery.     Within the past 5 years, neither (a) the Company, nor any of its Subsidiaries, nor, to the Company's knowledge, any director, officer, or employee of the Company or any of its Subsidiaries nor (b) to the Company's knowledge, any Representative while acting on behalf of any of the foregoing, on behalf of the Company or any of its Subsidiaries has directly or indirectly (i) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns or violated any provisions of any applicable anti-bribery Laws, including the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (collectively, the "FCPA") or the UK Bribery Act 2010 (the "Bribery Act"), or (ii) taken any action on behalf of the Company or any of its Subsidiaries that would constitute a violation of any applicable anti-bribery Laws, including the FCPA and the Bribery Act, including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any "foreign official" (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA. The Company maintains policies and procedures that are reasonably designed to ensure, and that are reasonably expected to continue to ensure, continued compliance with anti-bribery Laws. Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer or employee of the Company or any Subsidiary of the Company, are, or in the past 5 years have been, subject to any actual, pending, or, to the Company's knowledge, threatened civil, criminal, or administrative actions or governmental investigations, inquiries or enforcement actions, or made any voluntary disclosures to any governmental authority, involving the Company or any Subsidiary of the Company relating to alleged violations of applicable anti-bribery Laws, including the FCPA and the Bribery Act.

        Section 3.22    Export Controls and Sanctions.

        (a)   Neither (i) the Company, any of its Subsidiaries, nor to the Company's knowledge any employee, officer, or director of the Company or any of its Subsidiaries nor (ii) to the Company's knowledge, any Representative of any of the foregoing, (A) is currently or has been within the past 5 years the target of Trade Sanctions (including by being designated on the list of Specially Designated Nationals and Blocked Persons or on any other sanctions list maintained by the U.S. Department of Treasury's Office of Foreign Assets Control ("OFAC"), the U.S. Department of State, the United Nations Security Council, the European Union or Her Majesty's Treasury), or is or has been within the past 5 years operating, organized or resident in a country or territory that itself is the target of Trade Sanctions (currently, Crimea, Cuba, Iran, North Korea, Sudan and Syria); or (B) has, directly or, to the knowledge of the Company, indirectly, participated in the past 5 years in any prohibited or unlawful transaction or dealing involving a person or entity that is the target of Trade Sanctions, or with any person or entity operating, organized, or resident in a country or territory that is the target of Trade Sanctions.

        (b)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect on such party, in the past 5 years, each of the Company, the Company's Subsidiaries and, to the Company's knowledge, any Representatives of the foregoing (i) has conducted its business in compliance with all applicable Trade Sanctions and Export Control Laws; (ii) have obtained, and are in compliance with, all required export and import licenses, license exceptions and other consents, notices, approvals, orders, permits, authorizations, declarations, classifications and filings with any Governmental Entity required for the import, export and re-export of products, software and technology; and (iii) has maintained policies and procedures that are reasonably designed to ensure, and that are reasonably expected to continue to ensure, continued compliance therewith.

        Section 3.23    Takeover Statutes.     Assuming the accuracy of the representations set forth in Section 4.23 of this Agreement, the Company Board has taken all action necessary to render inapplicable to this Agreement and the transactions contemplated by this Agreement all potentially applicable state anti-takeover statutes or regulations, including Section 21-606 of the TBOC, and any similar provisions in the Company Organizational Documents.

        Section 3.24    Information Supplied.     The information supplied or to be supplied by the Company for inclusion in the registration statement on Form S-4 to be filed by Parent in connection with the issuance of the Parent Class A Ordinary Shares in the Merger (the "Form S-4") shall not, at the time the Form S-4 is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub in writing expressly for inclusion therein. The information supplied or to be supplied by the Company for inclusion in the proxy statement relating to the Company Shareholder Meeting and Parent Shareholder Meeting included in the Form S-4 (the "Proxy Statement/Prospectus") will not, at the time the Proxy Statement/Prospectus is first mailed to the Company Shareholders and at the time of each Shareholder Meeting to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub in writing expressly for inclusion therein. The Form S-4 and the Proxy Statement/Prospectus (solely with respect to the portion thereof relating to the Company Shareholder Meeting but excluding any portion thereof based on information supplied by Parent or Merger Sub in writing expressly for inclusion therein, with respect to which no representation or warranty is made by the Company) will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

        Section 3.25    No Additional Representations.

        (a)   The Company acknowledges that Parent and Merger Sub do not make any representation or warranty as to any matter whatsoever except as expressly set forth in Article IV or in any certificate delivered by Parent or Merger Sub to the Company in accordance with the terms hereof, and specifically (but without limiting the generality of the foregoing) that Parent and Merger Sub make no representation or warranty with respect to (i) any projections, estimates or budgets delivered or made available to the Company, any of its affiliates or any of their respective officers, directors, employees or Representatives of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of Parent and its Subsidiaries or (ii) the future business and operations of Parent and its Subsidiaries, and the Company has not relied on such information or any other representations or warranties not set forth in Article IV.

        (b)   The Company has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of Parent and its Subsidiaries and acknowledges that the Company has been provided access for such purposes. Except for the representations and warranties expressly set forth in Article IV or in any certificate delivered to the Company by Parent or Merger Sub in accordance with the terms hereof, in entering into this Agreement, the Company has relied solely upon its independent investigation and analysis of Parent and Parent's Subsidiaries, and the Company acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Parent or Merger Sub, their Subsidiaries, or any of their respective affiliates, shareholders, controlling persons or Representatives that are not expressly set forth in Article IV or in any certificate delivered to the Company by Parent or Merger Sub, whether or not such representations, warranties or statements were made in writing or orally. The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV or in any certificate delivered by Parent or Merger Sub to the Company (i) Parent and Merger Sub do not make, and have not made, any representations or warranties relating to themselves or their business or otherwise in connection with the transactions contemplated hereby and the Company is not relying on any representation or warranty except for those expressly set forth in this Agreement, (ii) no person has been authorized by Parent or Merger Sub to make any representation or warranty relating to themselves or their business or otherwise in connection with the transactions contemplated hereby, and if made, such representation or warranty may not be relied upon by the Company as having been authorized by Parent or Merger Sub and (iii) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to the Company, any of its affiliates or any of their respective officers, directors, employees or Representatives are not and shall not be deemed to be or include representations or warranties of Parent or Merger Sub unless any such materials or information is the subject of any express representation or warranty set forth in Article IV.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Except as disclosed (a) in the Parent SEC Documents filed prior to the date hereof (without giving effect to any amendment to any such Parent SEC Document filed on or after the date hereof and excluding any disclosures set forth in any such Parent SEC Document in any risk factor section, any disclosure in any section relating to forward-looking statements or any other statements that are non-specific, predictive or primarily cautionary in nature other than historical facts included therein), where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure, or (b) in the disclosure schedule delivered by Parent to the Company immediately prior to the execution of this Agreement (the "Parent Disclosure Schedule") (each section of which qualifies the correspondingly numbered representation, warranty or covenant if specified therein and such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent), Parent and Merger Sub represent and warrant to the Company as follows:

        Section 4.1    Qualification, Organization, Subsidiaries, Capitalization.

        (a)   Parent is a public limited company duly organized and validly existing under the Laws of England and Wales and Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Texas. Each of Parent and Merger Sub has the requisite entity capacity, power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted except for any such failures to have such power and authority as would not, individually or in the aggregate, have a Parent Material Adverse Effect. Each of Parent's Subsidiaries is a legal entity duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of its respective jurisdiction of organization and has the requisite capacity, power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to be in good standing or to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a

Parent Material Adverse Effect. Each of Parent and its Subsidiaries is duly qualified or licensed, and has all necessary governmental approvals, to do business and is in good standing as a foreign entity (where such concept is recognized under applicable Law) in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly approved, qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        (b)   Parent has made available to the Company, prior to the date hereof, true and complete copies of Parent's articles of association and the articles of association, certificate of incorporation, certificate of limited partnership, certificate of formation, bylaws, limited partnership agreement, limited liability company agreement or comparable constituent or organizational documents for each of its material Subsidiaries as identified in Section 4.1(b) of the Parent Disclosure Schedule (the "Parent Material Subsidiaries"), in each case as amended to and in effect as of the date hereof (collectively, the "Parent Organizational Documents"). Parent is not in violation, and none of Parent's Subsidiaries is in material violation, of any of the Parent Organizational Documents.

        (c)   As of the close of business on May 25, 2017 (i) 303,748,617 Parent Class A Ordinary Shares (excluding non-vested share awards granted under the Parent Stock Plans) and 50,000 Parent Class B Ordinary Shares were issued and outstanding, (ii) 6,789,632 Parent Class A Ordinary Shares were held in treasury, (iii) 2,739,877 non-vested Parent Class A Ordinary Shares were outstanding and subject to potential forfeiture under the Parent Stock Plans, (iv) $700 million in aggregate principal amount of 3.00% Exchangeable Senior Notes due 2024 issued by Ensco Jersey Finance Limited were outstanding, and (v) up to 22,417,095 Parent Class A Ordinary Shares were available for future issuance under the Parent Stock Plans, of which amount (A) 248,914 Parent Class A Ordinary Shares were subject to outstanding option awards under the Parent Stock Plans, (B) 649,616 Parent Class A Ordinary Shares were subject to outstanding non-vested share unit awards under the Parent Stock Plans, and (C) 822,225 Parent Class A Ordinary Shares (at the "target level") were subject to outstanding performance unit awards under the Parent Stock Plans. All outstanding Parent Ordinary Shares are, and all such Parent Ordinary Shares that may be issued prior to the Effective Time and the Parent Class A Ordinary Shares, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Except as set forth in this Section 4.1(c) (and other than the Parent Ordinary Shares issuable pursuant to the terms of awards issued under the Parent Stock Plans (collectively, "Parent Stock Awards")), there are no outstanding subscriptions, options, warrants, calls, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which Parent or any of its Subsidiaries is a party (A) obligating Parent or any of its Subsidiaries to (1) issue, transfer, exchange, sell or register for sale any equity interests of Parent or any Subsidiary of Parent or securities convertible into or exchangeable for such equity interests, (2) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (3) redeem or otherwise acquire any such equity interests, (4) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or (5) make any payment to any person the value of which is derived from or calculated based on the value of any equity security issued by Parent or any of its Subsidiaries or (B) granting any preemptive or antidilutive or similar rights with respect to any publicly traded security issued by Parent or its Subsidiaries. With respect to each grant of Parent Stock Awards, each such grant was made in accordance with the terms of the applicable Parent Stock Plan, the Exchange Act, the Securities Act and all other applicable Laws, including the rules of the NYSE.

        (d)   Neither Parent nor any of its Subsidiaries has outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the Parent Shareholders on any matter.

        (e)   There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting or registration of the equity interests of Parent or any of its Subsidiaries.

        (f)    No Subsidiary of Parent owns any equity interests of Parent, and Parent or a Subsidiary of Parent owns, directly or indirectly, all of the issued and outstanding equity interests of each Subsidiary of Parent, free and clear of any preemptive rights and any Liens other than Parent Permitted Liens, and all of such equity interests are duly authorized, validly issued, fully paid and nonassessable (where such concept is applicable and recognized under applicable Law) and free of preemptive rights. Except for equity interests in Parent's Subsidiaries, neither Parent nor any of its Subsidiaries owns, directly or indirectly, any equity interest in any person (or any security or other right, agreement or commitment convertible or exercisable into, or exchangeable for, any equity interest in any person). Except for any obligations pursuant to this Agreement, neither Parent nor any of its Subsidiaries has any obligation to acquire any equity interest, security, right, agreement or commitment or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any person. Neither Parent nor any of its Subsidiaries has any obligation, other than pursuant to the Parent Stock Plans, to repurchase, redeem or otherwise acquire any equity interests of Parent or any such Subsidiary.

        (g)   Since the date of its formation, Merger Sub has not engaged in any activities other than in connection with this Agreement.

        Section 4.2    Company Authority Relative to this Agreement; No Violation.

        (a)   Each of Parent and Merger Sub has the requisite corporate and limited liability company power and authority, as applicable, to execute and deliver this Agreement and each other document to be entered into by Parent and Merger Sub in connection with the transactions contemplated hereby (together with this Agreement, the "Parent Transaction Documents") and, subject to the passing of the resolution referred to in clause (a) of the definition of Parent Shareholder Resolutions, to consummate the transactions contemplated hereby and thereby, including the Merger. The execution, delivery and performance of this Agreement and the other Parent Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Parent Board and, except for the passing of the resolution referred to in clause (a) of the definition of Parent Shareholder Resolutions, no other company action on the part of Parent or Merger Sub or vote of the Parent Shareholders and members of Merger Sub is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement and the other Parent Transaction Documents and the consummation of the Merger. The Parent Board has duly and validly adopted resolutions (i) approving and declaring advisable this Agreement and the other Parent Transaction Documents, including the Merger and the other transactions contemplated hereby and thereby, (ii) declaring that it is in the best interests of the Parent Shareholders that Parent enter into this Agreement and the other Parent Transaction Documents and consummate the Merger and the other transactions contemplated hereby and thereby on the terms and subject to the conditions set forth herein, and (iii) appointing, conditional upon the closing of the Merger and with effect from the Effective Time, the Alpha Director Nominees to the Parent Board in accordance with Section 1.7(a). The Parent Board has further resolved that, unless it has made a Parent Adverse Recommendation Change in accordance with Section 5.5, it will unanimously and unqualifiedly recommend that the Parent Shareholders vote in favor of the Parent Shareholder Resolutions at duly held meetings of such shareholders for such purposes (the "Parent Board Recommendation"). None of the aforementioned resolutions, as of the date hereof, have been rescinded, modified or withdrawn in any way. Each of the Parent Transaction Documents has been duly and validly executed and delivered by Parent and, assuming each such Parent Transaction Document has been duly authorized, executed and delivered by each other counterparty thereto, each of the Parent Transaction Documents constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as such enforcement may be subject to (A) the effect of bankruptcy, insolvency, reorganization, receivership, administration, arrangement, moratorium or other Laws affecting or relating to creditors' rights generally or (B) the Remedies Exceptions.

        (b)   Other than in connection with or in compliance with (i) the Companies Act (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Texas, (iii) the Exchange Act, (iv) the Securities Act, (v) the NYSE, (vi) the HSR Act and any antitrust, competition, foreign investment or similar Laws outside of the United States and (vii) the approvals set forth in Section 4.2(b) of the Parent Disclosure Schedule (collectively, the "Parent Approvals"), and, subject to the accuracy of the representations and warranties of the Company in Section 3.2(b), no authorization, consent, Order, license, permit or approval of, or registration, declaration, notice or filing with, or notice to, any Governmental Entity is necessary, under applicable Law, for the execution, delivery and performance of this Agreement or the consummation by Parent and Merger Sub of the transactions contemplated hereby, except for such authorizations, consents, Orders, licenses, permits, approvals or filings that, if not obtained or made, would not reasonably be expected to materially impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        (c)   The execution, delivery and performance by Parent and Merger Sub of this Agreement do not, and (assuming the Parent Approvals are obtained) the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) result in any loss, suspension, limitation or impairment of any right of Parent or any of its Subsidiaries to own or use any assets required for the conduct of their business or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, cancellation, first offer, first refusal, modification or acceleration of any material obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Parent or any of its Subsidiaries or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Lien (other than Parent Permitted Liens and any Liens created in connection with any action taken by the Company or its affiliates), in each case, upon any of the properties or assets of Parent or any of its Subsidiaries or any contract to which Parent or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound, (ii) conflict with or result in any violation of any provision of the Parent Organizational Documents or (iii) conflict with or violate any applicable Laws, except in the case of clauses (i) and (iii) for such losses, suspensions, limitations, impairments, conflicts, violations, defaults, terminations, cancellations, accelerations, or Liens as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        Section 4.3    Reports and Financial Statements.

        (a)   Parent and each of its Subsidiaries has filed with or furnished to the SEC all reports, schedules, forms, statements and other documents required to be filed or furnished by it since January 1, 2016 (all such documents and reports filed or furnished by Parent or any of its Subsidiaries, the "Parent SEC Documents") and Parent has filed prior to the date hereof all material returns, particulars, resolutions and documents required to be filed or to be delivered on behalf of Parent with the Registrar of Companies in England and Wales. As of their respective dates of filing or, in the case of Parent SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act, their respective dates of effectiveness, or, if amended prior to the date hereof, as of the date of the last such amendment, the Parent SEC Documents complied, as to form, in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information set forth in the Parent SEC Documents as of a later date (but before the date hereof) will be deemed to modify information as of an earlier date.

        (b)   The consolidated financial statements (including all related notes and schedules thereto) of Parent included in the Parent SEC Documents (i) fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and any other adjustments described therein), (ii) were prepared in conformity with GAAP (except, in the case of the unaudited statements, as permitted by applicable rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), (iii) have been prepared from, and are in accordance with, the books and records of Parent and its consolidated Subsidiaries and (iv) comply, as to form, in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act.

        (c)   There are no outstanding or unresolved comments from, or unresolved issues raised by, the staff of the SEC relating to the Parent SEC Documents. Parent has heretofore made available to the Company true, correct and complete copies of all written correspondence between Parent and the SEC occurring since January 1, 2016. None of the Parent SEC Documents is, to the knowledge of Parent, the subject of ongoing SEC review, and no enforcement action has been initiated against Parent relating to disclosures contained in or omitted from any Parent SEC Document.

        (d)   Neither Parent nor any of its Subsidiaries is a party to, nor does it have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract relating to any transaction or relationship between or among Parent or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) or any "off-balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in Parent's financial statements or other Parent SEC Documents.

        Section 4.4    Internal Controls and Procedures.     Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Parent's disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Parent's management has completed an assessment of the effectiveness of Parent's internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2016, and such assessment concluded that such controls were effective. Based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, which has been provided to the Company, management of Parent has disclosed to Parent's auditors and the audit committee of the Parent Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Parent's ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent's internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to the Company prior to the date hereof.

        Section 4.5    No Undisclosed Liabilities.     There are no liabilities or obligations of Parent or any of its Subsidiaries, whether known or unknown and whether accrued, absolute, determined or contingent, that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its consolidated Subsidiaries (including the notes thereto), except for (i) liabilities or obligations disclosed and provided for in the most recent balance sheets included in the Parent Financial Statements (or in the notes thereto) filed and publicly available prior to the date of this Agreement, (ii) liabilities or obligations incurred in accordance with or in connection with this Agreement, (iii) liabilities or obligations incurred since December 31, 2016 in the ordinary course of business consistent with past practice since the date of such balance sheet, (iv) liabilities or obligations that have been discharged or paid in full, and (v) liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        Section 4.6    Compliance with Law; Permits.

        (a)   Parent and its Subsidiaries are in compliance with, and are not in default under or in violation of, any applicable Law, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since January 1, 2015, neither Parent nor any of its Subsidiaries has received any written notice or, to Parent's knowledge, other communication from any Governmental Entity regarding any actual or possible violation of, or failure to comply with, any Law, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        (b)   Neither Parent, nor the Merger, is subject to the Takeover Code.

        (c)   Parent and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, concessions, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, financial assurance instruments, qualifications and registrations and Orders of all applicable Governmental Entities, and all rights under any Parent Material Contract with all Governmental Entities, and have filed all tariffs, reports, notices and other documents with all Governmental Entities necessary for Parent and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted (the "Parent Permits" and, together with the Company Permits, the "Permits"), except where the failure to have or to have filed such Parent Permits would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All Parent Permits are valid and in full force and effect and are not subject to any administrative or judicial proceeding that could result in modification, termination or revocation thereof, except where the failure to be in full force and effect or any modification, termination or revocation thereof would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and each of its Subsidiaries is in compliance with the terms and requirements of all material Parent Permits, except where the failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        (d)   Except as set forth in Section 4.6 of the Parent Disclosure Schedule, each drilling unit owned or leased by Parent or any of its Subsidiaries which is subject to classification (other than cold stacked rigs) is in class and free of suspension or cancellation to class, and is registered under the flag of its flag jurisdiction.

        Section 4.7    Absence of Certain Changes or Events.

        (a)   From January 1, 2017 through the date of this Agreement, except in connection with the negotiation and execution of this Agreement the businesses of Parent and its Subsidiaries have been conducted in all material respects in the ordinary course of business.

        (b)   Since January 1, 2017, there has not been any event, change, effect, development, occurrence or state of facts that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        Section 4.8    Environmental Laws and Regulations.     Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect (i) there are no investigations, actions, suits or proceedings (whether administrative or judicial) pending, alleging non-compliance with or other liability under any Environmental Law, (ii) Parent and its Subsidiaries are, and except for matters that have been fully resolved with the applicable Governmental Entity, since January 1, 2016 have been, in compliance with all Environmental Laws (which compliance includes the possession by Parent and each of its Subsidiaries of all Permits required under applicable Environmental Laws to conduct their respective business and operations, and compliance with the terms and conditions thereof), (iii) none of Parent and its Subsidiaries is subject to any Order or has created any obligations or liabilities under applicable Environmental Laws or concerning Hazardous Materials or Releases, and (iv) none of Parent and its Subsidiaries has received any unresolved claim, notice, complaint or request for information from a Governmental Entity or any other person relating to actual or alleged noncompliance with or liability under applicable Environmental Laws (including any such liability or obligation arising under, retained or assumed by contract or by operation of law).

        Section 4.9    Investigations; Litigation.     Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or would not reasonably be expected to prevent, impede or materially delay consummation of the Merger, (i) there is no investigation or review pending (or, to Parent's knowledge, threatened) by any Governmental Entity with respect to Parent or any of its Subsidiaries, (ii) there are no claims, actions, suits, inquiries, investigations, arbitrations or administrative or other proceedings, or any subpoenas, civil investigative demands or other requests for information, relating to potential violations of Law pending (or, to Parent's knowledge, threatened) against or affecting Parent or any of its Subsidiaries, or any of their respective properties and (iii) there are no Orders, injunctions, judgments or decrees of, or before, any Governmental Entity pending (or, to Parent's knowledge, threatened to be imposed) against Parent or any of its Subsidiaries.

        Section 4.10    Investment Company.     None of Parent or any of its Subsidiaries is an "investment company" or a company "controlled" by an "investment company" within the meaning of the U.S. Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

        Section 4.11    Intellectual Property.

        (a)   Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, either Parent or a Subsidiary of Parent owns, or is licensed or otherwise possesses valid rights to use, free and clear of Liens other than Parent Permitted Liens, all trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, domain names, registered and unregistered copyrights, patents or applications and registrations, trade secrets and other intellectual property rights necessary to their respective businesses as currently conducted (collectively, the "Parent Intellectual Property"), and no third party has ownership rights or license rights to improvements made by Parent in the Parent Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) there are no pending or, to Parent's knowledge, threatened claims by any person alleging infringement, misappropriation or other violation by Parent or any of its Subsidiaries of any intellectual property rights of any person, (ii) to Parent's knowledge, the conduct of the business of Parent and its Subsidiaries does not infringe, misappropriate or otherwise violate any intellectual property rights of any person, (iii) neither Parent nor any of its Subsidiaries has made any claim of a violation, infringement or misappropriation by others of Parent's or any its Subsidiaries' rights to or in connection with Parent Intellectual Property and (iv) to Parent's knowledge, no person is infringing, misappropriating or otherwise violating any Parent Intellectual Property.

        (b)   Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries have implemented (i) commercially reasonable measures to protect the confidentiality, integrity and security of the Parent IT Assets (and all information and transactions stored or contained therein or transmitted thereby); and (ii) commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures, as well as a commercially reasonable business continuity plan, in each case consistent with customary industry practices.

        Section 4.12    Properties.

        (a)   Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries have good and marketable title to all real property owned by Parent or any of its Subsidiaries and good and valid leasehold interest to all real property which is leased, subleased, licensed or otherwise occupied by Parent or any of its Subsidiaries (the "Parent Leased Real Property"), in each case free and clear of all Liens (other than Parent Permitted Liens).

        (b)   Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries have good and marketable title to, or have valid rights to lease or otherwise use, all items of personal property that are material to the respective businesses of Parent and its Subsidiaries, in each case free and clear of all Liens (other than Parent Permitted Liens).

        Section 4.13    Ownership and Maintenance of Drilling Units.

        (a)   Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, either Parent or a Subsidiary of Parent has good and marketable title to the drilling units listed in Parent's most recent fleet status report, a true and complete copy of which has been furnished as an exhibit to a Current Report on Form 8-K filed by Parent with the SEC or otherwise provided to the Company (the "Parent Fleet Report"), in each case free and clear of all Liens except for Parent Permitted Liens and no such drilling unit or any related asset is leased under an operating lease from a lessor that, to Parent's knowledge, has incurred non-recourse indebtedness to finance the acquisition or construction of such asset.

        (b)   Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, the drilling units listed in the Parent Fleet Report (other than such drilling units that are noted therein as "cold stacked" or are being prepared to be "cold stacked") have been maintained consistent with general practice in the offshore drilling industry and are in good operating condition and repair, subject to ordinary wear and tear.

        Section 4.14    Tax Matters.

        (a)   Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

            (i)    Parent and each of its Subsidiaries and each affiliated, consolidated, combined, unitary or similar group that includes Parent or any of its Subsidiaries have duly and timely filed or caused to be filed (taking into account any valid extension of time within which to file) all Tax Returns required to be filed by any of them and all such Tax Returns are true, complete and accurate.

            (ii)   Parent and each of its Subsidiaries have timely paid all Taxes that are required to be paid by any of them or that Parent or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor, shareholder or third party (in each case, whether or not shown on any Tax Return), except with respect to matters contested in good faith through appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

            (iii)  No Tax Return of Parent or any of its Subsidiaries is the subject of an audit, examination investigation or other proceeding, and there are no audits, examinations, investigations or other proceedings pending or threatened in writing in respect of Taxes or Tax matters of Parent or any of its Subsidiaries.

            (iv)  Neither Parent nor any of its Subsidiaries is currently the beneficiary of any waivers of any limitation periods or agreements providing for an extension of time for the filing of any Tax Return, the assessment or collection thereof by any relevant Tax authority or the payment of any Tax by Parent or any of its Subsidiaries.

            (v)   Neither Parent nor any of its Subsidiaries has any liability for the Taxes of any person (other than Taxes of Parent or its Subsidiaries) (A) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law), (B) as a transferee or successor or (C) by Contract (other than Contracts exclusively between or among one or more of the Parent and its Subsidiaries and other than as customary Tax indemnifications contained in ordinary course commercial agreements or arrangements that are not primarily related to Taxes).

            (vi)  Neither Parent nor any of its Subsidiaries has any liability pursuant to any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among one or more of the Parent and its Subsidiaries and other than as customary Tax indemnifications contained in ordinary course commercial agreements or arrangements that are not primarily related to Taxes).

            (vii) Neither Parent nor any of its Subsidiaries is a party to any closing agreement described in Section 7121 of the Code or any predecessor provision thereof or any similar agreement under state, local or non-U.S. Tax Law, and neither Parent nor any of its Subsidiaries is subject to any private ruling issued by any Governmental Entity in respect of Taxes.

            (viii)  There are no Liens for Taxes on any asset of Parent or its Subsidiaries, except for Liens for Taxes not yet due or delinquent.

            (ix)  Neither Parent nor any of its Subsidiaries has been a party to a transaction that is a "listed transaction," as such term is defined in Treasury Regulations Section 1.6011-4(b)(2), or any other transaction requiring disclosure under analogous provisions of state, local or non-U.S. Tax Law.

            (x)   No written claim has been received by Parent or any of its Subsidiaries from a Governmental Entity in a jurisdiction where such entity does not file Tax Returns that it is or may be subject to taxation by such jurisdiction.

        (b)   Neither the Parent nor any of its Subsidiaries is or was a "surrogate foreign corporation" within the meaning of Section 7874(a)(2)(B) of the Code.

        (c)   As of the date hereof, Parent has no knowledge of any facts or of any reason that (when taken together with Parent's understanding of other relevant facts) would reasonably be expected to cause Parent to be treated, following the completion of the transactions contemplated by this Agreement, as a domestic corporation for U.S. federal income tax purposes under Section 7874 of the Code.

        (d)   Neither Parent nor any of its Subsidiaries beneficially owns shares or other equity interests of the Company or any of the Company's affiliates.

        (e)   Within the past three years, neither Parent nor any of its Subsidiaries has been a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution intended to qualify for tax-free treatment under Section 355 of the Code (or a similar provision of state, local or non-U.S. Tax Law).

        Section 4.15    Employment and Labor Matters.     Neither Parent nor any of its Subsidiaries is a party to any Collective Bargaining Agreement with respect to employees of Parent or any of its Subsidiaries (each, an "Parent Employee") that has had or could reasonably be expected to have a Parent Material Adverse Effect, other than those that Parent or any of its Subsidiaries may be deemed to be a party to or bound by as a result of doing business in a particular jurisdiction. To Parent's knowledge, as of the date hereof, there are no activities or proceedings of any labor or trade union, staff association or other body to organize any Parent Employee where such activities or proceedings could reasonably be expected to have a Parent Material Adverse Effect. No material Collective Bargaining Agreement is being negotiated by Parent or, to Parent's knowledge, any of its Subsidiaries with respect to any Parent Employees. Since January 1, 2015, there has been no actual, or to Parent's knowledge, threatened unfair labor practice charges, grievances, arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other labor disputes against or affecting Parent or any of its Subsidiaries involving Parent Employees that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect and there are no circumstances which could or might give rise to any such dispute that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Parent is, and has been, in compliance with all Laws regarding employment and employment practices, terms and conditions of employment and wages and hours (including classification of employees) and other Laws in respect of any reduction in force, including notice, information and consultation requirements, except where any such noncompliance would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect. There are no material outstanding assessments, penalties, fines, Liens, charges, surcharges, or other amounts due or owing by Parent pursuant to any workplace safety and insurance/workers' compensation Laws, Parent has not been reassessed in any material respect under such Laws during the past three years, and Parent has not received any claims under such Laws, in each case, that could reasonably be expected to have a Parent Material Adverse Effect.

        Section 4.16    Employee Benefit Plans.

        (a)   For purposes of this Agreement, "Parent Benefit Plan" means any employee benefit plan, program, agreement or arrangement, including pension, retirement, profit-sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, long service award, vacation, bonus, any benefits received otherwise than in cash or related to sales, profits, turnover or performance, or which are otherwise variable (other than normal overtime) or other incentive plans, medical, retiree medical, vision, dental or other health plans, life insurance plans, and each other employee benefit plan or fringe benefit plan, including any "employee benefit plan" as that term is defined in Section 3(3) of ERISA, in each case, (i) whether oral or written, funded or unfunded, or insured or self-insured, tax approved or non-tax approved and (ii) (A) sponsored or maintained by Parent or any Subsidiary, or (B) to which Parent or any Subsidiary contributes or is obligated to contribute for the benefit of any current or former employees, directors, consultants or independent contractors or otherwise has any obligation or liability, contingent or otherwise.

        (b)   Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, each Parent Benefit Plan that is intended to be a Qualified Plan is so qualified and each trust maintained thereunder is exempt from taxation under Section 501(a) of the Code and, to Parent's knowledge, there is no reason why tax approval under any local Law in any part of the world might be withdrawn or might cease to apply.

        (c)   No Parent Benefit Plan is, and in the last six years, none of Parent and its Subsidiaries nor any of their respective ERISA Affiliates has maintained, established, contributed to or been obligated to contribute to (i) any benefit plan that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code or (in each case) equivalent local Law, or (ii) any material defined benefit pension plan. None of Parent and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, maintained, established, contributed to or been obligated to contribute to any "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA.

        (d)   (i) There are no existing, pending or, to Parent's knowledge, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted; and (ii) to Parent's knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit against Parent with respect to any Parent Benefit Plan, any fiduciaries thereof with respect to their duties to the Parent Benefits Plans or the assets of any of the trusts under any of the Parent Benefit Plans, which, in the case of clause (i) and (ii), could reasonably be expected to have a Parent Material Adverse Effect.

        (e)   Neither Parent nor any of its Subsidiaries has any obligation or liability, contingent or otherwise, with respect to any pension or other employee benefit plan that is currently maintained or sponsored by a person other than Parent or its Subsidiaries that could reasonably be expected to have a Parent Material Adverse Effect.

        (f)    No material Parent Benefit Plan provides for any post-employment or post-retirement medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code or any applicable Law.

        (g)   Parent is not party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of Taxes imposed by Section 409A(a)(1)(B) of the Code or equivalent local Law.

        (h)   Except as otherwise provided in this Agreement, the consummation of the Merger and the transactions contemplated by this Agreement will not, either alone or in combination with another event (i) entitle any current or former employee, director, consultant or officer of Parent or any of its Subsidiaries to severance pay, unemployment compensation or other compensatory payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, director, consultant or officer, or (iii) trigger any funding obligation under any Parent Benefit Plan or impose any restrictions or limitations on Parent's rights to administer, amend or terminate any Parent Benefit Plan.

        (i)    No individual is entitled under any Parent Benefit Plan or otherwise to any gross-up or reimbursement of Taxes under Section 4999 of the Code.

        (j)    Except as would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries has any liability to make any payment to any Parent Benefit Plan which is due at the date of this Agreement, but remains unpaid.

        (k)   Parent and its Subsidiaries have, in relation to the Parent Benefit Plans, at all times complied with all applicable Laws, regulations and requirements and the trusts, powers and provisions of the Parent Benefit Plan documentation, except where any such noncompliance would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect.

        Section 4.17    Insurance.     Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) all insurance policies maintained by or on behalf of Parent or any of its Subsidiaries as of the date of this Agreement are in full force and effect and are valid and enforceable, and all premiums due on such policies have been paid by Parent or its Subsidiaries, as applicable, and (ii) Parent and its Subsidiaries are in compliance with the terms and provisions of all insurance policies maintained by or on behalf of Parent or any of its Subsidiaries as of the date of this Agreement, and neither Parent nor any of its Subsidiaries is in breach or default under, or has taken any action that could permit termination or material modification of, any material insurance policies.

        Section 4.18    Opinion of Financial Advisor.     The Parent Board has received the opinion of Morgan Stanley & Co. LLC to the effect that, as of the date thereof and subject to the assumptions, limitations, qualifications and other matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to Parent. Parent shall, promptly following the execution of this Agreement by all Parties, furnish an accurate and complete copy of said opinion to the Company solely for informational purposes.

        Section 4.19    Material Contracts.

        (a)   Except for this Agreement, the Parent Benefit Plans, agreements with customers for the provision of drilling and related services, agreements filed as exhibits to the Parent SEC Documents or as set forth on the applicable subsection of Section 4.19(a) of the Parent Disclosure Schedule, as of the date hereof, neither Parent nor any of its Subsidiaries is a party to or bound by:

              (i)  any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

             (ii)  any Contract that (A) imposes any restriction on the right or ability of Parent or any of its Subsidiaries to compete with any other person or acquire or dispose of the securities of another person (other than any agreement related to a potential Takeover Proposal) or (B) contains an exclusivity or "most favored nation" clause that restricts the business of Parent or any of its Subsidiaries in a material manner;

            (iii)  any joint venture, partnership or limited liability company agreement or other similar Contract relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company, other than any such Contract solely between Parent and its Subsidiaries or among Parent's Subsidiaries;

            (iv)  any Contract expressly limiting or restricting the ability of Parent or any of its Subsidiaries to make distributions or declare or pay dividends in respect of their capital stock, partnership interests, membership interests or other equity interests, as the case may be;

             (v)  any Contract that by its terms calls for aggregate payments by or to Parent or any of its Subsidiaries of more than $50.0 million in the aggregate over the remaining term of such Contract, except for (A) Contracts with a customer and (B) any such Contract that may be cancelled by Parent or any of its Subsidiaries with a penalty or other liability of less than $10.0 million to Parent or any of its Subsidiaries, upon notice of 60 days or less; and

            (vi)  any Contract that contains "earn out" or other contingent payment obligations, or remaining indemnity or similar obligations, that could reasonably be expected to result in payments after the date hereof by Parent or any of its Subsidiaries in excess of $50.0 million.

All Contracts of the types referred to in clauses (i) through (vi) above are referred to herein as ("Parent Material Contracts").

        (b)   Parent has delivered or made available to the Company true and complete copies of all Parent Material Contracts, subject to certain redactions made in order to comply with legal requirements.

        (c)   Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) neither Parent nor any Subsidiary of Parent is in breach of or default under the terms of any Parent Material Contract, (ii) to Parent's knowledge, no other party to any Parent Material Contract is in breach of or default under the terms of any Parent Material Contract and (iii) each Parent Material Contract is a valid and binding obligation of Parent or the Subsidiary of Parent that is party thereto and, to Parent's knowledge, of each other party thereto, and is in full force and effect, subject to the Remedies Exceptions.

        Section 4.20    Finders or Brokers.     Except for Morgan Stanley & Co. LLC, DNB Capital LLC and HSBC Securities (USA) Inc., neither Parent nor any of Parent's Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to or may receive any fee or any commission in connection with or upon consummation of the Merger.

        Section 4.21    Anti-Bribery.     Within the past 5 years, neither (a) Parent, nor any of its Subsidiaries, nor, to Parent's knowledge, any director, officer, or employee of Parent or any of its Subsidiaries nor (b) to Parent's knowledge, any Representative while acting on behalf of any of the foregoing, on behalf of Parent or any of its Subsidiaries has directly or indirectly (i) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns or violated any provisions of any applicable anti-bribery Laws, including the FCPA or the Bribery Act, or (ii) taken any action on behalf of Parent or any of its Subsidiaries that would constitute a violation of any applicable anti-bribery Laws, including the FCPA and the Bribery Act, including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any "foreign official" (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA. Parent maintains policies and procedures that are reasonably designed to ensure, and that are reasonably expected to continue to ensure, continued compliance with anti-bribery Laws. Neither Parent nor any of its Subsidiaries, nor, to the knowledge of Parent, any director, officer or employee of Parent or any Subsidiary of Parent, are, or in the past 5 years have been, subject to any actual, pending, or, to Parent's knowledge, threatened civil, criminal, or administrative actions or governmental investigations, inquiries or enforcement actions, or made any voluntary disclosures to any governmental authority, involving Parent or any Subsidiary of Parent relating to alleged violations of applicable anti-bribery Laws, including the FCPA and the Bribery Act.

        Section 4.22    Export Controls and Sanctions.

        (a)   Neither (i) Parent, any of its Subsidiaries, nor to Parent's knowledge any employee, officer, or director of Parent or any of its Subsidiaries nor (ii) to Parent's knowledge, any Representative of any of the foregoing, (A) is currently or has been within the past 5 years the target of Trade Sanctions (including by being designated on the list of Specially Designated Nationals and Blocked Persons or on any other sanctions list maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or Her Majesty's Treasury), or is or has been within the past 5 years operating, organized or resident in a country or territory that itself is the target of Trade Sanctions (currently, Crimea, Cuba, Iran, North Korea, Sudan and Syria); or (B) has, directly or, to the knowledge of Parent, indirectly, participated in the past 5 years in any prohibited or unlawful transaction or dealing involving a person or entity that is the target of Trade Sanctions, or with any person or entity operating, organized, or resident in a country or territory that is the target of Trade Sanctions.

        (b)   Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect on such party, in the past 5 years, each of Parent, Parent's Subsidiaries and, to Parent's knowledge, any Representative of any of the foregoing (i) has conducted its business in compliance with all applicable Trade Sanctions and Export Control Laws; (ii) have obtained, and are in compliance with, all required export and import licenses, license exceptions and other consents, notices, approvals, orders, permits, authorizations, declarations, classifications and filings with any Governmental Entity required for the import, export and re-export of products, software and technology; and (iii) has maintained policies and procedures that are reasonably designed to ensure, and that are reasonably expected to continue to ensure, continued compliance therewith.

        Section 4.23    Information Supplied.     The information supplied or to be supplied by Parent or Merger Sub for inclusion in the Form S-4 shall not, at the time the Form S-4 is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company in writing expressly for inclusion therein. The information supplied or to be supplied by Parent or Merger Sub for inclusion in the Proxy Statement/Prospectus will not, at the time the Proxy Statement/Prospectus is first mailed to Parent Shareholders and at the time of any meeting of Parent Shareholders to be held in connection with the issuance of the Parent Class A Ordinary Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent and Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company in writing expressly for inclusion therein. The Form S-4 and the Proxy Statement/Prospectus (solely with respect to the portion thereof relating to the Parent Shareholder Meeting but excluding any portion thereof based on information supplied by the Company in writing expressly for inclusion therein, with respect to which no representation or warranty is made by Parent or Merger Sub) will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

        Section 4.24    Ownership of Company Common Stock.     Neither Parent, Merger Sub nor any of their respective affiliates is, nor at any time during the last three (3) years has been, an "affiliated shareholder" of the Company as defined in Section 21.606 of the TBOC.

        Section 4.25    No Additional Representations.

        (a)   Each of Parent and Merger Sub acknowledges that the Company does not make any representation or warranty as to any matter whatsoever except as expressly set forth in Article III or in any certificate delivered by the Company to Parent and Merger Sub in accordance with the terms hereof, and specifically (but without limiting the generality of the foregoing) that the Company makes no representation or warranty with respect to (i) any projections, estimates or budgets delivered or made available to Parent, any of its affiliates or any of their respective officers, directors, employees or Representatives of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Company and its Subsidiaries or (ii) the future business and operations of the Company and its Subsidiaries, and neither Parent nor Merger Sub has relied on such information or any other representations or warranties not set forth in Article III.

        (b)   Each of Parent and Merger Sub has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries and acknowledges that Parent and Merger Sub have been provided access for such purposes. Except for the representations and warranties expressly set forth in Article III or in any certificate delivered to Parent and Merger Sub by the Company in accordance with the terms hereof, in entering into this Agreement, each of Parent and Merger Sub has relied solely upon its independent investigation and analysis of the Company and the Company's Subsidiaries, and each of Parent and Merger Sub acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by the Company, its Subsidiaries, or any of their respective affiliates, shareholders, controlling persons or Representatives that are not expressly set forth in Article III or in any certificate delivered to Parent and Merger Sub by the Company, whether or not such representations, warranties or statements were made in writing or orally. Each of Parent and Merger Sub acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III or in any certificate delivered by the Company to Parent and Merger Sub (i) the Company does not make, and has not made, any representations or warranties relating to itself or its business or otherwise in connection with the transactions contemplated hereby and neither Parent nor Merger Sub is relying on any representation or warranty except for those expressly set forth in this Agreement, (ii) no person has been authorized by the Company to make any representation or warranty relating to itself or its business or otherwise in connection with the transactions contemplated hereby, and if made, such representation or warranty may not be relied upon by Parent and Merger Sub as having been authorized by the Company and (iii) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent or Merger Sub, any of their affiliates or any of their respective officers, directors, employees or Representatives are not and shall not be deemed to be or include representations or warranties of the Company unless any such materials or information is the subject of any express representation or warranty set forth in Article III.

ARTICLE V.

COVENANTS AND AGREEMENTS

        Section 5.1    Conduct of Business by the Company.

        (a)   From and after the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 7.1 (the "Termination Date"), and except (i) as may be required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company and its Subsidiaries, (ii) with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), (iii) as may be expressly contemplated or required by this Agreement or (iv) as set forth in Section 5.1(a) of the Company Disclosure Schedule, the Company covenants and agrees that the business of the Company and its Subsidiaries shall be conducted in the ordinary course of business in all material respects, and the Company and its Subsidiaries shall use commercially reasonable efforts to preserve substantially intact their respective present lines of business, maintain their respective material rights, franchises and Permits and preserve their respective relationships with key customers and suppliers; provided, however, that no action by the Company and its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such provision of Section 5.1(b).

        (b)   The Company agrees with Parent and Merger Sub, on behalf of itself and its Subsidiaries, that from the date hereof and prior to the earlier of the Effective Time and the Termination Date, except (i) as may be required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company or its Subsidiaries, (ii) with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), (iii) as may be expressly contemplated or required by this Agreement or (iv) as set forth in Section 5.1(b) of the Company Disclosure Schedule, the Company:

              (i)  shall not amend the Company Charter and the Company Bylaws, and shall not permit any of its Subsidiaries to adopt any amendments to its certificate of incorporation or bylaws or similar applicable organizational documents;

             (ii)  shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any such transaction by a wholly owned Subsidiary which remains a wholly owned Subsidiary after consummation of such transaction;

            (iii)  shall not, and shall not permit any of its Subsidiaries that is not directly or indirectly wholly owned to, authorize, make, declare or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its Subsidiaries), except (A) dividends or distributions by any Subsidiaries only to the Company or to any wholly owned Subsidiary of the Company in the ordinary course of business consistent with past practice, and (B) dividends or distributions by any non-wholly owned Subsidiary or joint venture that are consistent with past practice or required under such entity's organizational documents in effect on the date of this Agreement;

            (iv)  shall not, and shall not permit any of its Subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than the Merger and other than any liquidations, dissolutions, mergers, consolidations, restructurings or reorganizations solely among the Company and its wholly owned Subsidiaries or among wholly owned Subsidiaries of the Company;

             (v)  shall not, and shall not permit any of its Subsidiaries to, make any acquisition of any other person or business, or make any loans, advances or capital contributions to, or investments in, any other person, with a value in excess of $25.0 million in the aggregate, except (A) any loan, advance or capital contribution to or investment in a joint venture, partnership or similar entity in which the Company or any of its Subsidiaries acquires an equity interest in connection with the contemplation or initiation of operations of a particular rig or rigs or in a particular jurisdiction where the Company and its Subsidiaries do not currently operate, provided that such loan, advance, capital contribution or investment shall not exceed $10 million in the aggregate and be related to a single investment opportunity, or (B) as made in connection with any transaction among the Company and its wholly owned Subsidiaries or the Company's wholly owned Subsidiaries; provided, however, that the Company shall not, and shall not permit any of its Subsidiaries to, make any acquisition of any other person or business or make loans, advances or capital contributions to, or investments in, any other person that would reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger;

            (vi)  shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, transfer, exchange or swap, or otherwise dispose of or encumber (other than with a Company Permitted Lien) any properties or non-cash assets with a value in excess of $25.0 million in the aggregate, except (A) sales, transfers and dispositions of obsolete, surplus or worthless equipment, (B) sales, transfers and dispositions of assets in the ordinary course of business, or (C) sales, leases, transfers or other dispositions made in connection with any transaction among the Company and its wholly owned Subsidiaries or among the Company's wholly owned Subsidiaries;

           (vii)  shall not, and shall not permit any of its Subsidiaries to, authorize any capital expenditures in excess of $50.0 million individually or $100.0 million in the aggregate, except for (A) expenditures made in the ordinary course of business and consistent with past practice, or (B) expenditures made in response to any emergency, whether caused by war, terrorism, weather events, public health events, outages, operational incidents or otherwise;

          (viii)  except in the ordinary course of business and consistent with past practice, or as provided under the terms of any Benefit Plan or other contract entered into prior to the date of this Agreement, shall not, and shall not permit any of its Subsidiaries to, (A) establish, adopt, materially amend or modify, or terminate any Collective Bargaining Agreement or material Benefit Plan, (B) materially increase the compensation or severance entitlements of any of the current or former directors or officers of the Company, (C) pay or award, or commit to pay or award, any bonuses or incentive compensation to any officer or director of the Company, (D) enter into any new or modify any existing employment, severance, termination, retention or change in control agreement with any current or former directors or officers of the Company, (E) accelerate the time of payment or vesting of any material rights or benefits under any material Benefit Plan, (F) fund any rabbi trust or similar arrangement with respect to any material Benefit Plan, (G) grant or materially amend any equity awards under the Company Stock Plans (provided, however, that the Company shall not, even if done in the ordinary course of business consistent with past practice, grant or materially amend any equity awards under the Company Stock Plans (I) to any current or former executive officer of Company, (II) to any person who could be a "disqualified individual" within the meaning of Code Section 280G, or (III) that will vest, be settled or become exercisable on an accelerated basis as a result of the transactions contemplated by this Agreement), (H) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Benefit Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or applicable Law, (I) hire any executive officer or director of the Company, or (J) waive any post-employment restrictive covenant with any of the current or former directors or officers of the Company;

            (ix)  shall not, and shall not permit any of its Subsidiaries to, materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP or other applicable accounting standards, SEC rule or policy or applicable Law;

             (x)  shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of its capital stock or other ownership interest in the Company or any of its Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire any such shares of capital stock, ownership interest or convertible or exchangeable securities, other than (A) issuances of Company Common Stock under the Company Stock Plans to the extent not prohibited by subsection (vii) above or in respect of the exercise, vesting or settlement of any Company Stock Awards outstanding on the date of this Agreement, (B) the vesting of shares of Company Common Stock or for withholding of Taxes with respect to any Company Stock Awards to the extent provided by the terms of such awards or (C) for transactions among the Company and its wholly owned Subsidiaries or among the Company's wholly owned Subsidiaries;

            (xi)  shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares of the capital stock of any of them or any rights, warrants or options to acquire any such shares, except for transactions among the Company and its Subsidiaries or among the Company's wholly owned Subsidiaries or pursuant to any Company Benefit Plan;

           (xii)  shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee or otherwise become liable for any indebtedness for borrowed money or any guarantee of such indebtedness, except for (A) any indebtedness under the Company's revolving credit facility described in the Company SEC Documents, (B) any indebtedness incurred in the ordinary course of business, (C) any indebtedness among the Company and its wholly owned Subsidiaries or among the Company's wholly owned Subsidiaries, (D) any indebtedness incurred to replace, renew, extend, refinance or refund any existing indebtedness on substantially the same or more favorable terms to the Company than such existing indebtedness, and (E) any guarantees by the Company of indebtedness of its Subsidiaries or guarantees by such Subsidiaries of indebtedness of the Company or any Subsidiary of the Company, which indebtedness is incurred in compliance with this Section 5.1(b); provided, however, that in the case of each of clauses (A) through (E) such indebtedness does not impose or result in any additional restrictions or limitations that would be material to the Company and its Subsidiaries other than any obligation to make payments on such indebtedness and other than any restrictions or limitations to which the Company or any Subsidiary is currently subject under the terms of any indebtedness outstanding as of the date hereof;

          (xiii)  shall not, and shall not permit any of its Subsidiaries to, (A) other than in the ordinary course of business, enter into, or modify or amend in any material respect, terminate or waive any material rights under any Company Material Contract or any newbuilding contract, (B) other than in the ordinary course of business, modify or amend in any material respect, or terminate or waive any material rights under any material Permit, or (C) other than in the ordinary course of business, enter into any new contract which would reasonably be expected to, after the Effective Time, restrict or limit in any material respect Parent or any of its affiliates from engaging in any business or competing in any geographic location with any person;

          (xiv)  shall not, and shall not permit any of its Subsidiaries to, waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises (A) that are equal to or less than the amounts specifically reserved with respect thereto on the balance sheet as of March 31, 2017 included in the Company SEC Documents or (B) that do not exceed $15.0 million in the aggregate and, in all cases, do not obligate it or any of its Subsidiaries to take any material action (other than make a payment) or impose any material restrictions on its business or the business of any of its Subsidiaries;

           (xv)  shall not, and shall not permit any of its Subsidiaries to, make, change or revoke any material Tax election; change any material Tax accounting method; file any material amended Tax Return; enter into any material Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, advance pricing agreement or closing agreement; request any material Tax ruling; settle or compromise any material Tax proceeding; consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment; change its jurisdiction of Tax residence; or surrender any claim for a material refund of Taxes;

          (xvi)  except as otherwise permitted by this Agreement, any refinancing permitted by sub-clause (xii) above or for transactions between the Company and its Subsidiaries or among the Company's Subsidiaries, shall not and shall not permit any of its Subsidiaries, to prepay, redeem, repurchase, defease, cancel or otherwise acquire any indebtedness for borrowed money or guarantees thereof of the Company or its Subsidiaries, other than (1) at or below par value, (2) at stated maturity or (3) any required amortization payments and mandatory prepayments (including mandatory prepayments arising from any change of control put rights to which holders of such indebtedness or guarantees thereof may be entitled), in each case in accordance with the terms of the instrument governing such indebtedness as in effect on the date hereof; and

         (xvii)  shall not, and shall not permit any of its Subsidiaries to, agree, consent, resolve or propose, in writing or otherwise, to take any of the foregoing actions that are prohibited pursuant to sub-clauses (i) through (xvi) of this Section 5.1.

        Section 5.2    Conduct of Business by Parent and Merger Sub.

        (a)   From and after the date hereof until the earlier of the Effective Time or the Termination Date, and except (i) as may be required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Parent and its Subsidiaries, (ii) with the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), (iii) as may be expressly contemplated or required by this Agreement or (iv) as set forth in Section 5.2(a) of the Parent Disclosure Schedule, Parent and Merger Sub covenant and agree that the business of Parent and its Subsidiaries shall be conducted in the ordinary course of business in all material respects, and Parent and its Subsidiaries shall use commercially reasonable efforts to preserve substantially intact their respective material present lines of business, maintain their respective rights, franchises and Permits and preserve their respective relationships with key customers and suppliers; provided, however, that no action by Parent and its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.2(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such provision of Section 5.2(b).

        (b)   Parent and Merger Sub agree with the Company, on behalf of themselves and Parent's Subsidiaries, that from the date hereof and prior to the earlier of the Effective Time and the Termination Date, except (i) as may be required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Parent and its Subsidiaries, (ii) with the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), (iii) as may be expressly contemplated or required by this Agreement or (iv) as set forth in Section 5.2(b) of the Parent Disclosure Schedule, Parent and Merger Sub:

              (i)  shall not amend its articles of association, and shall not permit any of its Subsidiaries to adopt any amendments to its certificate of incorporation or bylaws or similar applicable organizational documents, other than, in the case of Subsidiaries, in connection with internal restructurings among the Subsidiaries;

             (ii)  shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except (A) for any such transaction by a wholly owned Subsidiary which remains a wholly owned Subsidiary after consummation of such transaction or (B) with respect to Subsidiaries only, as would not reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger;

            (iii)  shall not, and shall not permit any of its Subsidiaries that is not directly or indirectly wholly owned to, authorize, make, declare or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of Parent or its Subsidiaries), except (A) dividends or distributions by any Subsidiaries only to Parent or to any wholly owned Subsidiary of Parent in the ordinary course of business consistent with past practice, (B) dividends or distributions by any non-wholly owned Subsidiary or joint venture that are consistent with past practice or required under such entity's organizational documents in effect on the date of this Agreement and (C) dividends on Parent Ordinary Shares not to exceed $0.01 per share per quarter;

            (iv)  shall not, and shall not permit any of its Subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than the Merger and other than any liquidations, dissolutions, mergers, consolidations, restructurings or reorganizations solely among Parent and its wholly owned Subsidiaries or among wholly owned Subsidiaries of Parent;

             (v)  shall not, and shall not permit any of its Subsidiaries to, make any acquisition of any other person or business, or make any loans, advances or capital contributions to, or investments in, any other person, with a value in excess of $50.0 million in the aggregate, except (A) any loan, advance or capital contribution to or investment in a joint venture, partnership or similar entity in which Parent or any of its Subsidiaries acquires an equity interest in connection with the initiation of operations of a particular rig or rigs or in a particular jurisdiction where Parent and its Subsidiaries do not currently operate, or (B) as made in connection with any transaction among Parent and its wholly owned Subsidiaries or Parent's wholly owned Subsidiaries; provided, however, that Parent shall not, and shall not permit any of its Subsidiaries to, make any acquisition of any other person or business or make loans, advances or capital contributions to, or investments in, any other person that would reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger;

            (vi)  shall not, and shall not permit any of its Subsidiaries to, materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP or other applicable accounting standards, SEC rule or policy or applicable Law;

           (vii)  shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of its capital stock or other ownership interest in Parent or any of its Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire any such shares of capital stock, ownership interest or convertible or exchangeable securities, other than (A) issuances of Parent Ordinary Shares under the Parent Stock Plans, including in respect of the exercise, vesting or settlement of any Parent Stock Awards outstanding on the date of this Agreement, (B) the vesting of Parent Ordinary Shares or for withholding of Taxes with respect to any Parent Stock Awards to the extent provided by the terms of such awards or (C) for transactions among Parent and its wholly owned Subsidiaries or among Parent's wholly owned Subsidiaries;

          (viii)  shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee or otherwise become liable for any indebtedness for borrowed money in excess of the amount of available borrowing capacity existing from time to time under Parent's revolving credit facility described in the Parent SEC Documents or any guarantee of such indebtedness, except for (A) any indebtedness incurred in the ordinary course of business, (B) any indebtedness among Parent and its wholly owned Subsidiaries or among Parent's wholly owned Subsidiaries, (C) any indebtedness incurred to replace, renew, extend, refinance or refund any existing indebtedness on substantially the same or more favorable terms to Parent than such existing indebtedness, and (D) any guarantees by Parent of indebtedness of its Subsidiaries or guarantees by such Subsidiaries of indebtedness of Parent or any Subsidiary of Parent, which indebtedness is incurred in compliance with this Section 5.1(b); provided, however, that in the case of each of clauses (A) through (D) such indebtedness does not impose or result in any additional restrictions or limitations that would be material to Parent and its Subsidiaries other than any obligation to make payments on such indebtedness and other than any restrictions or limitations to which Parent or any Subsidiary is currently subject under the terms of any indebtedness outstanding as of the date hereof;

            (ix)  shall not, and shall not permit any of its Subsidiaries to, waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises (A) that are equal to or less than the amounts specifically reserved with respect thereto on the balance sheet as of March 31, 2017 included in the Parent SEC Documents or (B) that do not exceed $50.0 million in the aggregate and, in all cases, do not obligate it or any of its Subsidiaries to take any material action (other than make a payment) or impose any material restrictions on its business or the business of any of its Subsidiaries;

             (x)  shall not, and shall not permit any of its Subsidiaries to, (A) make, change or revoke any Tax election; (B) change any Tax accounting method; (C) file any amended Tax Return; (D) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, advance pricing agreement or closing agreement; (E) request any Tax ruling; (F) settle or compromise any Tax proceeding; (G) consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment; (H) change its jurisdiction of Tax residence; or (I) surrender any claim for a material refund of Taxes, if, in the case of clauses (A) through (G), such action would have a Parent Material Adverse Effect;

            (xi)  shall not, and shall not permit any of their respective Subsidiaries to, acquire shares of Company Common Stock; and

           (xii)  shall not agree, in writing or otherwise, to take any of the foregoing actions that are prohibited pursuant to sub-clauses (i) through (xi) of this Section 5.2(b).

        Section 5.3    Access.

        (a)   For purposes of furthering the transactions contemplated hereby, each Party shall afford the other Party and (i) the officers and employees and (ii) the accountants, consultants, legal counsel, financial advisors and agents and other representatives of such other Party reasonable access during normal business hours, throughout the period prior to the earlier of the Effective Time and the Termination Date, to its and its Subsidiaries' personnel and properties, contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws and with such additional accounting, financing, operating, environmental and other data and information regarding such Party as the other Party may reasonably request. Notwithstanding the foregoing, neither Party shall be required to afford such access if it would unreasonably disrupt the operations of such Party or any of its Subsidiaries, would cause a material violation of any agreement to which such Party or any of its Subsidiaries is a party, would cause a risk of a loss of privilege to such Party or any of its Subsidiaries or would constitute a violation of any applicable Law. Neither Party, nor any of their respective officers, employees or Representatives, shall be permitted to perform any onsite procedures (including an onsite study or any invasive testing or sampling) with respect to any property of either Party or any of their respective Subsidiaries without the prior written consent of the other Party (which shall not be unreasonably withheld, conditioned or delayed).

        (b)   The Parties hereto hereby agree that all information provided to them or their respective officers, directors, employees or Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be governed in accordance with the confidentiality and non-disclosure agreement, dated as of May 25, 2017, between the Parent and the Company, as amended on May 26, 2017 (the "Confidentiality Agreement").

        Section 5.4    No Solicitation by the Company.

        (a)   Except as expressly permitted by this Section 5.4, the Company shall, shall cause each of its affiliates and its and their respective officers, directors and employees to, and shall use its reasonable best efforts to cause its and their respective agents, financial advisors, investment bankers, attorneys, accountants and other representatives (a person's officers, directors, employees, agents, financial advisors, investment bankers, attorneys, accountants and other representatives being collectively its "Representatives") to: (i) immediately cease any solicitation, knowing encouragement, discussions or negotiations with any persons that may be ongoing with respect to or may reasonably be expected to lead to a Takeover Proposal, and promptly instruct (to the extent it has contractual authority to do so and has not already done so prior to the date of this Agreement) or otherwise request, any person that has executed a confidentiality or non-disclosure agreement within the 24-month period prior to the date of this Agreement in connection with any actual or potential Takeover Proposal to return or destroy all such information or documents or material incorporating confidential information in the possession of such person or its Representatives and (ii) until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, not, directly or indirectly, (1) solicit, initiate or knowingly facilitate or knowingly encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Takeover Proposal, (2) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any non-public information in connection with or for the purpose of encouraging or facilitating, a Takeover Proposal (other than, solely in response to an unsolicited inquiry, to refer the inquiring person to this Section 5.4 and to limit its conversation or other communication exclusively to such referral), or (3) approve, recommend or enter into, or propose to approve, recommend or enter into, any letter of intent or similar document, agreement, commitment or agreement in principle (whether written or oral, binding or nonbinding) with respect to a Takeover Proposal (other than (x) an Acceptable Confidentiality Agreement in accordance with Section 5.4(b) or (y) in accordance with Section 7.1(j)). Except to the extent necessary to take any actions that the Company or any third party would otherwise be permitted to take pursuant to this Section 5.4 (and in such case only in accordance with the terms hereof), (A) the Company and its Subsidiaries shall not release any third party from, or waive, amend or modify any provision of, or grant permission under, (x) any standstill provision in any agreement to which the Company or any of its Subsidiaries is a party or (y) any confidentiality provision in any agreement to which the Company or any of its Subsidiaries is a party other than, with respect to this clause (y), any confidentiality provision, the waiver, amendment, modification or permission of which does not, and would not be reasonably likely to, facilitate, encourage or relate in any way to a Takeover Proposal or a potential the Takeover Proposal and (B) the Company shall, and shall cause its Subsidiaries to, enforce such confidentiality and standstill provisions of any such agreement, and the Company shall, and shall cause its Subsidiaries to, immediately take all steps within their power necessary to terminate any waiver that may have been heretofore granted, to any person other than Parent or any of Parent's affiliates, under any such provisions.

        (b)   Notwithstanding anything to the contrary contained in Section 5.4(a), if at any time from and after the date of this Agreement and prior to obtaining the Company Shareholder Approval, the Company or any of its Subsidiaries, or any of its or their Representatives, directly or indirectly receives a bona fide, unsolicited written Takeover Proposal from any person that did not result from the Company's, its affiliates' or the Company's or its affiliates' Representatives' failure to comply with the provisions of Section 5.4(a) and if the Company Board determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that such Takeover Proposal constitutes or is reasonably likely to lead to a Company Superior Proposal, then the Company and any of its Subsidiaries, and any of its or their Representatives, may, directly or indirectly, (i) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company and its Subsidiaries, and afford access to the business, properties, assets, employees, officers, contracts, books and records of the Company and its Subsidiaries, to the person who has made such Takeover Proposal and its Representatives and potential sources of financing; provided that the Company shall substantially concurrently with the delivery to such person provide to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided or made available to such person or its Representatives unless such non-public information has been previously provided or made available to Parent and (ii) engage in or otherwise participate in discussions or negotiations with the person making such Takeover Proposal and its Representatives and potential sources of financing regarding such Takeover Proposal. As used this Section 5.4, "Acceptable Confidentiality Agreement" means any customary confidentiality agreement that contains provisions that are no less restrictive to the third party executing such agreement in the aggregate than those applicable to Parent that are contained in the Confidentiality Agreement; provided that such confidentiality agreement shall not prohibit compliance by the Company with any of the provisions of this Section 5.4.

        (c)   The Company shall promptly (and in no event later than 24 hours after receipt) notify, orally and in writing, Parent after receipt by the Company or any of its Subsidiaries, or any of its or their Representatives, of any Takeover Proposal, including of the identity of the person making the Takeover Proposal and the material terms and conditions thereof, and shall promptly (and in no event later than 24 hours after receipt) provide unredacted copies to Parent of any written proposals, indications of interest, and/or draft agreements received from the person making the Takeover Proposal (or its Representatives) relating to such Takeover Proposal. The Company shall keep Parent reasonably informed, on a prompt basis, as to the status of (including changes to any material terms of, and any other material developments with respect to) such Takeover Proposal (including by promptly (and in no event later than 24 hours after receipt) providing to Parent unredacted copies of any additional or revised written proposals, indications of interest, and/or draft agreements relating to such Takeover Proposal). The Company agrees that it and its Subsidiaries will not enter into any agreement with any person subsequent to the date of this Agreement which prohibits the Company from providing any information to Parent in accordance with this Section 5.4.

        (d)   Except as expressly permitted by this Section 5.4(d) or Section 5.4(e), neither the Company Board nor any committee thereof shall (i) (A) fail to include the Company Board Recommendation in the Proxy Statement/Prospectus, (B) change, qualify, withhold, withdraw or modify, or authorize or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Parent the Company Board Recommendation, (C) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer (other than a recommendation against such offer or a customary "stop, look and listen" communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) (it being understood that the Company Board may refrain from taking a position with respect to such tender offer or exchange offer until the close of business as of the tenth business day after the commencement of such tender offer or exchange offer pursuant to Rule 14d-9(f) under the Exchange Act without such action being considered a Company Adverse Recommendation Change), or (D) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, to the Company Shareholders a Takeover Proposal (any action described in this clause (i) being referred to as a "Company Adverse Recommendation Change"), or (ii) authorize, cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, agreement, commitment or agreement in principle with respect to any Takeover Proposal (other than (x) an Acceptable Confidentiality Agreement entered into in accordance with Section 5.4(b) or (y) in accordance with Section 7.1(j)). Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to receipt of the Company Shareholder Approval, the Company Board may make a Company Adverse Recommendation Change (i) in response to a Company Intervening Event, or (ii) after receipt of a bona fide, unsolicited Takeover Proposal, which the Company Board determines in good faith, after consultation with its outside financial advisors and outside legal counsel is a Company Superior Proposal, if and only if, (x) in the case of clause (ii), such Takeover Proposal was received after the date hereof and did not result from a breach of the provisions of this Section 5.4 and (y) in the case of clauses (i) and (ii), the Company Board has determined in good faith after consultation with the Company's outside financial advisors and outside legal counsel that the failure to take such action would be inconsistent with the fiduciary duties of the Company Board under applicable Law and the Company complies with Section 5.4(e).

        (e)   Prior to making such Company Adverse Recommendation Change (i) in response to a Company Intervening Event, the Company shall provide Parent with at least four business days' prior written notice of its intention to effect a Company Adverse Recommendation Change and specifying, in reasonable detail, the reasons therefor (including the material facts and circumstances related to the applicable Company Intervening Event), and during such four business day period, the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to propose revisions to the terms of this Agreement in a manner that would obviate the need to effect a Company Adverse Recommendation Change or (ii) in connection with a Company Superior Proposal, (1) the Company shall provide Parent with at least four business days' prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such Company Superior Proposal) and specifying, in reasonable detail, the material terms and conditions of the Takeover Proposal, (2) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to propose revisions to the terms of this Agreement such that it would cause such Company Superior Proposal to no longer constitute a Company Superior Proposal, (3) following the end of such notice period, the Company Board shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by Parent, and shall have determined, after consultation with its outside financial advisors and outside legal counsel, that the Company Superior Proposal would nevertheless continue to constitute a Company Superior Proposal if the revisions proposed by Parent were to be given effect, and (4) in the event of any change to any of the material financial terms (including the form, amount and timing of payment of consideration) or any other material terms of such Company Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (1) of this Section 5.4(e) and a new notice period under clause (1) of this Section 5.4(e) shall commence (except that the four business day notice period referred to in clause (1) of this Section 5.4(e) shall instead be equal to the longer of (x) two business days and (y) the period remaining under the notice period under clause (1) of this Section 5.4(e) immediately prior to the delivery of such additional notice under this clause (4)) during which time the Company shall be required to comply with the requirements of this Section 5.4(e) anew with respect to such additional notice, including clauses (1) through (4) above of this Section 5.4(e).

        (f)    Nothing contained in this Section 5.4 shall prohibit the Company or the Company Board from taking and disclosing to the Company Shareholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or from making any "stop, look and listen" communication or any other similar disclosure to the Company Shareholders pursuant to Rule 14d-9(f) under the Exchange Act if, in the determination in good faith of the Company Board, after consultation with outside counsel, the failure so to disclose would be inconsistent with its fiduciary duties under applicable Law or obligations under applicable federal securities Law of the Company Board; provided that this Section 5.4(f) shall not permit the Company Board to make a Company Adverse Recommendation Change except to the extent permitted by this Section 5.4.

        Section 5.5    No Solicitation by Parent     .

        (a)   Except as expressly permitted by this Section 5.5, Parent shall, shall cause each of its affiliates and its and their respective officers, directors and employees to, and shall use its reasonable best efforts to cause its and their other Representatives to: (i) immediately cease any solicitation, knowing encouragement, discussions or negotiations with any persons that may be ongoing with respect to or may reasonably be expected to lead to a Takeover Proposal, and promptly instruct (to the extent it has contractual authority to do so and has not already done so prior to the date of this Agreement) or otherwise request, any person that has executed a confidentiality or non-disclosure agreement within the 24-month period prior to the date of this Agreement in connection with any actual or potential Takeover Proposal to return or destroy all such information or documents or material incorporating confidential information in the possession of such person or its Representatives, and (ii) until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, not, directly or indirectly, (1) solicit, initiate or knowingly facilitate or knowingly encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Takeover Proposal, (2) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any non-public information in connection with or for the purpose of encouraging or facilitating, a Takeover Proposal (other than, solely in response to an unsolicited inquiry, to refer the inquiring person to this Section 5.5 and to limit its conversation or other communication exclusively to such referral), or (3) approve, recommend or enter into, or propose to approve, recommend or enter into, any letter of intent or similar document, agreement, commitment or agreement in principle (whether written or oral, binding or nonbinding) with respect to a Takeover Proposal (other than (x) an Acceptable Confidentiality Agreement in accordance with Section 5.5(b) or (y) in accordance with Section 7.1(k)). Except to the extent necessary to take any actions that Parent or any third party would otherwise be permitted to take pursuant to this Section 5.5 (and in such case only in accordance with the terms hereof), (A) Parent and its Subsidiaries shall not release any third party from, or waive, amend or modify any provision of, or grant permission under, (x) any standstill provision in any agreement to which Parent or any of its Subsidiaries is a party or (y) any confidentiality provision in any agreement to which Parent or any of its Subsidiaries is a party other than, with respect to this clause (y), any confidentiality provision, the waiver, amendment, modification or permission thereof does not, and would not be reasonably likely to, facilitate, encourage or relate in any way to a Takeover Proposal or a potential the Takeover Proposal and (B) Parent shall, and shall cause its Subsidiaries to, enforce such confidentiality and standstill provisions of any such agreement, and Parent shall, and shall cause its Subsidiaries to, immediately take all steps within their power necessary to terminate any waiver that may have been heretofore granted, to any person other than the Company or any of the Company's affiliates, under any such provisions.

        (b)   Notwithstanding anything to the contrary contained in Section 5.5(a), if at any time from and after the date of this Agreement and prior to obtaining the Parent Shareholder Approval, Parent or any of its Subsidiaries, or any of its or their Representatives, directly or indirectly receives a bona fide, unsolicited written Takeover Proposal from any person that did not result from Parent's, its affiliates' or Parent's or its affiliates' Representatives' failure to comply with the provisions of Section 5.5(a) and if the Parent Board determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that such Takeover Proposal constitutes or is reasonably likely to lead to a Parent Superior Proposal, then Parent and any of its Subsidiaries, and any of its or their Representatives, may, directly or indirectly, (i) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to Parent and its Subsidiaries, and afford access to the business, properties, assets, employees, officers, contracts, books and records of Parent and its Subsidiaries, to the person who has made such Takeover Proposal and its Representatives and potential sources of financing; provided that Parent shall substantially concurrently with the delivery to such person provide to the Company any non-public information concerning Parent or any of its Subsidiaries that is provided or made available to such person or its Representatives unless such non-public information has been previously provided or made available to the Company and (ii) engage in or otherwise participate in discussions or negotiations with the person making such Takeover Proposal and its Representatives and potential sources of financing regarding such Takeover Proposal. As used in this Section 5.5, "Acceptable Confidentiality Agreement" means any customary confidentiality agreement that contains provisions that are no less restrictive to the third party executing such agreement in the aggregate than those applicable to the Company that are contained in the Confidentiality Agreement; provided that such confidentiality agreement shall not prohibit compliance by Parent with any of the provisions of this Section 5.5.

        (c)   Parent shall promptly (and in no event later than 24 hours after receipt) notify, orally and in writing, the Company after receipt by Parent or any of its Subsidiaries, or any of its or their Representatives, of any Takeover Proposal, including of the identity of the person making the Takeover Proposal and the material terms and conditions thereof, and shall promptly (and in no event later than 24 hours after receipt) provide unredacted copies to the Company of any written proposals, indications of interest, and/or draft agreements received from the person making the Takeover Proposal (or its Representatives) relating to such Takeover Proposal. Parent shall keep the Company reasonably informed, on a prompt basis, as to the status of (including changes to any material terms of, and any other material developments with respect to) such Takeover Proposal (including by promptly (and in no event later than 24 hours after receipt) providing to the Company unredacted copies of any additional or revised written proposals, indications of interest, and/or draft agreements relating to such Takeover Proposal). Parent agrees that it and its Subsidiaries will not enter into any agreement with any person subsequent to the date of this Agreement which prohibits Parent from providing any information to the Company in accordance with this Section 5.5.

        (d)   Except as expressly permitted by this Section 5.5(d) or Section 5.5(e), neither the Parent Board nor any committee thereof shall (i) (A) fail to include the Parent Board Recommendation in the Proxy Statement/Prospectus, (B) change, qualify, withhold, withdraw or modify, or authorize or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to the Company the Parent Board Recommendation, (C) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer (other than a recommendation against such offer or a customary "stop, look and listen" communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) (it being understood that the Parent Board may refrain from taking a position with respect to such tender offer or exchange offer until the close of business as of the tenth business day after the commencement of such tender offer or exchange offer pursuant to Rule 14d-9(f) under the Exchange Act without such action being considered a Parent Adverse Recommendation Change), or (D) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, to the Parent Shareholders a Takeover Proposal (any action described in this clause (i) being referred to as a "Parent Adverse Recommendation Change"), or (ii) authorize, cause or permit Parent or any of its Subsidiaries to enter into any letter of intent, agreement, commitment or agreement in principle with respect to any Takeover Proposal (other than (x) an Acceptable Confidentiality Agreement entered into in accordance with Section 5.5(b) or (y) in accordance with Section 7.1(k)). Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to receipt of the Parent Shareholder Approval, the Parent Board may make a Parent Adverse Recommendation Change (i) in response to a Parent Intervening Event, or (ii) after receipt of a bona fide, unsolicited Takeover Proposal, which the Parent Board determines in good faith, after consultation with its outside financial advisors and outside legal counsel is a Parent Superior Proposal, if and only if, (x) in the case of clause (ii), such Takeover Proposal was received after the date hereof and did not result from a breach of the provisions of this Section 5.5 and (y) in the case of clauses (i) and (ii), the Parent Board has determined in good faith after consultation with Parent's outside financial advisors and outside legal counsel that the failure to take such action would be inconsistent with the fiduciary duties of the Parent Board under applicable Law and Parent complies with Section 5.5(e).

        (e)   Prior to making such Parent Adverse Recommendation Change (i) in response to a Parent Intervening Event, Parent shall provide the Company with at least four business days' prior written notice of its intention to effect a Parent Adverse Recommendation Change and specifying, in reasonable detail, the reasons therefor (including the material facts and circumstances related to the applicable Parent Intervening Event), and during such four business day period, Parent has negotiated, and has caused its Representatives to negotiate, in good faith with the Company during such notice period, to the extent the Company wishes to negotiate, to enable the Company to propose revisions to the terms of this Agreement in a manner that would obviate the need to effect a Parent Adverse Recommendation Change or (ii) in connection with a Parent Superior Proposal, (1) Parent shall provide the Company with at least four business days' prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such Parent Superior Proposal) and specifying, in reasonable detail, the material terms and conditions of the Takeover Proposal, (2) Parent has negotiated, and has caused its Representatives to negotiate, in good faith with the Company during such notice period, to the extent the Company wishes to negotiate, to enable the

Company to propose revisions to the terms of this Agreement such that it would cause such Parent Superior Proposal to no longer constitute a Parent Superior Proposal, (3) following the end of such notice period, the Parent Board shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by the Company, and shall have determined, after consultation with its outside financial advisors and outside legal counsel, that the Parent Superior Proposal would nevertheless continue to constitute a Parent Superior Proposal if the revisions proposed by the Company were to be given effect, and (4) in the event of any change to any of the material financial terms (including the form, amount and timing of payment of consideration) or any other material terms of such Parent Superior Proposal, Parent shall, in each case, have delivered to the Company an additional notice consistent with that described in clause (1) of this Section 5.5(e) and a new notice period under clause (1) of this Section 5.5(e) shall commence (except that the four business day notice period referred to in clause (1) of this Section 5.5(e) shall instead be equal to the longer of (x) two business days and (y) the period remaining under the notice period under clause (1) of this Section 5.5(e) immediately prior to the delivery of such additional notice under this clause (4)) during which time Parent shall be required to comply with the requirements of this Section 5.5(e) anew with respect to such additional notice, including clauses (1) through (4) above of this Section 5.5(e).

        (f)    Nothing contained in this Section 5.5 shall prohibit Parent or the Parent Board from taking and disclosing to the Parent Shareholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or from making any "stop, look and listen" communication or any other similar disclosure to the Parent Shareholders pursuant to Rule 14d-9(f) under the Exchange Act if, in the determination in good faith of the Parent Board, after consultation with outside counsel, the failure so to disclose would be inconsistent with its fiduciary duties under applicable Law or obligations under applicable federal securities Law of the Parent Board; provided that this Section 5.5(f) shall not permit the Parent Board to make a Parent Adverse Recommendation Change except to the extent permitted by this Section 5.5.

        Section 5.6    Filings; Other Actions.

        (a)   As promptly as reasonably practicable following the date of this Agreement, Parent and the Company shall prepare and file with the SEC the Form S-4, which will include the Proxy Statement/Prospectus. Each of Parent and the Company shall use commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Form S-4 effective as long as necessary to consummate the Merger and the other transactions contemplated hereby. Each of Parent and the Company will cause the Proxy Statement/Prospectus to be mailed to the Parent Shareholders and Company Shareholders, as applicable, as soon as reasonably practicable after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action required to be taken under any applicable state or provincial securities laws in connection with the issuance and reservation of the Parent Class A Ordinary Shares in the Merger, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock, or holders of a beneficial interest therein, as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, the Form S-4 or the Proxy Statement/Prospectus will be made by Parent or the Company, as applicable, without the other's prior consent (which shall not be unreasonably withheld, conditioned or delayed) and without providing the other Party a reasonable opportunity to review and comment thereon. Parent or the Company, as applicable, will advise the other promptly after it receives oral or written notice of the time when the Form S-4 has become effective or any supplement or amendment thereto has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Class A Ordinary Shares for offering or sale in any jurisdiction, or any oral or written request by the SEC for amendment of the Proxy Statement/Prospectus or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide the other with copies of any written communication from the SEC or any state securities commission. If at any time prior to the Effective

Time any information relating to Parent or the Company, or any of their respective affiliates, officers or directors, is discovered by Parent or the Company which should be set forth in an amendment or supplement to any of the Form S-4 or the Proxy Statement/Prospectus, so that any of such documents would not include a misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the Parent Shareholders and Company Shareholders, as applicable.

        (b)   The Company, acting through the Company Board, shall, in accordance with applicable Law and the Company Charter and Company Bylaws, duly call, give notice of, convene and hold an annual or special meeting of its shareholders (the "Company Shareholder Meeting") as soon as reasonably practicable following execution of this Agreement for the purpose of approving by requisite vote this Agreement. The Company Board shall, subject to Section 5.4(d), include the Company Board Recommendation in the Proxy Statement/Prospectus and use its reasonable best efforts to obtain the Company Shareholder Approval. Notwithstanding anything in this Agreement to the contrary, unless this Agreement is terminated in accordance with Section 7.1 and subject to compliance with Section 5.4, the Company, regardless of whether the Company Board has approved, endorsed or recommended a Takeover Proposal or has withdrawn, modified or amended the Company Board Recommendation, will submit this Agreement for approval by the Company Shareholders at such meeting.

        (c)   Parent, acting through the Parent Board, shall, in accordance with applicable Law and Parent's articles of association, duly call, give notice of, convene and hold a general meeting of its shareholders (the "Parent Shareholder Meeting") as soon as reasonably practicable following execution of this Agreement for the purpose of approving by requisite vote the Parent Shareholder Resolutions. The Parent Board shall, subject to Section 5.5(d), include the Parent Board Recommendation in the Proxy Statement/Prospectus and use its reasonable best efforts to obtain approval of the Parent Shareholder Resolutions. Notwithstanding anything in this Agreement to the contrary, unless this Agreement is terminated in accordance with Section 7.1 and subject to compliance with Section 5.5, Parent, regardless of whether the Parent Board has approved, endorsed or recommended a Takeover Proposal or has withdrawn, modified or amended the Parent Board Recommendation, will submit the Parent Shareholder Resolutions for approval by the Parent Shareholders at such meeting.

        (d)   Notwithstanding anything to the contrary contained in this Agreement, Parent or the Company, after consultation with the other Party hereto and subject to such other Party's approval (which shall not be unreasonably withheld, conditioned or delayed), may adjourn or postpone the Parent Shareholder Meeting or the Company Shareholder Meeting, as applicable, to the extent it believes in good faith that such adjournment or postponement is necessary to ensure that any required supplement or amendment to the Proxy Statement/Prospectus is provided to its shareholders or, if as of the time for which the Parent Shareholder Meeting or the Company Shareholder Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus) there are insufficient Parent Class A Ordinary Shares or shares of Company Common Stock, as applicable, represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such meeting.

        (e)   Parent and the Company will use their respective reasonable best efforts to hold the Parent Shareholder Meeting and the Company Shareholder Meeting simultaneously and as soon as reasonably practicable after the date of this Agreement and shall cooperate in good faith to coordinate the timing of the Parent Shareholder Meeting and the Company Shareholder Meeting with the Parties' anticipated Closing Date.

        Section 5.7    Efforts; Regulatory Approvals.

        (a)   Prior to the Closing, Parent, Merger Sub and the Company shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to consummate and make effective the Merger, including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Merger and the provision of information in connection therewith, (ii) the satisfaction of the conditions to consummating the Merger, (iii) taking all reasonable actions necessary to obtain (and cooperating with each other in obtaining) any consent, authorization, Order or approval of, or any exemption by, any third party, including any Governmental Entity (which actions shall include furnishing all information and documentary material required under the HSR Act or other antitrust, competition, foreign investment or similar Laws outside of the United States) required to be obtained or made by the Parent, Merger Sub, the Company or any of their respective Subsidiaries in connection with the Merger or the taking of any action contemplated by this Agreement, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement. Additionally, Parent, Merger Sub and the Company shall use reasonable best efforts to fulfill all conditions precedent to the Merger and shall not take any action after the date of this Agreement that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any consent, authorization, Order or approval of, or any exemption by, any such Governmental Entity necessary to be obtained prior to Closing. To the extent that transfers of any Permits issued by any Governmental Entity are required as a result of the execution of this Agreement or the consummation of the Merger (including Permits required pursuant to Environmental Laws), the Parties hereto shall use reasonable best efforts to effect such transfers.

        (b)   In furtherance and not in limitation of the other covenants contained in this Section 5.7, each of the Parent, Merger Sub, and the Company shall use its reasonable best efforts to take, or cause to be taken, any and all steps and to make, or cause to be made any and all undertakings necessary to resolve objections, if any, that any Relevant Authority may assert under the HSR Act and any other federal, state or foreign law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or reduction of competition (collectively, "Antitrust Laws") or that regulates foreign investment ("Foreign Investment Laws"), with respect to this Agreement, and to avoid or eliminate each and every impediment under any Antitrust Law or Foreign Investment Laws that may be asserted by any Relevant Authority with respect to this Agreement, in each case, so as to enable the Closing to occur as promptly as practicable including (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of any businesses, assets, equity interests, product lines or properties of the Parent, Merger Sub and the Company (or any of their respective subsidiaries) or any equity interest in any joint venture held by Parent, Merger Sub and the Company (or any of their respective subsidiaries), (ii) creating, terminating, or divesting relationships, ventures, contractual rights or obligations of the Parent, Merger Sub and the Company or their respective Subsidiaries and (iii) otherwise taking or committing to take any action that would limit the Parent's or the Merger Sub's freedom of action with respect to, or its ability to retain or hold, directly or indirectly, any businesses, assets, equity interests, product lines or properties of the Parent, Merger Sub and the Company (including any of their respective Subsidiaries) or any equity interest in any joint venture held by the Parent, Merger Sub and the Company (or any of their respective Subsidiaries), in each case as may be required in order to obtain all approvals and consents required directly or indirectly under any Antitrust Law or Foreign Investment Laws, or to avoid the commencement of any action to prohibit the Closing of the Agreement under any Antitrust Law or Foreign Investment Laws, or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any action or proceeding seeking to prohibit the Closing of the Agreement or delay the Closing of the Agreement beyond the End Date, provided, however, that Parent shall not be required to take any actions under this Section 5.7 that would reasonably be expected to, individually or in the aggregate, result in a one-year loss of revenues determined in accordance with GAAP (as measured by the four full fiscal quarters for which financial statements are available immediately preceding the relevant measurement period) of more than $175.0 million on a combined basis for both the Company and its Subsidiaries and Parent and its Subsidiaries. Nothing in this Section 5.7(b) shall require by the Parent, Merger Sub and the Company to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon the Closing.

        (c)   The Company and Parent shall each keep the other apprised of the status of matters relating to the completion of the Merger and work cooperatively in connection with obtaining all required consents, authorizations, Orders or approvals of, or any exemptions by, any Governmental Entity undertaken pursuant to the provisions of this Section 5.7. In that regard, prior to the Closing, each Party shall promptly consult with one another with respect to, and provide any necessary information with respect to (and, in the case of correspondence, provide the other Parties (or their counsel) copies of), all filings made by such Party with any Governmental Entity or any other information supplied by such Party to, or correspondence with, a Governmental Entity in connection with this Agreement and the Merger. Each Party to this Agreement shall promptly inform the other Parties to this Agreement, and if in writing, furnish the other Party (or their counsel) with copies of (or, in the case of oral communications, advise the other Party (or their counsel) orally of) any communication from any Governmental Entity regarding the Merger, and permit the other Party to review and discuss in advance, and consider in good faith the views of the other Party in connection with, any proposed communication with any such Governmental Entity. If any Party or any Representative of such Party receives a request for additional information or documentary material, or other request for information, from any Governmental Entity with respect to the Merger, then such Party will use reasonable best efforts to make, or cause to be made, promptly and after consultation with the other Party, an appropriate response in substantial compliance with such request. Neither Party shall participate in any meeting or teleconference with any Governmental Entity where material issues would likely be discussed in connection with this Agreement and the Merger unless, so long as reasonably practicable, it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate thereat. Each Party shall furnish the other Party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any such Governmental Entity with respect to this Agreement and the Merger, and furnish the other Party with such necessary information and reasonable assistance as the other Party may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Entity; provided, however, that materials provided pursuant to this Section 5.7 may be redacted (i) to remove references concerning the valuation of the Company and the Merger or other confidential information, (ii) as necessary to comply with contractual arrangements, and (iii) as necessary to address reasonable privilege concerns.

        (d)   The Company and Parent shall use reasonable best efforts to (i) file, as promptly as practicable, but in any event no later than ten (10) business days after the date of this Agreement, all notifications required under the HSR Act; and (ii) make any other required or advisable filings (as determined by Parent) under any antitrust, competition, foreign investment or similar Laws as promptly as practicable. In the event that the Parties receive a request for information or documentary material pursuant to the HSR Act or other request for information from any Governmental Entity, the Parties will use their respective reasonable best efforts to respond to such request as promptly as practicable, and counsel for both Parties will closely cooperate during the entirety of any such response process.

        (e)   Notwithstanding anything to the contrary contained herein, the Parties agree that it is Parent's sole right to control, direct and devise the strategy for all filings, notifications, submissions, communications and other dealings and decision-making in connection with the HSR Act and other antitrust, competition, foreign investment and similar Laws. Notwithstanding the foregoing, nothing in this Section 5.7(e) shall limit Parent's obligations under Section 5.7(a), (b), (c) and (d).

        Section 5.8    Takeover Statutes.     If any "moratorium," "control share acquisition," "fair price," "supermajority," "affiliate transactions," or "business combination statute or regulation" or other similar state or other anti-takeover Laws and regulations may become, or may purport to be, applicable to the Merger or any other transactions contemplated hereby, each of the Company and Parent shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

        Section 5.9    Public Announcements.     Parent and the Company shall use commercially reasonable efforts to develop a joint communications plan and each Party shall use commercially reasonable efforts to ensure that all press releases and other public statements with respect to the transactions contemplated hereby, to the extent they have not been previously issued or disclosed, shall be consistent with such joint communications plan. Unless otherwise required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, each Party shall consult with each other before issuing any press release or public statement with respect to the Merger and, subject to the requirements of applicable Law or the rules of any securities exchange, shall not issue any such press release or public statement prior to such consultation. Parent and the Company agree to issue a mutually acceptable initial joint press release announcing this Agreement.

        Section 5.10    Indemnification and Insurance.

        (a)   Parent agrees that, to the fullest extent permitted under applicable Law, all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, existing as at the date of this Agreement in favor of the current or former directors, officers or employees, as the case may be, of the Company or its Subsidiaries as provided in their respective certificate of formation or bylaws or other organizational documents or in any agreement shall survive the Merger and shall continue in full force and effect in accordance with their terms. For a period of six years from the Effective Time, to the fullest extent permitted under applicable Law, Parent shall, and shall cause the Surviving Company to, maintain in effect any and all exculpation, indemnification and advancement of expenses provisions of the certificate of formation, bylaws or similar organizational documents of the Company and its Subsidiaries in effect as at the date of this Agreement or in any indemnification agreements of the Company or its Subsidiaries with any of their respective current or former directors, officers or employees in effect as at the date of this Agreement, and to the fullest extent permitted under applicable Law shall not amend, repeal or otherwise modify any such provisions or the exculpation, indemnification or advancement of expenses provisions of the organizational documents of the Company or its Subsidiaries in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries; provided, however, that all rights to exculpation, indemnification and advancement of expenses in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim.

        (b)   Parent shall, and shall cause the Surviving Company to, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director, officer or employee of the Company or any of its Subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request or for the benefit of the Company or any of its Subsidiaries (each, together with such person's heirs, executors or administrators, an "Indemnified Party"), in each case against any costs or expenses (including advancing attorneys' fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by applicable Law; provided, however, that the Indemnified Party to whom expenses are advanced provides an undertaking consistent with applicable Law and the Company Organizational Documents to repay such amounts if it is ultimately determined that such person is not entitled to indemnification), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an "Action"), arising out of, relating to or in connection with any action or omission by them in their capacities as such occurring or alleged to have occurred whether before or after the Effective Time (including acts or omissions in connection with such Indemnified Party serving as an officer, director, employee or other fiduciary of any entity if such service was at the request or for the benefit of the Company). In the event of any such Action, Parent and the Surviving Company shall cooperate with the Indemnified Party in the defense of any such Action.

        (c)   For a period of six years from the Effective Time, Parent and the Surviving Company shall cause to be maintained in effect the coverage provided by the policies of directors' and officers' liability insurance and fiduciary liability insurance in effect as of the date hereof by the Company and its Subsidiaries with respect to matters existing or arising on or before the Effective Time (provided that Parent may substitute these for policies with a carrier with reasonably comparable credit ratings to the existing carrier of at least the same coverage and amounts and containing terms and conditions that it reasonably considers are no less favorable to the insured or, if insurance coverage that is no less favorable is unavailable, the best available coverage); provided, however, that Parent shall not be required to pay an annual premium in excess of 300% of the last annual premium paid by the Company prior to the date hereof in respect of the coverages (the "Maximum Amount") required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount. If the Company or Parent elects, then the Company or Parent, as applicable, may, prior to the Effective Time, purchase a "tail policy" with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such Indemnified Parties in their capacity as such; provided that in no event shall the cost of such policy, if purchased by the Company, exceed six (6) times the Maximum Amount and, if such a "tail policy" is purchased, Parent shall have no further obligations under this Section 5.10(c).

        (d)   Parent shall, to the fullest extent permitted under applicable Law, pay all reasonable expenses, including reasonable attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.10.

        (e)   The rights of each Indemnified Party under this Section 5.10 shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the certificate of incorporation or bylaws or other organizational documents of the Company or any of its Subsidiaries or the Surviving Company, any other indemnification arrangement, the TBOC or otherwise.

        (f)    In the event that Parent, the Surviving Company or any of its successors or assigns shall (i) consolidate with or merge into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all its properties and assets to any person, then, and in each such case, Parent shall cause proper provision to be made so that the successor and assign of Parent or the Surviving Company assumes the obligations set forth in this Section 5.10.

        (g)   The obligations of Parent under this Section 5.10 shall not be terminated, amended or modified in any manner so as to adversely affect any Indemnified Party (including their successors, heirs and legal representatives) to whom this Section 5.10 applies without the consent of such Indemnified Party. It is expressly agreed that, notwithstanding any other provision of this Agreement that may be to the contrary, (i) the Indemnified Parties to whom this Section 5.10 applies shall be third-party beneficiaries of this Section 5.10, and (ii) this Section 5.10 shall survive consummation of the Merger and shall be enforceable by such Indemnified Parties and their respective successors, heirs and legal representatives against Parent and its successors and assigns.

        Section 5.11    Control of Operations.     Without in any way limiting any Party's rights or obligations under this Agreement, the Parties understand and agree that (a) nothing contained in this Agreement shall give Parent or the Company, directly or indirectly, the right to control or direct the other Party's operations prior to the Effective Time and (b) prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

        Section 5.12    Section 16 Matters.     Prior to the Effective Time, Parent and the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Ordinary Shares (including derivative securities with respect to Parent Ordinary Shares) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        Section 5.13    Transaction Litigation.     Each Party shall provide the other Party prompt written notice of any litigation brought by any shareholder of that Party against such Party, any of its Subsidiaries and/or any of their respective directors relating to the Merger, this Agreement or any of the transactions contemplated hereby. Unless, in the case of such litigation with respect to the Company, the Company Board has made or is considering making a Company Adverse Recommendation Change, the Company shall give Parent the opportunity to participate (at Parent's expense) in the defense or settlement of any shareholder litigation against the Company and/or its directors or executive officers relating to the transactions contemplated by this Agreement, including the Merger. The Company agrees that it shall not settle or offer to settle any litigation commenced prior to or after the date of this Agreement against the Company or its directors, executive officers or similar persons by any shareholder of the Company relating to this Agreement, the Merger or any other transaction contemplated hereby without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).

        Section 5.14    NYSE Listing.     Parent shall use its best efforts to cause the Parent Class A Ordinary Shares to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

        Section 5.15    Tax Matters.     The Parties shall (and shall cause their respective affiliates to) use commercially reasonable efforts to ensure that Section 7874 of the Code, the regulations promulgated thereunder, or official interpretation thereof as set forth in published guidance by the IRS (the "Expatriated Entity Rules"), should not apply in such a manner so as to cause Parent to be treated as a "domestic corporation" for U.S. federal income Tax purposes as a result of the Merger, including by (i) not taking any action that such Party knows (or not failing to take any action which failure such Party knows) is reasonably likely to result in such "domestic corporation" treatment, and (ii) negotiating in good faith such amendments to this Agreement as may be reasonably required in order to prevent such "domestic corporation" treatment (it being understood that no Party will be required to agree to any such amendment). If any Party is, or should reasonably become, aware of any fact or circumstance that such Party may reasonably expect would cause the representations in any of Section 3.14(d) or Section 4.14(c) to be untrue, then such Party shall promptly notify the other Parties. The Parties agree to execute certificates, at such time or times as may be reasonably requested by any Party, in form and substance reasonably acceptable to the requesting Party, containing appropriate representations establishing that the Expatriated Entity Rules should not apply in such a manner so as to cause Parent to be treated as a "domestic corporation" for U.S. federal income Tax purposes as a result of the Merger.

        Section 5.16    Certificate of Non-USRPHC Status.     The Company shall deliver to Parent at the Closing a certification by the Company that meets the requirements of Treasury Regulations Section 1.1445-2(c)(3) and Treasury Regulations Section 1.897-2(h)(1)(i), dated within 30 days prior to the Closing Date and in form and substance reasonably acceptable to Parent along with written authorization for Parent to deliver such certification to the IRS on behalf of the Company upon Closing.

        Section 5.17    Consent to Use of Financial Statements; Financing Cooperation.     The Company hereby consents to Parent's inclusion of any audited or unaudited financial statements, including those contained in any Company SEC Documents, relating to and prepared by the Company reasonably requested by Parent to be used in any financing or any filings that Parent desires to make with the SEC. In addition, the Company will use commercially reasonable efforts, at Parent's sole cost and expense, to obtain customary comfort letters from PricewaterhouseCoopers LLP regarding financial statements of the Company as reasonably requested by the lead underwriter(s) or initial purchaser(s) in connection with any registered or private offering or otherwise and to obtain the consent of PricewaterhouseCoopers LLP to the inclusion of the financial statements referenced above in appropriate filings with the SEC. Prior to the Closing, the Company will use commercially reasonable efforts to provide Parent such information regarding the Company's business, and make available such personnel, as Parent may reasonably request in order to assist Parent in connection with any financing activities, including any public offerings to be registered under the Securities Act or private offerings, if permitted under Section 5.2(b). Parent shall indemnify, defend, and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses suffered or incurred by them in connection with (a) any action taken by them at the request of Parent or Merger Sub pursuant to this Section 5.17 or in connection with any registered or private offering of Parent or (b) any information utilized in connection therewith (other than information provided by the Company and its Subsidiaries specifically for inclusion or incorporation by reference therein).

        Section 5.18    Employee Matters.

        (a)   At the Effective Time, Parent and its Subsidiaries will continue the employment of all of the employees who are employed by the Company or any of its Subsidiaries as of the day immediately prior to the Effective Time (the "Affected Employees") initially at the same salaries and wages of such employees immediately prior to the Effective Time. During the period from the Effective Time to and including the one year anniversary of the Closing Date, Parent and its Subsidiaries (i) shall provide each Affected Employee with an annual salary rate or hourly wage rate, as applicable, that is no less favorable to such Affected Employee than the salary rate or wage rate provided to such Affected Employee immediately prior to the Effective Time, and (ii) shall provide Affected Employees who are so employed by the Company or its Subsidiaries as of the day immediately prior to the Effective Time, in the aggregate, with employee compensation and benefits (excluding equity compensation and long-term incentives) that are no less favorable in the aggregate than those provided by the Company or its Subsidiaries immediately prior to the Effective Time; provided, however, that Parent may transition Affected Employees to Parent's bonus and incentive compensation plans at any time in Parent's discretion and, following the end of the fiscal year or benefit plan year, as applicable, in which the Closing Date occurs, Parent may transition Affected Employees to other compensation and benefit plans providing compensation and benefits that are substantially comparable in the aggregate to those provided to Parent's other similarly situated employees. Nothing in this Agreement shall be considered a contract between Parent and its Subsidiaries and any Affected Employee or consideration for, or inducement with respect to, any such employee's continued employment and, without limitation, all such employees are and will continue to be considered to be employees at will pursuant to the applicable employment at will laws or doctrines, subject to any express written agreement to the contrary with such employee. From and after the Effective Time, Parent shall honor, and shall cause its Subsidiaries to honor, each change in control or severance agreement between the Company and its

Subsidiaries and any employee thereof and to perform the obligations of the Company thereunder, and Parent shall provide, or cause its Subsidiaries to provide, relocation benefits in accordance with Company policy as in effect on the date of this Agreement to any Affected Employee who becomes entitled to severance benefits following the Effective Time pursuant to any Company Benefit Plan.

        (b)   With respect to each Affected Employee, Parent shall credit, or cause its Subsidiaries to credit, the period of employment and service recognized by the applicable employer immediately prior to the Effective Time (for purposes of its corresponding plans, programs, policies or similar employment-related arrangements) to have been employment and service with Parent for purposes of determining the Affected Employee's eligibility to join (subject to satisfaction of all non-service related eligibility criteria) and vesting (but not benefit accrual for any purpose other than vacation pay, severance and termination pay and sick leave) under all employee benefit plans, programs, policies or similar employment related arrangements of Parent and its Subsidiaries in which the Affected Employee is eligible to participate; provided, however, that no such credit shall be provided to the extent that it would result in a duplication of credit or benefits. Parent shall waive, and to the extent necessary to effect the terms hereof, shall use commercially reasonable efforts to cause the relevant insurance carriers and other third parties to waive, any restrictions and limitations for medical conditions existing as of the Effective Time of those Affected Employees and their dependents who were covered immediately prior to the Effective Time under a group health plan maintained by the Company, Parent or their Subsidiaries, but only to the extent that such medical condition would be covered by Parent's group health plan if it were not a pre-existing condition and only to the extent that such limitations would not have applied under the applicable group health plan covering the Affected Employee prior to the Effective Time. Further, Parent shall offer, or cause its Subsidiaries to offer, at the Effective Time to each Affected Employee coverage under a group health plan (as defined in Section 5000(b)(1) of the Code) which credits such Affected Employee towards the deductibles, coinsurance and maximum out-of-pocket provisions imposed under such group health plan, for the plan year during which the Effective Time (or such later date as the Affected Employees participate in such group health plan) occurs, with any applicable expenses already incurred during such year under the Company's or Parent's group health plan.

        (c)   The Company and Parent agree to cooperate in good faith to establish a process to promptly integrate the Company Benefit Plans and the Parent Benefit Plans following the Effective Time.

        (d)   Promptly following the Effective Time, Parent shall pay, or shall cause its Subsidiaries to pay, to each Affected Employee who was employed by the Company or its Subsidiaries immediately prior to the Effective Time an amount, to the extent then unpaid, equal to the unpaid portion of any annual incentive bonus to which the Affected Employee were be entitled under the applicable Company annual bonus plan for the year prior to the year in which the Effective Time occurs.

        (e)   Except with respect to offers of employment to prospective new employees in the ordinary course of business consistent with past practices, the Company and Parent agree that they shall not make, and shall cause their respective Subsidiaries not to make, any representations or promises, oral or written, to any of their employees concerning continued employment following the Effective Time, or the terms and conditions of that employment, except in writing with the prior written consent of the other party.

        (f)    Notwithstanding the foregoing, nothing in this Agreement, whether express or implied, shall be treated as an amendment or other modification of any Company Benefit Plan, Parent Benefit Plan or other compensation or benefit plan, program or arrangement of the Company, Parent or their Subsidiaries, or shall limit the right of the Company, Parent or any of their Subsidiaries, to amend, terminate or otherwise modify any such plan or arrangement or to terminate the employment of any Affected Employee at any time. No Affected Employee or other individual is an intended third party of this Section 5.18 and no such person shall have any right to enforce any provision of this Section 5.18.

        (g)   For the avoidance of doubt, upon the Effective Time, a "change in control" shall be deemed to have occurred for purposes of all Company Benefit Plans and other employee plans, programs and arrangements of the Company that use "change in control" or a similar term.

        Section 5.19    Obligations of Merger Sub and the Surviving Company.     Parent shall take all action necessary to cause Merger Sub and the Surviving Company to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth in this Agreement.

        Section 5.20    Intercompany Structure.     Within 30 days after the date hereof, Parent shall deliver to the Company, for the Company's review and approval (which approval shall not be unreasonably conditioned, withheld or delayed), a plan by which Parent can effect, prior to the Effective Time, certain intercompany transfers of equity and debt among Parent, Merger Sub and any other affiliates of Parent, including any newly-formed or to-be-formed entities, in accordance with the principles set forth in Schedule 5.20. The consummation of the transactions contemplated hereby shall be effected in accordance with such plan, which shall not be modified without the Company's approval (which approval shall not be unreasonably conditioned, withheld or delayed). Parent and the Company shall work together in good faith in order to achieve an efficient intercompany structure among Parent, such affiliates and Merger Sub in connection with the consummation of the transactions contemplated hereby.

        Section 5.21    Company Bond Redemption.     At least 45 but not more than 75 days prior to the Closing Date, if requested by Parent, the Company shall deliver a redemption notice to the holders (the "Noteholders") of the Company's 6.50% Senior Notes due 2020 (the "Company Notes") providing for the redemption of such Company Notes by the Company substantially concurrently with the Closing. The redemption of such Company Notes, if any, shall be made pursuant to Section 4.07 of that certain Indenture dated as of January 18, 2012 among the Company, the subsidiary guarantors of the Company party thereto and Wells Fargo Bank, National Association, as trustee (the "Trustee"), as supplemented by the First Supplemental Indenture thereto dated January 18, 2012 (as so supplemented, the "Indenture"), and shall be conditioned upon the Closing. The Company shall comply with the provisions in Article IV of the Indenture relating to the redemption of the Company Notes and shall provide Parent a reasonable opportunity to review and comment on any documents delivered by the Company to the Noteholders or the Trustee in connection with the redemption.

ARTICLE VI.

CONDITIONS TO THE MERGER

        Section 6.1    Conditions to Each Party's Obligation to Effect the Merger.     The respective obligations of each Party to effect the Merger shall be subject to the fulfillment (or waiver by all Parties, to the extent permissible under applicable Law) at or prior to the Effective Time of the following conditions:

          (a)   The Company Shareholder Approval shall have been obtained.

          (b)   The resolution referred to in clause (a) of the definition of Parent Shareholder Resolutions shall have been passed.

          (c)   The Parent Class A Ordinary Shares to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

          (d)   The Form S-4 shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

          (e)   No injunction by any court or other tribunal of competent jurisdiction shall have been entered and shall continue to be in effect and no Law shall have been adopted or be effective, in each case that prohibits the consummation of the Merger.

          (f)    All waiting periods applicable to the Merger under the HSR Act, including any secondary acquisition notifications pursuant to 16 C.F.R. § 801.4, shall have expired or been terminated.

          (g)   Since the date of this Agreement, there shall have been no Adverse 7874 Tax Law Change.

        Section 6.2    Conditions to Obligation of the Company to Effect the Merger.     The obligation of the Company to effect the Merger is further subject to the fulfillment (or waiver by the Company) at or prior to the Effective Time of the following conditions:

          (a)   The representations and warranties of Parent and Merger Sub set forth in (i) this Agreement (other than in Sections 4.1(c), 4.1(d) and 4.7(b)) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except where such failures to be so true and correct (without regard to "materiality," Parent Material Adverse Effect and similar qualifiers contained in such representations and warranties) would not, individually or in the aggregate, have a Parent Material Adverse Effect, (ii) Sections 4.1(c) and 4.1(d) shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for any de minimis inaccuracies, and (iii) Section 4.7(b) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date; provided, however, that representations and warranties that are made as of a particular date or period need be true and correct (in the manner set forth in clauses (i), (ii) and (iii), as applicable) only as of such date or period.

          (b)   Each of Parent and Merger Sub shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

          (c)   Parent shall have delivered to the Company a certificate, dated the Closing Date and signed by the Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

        Section 6.3    Conditions to Obligation of Parent and Merger Sub to Effect the Merger.     The obligation of Parent and Merger Sub to effect the Merger is further subject to the fulfillment (or the waiver by Parent) at or prior to the Effective Time of the following conditions:

          (a)   The representations and warranties of the Company set forth in (i) this Agreement (other than in Sections 3.1(c), 3.1(d) and 3.7(b)) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except where such failures to be so true and correct (without regard to "materiality," the Company Material Adverse Effect and similar qualifiers contained in such representations and warranties) would not, individually or in the aggregate, have a Company Material Adverse Effect, (ii) Sections 3.1(c) and 3.1(d) shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for any de minimis inaccuracies, and (iii) Section 3.7(b) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date; provided, however, that representations and warranties that are made as of a particular date or period need be true and correct (in the manner set forth in clauses (i), (ii) and (iii), as applicable) only as of such date or period.

          (b)   The Company shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

          (c)   The Company shall have delivered to Parent a certificate, dated the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

          (d)   All consents of, or filings with, the Governmental Entities set forth in Schedule 6.3(d) shall have been obtained and any applicable waiting period with respect thereto shall have expired or been terminated, as the case may be.

        Section 6.4    Frustration of Closing Conditions.     Neither the Company nor Parent or Merger Sub may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such Party's willful and intentional material breach of any material provision of this Agreement.

ARTICLE VII.

TERMINATION

        Section 7.1    Termination or Abandonment.     Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time:

          (a)   by the mutual written consent of the Company, Parent and Merger Sub;

          (b)   by either the Company or Parent, if the Merger shall not have been consummated on or prior to February 28, 2018 (the "End Date"); provided, however, that if all of the conditions to Closing, other than the conditions set forth in Section 6.1(f) or Section 6.3(d), shall have been satisfied or shall be capable of being satisfied at such time, the End Date may be extended by either the Company or Parent from time to time by written notice to the other Party up to a date not beyond May 29, 2018, the latest of any of which dates shall thereafter be deemed to be the End Date; and provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to a Party if the failure of the Closing to occur by such date shall be due to the material breach by such Party of any representation, warranty, covenant or other agreement of such Party set forth in this Agreement;

          (c)   by either the Company or Parent, if an injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such injunction shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to a Party if such injunction was primarily due to the failure of such Party to perform any of its obligations under this Agreement;

          (d)   by either the Company or Parent, if the Company Shareholder Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Shareholder Approval shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to the Company where the failure to obtain the Company Shareholder Approval is proximately caused by a breach by the Company of Section 5.4;

          (e)   by either the Company or Parent, if the Parent Shareholder Meeting (including any adjournments or postponements thereof) shall have concluded and the resolution referred to in clause (a) of the definition of Parent Shareholder Resolutions shall not have been passed; provided, however, that the right to terminate this Agreement under this Section 7.1(e) shall not be available to Parent where the failure to pass the resolution referred to in clause (a) of the definition of Parent Shareholder Resolutions is proximately caused by a breach by Parent of Section 5.5;

          (f)    by the Company, if either Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (ii) by its nature, cannot be cured prior to the End Date or, if such breach or failure is capable of being cured by the End Date, has not been cured within the earlier of (x) 30 calendar days after receipt of notice thereof from the Company describing such breach or failure in reasonable detail or (y) three business days before the End Date (provided that the Company is not then in breach of any representation, warranty, covenant or other agreement contained herein such that the conditions set forth in Section 6.3(a) and Section 6.3(b) shall not be satisfied);

          (g)   by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (ii) by its nature, cannot be cured prior to the End Date or, if such breach or failure is capable of being cured by the End Date, has not been cured within the earlier of (x) 30 calendar days after receipt of notice thereof from Parent describing such breach or failure in reasonable detail or (y) three business days before the End Date (provided that neither Parent nor Merger Sub is then in breach of any representation, warranty, covenant or other agreement contained herein such that the conditions set forth in Section 6.2(a) and Section 6.2 (b) shall not be satisfied);

          (h)   by the Company, (i) in the event of a Parent Adverse Recommendation Change or (ii) upon any uncured material breach by Parent of its obligations under Section 5.5;

          (i)    by Parent, (i) in the event of a Company Adverse Recommendation Change or (ii) upon any uncured material breach by the Company of its obligations under Section 5.4;

          (j)    by the Company, if, at any time prior to the receipt of the Company Shareholder Approval, the Company shall have (i) effected a Company Adverse Recommendation Change in accordance with Section 5.4 in order to accept a Company Superior Proposal, (ii) entered into a definitive agreement with respect to such Company Superior Proposal concurrently with the termination of this Agreement in accordance with this Section 7.1(j) and (iii) paid the Company Termination Fee to Parent in accordance with Section 7.3(a)(vii); and

          (k)   by Parent, if, at any time prior to the receipt of the Parent Shareholder Approval, Parent Board shall have (i) effected a Parent Adverse Recommendation Change in accordance with Section 5.5 in order to accept a Parent Superior Proposal, (ii) entered into a definitive agreement with respect to such Parent Superior Proposal concurrently with the termination of this Agreement in accordance with this Section 7.1(k) and (iii) paid the Parent Termination Fee to the Company in accordance with Section 7.3(a)(viii).

        Any termination pursuant to this Section 7.1 (other than pursuant to Section 7.1(a)) shall be effected by written notice from the terminating Party to the other Parties.

        Section 7.2    Effect of Termination.     In the event of the valid termination of this Agreement pursuant to Section 7.1, this Agreement shall terminate (except for the provisions of this Section 7.2, Section 7.3 and Article VIII), and there shall be no other liability on the part of any Party to the other except as provided in Section 7.3 and liability arising out of, or the result of, fraud or any willful or intentional breach of any covenant or agreement or willful or intentional breach of any representation or warranty in this Agreement occurring prior to termination or as provided for in the Confidentiality

Agreement, in which case the aggrieved Party shall be entitled to all rights and remedies available at Law or in equity.

        Section 7.3    Termination Fees.

          (a)   If, but only if, this Agreement is terminated:

              (i)  (A) by Parent or the Company pursuant to Section 7.1(b) [End Date] or Section 7.1(d) [No Company Shareholder Approval] or by Parent pursuant to Section 7.1(i)(ii) [Breach of No Shop] and (B) (x) a Takeover Proposal has been made to the Company or the Company Shareholders after the date hereof or any person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal, (y) such Takeover Proposal or intention to make a Takeover Proposal was publicly disclosed prior to the time of such termination and a Takeover Proposal remained pending as of the date of such termination, and (z) within twelve months after the termination of this Agreement, (1) the Company enters into a definitive agreement for the consummation of a Takeover Proposal or (2) a Takeover Proposal is consummated, then the Company shall pay, or cause to be paid, to Parent the Company Termination Fee within two business days after the consummation of the Takeover Proposal (provided, however, that for purposes of this Section 7.3(a)(i), the references to "20% or more" in the definition of Takeover Proposal shall be deemed to be references to "more than 50%");

             (ii)  (A) by Parent or the Company pursuant to Section 7.1(b) [End Date] or by the Company pursuant to Section 7.1(h)(ii) [Breach of No Shop] and (B) (x) a Takeover Proposal has been made to Parent or the Parent Shareholders after the date hereof or any person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal, (y) such Takeover Proposal or intention to make a Takeover Proposal was publicly disclosed prior to the time of such termination and a Takeover Proposal remained pending as of the date of such termination, and (z) within twelve months after the termination of this Agreement, (1) Parent enters into a definitive agreement for the consummation of a Takeover Proposal or (2) a Takeover Proposal is consummated, then Parent shall pay, or cause to be paid, to the Company the Parent Termination Fee within two business days after the consummation of the Takeover Proposal (provided, however, that for purposes of this Section 7.3(a)(ii), the references to "20% or more" in the definition of Takeover Proposal shall be deemed to be references to "more than 50%");

            (iii)  by the Company or Parent pursuant to Section 7.1(e) [No Parent Shareholder Approval] or by the Company pursuant to Section 7.1(h)(i) [Parent Recommendation Change] in response to a Parent Intervening Event, then Parent shall pay, or cause to be paid, to the Company the Parent Termination Fee promptly, and in any event not more than two business days following such termination;

            (iv)  by Parent pursuant to Section 7.1(i)(i) [Company Recommendation Change] in response to a Company Intervening Event, then the Company shall pay, or cause to be paid, to Parent the Company Termination Fee promptly, and in any event not more than two business days following such termination;

             (v)  by the Company or Parent pursuant to Section 7.1(d) [No Company Shareholder Approval], or by Parent pursuant to Section 7.1(g) [Company Breach of Representations and Covenants], then the Company shall pay, or cause to be paid, to Parent the Expense Reimbursement Amount promptly, and in any event not more than two business days following such termination; provided that the payment by the Company of the Expense Reimbursement Amount pursuant to this Section 7.3(a)(v) shall not relieve the Company of any subsequent obligation to pay the Company Termination Fee under Section 7.3 except to the extent indicated in such section; provided further that, to the extent a Company Termination Fee becomes payable, any payment previously made pursuant to this Section 7.3(a)(v) shall be credited against such obligation of the Company to pay the Company Termination Fee;

            (vi)  by the Company pursuant to Section 7.1(f) [Parent/Merger Sub Breach of Representations and Covenants], then Parent shall pay, or cause to be paid, to the Company the Expense Reimbursement Amount promptly, and in any event not more than two business days following such termination; provided that the payment by Parent of the Expense Reimbursement Amount pursuant to this Section 7.3(a)(vi) shall not relieve the Company of any subsequent obligation to pay the Parent Termination Fee under Section 7.3 except to the extent indicated in such section; provided further that, to the extent a Parent Termination Fee becomes payable, any payment previously made pursuant to this Section 7.3(a)(vi) shall be credited against such obligation of the Parent to pay the Parent Termination Fee;

           (vii)  by the Company pursuant to Section 7.1(j) [Company Superior Proposal], concurrently with, and as a condition to, such termination, the Company shall pay or cause to be paid to Parent the Company Termination Fee; or

          (viii)  by Parent pursuant to Section 7.1(k) [Parent Superior Proposal], concurrently with, and as a condition to, such termination, Parent shall pay or cause to be paid to the Company the Parent Termination Fee.

        (b)   "Company Termination Fee" shall mean a cash amount equal to $30,000,000. "Parent Termination Fee" shall mean a cash amount equal to $50,000,000. Notwithstanding anything to the contrary in this Agreement, if the Company Termination Fee or Parent Termination Fee shall become due and payable in accordance with this Section 7.3, from and after such termination and payment thereof pursuant to and in accordance with this Section 7.3, the Party paying the Company Termination Fee or Parent Termination Fee shall have no further liability of any kind for any reason in connection with this Agreement or the termination contemplated hereby other than as provided under this Section 7.3. Payment by the Company of the Company Termination Fee or payment by Parent of the Parent Termination Fee, as applicable, shall not relieve the Company or Parent, as applicable, from any liability or damage resulting from fraud or a willful and material breach by such Party of this Agreement; provided that, notwithstanding the foregoing, (A) if Parent accepts payment of the Company Termination Fee in connection with a termination pursuant to Section 7.1(i)(ii), none of the Company, any of its Subsidiaries or any of their respective former, current or future officers, directors, partners, shareholders, managers, members, affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby, and (B) if the Company accepts payment of the Parent Termination Fee in connection with a termination pursuant to Section 7.1(h)(ii), none of Parent, any of its Subsidiaries or any of their respective former, current or future officers, directors, partners, shareholders, managers, members, affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby. Each of the Parties hereto acknowledges that neither the Company Termination Fee nor the Parent Termination Fee is intended to be a penalty, but rather liquidated damages in a reasonable amount that will compensate a Party in the circumstances in which such fee is due and payable and which do not involve fraud or willful and material breach, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. In no event shall the Company or Parent be entitled to more than one payment of the Company Termination Fee or Parent Termination Fee, as the case may be, in connection with a termination of this Agreement pursuant to which the Company Termination Fee or Parent Termination Fee is payable. "Expense Reimbursement Amount" means an amount, not to exceed $10,000,000, equal to the reasonable out-of-pocket fees and expenses, incurred by or on behalf of the person entitled to payment, in connection with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, but excluding any VAT for which Parent (or any member of a VAT grouping arrangement of which Parent is a member) is entitled to a refund, repayment or credit from any relevant tax authority.

        (c)   Each of the Company and Parent acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated hereby, and that, without these agreements, the Company and Parent would not enter into this Agreement. Accordingly, if the Company or Parent fails to pay in a timely manner any amount due pursuant to this Section 7.3, then (i) the Company or Parent, as applicable, shall reimburse the Party entitled to the Company Termination Fee or Parent Termination Fee for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in the collection of such overdue amount, including in connection with any related Actions commenced and (ii) the Company or Parent, as applicable, shall pay to the Party entitled to the Company Termination Fee or Parent Termination Fee interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made plus 2%.

        (d)   The Company confirms that it is established outside of the European Union for VAT purposes.

ARTICLE VIII.

MISCELLANEOUS

        Section 8.1    No Survival.     None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger, except for: (a) the covenants and agreements of the Parties in Section 5.3(b), Section 7.2, Section 7.3 and this Article VIII; (b) the covenants and agreements of Parent in Section 5.10; and (c) any covenants and agreements which contemplate performance after the Effective Time or otherwise expressly by their terms survive the Effective Time.

        Section 8.2    Expenses.     Except as set forth in Section 7.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the Party incurring or required to incur such expenses; provided, however, that each of the Company and Parent shall pay and bear one-half of all filing fees required under the HSR Act or other antitrust, competition, foreign investment or similar Laws outside of the United States. Except as otherwise provided in this Agreement, all transfer, documentary, sales, use, stamp (including any liability to any UK stamp duty or UK stamp duty reserve tax in respect of the Merger Consideration), registration and other substantially similar Taxes and fees (including any penalties and interest) incurred in connection with the issue and delivery of the Merger Consideration to holders of Company Shares in accordance with this Agreement but not, for the avoidance of doubt, in respect of any subsequent transfers or dealings in the Parent Ordinary Shares comprising the Merger Consideration (collectively, "Transfer Taxes") shall be paid by Parent when due, and Parent shall, at its own expense, file all necessary documentation with respect to all such Transfer Taxes.

        Section 8.3    Counterparts; Effectiveness.     This Agreement may be executed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in "portable document format" (".pdf") form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

        Section 8.4    Governing Law.     This Agreement, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

        Section 8.5    Jurisdiction; Specific Performance.     The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in any Texas State or federal court sitting in Houston, Texas (or, if such court lacks subject matter jurisdiction, in any appropriate Texas State or federal court) and all such rights and remedies at law or in equity shall be cumulative, except as may be limited by Section 7.3. The Parties further agree that no Party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.5 and each Party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. In addition, each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in any Texas State or federal court sitting in Houston, Texas (or, if such court lacks subject matter jurisdiction, in any appropriate Texas State or federal court). Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. To the fullest extent permitted by applicable Law, each of the Parties hereto hereby consents to the service of process in accordance with Section 8.7; provided, however, that nothing herein shall affect the right of any party to serve legal process in any other manner permitted by Law.

        Section 8.6    WAIVER OF JURY TRIAL.     EACH OF THE PARTIES HERETO TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING, DIRECTLY OR INDIRECTLY, OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE COMPANY OR PARENT IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

        Section 8.7    Notices.     All notices and other communications hereunder shall be in writing and shall be deemed given (a) upon personal delivery to the Party to be notified; (b) when received when sent by email or facsimile by the Party to be notified; provided, however, that notice given by email or facsimile shall not be effective unless either (i) a duplicate copy of such email or fax notice is promptly given by one of the other methods described in this Section 8.7 or (ii) the receiving Party delivers a written confirmation of receipt for such notice either by email or fax or any other method described in this Section 8.7; or (c) when delivered by a courier (with confirmation of delivery); in each case to the Party to be notified at the following address:

    To the Company:
    Atwood Oceanics, Inc.
    15011 Katy Freeway
    Suite 800
    Houston, Texas 77094
    Facsimile:        (832) 201-7093
    Attention:        Walter A. Baker
                              Senior Vice President, General Counsel and Corporate Secretary

    with copies (which shall not constitute notice) to:

    Gibson, Dunn & Crutcher
    1221 McKinney Street
    Houston, Texas 77010
    Facsimile:        (346) 718-6901
    Attention:        Tull R. Florey
    Email:              tflorey@gibsondunn.com

    To Parent or Merger Sub:
    Ensco plc
    6 Chesterfield Gardens
    London, England W1J 5BQ
    Facsimile:        44 0 207 409 0399
    Attention:        Michael T. McGuinty
                              Senior Vice President—General Counsel and Secretary

    with copies (which shall not constitute notice) to:
    Latham & Watkins LLP
    811 Main Street, Suite 3700
    Houston, Texas 77002
    Facsimile:        (713) 546-5401
    Attention:        Sean T. Wheeler
                              Debbie P. Yee
    Email:              sean.wheeler@lw.com
                              debbie.yee@lw.com

    Slaughter and May
    One Bunhill Row
    London, United Kingdom EC1Y 8YY
    Facsimile:        44 (0) 20 7090 5000
    Attention:        Hywel Davies
                              Chris McGaffin
    Email:              hywel.davies@slaughterandmay.com
                              chris.mcgaffin@slaughterandmay.com

or to such other address as any Party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered. Any Party may notify any other Party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five business days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

        Section 8.8    Assignment; Binding Effect.     Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by a Party hereto without the prior written consent of the other Party. Subject to the first sentence of this Section 8.8, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns. Any purported assignment not permitted under this Section shall be null and void.

        Section 8.9    Severability.     Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

        Section 8.10    Entire Agreement.     This Agreement together with the exhibits hereto, schedules hereto and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof, and, subject to Section 5.10, this Agreement is not intended to grant standing to any person other than the Parties hereto.

        Section 8.11    Amendments; Waivers.     At any time prior to the Effective Time, whether before or after receipt of the Company Shareholder Approval or the passing of the Parent Shareholder Resolutions, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub; provided, however, that after receipt of the Company Shareholder Approval or the passing of the Parent Shareholder Resolutions, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the NYSE require further approval of the Company Shareholders or the Parent Shareholders, as the case may be, the effectiveness of such amendment or waiver shall be subject to the approval of the Company Shareholders or the Parent Shareholders, as the case may be. Notwithstanding the foregoing, no failure or delay by any Party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

        Section 8.12    Headings.     Headings of the Articles and Sections of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        Section 8.13    No Third-Party Beneficiaries.

        (a)   Each of the Company, Parent and Merger Sub agrees that (i) their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other Party hereto, in accordance with and subject to the terms of this Agreement, and (ii) except for the provisions of Section 5.10 (the "Third Party Rights Clause"), this Agreement is not intended to, and does not, confer upon any person other than the Parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

        (b)   The Third Party Rights Clause confers a benefit on certain persons named in Section 5.10 who are not a Party (each for the purposes of this clause a "Third Party") and, subject to the remaining provisions of this clause, is intended to be enforceable by the Third Party by virtue of the Contracts (Rights of Third Parties) Act 1999.

        (c)   The Parties do not intend that any term of this Agreement, apart from the Third Party Rights Clause, should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a Party.

        (d)   Notwithstanding the provisions of clauses (a) and (b) above, this Agreement may be rescinded or varied in any way and at any time by the Parties without the consent of any Third Party.

        Section 8.14    Interpretation.     When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. If this Agreement requires the Parties to "agree" or requires an "agreement" between the Parties, such "agreements" must be in writing, unless specifically indicated otherwise. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. References in this Agreement to specific Laws or to specific provisions of Laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. Each of the Parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement.

        Section 8.15    Definitions.     As used in this Agreement, the following terms have the meanings set forth below:

        "Adverse 7874 Tax Law Change" means any change in applicable Law (whether or not such change in Law is yet effective) with respect to Section 7874 of the Code (or any other U.S. Tax Law), or official interpretation thereof as set forth in published guidance by the IRS (other than IRS News Releases) (whether or not such change in official interpretation is yet effective), or any bill that would implement such a change which has been passed in identical (or substantially identical such that a conference committee is not required prior to submission of such legislation for the President's approval or veto) form by both the United States House of Representatives and the United States Senate and for which the time period for the President of the United States to sign or veto such bill has not yet elapsed, in each case, that, once effective, more likely than not, as a result of the Merger, causes Parent to be treated as a United States domestic corporation for U.S. federal income tax purposes.

        "affiliates" means, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

        "Benefit Plan" means a Parent Benefit Plan or a Company Benefit Plan, as applicable.

        "business day" means any day other than a Saturday, Sunday or other day on which the banks in the State of New York are authorized by Law or executive order to remain closed.

        "Code" means the United States Internal Revenue Code of 1986, as amended.

        "Collective Bargaining Agreement" means any collective bargaining agreement, labor union contract, trade union agreement, or agreements, customs, practices or arrangements (whether legally binding or not) for collective bargaining or recognition with any trade union, works council, staff association or other representative body.

        "Companies Act" means the Companies Act 2006, as amended.

        "Company Bylaws" means the By-Laws of Atwood Oceanics, Inc., effective March 7, 2013.

        "Company Charter" means the Amended and Restated Certificate of Formation of Atwood Oceanics, Inc. effective as of February 14, 2013, as amended by Amendment No. 1 thereto dated February 19, 2014.

        "Company Financial Statements" means the consolidated financial statements (including all related notes and schedules thereto) of the Company included in the Company SEC Documents.

        "Company Intervening Event" means a material event or circumstance that (a) was not known to the Company Board, or the material consequences of which (based on facts known to members of the Company Board as of the date of this Agreement) were not reasonably foreseeable, as of the date of this Agreement, (b) becomes known by the Company Board prior to the receipt of the Company Shareholder Approval and (c) does not relate to the receipt, existence or terms of a Takeover Proposal involving the Company.

        "Company IT Assets" means the computers, software, servers, routers, hubs, switches, circuits, networks, data communications lines and all other information technology infrastructure and equipment of the Company and its Subsidiaries that are required in connection with the current operation of the business of the Company and its Subsidiaries.

        "Company Material Adverse Effect" means an event, state of facts, circumstance, change, effect, development, occurrence or combination of the foregoing that has had, or would be reasonably expected to have, a material adverse effect on (A) the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement or (B) the business, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, excluding for purposes of this clause (B) any effect resulting from or arising out of: (1) changes in general economic, financial or other capital market conditions (including prevailing interest rates and access to capital markets), (2) any changes or developments generally in the industries in which the Company or any of its Subsidiaries conducts its business, (3) the announcement or the existence of, compliance with or performance under, this Agreement or the transactions contemplated hereby (including, subject to the following proviso, the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, labor unions, customers, suppliers or partners, and including any lawsuit, action or other proceeding by shareholders or otherwise with respect to the Merger or any of the other transactions contemplated by this Agreement) (provided, however, that the exceptions in this clause (3) shall not apply to any representation or warranty contained in Section 3.2 or Section 3.19 (or any portion thereof) to the extent that the purpose of such representation or warranty (or portion thereof) is to address the consequences resulting from the execution and delivery of this Agreement or the performance of obligations or satisfaction of conditions under this Agreement), (4) any taking of any action at the request of Parent, (5) any changes or developments in prices for oil, natural gas or other commodities, (6) any adoption, implementation, promulgation, repeal or modification, or announced intention to do any of the foregoing, following the date of this Agreement of any rule, regulation, ordinance, Order, protocol or any other Law of or by any national, regional, state or local Governmental Entity, or market administrator, (7) any changes in GAAP or accounting standards following the date of this Agreement, (8) earthquakes, any weather-related event, natural disasters or outbreak or escalation of hostilities or acts of war or terrorism, (9) any failure by the Company in and of itself to meet any financial projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (provided that the exception in this clause (9) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such failure has resulted in, or contributed to, a Company Material Adverse Effect so long as it is not otherwise excluded by this definition), or (10) any changes in the share price or trading volume of the Company Common Stock (provided that the exception in this clause (10) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such change has resulted in, or contributed to, a Company Material Adverse Effect so long as it is not otherwise excluded by this definition); except, in each case with respect to clauses (1), (2), (6), (7) and (8) to the extent disproportionately affecting the Company and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Company and its Subsidiaries operate; provided that, for the avoidance of doubt, notwithstanding anything to the contrary above, any blowout, spill, explosion, or similar occurrence with respect to any equipment operated by the Company may be taken into account in determining whether there has been a Company Material Adverse Effect.

        "Company Permitted Liens" means (A) any Lien for Taxes not yet due or delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the applicable financial statements in accordance with GAAP, (B) vendors', mechanics', materialmens', carriers', workers', landlords', repairmen's, warehousemen's, construction and other similar Liens arising or incurred in the ordinary and usual course of business and consistent with past practice or with respect to liabilities that are not yet due and payable or, if due, are not delinquent or are being contested in good faith by appropriate proceedings and for which adequate reserves (based on good faith estimates of management) have been set aside for the payment thereof, (C) Liens imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions, (D) pledges or deposits in connection with workers' compensation, unemployment insurance, and other social security legislation, (E) Liens relating to intercompany borrowings among the Company and its wholly owned Subsidiaries, (F) Liens securing interest rate protection agreements or currency rate protection agreements incurred in the ordinary course of business and not for speculative purposes, (G) banker's Liens and customary rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository institution, (H) Liens securing obligations under the Company's revolving credit facility, or (I) other non-monetary Liens that do not, individually or in the aggregate, materially interfere with the present use, or materially detract from the value of, the property encumbered thereby.

        "Company Shareholder" means a holder of a share of Company Common Stock from time to time.

        "Company Shareholder Approval" means the approval of this Agreement and the transactions contemplated hereby, including the Merger, by the affirmative vote of Company Shareholders holding at least two-thirds of the outstanding shares of Company Common Stock.

        "Company Stock Plans" means, collectively, the Company Amended and Restated 2001 Stock Incentive Plan, the Amended and Restated Company 2007 Long-Term Incentive Plan, the Company 2013 Long-Term Incentive Plan and any other plans or arrangements of the Company providing for the compensatory grant of awards of shares of Company Common Stock or awards denominated, in whole or in part, in shares of Company Common Stock or options, share appreciation rights or similar awards relating to the Company Common Stock, including any and all such plans of predecessor or acquired entities that have been assumed by the Company.

        "Company Superior Proposal" means a bona fide, unsolicited, written the Takeover Proposal (A) that if consummated would result in a third party acquiring, directly or indirectly, more than 50% of the outstanding shares of Company Common Stock or more than 50% of the assets of the Company and its Subsidiaries, taken as a whole, for consideration consisting of cash and/or securities, (B) that the Company Board determines in good faith, after consultation with its outside financial advisor and outside legal counsel, is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the person making such Takeover Proposal and (C) that the Company Board determines in good faith after consultation with its outside financial advisor and outside legal counsel (taking into account any changes to this Agreement proposed by Parent in response to such Takeover Proposal, and all financial, legal, regulatory and other aspects of such Takeover Proposal, including all conditions contained therein and the person making such proposal, and this Agreement), is more favorable from a financial point of view to the Company Shareholders than the Merger.

        "Environmental Law" means any Law relating to the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or any exposure to or release of, or the management of (including the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production or disposal of any Hazardous Materials).

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

        "Export Control Laws" means all Laws and regulations related to the regulation of imports, exports, re-exports, transfers, releases, shipments, transmissions or any other provision or receipt of goods, technology, software or services, including (a) the United States International Traffic in Arms Regulations administered by the United States State Department's Directorate of Defense Trade Controls; (b) the Export Administration Regulations administered by the United States Commerce Department (including the antiboycott regulations administered by the Office of Antiboycott Compliance); (c) nuclear export regulations administered by the United States Nuclear Regulatory Commission and the United States Department of Energy; (d) United States customs regulations administered by the United States Customs and Border Protection; (e) the EU Dual-Use Regulation, Council Regulation (EC) No 428/2009 (and associated amendments); and (f) all other applicable import and export controls in the countries in which the party conducts business.

        "Hazardous Materials" means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the U.S. National Oil and Hazardous Substances Pollution Contingency Plan,

40 C.F.R. § 300.5, or defined as such by, or regulated by any Governmental Entity as such under, any Environmental Law, including any regulated pollutant or contaminant (including any constituent, raw material, product or by-product thereof), petroleum or natural gas hydrocarbons or any liquid or fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, lead paint, any hazardous, industrial or solid waste, biological material, and any toxic, radioactive or hazardous substance, material or agent.

        "knowledge" means (i) with respect to the Company and its Subsidiaries, the actual knowledge of the individuals listed on Section 8.15 of the Company Disclosure Schedule and (ii) with respect to Parent and its Subsidiaries, the actual knowledge of the individuals listed in Section 8.15 of the Parent Disclosure Schedule.

        "Order" means any charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award or settlement, whether civil, criminal or administrative and whether formal or informal.

        "Parent Class A Ordinary Shares" means the Class A Ordinary Shares in the share capital of Parent, each with a nominal value of $0.10 per share.

        "Parent Class B Ordinary Shares" means the Class B Ordinary Shares in the share capital of Parent, each with a nominal value of £1.00 per share.

        "Parent Closing Price" means the average, rounded to the nearest one tenth of a cent, of the closing sales prices of Parent Class A Ordinary Shares on the NYSE as reported by The Wall Street Journal for the ten trading days immediately preceding the date which is five trading days immediately prior to the date on which the Effective Time occurs.

        "Parent Financial Statements" means the consolidated financial statements (including all related notes and schedules thereto) of Parent included in the Parent SEC Documents.

        "Parent Intervening Event" means a material event or circumstance that (a) was not known to the Parent Board, or the material consequences of which (based on facts known to members of the Parent Board as of the date of this Agreement) were not reasonably foreseeable, as of the date of this Agreement, (b) becomes known by the Parent Board prior to the receipt of the Parent Shareholder Approval and (c) does not relate to the receipt, existence or terms of a Takeover Proposal involving Parent.

        "Parent IT Assets" means the computers, software, servers, routers, hubs, switches, circuits, networks, data communications lines and all other information technology infrastructure and equipment of Parent and its Subsidiaries that are required in connection with the current operation of the business of Parent and its Subsidiaries.

        "Parent Material Adverse Effect" means an event, state of facts, circumstance, change, effect, development, occurrence or combination of the foregoing that has had, or would be reasonably expected to have, a material adverse effect on (A) the ability of Parent to consummate the Merger and the other transactions contemplated by this Agreement or (B) the business, condition (financial or otherwise) or results of operations of Parent and its Subsidiaries, taken as a whole, excluding for purposes of this clause (B) any effect resulting from or arising out of: (1) changes in general economic, financial or other capital market conditions (including prevailing interest rates and access to capital markets), (2) any changes or developments generally in the industries in which Parent or any of its Subsidiaries conducts its business, (3) the announcement or the existence of, compliance with or performance under, this Agreement or the transactions contemplated hereby (including, subject to the following proviso, the impact thereof on the relationships, contractual or otherwise, of Parent or any of its Subsidiaries with employees, labor unions, customers, suppliers or partners, and including any lawsuit, action or other proceeding by shareholders or otherwise with respect to the Merger or any of the other transactions contemplated by this Agreement) (provided, however, that the exceptions in this clause (3) shall not apply to any representation or warranty contained in Section 4.2 or Section 4.19 (or any portion thereof) to the extent that the purpose of such representation or warranty (or portion thereof) is to address the consequences resulting from the execution and delivery of this Agreement or the performance of obligations or satisfaction of conditions under this Agreement), (4) any taking of any action at the request of the Company, (5) any changes or developments in prices for oil, natural gas or other commodities, (6) any adoption, implementation, promulgation, repeal or modification, or announced intention to do any of the foregoing, following the date of this Agreement of any rule, regulation, ordinance, Order, protocol or any other Law of or by any national, regional, state or local Governmental Entity, or market administrator, (7) any changes in GAAP or accounting standards following the date of this Agreement, (8) earthquakes, any weather-related event, natural disasters or outbreak or escalation of hostilities or acts of war or terrorism, (9) any failure by Parent in and of itself to meet any financial projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (provided that the exception in this clause (9) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such failure has resulted in, or contributed to, a Parent Material Adverse Effect so long as it is not otherwise excluded by this definition), or (10) any changes in the share price or trading volume of Parent Ordinary Shares (provided that the exception in this clause (10) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such change has resulted in, or contributed to, a Parent Material Adverse Effect so long as it is not otherwise excluded by this definition); except, in each case with respect to clauses (1), (2), (6), (7) and (8) to the extent disproportionately affecting Parent and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Parent and its Subsidiaries operate; provided that, for the avoidance of doubt, notwithstanding anything to the contrary above, any blowout, spill, explosion, or similar occurrence with respect to any equipment operated by Parent may be taken into account in determining whether there has been a Parent Material Adverse Effect.

        "Parent Ordinary Shares" means the Parent Class A Ordinary Shares and the Parent Class B Ordinary Shares.

        "Parent Permitted Lien" means (A) any Lien for Taxes not yet due or delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the applicable financial statements in accordance with GAAP, (B) vendors', mechanics', materialmens', carriers', workers', landlords', repairmen's, warehousemen's, construction and other similar Liens arising or incurred in the ordinary and usual course of business and consistent with past practice or with respect to liabilities that are not yet due and payable or, if due, are not delinquent or are being contested in good faith by appropriate proceedings and for which adequate reserves (based on good faith estimates of management) have been set aside for the payment thereof, (C) Liens imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions, (D) pledges or deposits in connection with workers' compensation, unemployment insurance, and other social security legislation, (E) Liens relating to intercompany borrowings among Parent and its wholly owned Subsidiaries, (F) Liens securing interest rate protection agreements or currency rate protection agreements incurred in the ordinary course of business and not for speculative purposes, (G) banker's Liens and customary rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository institution, or (H) other non-monetary Liens that do not, individually or in the aggregate, materially interfere with the present use, or materially detract from the value of, the property encumbered thereby.

        "Parent Shareholder" means a holder of Parent Class A Ordinary Shares from time to time.

        "Parent Shareholder Approval" means the passing of the resolution referred to in clause (a) of the definition of Parent Shareholder Resolutions.

        "Parent Shareholder Resolutions" means the resolutions included in the Proxy Statement/Prospectus to: (a) authorize the Parent Board to allot and issue the Parent Class A Ordinary Shares to be issued in the Merger pursuant to Article II, and (b) if Parent so determines, (i) authorize the Parent Board to allot and issue up to a nominal amount of Parent Ordinary Shares representing approximately 33% of the enlarged share capital of Parent immediately following Closing, and up to a further same nominal amount of Parent Ordinary Shares in connection with a pre-emptive offering of shares, (ii) authorize the Parent Board to allot and issue up to a nominal amount of Parent Ordinary Shares representing approximately 5% of the enlarged share capital of Parent immediately following Closing for cash on a non-pre-emptive basis, and (iii) authorize the Parent Board to further allot and issue up to a nominal amount of Parent Ordinary Shares representing approximately 5% of the enlarged share capital of Parent immediately following Closing for cash on a non-pre-emptive basis, such authority to be used only for the purposes of financing (or refinancing, if the power is to be used within six months after the original transaction) a transaction which the Parent Board deems to be an acquisition or other capital investment.

        "Parent Stock Plans" means, collectively, the Parent 2012 Long-Term Incentive Plan, the Parent International Incorporated 2005 Long-Term Incentive Plan the Pride International, Inc. 1998 Long-Term Incentive Plan and the Pride International, Inc. 2007 Long-Term Incentive Plan and any other plans or arrangements of Parent providing for the compensatory grant of awards of Parent Ordinary Shares or awards denominated, in whole or in part, in Parent Ordinary Shares or options, share appreciation rights or similar awards relating to Parent Ordinary Shares, including any and all such plans of predecessor or acquired entities that have been assumed by Parent.

        "Parent Superior Proposal" means a bona fide, unsolicited, written Takeover Proposal (A) that if consummated would result in a third party acquiring, directly or indirectly, more than 50% of the outstanding shares of Parent Ordinary Shares or more than 50% of the assets of Parent and its Subsidiaries, taken as a whole, for consideration consisting of cash and/or securities, (B) that the Parent Board determines in good faith, after consultation with its outside financial advisor and outside legal counsel, is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the person making such Takeover Proposal and (C) that the Parent Board determines in good faith after consultation with its outside financial advisor and outside legal counsel (taking into account any changes to this Agreement proposed by the Company in response to such Takeover Proposal, and all financial, legal, regulatory and other aspects of such Takeover Proposal, including all conditions contained therein and the person making such proposal, and this Agreement), is more favorable from a financial point of view to the Parent Shareholders than the Merger.

        "person" means an individual, a public limited company, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such person.

        "Release" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

        "Relevant Authority" means the United States Department of Justice, the U.S. Federal Trade Commission, and any United States, foreign or supranational, federal, state or local governmental commission, board, body, bureau, or other regulatory authority, agency, including courts and other judicial bodies, or any competition, antitrust or supervisory body, central bank or other governmental, trade or regulatory agency or body, securities exchange or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing, in each case, in any jurisdiction.

        "Shareholder Meetings" means the Company Shareholder Meeting and the Parent Shareholder Meeting.

        "Subsidiaries" of any Party means any corporation, partnership, limited liability company, association, trust or other form of legal entity of which (i) fifty percent (50%) or more of the voting power of the outstanding voting securities are on the date hereof directly or indirectly owned by such Party or (ii) such Party or any Subsidiary of such Party is a general partner on the date hereof.

        "Takeover Code" means the City Code on Takeovers and Mergers.

        "Takeover Proposal" means, with respect to the Company or Parent, (A) any inquiry, proposal or offer for or with respect to (or expression by any person that it is considering or may engage in) a merger, consolidation, business combination, recapitalization, binding share exchange, liquidation, dissolution, joint venture, scheme of arrangement or other similar transaction involving such Party or any of its Subsidiaries whose assets, taken together, constitute 20% or more of such Party's consolidated assets, (B) any inquiry, proposal or offer (including tender or exchange offers) to (or expression by any person that it is considering or may seek to) acquire in any manner, directly or indirectly, in one or more transactions, more than 20% of the outstanding shares of securities of such Party representing more than 20% of the voting power of such Party or (C) any inquiry, proposal or offer to (or expression by any person that it is considering or may seek to) acquire in any manner (including the acquisition of equity securities in any Subsidiary of such Party), directly or indirectly, in one or more transactions, assets or businesses of such Party or its Subsidiaries, including pursuant to a joint venture, representing more than 20% of the consolidated assets, revenues or net income of such Party, in each case, other than the Merger.

        "Tax" or "Taxes" means any and all federal, state, local or foreign taxes, imposts, levies, duties, fees or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, and other taxes of any kind whatsoever, including any and all interest, penalties, additions to tax or additional amounts imposed by any Governmental Entity with respect thereto.

        "Tax Return" means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, or declaration of estimated Taxes (and including any amendments with respect thereto).

        "Trade Sanctions" means economic or trade sanctions administered by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, or Her Majesty's Treasury.

        "Treasury Regulations" means the regulations (including temporary regulations) promulgated by the U.S. Department of Treasury with respect to the Code.

        "VAT" means any Tax imposed in compliance with Directive 2006/112/EEC and any similar Tax which may be imposed in substitution for or in addition to such tax.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

ENSCO plc
By:	/s/ CARL G. TROWELL
	Name:	Carl G. Trowell
	Title:	President and Chief Executive Officer
ECHO MERGER SUB LLC
By:	/s/ MELISSA COUGLE
	Name:	Melissa Cougle
	Title:	Vice President and Treasurer
ATWOOD OCEANICS, INC.
By:	/s/ ROBERT J. SALTIEL
	Name:	Robert J. Saltiel
	Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

ANNEX I
INDEX OF DEFINED TERMS

Acceptable Confidentiality Agreement	Section 5.4(b)
Action	Section 5.9(b)
Adverse 7874 Tax Law Change	Section 8.15
Adverse Recommendation Change	Section 5.4(d)
Affected Employee	Section 5.18(a)
affiliates	Section 8.15
Agreement	Preamble
Alpha Director Nominees	Section 1.7(a)
Antitrust Laws	Section 5.7(b)
Benefit Plan	Section 8.15
Book-Entry Shares	Section 2.1(a)
Bribery Act	Section 3.21
business day	Section 8.15
Cancelled Shares	Section 2.1(a)(ii)
Certificate of Merger	Section 1.3
Certificates	Section 2.1(a)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 8.15
Collective Bargaining Agreement	Section 8.15
Companies Act	Section 8.15
Company	Preamble
Company Approvals	Section 3.2(b)
Company Benefit Plan	Section 3.16(a)
Company Board	Recitals
Company Board Recommendation	Section 3.2(a)
Company Bylaws	Section 8.15
Company Charter	Section 8.15
Company Common Stock	Section 3.1(c)
Company Disclosure Schedule	Article III
Company Employee	Section 3.15
Company Equity Awards	Section 3.1(c)
Company Financial Statements	Section 8.15
Company Fleet Report	Section 3.13(a)
Company Intellectual Property	Section 3.11(a)
Company Intervening Event	Section 8.15
Company IT Assets	Section 8.15
Company Leased Real Property	Section 3.12(a)
Company Material Adverse Effect	Section 8.15
Company Material Contracts	Section 3.19(a)
Company Material Subsidiaries	Section 3.1(b)
Company Notes	Section 5.21
Company Organizational Documents	Section 3.1(b)
Company Permits	Section 3.6(b)
Company Permitted Liens	Section 8.15
Company Preferred Stock	Section 3.1(c)
Company SEC Documents	Section 3.3(a)
Company Share	Section 2.1(a)(iii)

Exhibit A-A-1

Company Stock Awards	Section 2.3(c)
Company Stock Plans	Section 8.15
Company Shareholder	Section 8.15
Company Shareholder Approval	Section 8.15
Company Shareholder Meeting	Section 5.5(b)
Company Superior Proposal	Section 8.15
Company Termination Fee	Section 7.3(b)
Company Transaction Documents	Section 3.2(a)
Confidentiality Agreement	Section 5.3(b)
Contract	Section 3.19(a)
control	Section 8.15
Converted Option	Section 2.3(b)
Effective Time	Section 1.3
End Date	Section 7.1(b)
Environmental Law	Section 8.15
ERISA	Section 8.15
ERISA Affiliate	Section 8.15
Exchange Act	Section 3.2(b)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(b)
Exchange Ratio	Section 2.1(a)(iii)
Existing Option	Section 2.3(b)
Expatriated Entity Rules	Section 5.14
Export Control Laws	Section 8.15
FCPA	Section 3.21
Foreign Investment Laws	Section 5.7(b)
Form S-4	Section 3.25
Fractional Share Cash Amount	Section 2.1(d)
GAAP	Section 3.3(b)
Governmental Entity	Section 3.2(b)
Hazardous Materials	Section 8.15
HSR Act	Section 3.2(b)
Indemnified Party	Section 5.9(b)
Indenture	Section 5.21
knowledge	Section 8.15
Law or Laws	Section 3.6(a)
Letter of Transmittal	Section 2.2(c)
Lien	Section 3.2(c)
Maximum Amount	Section 5.9(c)
Merger	Recitals
Merger Consideration	Section 2.1(a)(iii)
Merger Sub	Preamble
Noteholders	Section 5.21
NYSE	Section 3.2(b)
OFAC	Section 3.22(a)
Order	Section 8.15
Parent	Preamble
Parent Approvals	Section 4.2(b)
Parent Benefit Plan	Section 4.16(a)
Parent Board	Recitals
Parent Board Recommendation	Section 4.2(a)

Exhibit A-A-2

Parent Class A Ordinary Shares	Section 8.15
Parent Class B Ordinary Shares	Section 8.15
Parent Closing Price	Section 8.15
Parent Disclosure Schedule	Article IV
Parent Employee	Section 4.15
Parent Financial Statements	Section 8.15
Parent Fleet Report	Section 4.13(a)
Parent Intellectual Property	Section 4.11(a)
Parent Intervening Event	Section 8.15
Parent IT Assets	Section 8.15
Parent Leased Real Property	Section 4.12(a)
Parent Material Adverse Effect	Section 8.15
Parent Material Contracts	Section 4.19(a)
Parent Material Subsidiaries	Section 4.1(b)
Parent Ordinary Shares	Section 8.15
Parent Organizational Documents	Section 4.1(b)
Parent Permits	Section 4.6(b)
Parent Permitted Lien	Section 8.15
Parent SEC Documents	Section 4.3(a)
Parent Shareholder	Section 8.15
Parent Shareholder Approval	Section 8.15
Parent Shareholder Meeting	Section 5.5(c)
Parent Shareholder Resolutions	Section 8.15
Parent Stock Awards	Section 4.1(c)
Parent Stock Plans	Section 8.15
Parent Superior Proposal	Section 8.15
Parent Termination Fee	Section 7.3(b)
Parent Transaction Documents	Section 4.2(a)
Parties	Preamble
Permits	Section 4.6(b)
person	Section 8.15
Proxy Statement/Prospectus	Section 3.25
Qualified Plan	Section 3.16(b)
Release	Section 8.15
Relevant Authority	Section 8.15
Remaining Stock Plan Shares	Section 2.3(d)
Remedies Exceptions	Section 3.2(a)
Representatives	Section 5.4(a)
Sarbanes-Oxley Act	Section 3.3(a)
SEC	Section 3.3(a)
Securities Act	Section 3.2(b)
Shareholder Meetings	Section 8.15
Subsidiaries	Section 8.15
Surviving Company	Recitals
Takeover Code	Section 8.15
Takeover Proposal	Section 8.15
Tax or Taxes	Section 8.15
Tax Return	Section 8.15
TBOC	Recitals
Termination Date	Section 5.1(a)
Third Party	Section 8.13(b)

Exhibit A-A-3

Third Party Rights Clause	Section 8.13(a)
Trade Sanctions	Section 8.15
Transfer Taxes	Section 8.2
Treasury Regulations	Section 8.15
Trustee	Section 5.21
VAT	Section 8.15

Exhibit A-A-4

Annex B

Opinion of Morgan Stanley & Co. LLC

Execution Version

May 29, 2017

Board of Directors
Ensco plc
6 Chesterfield Gardens
London, England W1J 5BQ

Members of the Board:

        We understand that Atwood Oceanics, Inc., a Texas corporation ("Target" or the "Company"), Ensco plc, a public limited company organized under the Laws of England and Wales (the "Buyer"), and Echo Merger Sub LLC, a Texas limited liability company and wholly owned subsidiary of the Buyer ("Acquisition Sub"), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated May 28, 2017 (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Acquisition Sub with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of the Buyer. Pursuant to the Merger, each outstanding share of common stock, par value $1.00 per share, of the Company (the "Company Common Stock"), other than shares owned or held in treasury by the Company or owned by the Buyer or Acquisition Sub or any of their respective subsidiaries, will be converted into the right to receive 1.60 shares (the "Exchange Ratio") of Class A ordinary shares, nominal value $0.10 per share, of the Buyer (the "Buyer Common Stock"), subject to adjustment in certain circumstances. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

        You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the Buyer.

        For purposes of the opinion set forth herein, we have:

  1)
  Reviewed certain publicly available financial statements and other publicly available business and financial information of the Company and the Buyer, respectively;

  2)
  Reviewed certain internal financial statements and other financial and operating data concerning the Company and the Buyer, respectively;

  3)
  Reviewed (i) certain financial projections prepared by the managements of the Company and the Buyer, respectively and (ii) certain financial projections relating to the Company prepared by the management of the Buyer;

  4)
  Reviewed information relating to certain strategic, financial and operational benefits anticipated from the Merger, prepared by the management of the Buyer;

  5)
  Discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

  6)
  Discussed the past and current operations and financial condition and the prospects of the Buyer, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of the Buyer;

  7)
  Reviewed the pro forma impact of the Merger on the Buyer's earnings per share, cash flow, consolidated capitalization and certain financial ratios;

  8)
  Reviewed the reported prices and trading activity for the Company Common Stock and the Buyer Common Stock;

  9)
  Compared the financial performance of the Company and the Buyer and the prices and trading activity of the Company Common Stock and the Buyer Common Stock with that of certain other publicly-traded companies comparable with the Company and the Buyer, respectively, and their securities;

  10)
  Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

  11)
  Participated in certain discussions and negotiations among representatives of the Company and the Buyer and certain parties and their financial and legal advisors;

  12)
  Reviewed the Merger Agreement and certain related documents; and

  13)
  Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

        We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company and the Buyer, and formed a substantial basis for this opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the Company and the Buyer of the future financial performance of the Company and the Buyer. For purposes of our analysis, we have, at the direction of the Buyer, relied on financial projections relating to the Company and the Buyer, in each case prepared by the management of the Buyer. We have been advised by the Buyer and have assumed, with the Buyer's consent, that the projections prepared by the management of the Buyer are a reasonable basis upon which to evaluate the business and financial prospects of the Buyer and the Company. We express no view as to such projections or the assumptions on which they were based. We have relied upon, without independent verification, the assessment by the management of the Buyer of: (i) the strategic, financial and other benefits expected to result from the Merger; (ii) the timing and risks associated with the integration of the Company and the Buyer; and (iii) the Buyer's ability to retain key employees of the Company and the Buyer, respectively. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the definitive Merger Agreement will not differ in any material respect from the draft thereof furnished to us. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We are not legal, tax, or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Buyer and the Company and their legal, tax or regulatory advisors with respect to legal, tax, or regulatory matters. We have not performed any tax assessment in connection with the Merger. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company's officers, directors or employees, or any class of such persons, relative to the consideration to be paid to the holders of shares of the Company Common Stock in the transaction. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or the Buyer, nor have we been furnished with any such valuations or appraisals. Our opinion does not address the relative merits of the Merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

        We have acted as financial advisor to the Board of Directors of the Buyer in connection with this transaction and will receive a fee for our services, a portion of which is contingent upon the rendering of this financial opinion, and the remainder of which is contingent upon the closing of the Merger. In the two years prior to the date hereof, we have provided financing services for the Buyer and have received fees in connection with such services. As of the date hereof, Morgan Stanley is a lender under the Buyer's revolving credit facility. Morgan Stanley may also seek to provide financial advisory and financing services to the Buyer and the Company and their respective affiliates in the future and would expect to receive fees for the rendering of these services.

        Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Buyer, the Company, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

        This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Buyer and may not be used for any other purpose or disclosed without our prior written consent, except that a copy of this opinion may be included in its entirety, and a summary of this opinion, which is acceptable to Morgan Stanley, may be disclosed, in any filing the Buyer is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion or summary is required by applicable law. In addition, this opinion does not in any manner address the prices at which the Buyer Common Stock will trade following consummation of the Merger or at any time and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Buyer and the Company should vote at the shareholders' meetings to be held in connection with the Merger.

        Based on and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the Buyer.

Very truly yours,
MORGAN STANLEY & CO. LLC
By:	/s/ Michael Harris
Name: Michael Harris
Title: Managing Director

Annex C

PERSONAL AND CONFIDENTIAL

May 29, 2017

Board of Directors
Atwood Oceanics, Inc.
15011 Katy Freeway,
Suite 800
Houston, TX 77094

Gentlemen:

        You have requested our opinion as to the fairness from a financial point of view to the holders (other than Ensco plc ("Ensco") and its affiliates) of the outstanding ordinary shares, par value $1.00 per share (the "Shares"), of Atwood Oceanics, Inc. (the "Company") of the exchange ratio of 1.60 shares of Class A ordinary shares, par value $0.10 per share ("Ensco Ordinary Shares"), of Ensco to be paid for each Share (the "Exchange Ratio") pursuant to the Agreement and Plan of Merger, dated as of May 29, 2017 (the "Agreement"), by and among Ensco, Echo Merger Sub LLC, a wholly owned subsidiary of Ensco, and the Company.

        Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Ensco, any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transactions contemplated by the Agreement (the "Transaction"). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as lead bookrunner in connection with the public offering of 15,525,000 Shares in January 2017. We also have provided certain financial advisory and/or underwriting services to Ensco and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as lead bookrunner in connection with the public offering of 57,000,000 Ensco Ordinary Shares in April 2016 and dealer manager in connection with a tender offer by Ensco for its 8.50% Senior Notes due 2019, 4.70% Senior Notes due 2021, 6.875% Senior Notes due 2020, 4.50% Senior Notes due 2024 and 5.20% Senior Notes due 2025 (aggregate principal amount $750,000,000) in April 2016. We may also in the future provide

Securities and Investment Services Provided by Goldman, Sachs & Co.

financial advisory and/or underwriting services to the Company, Ensco and their respective affiliates for which our Investment Banking Division may receive compensation.

        In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to shareholders and Annual Reports on Form 10-K of the Company and Ensco for the five fiscal years ended September 30, 2016 and five years ended December 31, 2016, respectively; certain interim reports to shareholders and Quarterly Reports on Form 10-Q of the Company and Ensco; certain other communications from the Company and Ensco to their respective shareholders; certain publicly available research analyst reports for the Company and Ensco; certain internal financial analyses and forecasts for Ensco prepared by its management; and certain internal financial analyses and forecasts for the Company prepared by its management and certain financial analyses and forecasts for Ensco prepared by the management of the Company, in each case, as approved for our use by the Company (collectively, the "Forecasts"), including certain operating synergies projected by the management of the Company to result from the Transaction, as approved for our use by the Company (the "Synergies"). We have also held discussions with members of the senior management of the Company regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of the Company and with members of the senior managements of the Company and Ensco regarding their assessment of the past and current business operations, financial condition and future prospects of Ensco; reviewed the reported price and trading activity for the Shares and Ensco Ordinary Shares; compared certain financial and stock market information for the Company and Ensco with similar information for certain other companies the securities of which are publicly traded; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

        For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts, including the Synergies, have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or Ensco or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We were not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, the Company or any alternative transaction. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or Ensco or on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

        Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than Ensco and its affiliates) of Shares, as of the date hereof, of the Exchange Ratio pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company or Ensco, or class of such persons, in connection with the Transaction, whether relative to the Exchange Ratio pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which Ensco Ordinary Shares will trade at any time or as to the impact of the Transaction on the solvency or viability of the Company or Ensco or the ability of the Company or Ensco to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the holders (other than Ensco and its affiliates) of Shares.

Very truly yours,
/s/ GOLDMAN SACHS & CO. LLC (GOLDMAN SACHS & CO. LLC)

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Officers and Directors.

        The discussion below summarizes the material indemnification provisions of the Ensco Articles of Association (the "Articles") and certain sections of the Companies Act 2006 related to indemnification.

        Article 138 of the Articles provides:

  138.
  INDEMNITY

  138.1

  To the extent permitted by the Acts and without prejudice to any indemnity to which any person may otherwise be entitled, the Company shall:

          (a)   indemnify to any extent any person who is or was a director or officer of the Company, or a director or officer of any associated company, directly or indirectly (including by funding any expenditure incurred or to be incurred by him) against any loss or liability, whether in connection with any negligence, default, breach of duty or breach of trust by him or otherwise, in relation to the Company or any associated company;

          (b)   indemnify to any extent any person who is or was a director or officer of an associated company that is a trustee of an occupational pension scheme, directly or indirectly (including by funding any expenditure incurred or to be incurred by him) against any liability incurred by him in connection with the company's activities as trustee of an occupational pension scheme;

          (c)   create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit, surety bonds and/or other similar arrangements), as well as enter into contracts providing indemnification to the full extent authorised or permitted by law and including as part thereof provisions with respect to any or all of the foregoing paragraphs of this Article 144.1 to ensure the payment of such amounts as may become necessary to effect indemnification as provided therein, or elsewhere.

  138.2

        Where a person is indemnified against any liability in accordance with Article 138.1, such indemnity shall extend to all costs, charges, losses, expenses and liabilities incurred by him in relation thereto.

        Article 84 of the Articles provides:

  84.
  Insurance

        Subject to the provisions of the Acts, the board may exercise all the powers of the Company to purchase and maintain insurance for the benefit of a person who is or was a director, alternate director or officer of the Company or of any associated company against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust or any other liability which may lawfully be insured against by the Company.

        Section 232 of the Companies Act 2006 provides as follows:

  PROVISIONS PROTECTING DIRECTORS FROM LIABILITY

        (1)   Any provision that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

        (2)   Any provision by which a company directly or indirectly provides an indemnity (to any extent) for a director of the company, or of an associated company, against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director is void, except as permitted by—

    (a)
    section 233 (provision of insurance),

    (b)
    section 234 (qualifying third party indemnity provision), or

    (c)
    section 235 (qualifying pension scheme indemnity provision).

        (3)   This section applies to any provision, whether contained in a company's articles or in any contract with the company or otherwise.

        (4)   Nothing in this section prevents a company's articles from making such provision as has previously been lawful for dealing with conflicts of interest.

        Section 233 of the Companies Act 2006 provides as follows:

  PROVISION OF INSURANCE

        Section 232(2) (voidness of provisions for indemnifying directors) does not prevent a company from purchasing and maintaining for a director of the company, or of an associated company, insurance against any such liability as is mentioned in that subsection.

        Section 234 of the Companies Act 2006 provides as follows:

  QUALIFYING THIRD PARTY INDEMNITY PROVISION

        (1)   Section 232(2) (voidness of provisions for indemnifying directors) does not apply to qualifying third party indemnity provision.

        (2)   Third party indemnity provision means provision for indemnity against liability incurred by the director to a person other than the company or an associated company. Such provision is qualifying third party indemnity provision if the following requirements are met.

        (3)   The provision must not provide any indemnity against—

          (a)   any liability of the director to pay—

              (i)  a fine imposed in criminal proceedings, or

             (ii)  a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or

          (b)   any liability incurred by the director—

              (i)  in defending criminal proceedings in which he is convicted, or

             (ii)  in defending civil proceedings brought by the company, or an associated company, in which judgment is given against him, or

            (iii)  in connection with an application for relief (see subsection (6)) in which the court refuses to grant him relief.

        (4)   The references in subsection (3)(b) to a conviction, judgment or refusal of relief are to the final decision in the proceedings.

        (5)   For this purpose—

          (a)   a conviction, judgment or refusal of relief becomes final—

              (i)  if not appealed against, at the end of the period for bringing an appeal, or

             (ii)  if appealed against, at the time when the appeal (or any further appeal) is disposed of; and

          (b)   an appeal is disposed of—

              (i)  if it is determined and the period for bringing any further appeal has ended, or

             (ii)  if it is abandoned or otherwise ceases to have effect.

        (6)   The reference in subsection (3)(b)(iii) to an application for relief is to an application for relief under—section 661(3) or (4) (power of court to grant relief in case of acquisition of shares by innocent nominee), or section 1157 (general power of court to grant relief in case of honest and reasonable conduct).

        Section 235 of the Companies Act 2006 provides as follows:

  QUALIFYING PENSION SCHEME INDEMNITY PROVISION

        (1)   Section 232(2) (voidness of provisions for indemnifying directors) does not apply to qualifying pension scheme indemnity provision.

        (2)   Pension scheme indemnity provision means provision indemnifying a director of a company that is a trustee of an occupational pension scheme against liability incurred in connection with the company's activities as trustee of the scheme. Such provision is qualifying pension scheme indemnity provision if the following requirements are met.

        (3)   The provision must not provide any indemnity against—

          (a)   any liability of the director to pay—

              (i)  a fine imposed in criminal proceedings, or

             (ii)  a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or

          (b)   any liability incurred by the director in defending criminal proceedings in which he is convicted.

        (4)   The reference in subsection (3)(b) to a conviction is to the final decision in the proceedings.

        (5)   For this purpose—

          (a)   a conviction becomes final—

              (i)  if not appealed against, at the end of the period for bringing an appeal, or

             (ii)  if appealed against, at the time when the appeal (or any further appeal) is disposed of; and

          (b)   an appeal is disposed of—

              (i)  if it is determined and the period for bringing any further appeal has ended, or

             (ii)  if it is abandoned or otherwise ceases to have effect.

        (6)   In this section "occupational pension scheme" means an occupational pension scheme as defined in section 150(5) of the Finance Act 2004 (c. 12) that is established under a trust.

        Section 239 of the Companies Act 2006 provides as follows:

  RATIFICATION OF ACTS OF DIRECTORS

        (1)   This section applies to the ratification by a company of conduct by a director amounting to negligence, default, breach of duty or breach of trust in relation to the company.

        (2)   The decision of the company to ratify such conduct must be made by resolution of the members of the company.

        (3)   Where the resolution is proposed as a written resolution neither the director (if a member of the company) nor any member connected with him is an eligible member.

        (4)   Where the resolution is proposed at a meeting, it is passed only if the necessary majority is obtained disregarding votes in favour of the resolution by the director (if a member of the company) and any member connected with him. This does not prevent the director or any such member from attending, being counted towards the quorum and taking part in the proceedings at any meeting at which the decision is considered.

        (5)   For the purposes of this section—

          (a)   "conduct" includes acts and omissions;

          (b)   "director" includes a former director;

          (c)   a shadow director is treated as a director; and

          (d)   in section 252 (meaning of "connected person"), subsection (3) does not apply (exclusion of person who is himself a director).

        (6)   Nothing in this section affects—

          (a)   the validity of a decision taken by unanimous consent of the members of the company, or

          (b)   any power of the directors to agree not to sue, or to settle or release a claim made by them on behalf of the company.

        (7)   This section does not affect any other enactment or rule of law imposing additional requirements for valid ratification or any rule of law as to acts that are incapable of being ratified by the company.

        Section 1157 of the Companies Act 2006 provides as follows:

  1157
  POWER OF COURT TO GRANT RELIEF IN CERTAIN CASES

        (1)   If in proceedings for negligence, default, breach of duty or breach of trust against—

          (a)   an officer of a company, or

          (b)   a person employed by a company as auditor (whether he is or is not an officer of the company), it appears to the court hearing the case that the officer or person is or may be liable but that he acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused, the court may relieve him, either wholly or in part, from his liability on such terms as it thinks fit.

        (2)   If any such officer or person has reason to apprehend that a claim will or might be made against him in respect of negligence, default, breach of duty or breach of trust—

          (a)   he may apply to the court for relief, and

          (b)   the court has the same power to relieve him as it would have had if it had been a court before which proceedings against him for negligence, default, breach of duty or breach of trust had been brought.

        (3)   Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant (in Scotland, the defender) ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case from the jury and forthwith direct judgment to be entered for the defendant (in Scotland, grant decree of absolvitor) on such terms as to costs (in Scotland, expenses) or otherwise as the judge may think proper.

        Under Section 250 of the Companies Act 2006, a "director" is defined to include "any person occupying the position of director, by whatever name called." In Ensco's case, references in the Companies Act 2006 to a "director" would also include certain officers.

        Each of Ensco's directors and officers are parties to indemnity agreements that generally provide that such persons will be indemnified to the fullest extent permitted by applicable law, including with respect to losses suffered or incurred by them, among others, arising out of or in connection with the person's appointment as a director or officer or serving in such capacity. The indemnity agreements also provide for advancement of expenses to the directors and officers in connection with legal proceedings. The terms of the indemnity agreements are subject to certain exceptions or exclusions to the extent required by applicable law, including the repayment of advancement of expenses in certain circumstances.

        Ensco maintains directors and officers insurance coverage, which, subject to policy terms and limitations, includes coverage to reimburse Ensco for amounts that Ensco may be required or permitted by law to pay Ensco directors or officers.

        The merger agreement provides that, for six years after the Effective Time of the merger, Ensco will indemnify the present and former officers, directors, employees, fiduciaries and agents of Atwood and its subsidiaries from liabilities actually and reasonably incurred by them arising out of actions or omissions in their capacity as such whether occurring before or after the merger, to the fullest extent permitted under English law. In addition, Ensco will maintain Atwood's directors' and officers' insurance coverage for six years after the Effective Time but only to the extent related to actions or omissions prior to the Effective Time.

Item 21.    Exhibits and Financial Statement Schedules.

        (a)   Exhibits.

        Reference is made to the Exhibit Index following the signature page hereof, which Exhibit Index is hereby incorporated into this Item.

        (b)   Financial Statement Schedules.

        Financial statement schedules are omitted because they are not required or the required information is shown in the consolidated financial statements or the notes thereto incorporated by reference in the joint proxy statement/prospectus that forms a part of this registration statement.

        (c)   Opinions.

        The opinion of Morgan Stanley & Co. LLC, financial advisor to Ensco, and the opinion of Goldman Sachs & Co., financial advisor to Atwood, are attached as Annex B and Annex C, respectively, to the joint proxy statement/prospectus that forms a part of this registration statement.

Item 22.    Undertakings.

        The undersigned registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act"); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4)   That, for purposes of determining any liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

        (5)   That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

            (i)  any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

           (ii)  any free writing prospectus relating to the offering prepared by or on behalf of such Registrant or used or referred to by the undersigned Registrant;

          (iii)  the portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or their securities provided by or on behalf of such Registrant; and

          (iv)  any other communication that is an offer in the offering made by such Registrant to the purchaser.

        (6)   That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (7)   That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        (8)   That every prospectus (i) that is filed pursuant to paragraph (5) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment has become effective, and that for the purpose of determining liabilities under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (9)   To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (10) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

        (11) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement, or amendment thereto, to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, England, United Kingdom, on July 20, 2017.

ENSCO PLC
By:	/s/ JONATHAN H. BAKSHT Jonathan H. Baksht Senior Vice President and Chief Financial Officer

 POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement, or amendment thereto, has been signed below by the following persons in the capacities indicated on July 20, 2017.

Signature	Title

* Carl G. Trowell	Director, Chief Executive Officer and President (principal executive officer)
/s/ JONATHAN H. BAKSHT Jonathan H. Baksht	Senior Vice President and Chief Financial Officer (principal financial officer)
/s/ ROBERT W. EDWARDS III Robert W. Edwards III	Vice President—Finance (principal accounting officer)
* Roxanne J. Decyk	Director
* Mary E. Francis CBE	Director
* Christopher Gaut	Director
* Gerald W. Haddock	Director
* Francis S. Kalman	Director
* Keith O. Rattie	Director
* Paul E. Rowsey III	Director

	Signature	Title

	* J. Roderick Clark	Director
*By:	/s/ MICHAEL MCGUINTY
Michael McGuinty Attorney-in-fact

EXHIBIT INDEX

Exhibit Number			Description of Exhibit
2.1	*	—	Agreement and Plan of Merger, dated as of May 29, 2017, by and among Ensco plc, Echo Merger Sub LLC and Atwood Oceanics, Inc. (copy included as Annex A to the joint proxy statement/prospectus included in this Registration Statement on Form S-4).
3.1		—	Certificate of Incorporation on Change of Name (incorporated by reference to Exhibit 3.1 to Ensco's Current Report on Form 8-K filed on April 1, 2010, File No. 1-8097).
3.2		—
Articles of Association of Ensco plc (incorporated by reference to Annex 2 to Ensco's Proxy Statement on Form DEF 14A filed on April 5, 2013, as adopted by Special Resolution passed on May 20, 2013, File No. 1-8097).
3.3		—
Articles of Association adopted by Ensco Jersey Finance Limited, a wholly owned subsidiary of Ensco, on December 6, 2016 (incorporated by reference to Exhibit 3.1 to Ensco's Current Report on Form 8-K filed on December 12, 2016, File No. 1-8097).
4.1		—
Indenture, dated November 20, 1997, between ENSCO International Incorporated and Deutsche Bank Trust Company Americas (successor to Bankers Trust Company), as Trustee (incorporated by reference to Exhibit 4.1 to Ensco's Current Report on Form 8-K filed on November 24, 1997, File No. 1-8097).
4.2		—
First Supplemental Indenture, dated November 20, 1997, between ENSCO International Incorporated and Deutsche Bank Trust Company Americas (successor to Bankers Trust Company), as Trustee (incorporated by reference to Exhibit 4.2 to Ensco's Current Report on Form 8-K, filed on November 24, 1997, File No. 1-8097).
4.3		—
Second Supplemental Indenture, dated December 22, 2009, among ENSCO International Incorporated, Ensco International plc and Deutsche Bank Trust Company Americas, as Trustee (incorporated by reference to Exhibit 4.1 to Ensco's Current Report on Form 8-K filed on December 23, 2009, File No. 1-8097).
4.4		—	Form of Debenture (incorporated by reference to Exhibit 4.4 to Ensco's Current Report on Form 8-K filed on November 24, 1997, File No. 1-8097).
4.5		—
Indenture, dated July 1, 2004, between Pride International, Inc. and The Bank of New York Mellon, as Trustee, including the form of notes issued pursuant thereto (successor to JPMorgan Chase Bank) (incorporated by reference to Exhibit 4.1 to Pride's Registration Statement on Form S-4 filed on August 10, 2004, File No. 333-118104).
4.6		—
Second Supplemental Indenture, dated June 2, 2009, between Pride International, Inc. and The Bank of New York Mellon, as Trustee, including the form of notes issued pursuant thereto (incorporated by reference to Exhibit 4.1 to Pride's Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, File No. 1-13289).
4.7		—
Third Supplemental Indenture, dated August 6, 2010, between Pride International, Inc. and The Bank of New York Mellon, as Trustee, including the form of notes issued pursuant thereto (incorporated by reference to Exhibit 4.3 to Pride's Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, File No. 1-13289).
4.8		—
Fourth Supplemental Indenture, dated May 31, 2011, among Ensco plc, Pride International, Inc. and The Bank of New York Mellon, as Trustee (incorporated by reference to Exhibit 4.4 to Ensco's Current Report on Form 8-K filed on May 31, 2011, File No. 1-8097).
4.9		—	Form of Guarantee by Ensco plc (incorporated by reference to Exhibit 4.4 to Ensco's Current Report on Form 8-K filed on May 31, 2011, File No. 1-8097).

Exhibit Number		Description of Exhibit
4.10	—	Indenture, dated March 17, 2011, between Ensco plc and Deutsche Bank Trust Company Americas, as Trustee (incorporated by reference to Exhibit 4.22 to Post-Effective Amendment No. 2 to Ensco's Registration Statement on Form S-3 filed on March 17, 2011, File No. 333-156705).
4.11	—
First Supplemental Indenture, dated March 17, 2011, between Ensco plc and Deutsche Bank Trust Company Americas, as Trustee (incorporated by reference to Exhibit 4.23 to Post-Effective Amendment No. 2 to Ensco's Registration Statement on Form S-3 filed on March 17, 2011, File No. 333-156705).
4.12	—
Second Supplemental Indenture, dated as of September 29, 2014, between Ensco plc and Deutsche Bank Trust Company Americas, as Trustee (incorporated by reference to Exhibit 4.1 to Ensco's Quarterly Report on Form 10-Q filed on October 30, 2014, File No. 1-8097).
4.13	—
Third Supplemental Indenture, dated as of March 12, 2015, between Ensco plc and Deutsche Bank Trust Company Americas, as Trustee (incorporated by reference to Exhibit 4.3 to Ensco's Current Report on Form 8-K filed on March 12, 2015, File No. 1-8097).
4.14	—
Fourth Supplemental Indenture, dated as of January 9, 2015, between Ensco plc and Deutsche Bank Trust Company Americas, as Trustee (incorporated by reference to Exhibit 4.2 to Ensco's Current Report on Form 8-K filed on January 11, 2017, File No. 1-8097).
4.15	—	Form of Note for 4.50% Senior Notes due 2024 (incorporated by reference to Exhibit 4.2 to Ensco's Quarterly Report on Form 10-Q filed on October 30, 2014, File No. 1-8097).
4.16	—	Form of Note for 5.75% Senior Notes due 2044 (incorporated by reference to Exhibit 4.3 to Ensco's Quarterly Report on Form 10-Q filed on October 30, 2014, File No. 1-8097).
4.17	—	Form of Note for 5.20% Senior Notes due 2025 (incorporated by reference to Exhibit 4.4 to Ensco's Current Report on Form 8-K filed on March 12, 2015, File No. 1-8097).
4.18	—
Form of Global Note for 4.700% Senior Notes due 2021 (incorporated by reference to Exhibit B of Exhibit 4.23 to Post-Effective Amendment No. 2 to Ensco's Registration Statement on Form S-3 filed on March 17, 2011, File No. 333-156705).
4.19	—	Form of Note for 8.00% Senior Notes due 2024 (incorporated by reference to Exhibit 4.3 to Ensco's Current Report on Form 8-K filed on January 11, 2017, File No. 1-8097).
4.20	—
Registration Rights Agreement dated as of January 9, 2017 by and between Ensco and Citigroup Global Markets Inc., HSBC Securities (USA) Inc., BNP Paribas Securities Corp., Deutsche Bank Securities Inc. and DNB Markets, Inc. (incorporated by reference to Exhibit 4.4 to Ensco's Current Report on Form 8-K filed on January 11, 2017, File No. 1-8097).
4.21	—	Form of Deed of Release of Shareholders (incorporated by reference to Annex A to Ensco's Proxy Statement on Schedule 14A filed on April 5, 2011, File No. 1-8097).
4.22	—
Indenture, dated as of December 12, 2016, among Ensco plc, Ensco Jersey Finance Limited and Deutsche Bank Trust Company Americas, as Trustee (incorporated by reference to Exhibit 4.1 to Ensco's Current Report on Form 8-K filed on December 12, 2016, File No. 1-8097).

Exhibit Number			Description of Exhibit
4.23		—	Form of 3.00% Exchangeable Senior Note due 2024 (incorporated by reference to Exhibit A of Exhibit 4.1 to Ensco's Current Report on Form 8-K filed on December 12, 2016, File No. 1-8097).
4.24		—	Deed Poll, dated as of December 12, 2016, executed by Ensco plc (incorporated by reference to Exhibit 4.3 to Ensco's Current Report on Form 8-K filed on December 12, 2016, File No. 1-8097).
5.1	**	—	Opinion of Latham & Watkins LLP (London) as to the legality of the securities being offered.
10.1		—
Fourth Amended and Restated Credit Agreement, dated May 7, 2013, by and among Ensco plc, and Pride International, Inc., as Borrowers, the Banks named therein, Citibank, N.A., as Administrative Agent, DNB Bank ASA, as Syndication Agent, Deutsche Bank Securities Inc., HSBC Bank USA, NA and Wells Fargo Bank, National Association, as Co-Documentation Agents, and Citigroup Global Markets Inc., DNB Markets, Inc., Deutsche Bank Securities Inc., HSBC Securities (USA) Inc. and Wells Fargo Securities, LLC, as Joint Lead Arrangers and Joint Book Managers (incorporated by reference to Exhibit 10.1 to Ensco's Current Report on Form 8-K filed on May 13, 2013, File No. 1-8097).
10.2		—
First Amendment to the Fourth Amended and Restated Credit Agreement, dated as of September 30, 2014, by and among Ensco plc, and Pride International, Inc., the lenders named therein, and Citibank, N.A., as Administrative Agent (incorporated by reference to Exhibit 10.1 to Ensco's Current Report filed on Form 8-K on October 1, 2014 File No. 1-8097).
10.3		—
Second Amendment to Fourth Amended and Restated Credit Agreement, dated as of March 9, 2015, by and among Ensco plc, Pride International, Inc., the lenders party thereto and Citibank, N.A., as Administrative Agent (incorporated by reference to Exhibit 10.1 to Ensco's Current Report filed on Form 8-K on March 12, 2015 File No. 1-8097).
10.4		—
Third Amendment to Fourth Amended and Restated Credit Agreement, dated as of July 1, 2016, by and among Ensco plc, Pride International, Inc., the lenders party thereto and Citibank, N.A., as Administrative Agent (incorporated by reference to Exhibit 10.1 to Ensco's Quarterly Report filed on Form 10-Q on October 27, 2016 File No. 1-8097).
10.5		—
Extension Agreement to Fourth Amended and Restated Credit Agreement, dated October 4, 2016, by and among Ensco plc, Pride International, Inc., the lenders party thereto and Citibank, N.A., as Administrative Agent (incorporated by reference to Exhibit 10.2 to Ensco's Quarterly Report filed on Form 10-Q on October 27, 2016 File No. 1-8097).
10.6		—
Fourth Amendment to Fourth Amended and Restated Credit Agreement, dated as of December 15, 2016, by and among Ensco plc, Pride International, Inc., the lenders party thereto and Citibank, N.A., as Administrative Agent (incorporated by reference to Exhibit 10.1 to Ensco's Current Report filed on Form 8-K on December 16, 2016 File No. 1-8097).
15.1	*	—	Letter regarding unaudited interim financial information
21.1	***	—	Subsidiaries of Ensco.
23.1	*	—	Consent of KPMG LLP.
23.2	*	—	Consent of PricewaterhouseCoopers LLP.

Exhibit Number			Description of Exhibit
23.3	**	—	Consent of Latham & Watkins LLP (London) (included in Exhibit 5.1).
24.1	***	—	Power of Attorney.
99.1	*	—	Consent of Morgan Stanley & Co. LLC.
99.2	*	—	Consent of Goldman Sachs & Co. LLC.
99.3	**	—	Form of Proxy Card for Ensco plc General Meeting.
99.4	**	—	Form of Proxy Card for Atwood Oceanics, Inc. Special Meeting.
99.5	*	—	Consent of Director Nominee (Jack E. Golden)
99.6	*	—	Consent of Director Nominee (Phil D. Wedemeyer)

*
Filed herewith.

**
To be filed by amendment.

***
Previously filed.